Form 10-K, Exhibit 13
period 1997-12-31
FIRST COMMUNITY BANCSHARES INC /NV/
filed 1998-04-01
CIK 859070

Financial highlights

(Amounts in Thousands, Except Percent and Per Share Data)

Earnings and Dividends
                                            1997        1996       1995
Net income                               $15,094     $13,917    $12,789
Basic earnings per share                    2.67        2.48       2.28
Cash dividends per share                    1.30        1.14        .99
Return on average equity                  16.05%      16.26%     16.77%
Return on average assets                   1.59%       1.73%      1.70%

Balance Sheet Data At Year-End
                                         1997      1996          1995

Total assets                         $1,042,349    $837,642   $780,280
Earning assets                          955,337     775,244    723,616
Deposits                                 853,507    643,497    622,723
Securities sold under agreements to repurchase52,351 53,031     50,205
Stockholders' equity                     97,887      89,303     80,438

Table of Contents

Message to Stockholders                             3
Management's Discussion and Analysis               12
Consolidated Financial Statements                  25
Board of Directors                                 52

Message to Stockholders



TO OUR STOCKHOLDERS:

 Record setting earnings, exciting increases in

stockholder value, significant

 growth in total resources and equity, and a change of

identity highlight 1997.

 Your Board of Directors, management and members of

the staff proudly present

 to you this report on the performance of First

Community Bancshares, Inc. for

 1997, and a review of other activities of your

Company during the year.

 Effective September 30, 1997, the name of your

Company was changed to First

 Community Bancshares, Inc. to mirror the identity of

our banks in West

 Virginia and Virginia.

Concurrent with the September 30th name change, we

completed the change of

corporate domicile from Delaware to Nevada.  While

FCFT has served us well and

represented the coming together of two of southern

West Virginia's premier

banks, use of a unified identity for your Company and

its member banks in the

future is not only much more effective but it is also

more cost efficient.

 The strong performance of your Company in 1997 is

reflected best by the

 significant increase in the market value of your

stock which ended the year at

 an average of bid and ask prices of $38.06 per share.

On March 31, 1997, we

 enjoyed a five-for-four stock split in the form of a

25% stock dividend;

 therefore, all per share data of previous periods

referred to herein has been

 adjust-
 ed accordingly.  First Community's year-end stock

 price represents a multiple

 on earnings of 14.3X and 220% of year-end book value

 compared with 11.1X

 earnings and 175% of book value reported at the end

 of 1996.  Dividends of

 $1.30 per share for 1997 represent a cash yield on

 beginning market value

 of 4.7%, substantially in line with many other

 financial instruments which,

 unlike our stock, do not possess potential for

 future appreciation.  This

 potential was strongly recognized in 1997 as the

 market value of your stock

 increased 37.9% over year-end 1996. which. when

 combined with 1997's

 dividends, provided a total return to shareholders

 of 42.6%.

Record earnings for 1997 of $15.094 million represent

an 8.46% increase over

the $13.917 million reported for 1996.  It is our

belief that net income

performance is not only an evaluation of how well

your Company performed

during the past year, but also a strong indication of

its future potential.

Net income performance may be expressed better as

earnings per share which

were $2.67 in

1997 as compared with $2.48 in 1996, a 7.66% increase.

Dividends per share

also grew in 1997, increasing 14.04% to $1.30 compared

with $1.14 paid in

1996.  Since our Company's inception in 1990, net

income has more than

tripled representing an average increase of 28.68% per

year.  Strong net

income performance enhances shareholder value through

increases in

book value and dividends, providing the Company with

the resiliency need-

ed to respond to economic downturns and the resources

needed to sup-

port new activities and projects which are required

for maintaining excel-

lence in the banking industry today.

  The ability to use capital and assets to produce net

  income is indicated

by Return on Average Equity and Return on Average

Assets.  Return on

Average Equity, which is generally thought of as a

measure of the stewardship

of your investment in the Company, decreased slightly

to 16.05% from

16.26% in 1996, marking the fourth consecutive year in

which Return on

Equity exceeded 16% and continuing our leadership role

amongst similarly-sized

bank holding companies in West Virginia.  Our capacity

to produce earnings

per share and dividends has exceeded our plan but not

as greatly as has our

accumulation of equity, which results in lower returns

on equity but greater

capital strength.  Return on Average Assets, which

measures the effective

use of assets to produce net income, decreased to 1.59% from 1.73% reported in 1996. Decreases in Return on

Average Assets were planned as a result of significant
                       growth through
acquisitions completed in 1997 and should continue to decline somewhat in 1998 as we fully integrate these new locations into the Company.
Total resources of First Community increased 24.4%,

surpassing the $1 billion

 threshold and setting a new record of $1.04 billion

 at the end of 1997.  As

significant as the growth in total resources was the

22.7% increase in total

outstanding loans to $672 million compared with $548

million reported at the

end of 1996.  With the growth in loans however, came

a disappointing increase

in non-performing loans which ended 1997 at $14.4

million or 2.17% of total

loans and other real estate owned.  One relationship

of approximately $4.8

million, or 33.3% of this total, was converted to non-

accrual status in the

fourth quarter of 1997 as the contract for the

customer's main line of

production was not renewed, causing cash flow to be

inadequate to service

the debt.  This problem asset is expected to be

resolved in the second quarter

of 1998 and a special provision for loan losses of

$1.5 million recorded in

December should provide adequate reserves to absorb

losses incurred in

liquidation of the related collateral.

Our Trust and Financial Services Division, with total

resources of $466
million at cost and market value of $655 million,

provides quality trust

services to customers throughout our service regions,

adding value to many

existing banking relationships and creating avenues

for obtaining new

relationships.  Included in these services are agency

accounts, trusts, estate

management and settlement, as well as custodial

services.  The Trust and

Financial Services Division allows us to provide a

more complete range of

financial services for customers whose needs exceed

what is offered by

many of our peer institutions.

  During 1997, our focus on improving the quality of

  customer service

increased in both dimension and intensity, from the

manner in

which a telephone is answered to the speed with which

we are

able to respond to a loan request.  Programs of

customer surveys, focus

groups, professional shops and service sensitivity

training are all receiving

increased emphasis.

Other initiatives are in place for 1998 and beyond to

ensure that our

customers receive the best financial services offered

today.  Quality service

is critical to our success in the future.

On April 9,1997, your Company's affiliation with Blue
Ridge Bank of Sparta,
North Carolina, was completed extending First

Community into its third state and enhancing the

                            geographic diversity of

                            your

Company.  Blue Ridge is a $125 million bank with

                            offices in Sparta, Elkin,

Hays, and Taylorsville, North Carolina.  On July

                            24,1997, First Community

finalized its acquisition of three branches in

                            Southwest Virginia with

                            total

deposits of approximately $45 million.  Two branches,

                            located in Pound and

Fort Chiswell, Virginia, were purchased from Premier

                            Bank-Central.  N.A. and

Premier Bank-South.  N.A.. respectively. with the

                            third branch, located in

Clintwood, Virginia, being purchased from First

                            Virginia Banks-Mountain

Empire.  In addition to the three branches purchased

                            in southwest Virginia,

your Company opened a branch in Wytheville, Virginia,

                            on August 1, 1997.  This

branch serves as a neighbor to our Fort Chiswell

                            location, as well as a

natural link to our southern West Virginia locations.

     On September 25,1997, First Community completed
                            its acquisition of the

Man, West Virginia branch of the Huntington National
                            Bank with total assets of
approximately $54 million.  In addition to the Man
                            branch which is located

in Logan County, on October 29,1997, First Community

                            opened its first in-store

location in the Wal-Mart Supercenter in Logan, West

                            Virginia.  This location

is referred to as a banking sales center because of

                            the aggressive sales

approach required to make an in-store location

                            profitable.  The addition

                            of

10 new banking locations and one new state to our

                            Company in 1997 will

                            greatly

improve convenience for our cus-
tomers and add to stockholder value in the future.
24-hour access to customer information through telephone banking, XPress PC
Banking for both retail and commercial customers, and check imaging highlight the technological advancements of your Company in 1997. In April, customers were able to obtain current balances of all deposit and loan accounts, review cleared checks, receive loan payment information and transfer funds with our
24-hour access telephone banking service. In October, we instituted the most advanced check processing technology available today. Check imaging increases operational efficiency and expedites research efforts while adding to overall customer satisfaction by giving customers a condensed, more useful statement making reconcilement and storage much easier. Some customers began receiving these statements in February
1998 with everyone
receiving them by the second quarter of 1998.

In January 1998, customers began transacting banking

business at home via

their own personal computers.  Customers can use

XPress PC Banking for

convenient on-line reconcilement or simply keep tabs

on loan and deposit

balances and transfer funds as needed.  Commercial

customers can use Xpress

PC Banking to access Corporate Cash Management giving

them the ability to

accept and receive electronic
payments, direct deposit their payroll and enjoy the built-in financial tools
which help plan for and track expenses while monitoring income.

The success that your Company has enjoyed in 1997 and since its inception is

the result of the efforts of many individuals who, working

                                     together as a team,

share a common vision for your Company and continue moving toward that vision with unwavering commitment. With the pace at which change is affecting the banking industry, we are excited to report how positively our employees both accept change and then make the customer's transition as smooth as possible. To these individuals we owe our thanks. We also say thank you to the many members of the Board of Directors who continue to offer support, guidance and encouragement whether they serve as a member of the Board of
Directors of the Company, one of its subsidiaries or as members of Advisory
Boards. The names of these individuals are listed in the back of this Annual
Report and we hope you, as stockholders of the Company, will share with them your appreciation for a job well done. To you, the members of our family of stockholders and customers, we continue to offer our appreciation for your support and loyalty and hope that you share in our feelings of Corporate pride.

With the year's performance establishing new record

levels yet again, 1998

comes filled with many new challenges to be faced and

expectations to be

realized.  Our role as employees is to add value to

the Company; our role as

a company is to add value to the lives of our

customers; and our role as an

investment is to add value in terms of growth and

returns for you, our owners.

We hope you share in our excitement about First

Community, its performance

and its future.  Our report to you on the activities

of your Company for

1997 is most respectfully presented in the pages which

follow.



Sincerely,













James L. Harrison, Sr.

President and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND

ANALYSIS

Introduction                    13
Summary Financial Results       13
Five-Year Selected Financial Data  15
Common Stock and Dividends      16
Net Interest Margin             17
Net Interest Income             17
Provision for Possible Loan Losses 17
Non-interest Income             15
Non-interest Expense            18
Income Tax Expense              19
Investment Securities           19
Securities Available for Sale   20
Loan Portfolio                  20
Reserve for Possible Loan Losses   21
Non-Performing Assets           22
Deposits                        23
Other Indebtedness              23
Stockholders' Equity            23
Liquidity                       24
Interest Rate Sensitivity       24
Year 2000 Preparedness          24

Management's Discussion and Analysis of Financial

Condition and Results of

Operations


Introduction

First Community Bancshares, Inc. ("the Company" or
"First Community") is a
multi-state, multi-bank holding company headquartered in Princeton, West
Virginia. With total resources of $1.0 billion at year-end 1997, First
Community provides financial and trust services to individuals and commercial customers through 33 full-service banking locations in West Virginia,
Virginia and North Carolina.
During 1997, the Company acquired the Blue Ridge Bank, headquartered in
Sparta, North Carolina. This transaction, which was accounted for as a purchase transaction, was completed on April 9, 1997, through the exchange of cash totaling $23.6 million for 100% of the outstanding common stock of Blue
Ridge.

      In July and September 1997, the Company acquired
                   additional branches in
    Virginia and West Virginia which added approximately
                  $95 million in additional
   resources. The completion of the acquisition of Blue Ridge and the branch acquisitions, all in 1997, resulted in significant growth in total resources of the Company between 1996 and 1997 and have a material impact on the following discussion of financial condition and results of operations for
     First Community in 1997 and in comparison with the
                      preceding fiscal
                           years.

The Company's common stock was split five shares for four on March 31, 1997.
All share and per share data in this report have been retroactively adjusted to reflect this stock split.

Summary Financial Results

In fiscal 1997, the Company again achieved record levels of financial performance along with significant balance sheet growth of 24% which pushed total resources over the $1 billion level at the close of the third quarter
1997.
Net income for 1997 of $15.1 million represents an 8.5% increase over the corresponding period in 1996 and continues a thirteen year trend of increases in net income. Record earnings in 1997 produced basic earnings per share of $2.67, representing a 7.7% increase over the preceding year. This continues the positive trend in basic earnings per share which have increased from $2.28 in 1995 to $2.48 in 1996 and, ultimately, to $2.67 for the current fiscal year.

The Company's key profitability ratios of Return on Average Assets (ROA) and
Return on Average Equity (ROE) reflect the strong earnings performance of the
Company and compare quite favorably with regional and national peer groups.
ROA, which measures the Company's stewardship of assets, was a strong 1.59% and reflects a slight decrease from 1.73% in 1996 and 1.70% in 1995. The reduction in 1997 reflects the Company's growth through acquisitions in 1997 and the marginal earnings impact of acquisitions net intangible amortization.
ROE was 16.05% which also compares quite favorably with industry averages but reflects a slight decrease from 16.26% in 1996 and 16.77% in 1995. This decrease in ROE is principally due to the impact of compounded earnings which have increased stockholders' equity from $80.4 million in 1995 to $89.3 million in 1996 and $97.9 million at the close of 1997.

1 4

Five-Year Selected Financial Data

(Amounts in Thousands, Except Percent and Per Share Data)
                             1997    1996     1995      19941993

Balance Sheet Summary
(at end of period)
Loans, net of unearned income..$ 671,817$547,703$485,151$421,189
$396,804
Reserve for possible
    loan losses         11,406     8,987   8,321    8,479
9,568
Securities                  270,969236,441246,578268,906
269,386
Total assets          1,042,349 837,642780,280744,713  726,438
Deposits                    853,507  643,497   622,723  616,226
607,685
Long-term debt          24,330  15,000 15,000 10,000   12,000
Stockholders' Equity    97,88789,303    80,438    70,176        67,716

Summary of Earnings
Total interest income75,834  64,941  58,954    $53,723 $52,883
Total interest expense32,89026,933 23,482    19,846    20,292
Provision for possible
   loan losses       4,963   2,273  2,235         1,764   1,888
Non-interest income  8,661   9,070  7,214         7,035   6,004
Non-interest expense24,672  24,358 22,694         23,238 22,681
Income tax expense   6,876   6,530  4,968         4,456   4,431
Net Income          15,094  13,917 12,789         11,454  9,595
Per Share Data
Basic Earnings       $2.67   $2.48  $2.28         $2.03   $1.70
Cash dividends        1.30    1.14    .99         .84       .63
Book value at year-end17.32  15.81  14.38         12.47   11.98
Selected Ratios
Return on average e assets   1.59%  1.73%         1.70%   1.55% 1.34%

Return on average equity16.05%16.26%16.77%        16.33% 14.72%
Dividend payout     48.69%  45.97% 43.42%         41.38% 37.06%
Equity to year-end assets9.39%10.67%10.31%        9.43%   9.32%
Risk-based capital to
    risk-adjusted assets11.96%17.02%17.29%        17.22% 15.59%
Leverage ratio       6.96%  10.33%  9.86%         9.49%   8.98%

Common Stock and Dividends
 On December 31, 1997, First Community's common stock closing price was $38.06, an increase of 37.9% from the December 31, 1996 closing price of $27.60.
 This strong market performance follows a moderate 4.5% increase in 1996.
 The increase in the market price for the Company's common stock in 1997 parallels overall stock rice increases for other financial institution stocks in the mid-atlantic and eastern regions.
 Book value per common share was $17.32 at December 31, 1997, compared with
 $15.81 at December 31, 1996, and $14.38 at the close of 1995.
The year-end
 market price for First Community common stock of $38.06 represents 220% of the Company's book value as of the close of the year and reflects total market capitalization of $215 million. Utilizing the year-end market price and 1997 earnings per share, First Community common stock closed the year trading at a price/earnings multiple of 14.3 times.
 Dividends for 1997 totaled $1.30 per share and compare favorably with dividends in 1996 and 1995 of $1.14 and $0.99, respectively.
The 1997
 dividend represents an increase of 14% in per share dividends for the year and resulted in a cash yield on the beginning of the year market price of
 4.7%.

Market Price and Dividends

                                  Bid                    Book
                                  Value Cash Dividends
1997    High                          LOW  Per Share  Per Share
First Quarter                $29.60  $27.20    $16.04  $ .28
Second Quarter           33.00            28.2516.62 .31
Third Quarter              36.13    31.75           16.98   .31
Fourth Quarter                40.00      32.75 17.32        .40

$1.30

1996
First Quarter           $27.20      $23.60   $14.70    $ .22
Second Quarter               26.40    25.60  15.02     .24
Third Quarter             25.80     24.80       15.50  .28
Fourth Quarter            28.80      25.80      15.81  .40

$1.14

Net Interest Margin
Net interest margin measures net interest income as a percentage of average
earning assets.  In 1997, net interest margin dropped to 5.25%
     for the year
from 5.39% in 1996 and 5.38% in 1995.  This decrease was due in large part to
a 10 basis point increase in the Company's cost of funds.  The cost of funds
was adversely impacted by the addition of $11.5 million in long-
     term debt
associated with the purchase of Blue Ridge Bank in April 1997.
     The increase
in the cost of funds associated with acquisition indebtedness reduced net
interest margin by approximately 8 basis points and represents a cost of
growth through acquisition.  Despite the 1997 decrease, margins for both
1996 and 1997 represent a superior return when measured against peer
financial institutions.

Net Interest Income

The fundamental source of the Company's earnings, net interest income, is
defined as the difference between income on earning assets and the cost of
funds supporting those assets.  Significant categories of
     earning assets are
loans and securities while deposits and short-term borrowings represent the
major portion of interest-bearing liabilities.  The level of net interest
income is impacted primarily by variations in the volume and mix of these
assets and liabilities, as well as changes in the level of interest rates.

On a tax equivalent basis, net interest income increased $5.3 million or
13.1% in 1997 following a $2.6 million or 7.0% increase in 1996.
     Average
earning assets increased 16.1% in 1997 and 6.8.5 in 1996.  This increase
was the primary contributor to the improving trend in net
     interest income
and includes the impact of the Blue Ridge and branch acquisitions in 1997.

Provision for Possible Loan Losses
The provision for possible loan losses represents charges
     against operations
to establish reserves for possible loan losses inherent in the
     Company's
loan portfolio.  The level of expense, as well as the required level of
reserves, is dependent upon a number of factors including
     historical loss
ratios by loan type, assessment of specific credit weaknesses within the
portfolio, concentrations of credit, assessment of the
     prevailing economic
climate, and other factors which may affect the overall
     condition of the loan
portfolio.

The provision for possible loan losses was $5.0 million in 1997,
     $2.3 million
in 1996 and $2.2 million in 1995.  The sharp increase in the provision for
possible loan losses in 1997 of $2.7 million was in response to a notable
increase in net chargeoffs in the Company's loan portfolio and the need for
reserves to provide for possible losses associated with impaired loans (see
reserve for possible loan losses on page 21 and non-performing assets on
page 22).

Non-interest Income
Non-interest income consists primarily of fiduciary
     income on trust services
and service charges on deposit accounts.  Non-interest
     income totaled $8.7
million in 1997, a $400,000 decrease or 4.5% from the
     $9.1 million in 1996
and a $1.4 million or 20% improvement over the 1995 totals of $7.2 million.

Total non-interest revenues from continuing sources
     actually increased $1.04
million between 1996 and 1997 with this increase due
     largely to the
acquisitions of Blue Ridge Bank in 1997, which
     contributed another $457,000
in other revenues and new branches which added an
     additional $179,000.
The overall level of noninterest income did decrease,
     however, due to
significant nonrecurring revenues discussed in the following paragraph.

Non-interest income for 1996 included a $1,450,000
     curtailment gain as a
result of the Company's termination of its Defined
     Benefit Pension Plan.
Also in 1996, other income totaling $295,000 was
     received by the Company on
life insurance proceeds of a deceased former officer.
     Net securities losses
on the sale of securities available for sale of
     $128,000 were recorded during
1996 as the Company repositioned a portion of its
     investment portfolio for
improved performance.

Included in non-interest income for 1995 was a
     $537,000 gain on securities
sold which represented the profit on the sale of stock
     of another West
Virginia bank holding company in which the company had
     taken a small equity
position.  Net gains (losses) from the sale of
     securities were $6,000,
$(128,000) and $457,000 in i 997, 1996 and 1995,
     respectively.

Service charges on deposit accounts continued to be
     the largest source of
non-interest income.  Service charge income totaled
     3.3 million in 1997, an
increase of $313,000 or 10.5% over 1996.  This
     compares with a 11.8% increase
of $314,000 between 1996 and 1995.  Other service
     charges, commissions and
fees experienced a substantial increase in 1997 of
     $696,000 or 30.5% over
1996.  This compares with a 9.1 % increase in 1996 of
     $190,000 over 1995
levels.

Fiduciary income in both 1997 and 1996 totaled $1.7
     million, reflecting modest
increases over 1995.  Slower growth in trust revenues
     reflects lower levels of
fees for estate settlement.  Trust assets, however,
     continue to grow through
new business efforts and compound earnings of existing
     accounts.  Increases
in fee revenue, however, have not kept pace, due to
     strong competition from
brokerage firms and other financial service providers.

                    Non-interest Expense
Non-interest expenses consist of salaries and
     benefits, occupancy, equipment
and other overhead incurred by the Company.  Non-
     interest expense totaled
$24.7 million in 1997, as compared with $24.4 million
     and $22.7 million in
1996 and 1995, respectively.  The substantial increase
     in 1996 operating
costs was entirely attributable to check collection
     losses sustained by the
Company in the fourth quarter.

On November 18,1996, the Company detected a "payments system fraud" perpetrated by a business customer and certain of its principals, all of whom are long-term customers of a subsidiary of the Company. The transaction commonly referred to as a "kite" involved the transfer of non-existent funds between a subsidiary bank of the Company and a third party bank to cover existing overdrafts. The Company recorded the check collection losses in
December of 1996 which totaled $3.4 million and are reflected in non-interest expenses as a separate item. The Company expects partial repayment from either the principals or their business interests.
Partial repayment in 1997
totaled $177,000 and is reflected in other operating income.

The nominal increase in total non-interest expense between 1996 and 1997 reflects the net effect of the check collection losses in 1996 and the added operating cost of Blue Ridge Bank ($3.3 million) and new branches ($700,000) in 1997. Partially offsetting the cost of operation of new branches in 1997, was the recognition of a $439,000 credit in lieu of pension expense due to the benefit freeze and pending termination and the reversal of $700,000 in litigation reserves established in 1995 and 1996. The Company was able to reverse the largest portion of $1.1 million in reserves which were established to provide for possible losses on litigation which was ultimately settled in the second quarter of 1997 at a total cost of approximately
$460,000.

Salaries and employee benefits increased $1.8 million or 18.3% when comparing
1997 with 1996 and relate almost exclusively to the addition of Blue Ridge and five new branches in 1997. Added personnel costs for Blue Ridge and new branches totaled $1.35 million and $298,000, respectively. This increase followed a 4.6% or $464,000 reduction between 1996 and 1995. The primary contributors to the 1996 reduction were decreases in pension expense as a result of the Company's termination of its Defined
Benefit Pension Plan, a
$148,000 adjustment in deferred compensation associated with the death of a officer, and a $134,000 decrease in employee overtime expense.

Occupancy expense increased a modest $83,000 or 5.2%
between 1997 and 1996
despite the acquisition of Blue Ridge and new branches in 1997.

 The $430,000 increase (35.5%) in furniture and equipment expense in 1997 reflects not only the impact of acquisitions but also includes depreciation and maintenance associated with the implementation of new check processing technology and electronic banking services.

 The Company's net overhead ratio (non-interest expense less non-interest income excluding security gains and non-recurring gains divided by average earning assets) is a measure of its ability to manage and control costs.
As this ratio decreases, more of the net interest income earned flows through to net income. The net overhead ratios for 1997, 1996 and 1995 were 1.84%,
2.22% and 2.27%, respectively.

Income Tax Expense
 Income tax expense totaled $6.9 million in 1997, compared with $6.5 million in 1996 and $5.0 million in 1995. The major difference between the statutory tax rate and the effective tax rate results from income which is not taxable for Federal income tax purposes. The primary nontaxable income is that of state and municipal securities and industrial revenue bonds or loans. The effective tax rate for 1997 was 31.3% as compared with 31.9% for 1996 and
27.8% in 1995. The 1996 increase in income tax expense and the effective tax rate reflects the significant increase in pre-tax income and a decline in the ratio of tax exempt income as a percentage of pre-tax income.

Investment Securities
 The investment portfolio totaling $109.2 million increased $8.9 million between 1997 and 1996. This increase is partially attributable to the acquisition of the Blue Ridge Bank subsidiary and the influx of cash from branch acquisitions.

 Investment securities are comprised largely of U.S.
Agency obligations and
state and municipal securities. U.S. Agency obligations include securities issued by various government corporations and agencies, including FHLB, FNMA,
SLMA, FFCB and FHLMC.

 Obligations of States and Political Subdivisions totaling $77.6 million are comprised of high grade municipal securities generally carrying AAA ratings, many of which also carry credit enhancement insurance by major insurers of investment obligations.

 The average maturity of the investment portfolio increased from 6.47 years in
1996 to 9.08 years in 1997 with the tax equivalent yield increasing from
7.39% at year-end 1996 to 7.87% at the close of 1997.
The increase in yield
reflects the extension of the portfolio term to achieve higher yields. The extended average maturity reflects the substantial increase in longer term municipal securities purchased in 1997.

Securities Available for Sale
Securities available for sale are used as part of management's asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs and other factors. These securities are recorded at market value. At December 31, 1997, the Company had $161.8 million in securities available for sale, compared with $136.1 million at year-end 1996. The increase in this portfolio reflects the investment of liquid funds received in branch acquisition transactions during
1997.

The market value of securities available for sale exceeded book value at year-end 1997 by $2.1 million. The average yield earned on securities available for sale in 1997 was 6.99%, very near the level in 1996. The average maturity of the portfolio was 11.8 years and 11.7 years at December
31, 1997 and 1996, respectively.

Loan Portfolio
Loans, net of unearned income, totaled $671.8 million at December 31, 1997, reflecting a $124.1 million, or 22.7% increase over the 1996 year-end total of $547.7 million. Loan portfolio growth in 1997 was lead by acquisitions of $101.1 million as a result of the Blue Ridge affiliation and the purchase of four branch banks. Growth in existing portfolios was somewhat slower than previous years with a 1997 increase of $23 million versus $62.5 million in
1996.

The loans-to-deposit ratio decreased to 79% at December 31, 1997 from 85%
at December 31, 1996. This decrease in the loan-to-deposit ratio results from the relatively lower loan-to-deposit ratios of the acquired operations in 1997.

The loan portfolio continues to be diversified among loan types and industry segments. Commercial and commercial real estate loans represent
42.5% of the
total portfolio with residential real estate comprising 33.9% of total loans.

During 1997, residential real estate loans experienced the largest increase as a percentage of total loans and now comprise 33.9% of the portfolio.
<PAGE
Reserve for Possible Loan Losses
 The reserve for possible loan losses represents reserves available to absorb loan losses and other credit-related charges. Loan losses arise primarily from the loan portfolio, but may also be derived from other sources, including commitments to extend credit, guarantees, and standby letters of credit.
The reserve for possible loan losses is increased by both charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by charged-off loans. The provision for loan losses is added to bring the reserve to a level which, in management's judgment, is considered adequate to absorb potential losses inherent in the loan portfolio. Management performs monthly assessments to determine the appropriate level of the reserve. The factors considered in this evaluation include, but are not necessarily limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies, and nonaccruals. While management has allocated reserves to various portfolio segments, the allowance is general in nature and is available for the entire portfolio.

 The reserve for possible loan losses represented 79% of nonperforming loans at year-end 1997 versus 144% and 165% at December 1996 and 1995, respectively.
When other real estate is combined with non-performing loans, reserves equal
72% of nonperforming assets at the end of 1997 versus
106% and 139% at
December 31, 1996 and 1995, respectively.

 The increase in the reserve for possible loan losses in 1997 was the result of acquired reserves of approximately $2.0 million with the acquisitions of the
Blue Ridge Bank and new branches in Virginia and West
Virginia, and a $1.5
million provision in 1997 to establish necessary valuation reserves for a group of impaired loans of a southern West Virginia furniture manufacturer which ceased operations in the fourth quarter of 1997
(see non-performing
assets on page 22). Net charge-offs were $4.5 million in 1997, as compared with $1.6 million in 1996 and $2.4 million in 1995, respectively.

 Net charge-offs rose in 1997 with an increase in retail loan losses associated with personal bankruptcies in the Company's Credit
Card Division and losses
incurred in indirect auto financing. Total charge-offs for the Credit Card
Division and indirect auto financing program were approximately $955,000 and
$468,000 respectively for 1997. Indirect auto lending has been curtailed and should result in an eventual reduction of losses in this category. Losses in the commercial loan categories include large single loan charge-offs of
$800,000 and $250,000 on two separate commercial ventures. The $800,000 charge-off represents losses associated with new automobile floor plan arrangements. The Company has attempted to position itself for recovery by taking junior liens on commercial real estate.

Non-Performing Assets
 Non-performing assets include loans on which interest accruals have been ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. Total non-performing assets were $15.8 million at December 31,
1997. The levels of non-performing assets for the last five years are presented in the table below.

(Amounts in Thousands)                        December 31

                                1997     1996       1995     1994  1993
Non-accruing Loans            $ 9,988   $5,476     $4,371 $6,909 $11,269
Loans 90 Days Past Due          4,391      780        673      968    1,393
Other Real Estate Owned         1,472    2,225        929      919    1,997
                              $15,851   $8,481     $5,973 $8,796 $14,659

Non-performing loans as a
  percentage of total loans      2.1%     1.1%       1.0%     1.9%    3.2%
Non-performing assets as a
  percentage of total loans and
  other real estate owned        2.4%     1.6%       1.2%     2.1%    3.7%
Reserve for loan losses as a
  percentage of non-performing
  loans   79.3%                143.7%   165.0%     107.6%    75.6%
Reserve for loan losses as a
  percentage of non-performing
  assets  72.0%                106.0%   139.3%      96.4%    65.3%

 Non-performing assets increased $7.4 million between 1996 and 1997 with increases in both ninety days past due and non-accrual loans. The increase in non-accrual loans was driven by a fourth quarter transfer to nonaccrual of a
$4.7 million loan relationship with a furniture manufacturing company in southern West Virginia which ceased doing business in the fourth quarter.
The Company has assumed control of the real estate and personal property collateralizing the loans and plans liquidation in the first or second quarter of 1998. The largest contributor to the increase in the loans 90 days past due category is a group of commercial loans totaling $1.0 million secured by commercial real estate and guarantees by the SBA and the Rural Development
Authority. These loans are considered both well secured and in the process of collection.

Deposits
Market interest rates on interest bearing deposits continued a gradual increasing trend from 1996. In 1997, the average rate paid on interest bearing liabilities was 4.44%, up from 4.34% in 1996. This increase in the
Company's cost of funds is the result of strong competition among financial institutions, the bond and stock market, and other providers of non-bank financial services, coupled with a higher funds cost in acquired deposit portfolios.

Average deposits totaled $741.3 million for 1997 as compared with $625.0 million for 1996. This increase in deposits during 1997 was primarily attributable to the acquisition of Blue Ridge and new branches in both
Virginia and West Virginia. The acquisition of Blue Ridge and these branches added approximately $97 million in average deposits.

The largest increase in average deposits was experienced in time deposit accounts which increased 29.4% versus an overall increase of 19%.
Non-interest bearing demand deposits increased 18.9% with a 5.7% increase experienced on average savings deposits. Interest-bearing demand deposits increased 19.7%.

Short-Term Borrowings
The Company's short-term borrowings consist primarily of Federal Funds purchased and securities sold under repurchase agreements. Short-term borrowings decreased, on average, by $5.4 million or 9.1% from 1996, following a 41.6% increase between 1996 and 1995. This category of borrowings is a source of moderately priced, short term funds. Decreases in average balances in 1997 were made possible by the influx of liquidity from the Virginia and
West Virginia branch acquisitions.

Other Indebtedness
Other indebtedness, which represents long-term advances from the Federal
Home Loan Bank and acquisition debt increased $9.3 million due primarily to the use of an $11.5 million term note from another institution to assist in funding the Blue Ridge acquisition.

Stockholders' Equity
Risk-based capital ratios are a measure of the company's capital adequacy.
At December 31, 1997, the Company's Tier 1 capital ratio was 10.70% compared with 15.77% in 1996. The reduction in the Tier 1 and total risk-based capital from 1996 and 1997 as a percentage of risk-weighted assets reflects the effect of both tangible and intangible asset increases recorded through purchase accounting in acquisitions completed in 1997. Risk-based capital ratios and the leverage ratio are used by banking regulators to measure the capital adequacy of banking institutions. Risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments in determining capital adequacy. The Company's total risk-based capital-to-assets ratio was
11.96% at the close of 1997 compared with 17.02% in 1996. Both of these ratios are well above the current minimum level of 8% prescribed for bank holding companies.

The leverage ratio is the measure of total tangible equity to total assets.
The Company's leverage ratio at December 31, 1997 was 6.96%, compared to
10.33% at December 31, 1996, both of which are well above the minimum
3% and the recommended 4% to 5% range prescribed by the Federal
Reserve.
The reduction in the leverage ratio is a result of acquisitions recorded in
1997 increased both tangible and intangible average assets.

Liquidity

Liquidity represents the Company's ability to respond to demands for funds and is usually derived from maturing investment securities, overnight investments, periodic repayment of loan principal, and from the Company's ability to generate new deposits. The Company also has the ability to attract short-term sources of funds and draw on credit lines which have been established at financial institutions to meet cash needs.

Total liquidity of $377.9 million at December 31, 1997 is comprised of the following: cash on hand and deposits with other financial institutions of
$34.8 million; securities available for sale of $161.8 million; investment securities held to maturity due within a year of $14.7 million; federal funds sold of $12.4 million; and Federal Home Loan
Bank credit availability of
$154.2 million.

Interest Rate Sensitivity

 Net interest income is subject to variation as a result of changes in interest rate environments in conjunction with unbalanced repricing opportunities in earning assets and interest-bearing liabilities. In order to mitigate the effect of changes in the general level of interest rates, the
Company manages repricing opportunities and thus, its interest rate sensitivity. The Company uses an earnings simulation model to measure interest rate sensitivity. The model captures all earning assets, interest bearing liabilities and all off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook. Based on the latest simulation, the Company believes that it possesses only a moderate level of interest rate risk, given its current balance sheet profile.

Year 2000 Preparedness

The year 2000 will provide challenges to the world business community and these challenges will be particularly significant to those industries which are dependent upon time-sensitive data processing such as the financial services industry. Systems and equipment which cannot distinguish between
1900 and 2000 may be non-functional after the century change.

The Board of Directors and senior management are aware of the problem and have committed the necessary resources and assigned a Committee to assess and evaluate the potential impact of the Year 2000.
The year 2000 Committee
has, I) compiled a data base of all systems which could be affected, ii) created an action plan for remediation and testing
iii) has assigned
committee responsibility for each system. At the date of this report, renovations for most of the Company's critical systems have been completed and are ready to be tested. The Committee expects that it will have completed all Year 2000 initiatives on mission critical systems by the end of 1998.

While the final cost of the Year 2000 planning, renovation and testing is not known with any certainty, the committee has established a budget of $150,000 which it believes will satisfy the remediation and testing procedures.

Consolidated Financial Statements

Consolidated Balance Sheets                     26
Consolidated Statements of Income               27
Consolidated Statements of Cash Flow            28
Consolidated Statements of Stockholders' Equity 29
Notes to Consolidated Financial Statements .... 30
Independent Auditors' Report                    50
Report on Management's Responsibilities         51

CONSOLIDATED BALANCE SHEETS

      (Amounts in Thousands, Except Share Data)
                                                         December
                                                         31
                                                     1997 1996
Assets       Cash and due from banks                $34,762$2
7,347
                   Federal funds sold             12,406    -
                   Securities available for sale (amortized cost
of $159,711,
                   1997; $135,404,1996)            161,795136
,113
                   Investment securities held to maturity:
                   U.S. Treasury securities        4,0988,247
                   U.S. Government agencies and corporations2
6,377   43,494
                   States and political subdivisions   77,641
47,532
                    Other securities               1,058 1,055
                   Total investment securities held to maturity
                   (market value, $112,263, 1997; $101,200,
1996)   109,174        100,328
Total loans, net of unearned income                671,817547
,703
Less reserve for possible loan losses              11,4068,987
Net loans                                          660,411538
,716
Premises and equipment                             19,133 12,334
Other real estate owned                            1,472   2,225
Interest receivable                                7,688  6,341
Other assets                                       9,734  10,122
Intangible assets                                  25,774 4,116
Total Assets                                  $1,042,349$837,642
Liabilities    Deposits:
                    Demand          $103,846              $
89,902
     Interest-bearing demand                          127,541
93,303
 Savings               149,407
132,590
                   Time
472,713           327,702
 Total deposits                               853,507 643,497
Interest, taxes and other liabilities   11,455    11,217
                   Federal funds purchased2,705   25,468
                   Securities sold under agreements to
repurchase          52,351                53,031
                   Other indebtedness   24,444    15,126
                   Total Liabilities    944,462   748,339
Stockholders'        Common stock, $1 par value in 1997 and $5
par value
Equity                     in 1996, 10,000,000 shares
authorized; 5,755,741
                                shares issued in 1997 and 1996,
respectively;
                                5,650,932 and 5,650,205 shares
outstanding in
                                1997 and 1996, respectively
5,756   28,779
                                Additional paid in capital
37,587  14,564
                                Retained earnings54,564
46,815
                                Treasury stock, at cost
(1,271) (1,288)
                                Unrealized gain on securities
available for sale,
                                net of taxes  1,251       433
                               Total Stockholders' Equity
97,887  89,303
                               Total Liabilities and
                               Stockholders' Equity
$1,042,349             $837,642

      See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in Thousands, Except Share and Per Share Data)
                                                  Years Ended December
31
                                              1997           1996     1995

Interest   Interest and fees on loans      $ 59,753          $50,553  42,664
Income    Interest on securities available for sale            9,128  7,556     5,930
                Interest on investment securities:
                U.S. Treasury securities        337              778  1,061
                U.S. Government agencies and
                corporations                  2,333            3,307  5,810
                States and political subdivisions, tax exempt  3,205  2,520     3,094
                Other securities                 85               82  111
                Interest on federal funds sold  949              117  263
                Interest on deposits in banks    44               28  21
                Total interest income           75,834        64,941  58,954
Interest    Interest on deposits             28,773           23,158  20,921
Expense  Interest on short-term borrowings    2,623            2,898  1,945
                Interest on debt                1,494            877  616
Total interest expense                          32,890        26,933  23,482
Net interest income                             42,944        38,008  35,472
Provision for possible loan losses            4,963            2,273  2,235
Net interest income after provision
for possible loan losses                        37,981        35,735  33,237
Non-Interest         Fiduciary income         1,678            1,731  1,621
Income                 Service charges on deposit accounts     3,289  2,976     2,662
                             Other service charges, commissions
                             and fees            2,979         2,283  2,093
                             Net securities gains (losses)         6  (128)     457
                            Other operating income709            758  381
                             Pension curtailment gain              -  1,450     -
                             Total non-interest income         8,661  9,070     7,214
Non-Interest        Salaries and employee benefits11,336       9,580  10,044
Expense              Occupancy expense of bank premises        1,679  1,596     1,680
                             Furniture and equipment expense   1,642  1,212     1,144
                             Check collection losses               -  3,365     -
                             Other operating expense          10,015  8,605     9,826
                             Total non-interest expense       24,672  24,358    22,694
                             Income before income taxes       21,970  20,447    17,757
                             Income tax expense6,876           6,530  4,968
                             Net Income         $15,094      $13,917  12,789

                            Weighted average shares outstanding
5,650,426         5,622,679               5,610,286
                            Basic earnings per common share     2.67  2.48 2.28


See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)
                                      Years Ended December 31
                                                 1997    1996     1995
Operating     Cash flows from operating activities:
Activities       Net income   $ 15,094$ 13,917    $ 12,789
                      Adjustments to reconcile net income to net
                      cash provided by operating activities:
                   Provision for possible loan losses  4,963
2,273   2,235
                  Depreciation of premises and equipment ..
1,192   856          974
                  Amortization of intangibles   647    625  789
                  Net investment amortization and accretion
(332)   271          132
                  Net loss (gain) on the sale of assets
(103)   12           (503)
                  Decrease (increase) in interest receivable . .
(358)   285          (393)
                  (Increase) decrease in other assets1,046(3,
323)1,120
                 (Decrease) increase in other liabilities(2,857)
(887)   2,741
                 Other, net   (51)    (274)            (240)
                 Net cash provided by operating
                 activities   19,241 13,755     19,644

Investing    Cash flows from investing activities:
Activities     Proceeds from sales of securities available
                     for sale 18     15,868       9,134
                     Proceeds from maturities of securities
available
                     for sale 24,762 14,771       23,721
                     Proceeds from maturities of investment
                    securities       26,509       27,72352,578
                     Purchase of securities available for sale
(35,090)           (45,641)   (37,999)
                     Purchase of investment securities (26,447)
(2,915) (18,522)
                    Net increase in loans made to customers
(27,014)           (64,044)   (66,122)
                    Cash provided by branch acquisitions, net
39,658  18,735     -
                    Purchase of premises and equipment(2,018)
(439)   (613)
                    Proceeds from sale of equipment 16 159  25
                    Net cash provided by (used in) investing
activities         394        (35,783)(37,798)

Financing   Cash flows from financing activities:
Activities     Net decrease in demand and savings
                    deposits  (8,507)(10,328)     (24,730)
                    Net increase in time deposits30,398
10,263  31,227
                    Net (decrease) increase in short-term debt
(23,443)           28,294     11,123
                    Repayment of long-term debt(2,412)  (10)
(60)
                    Proceeds from long-term borrowings 11,500
-5,000
                   Acquisition of treasury stock     - (170)
(839)
                   Reissuance of treasury stock     17  1,499
-
                   Cash paid in lieu of fractional shares(22)
-   -
                    Dividends paid  (7,345)       (6,422)(5,525)
Net cash provided by
financing activities          186    23,126        16,196

Cash and      Net increase (decrease) in cash and
Cash              cash equivalents   19,821      1,098 (1,958)
Equivalents    Cash and cash equivalents at
                        beginning of year27,347 26,249 28,207
Cash and cash equivalents at end of
            year              $47,168$27,347   $26,249

          See Notes to Consolidated Financial Statements.



CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

(Amounts in Thousands, Except Share and Per Share Data)
                                             Unrealized
                                                  gain
                                             (loss)) on
                              Additional     securities
                              CommonPaid-InRetainedTreasuryavai
lable
                              Stock CapitalEarningsStockfor sale

Balance, December 31, 1994    $28,779$14,593$32,056$(I,807)$(3,
445)

Net income                    -   -  12,789 -        -
Common dividends declared
($.99 per share)              -   - (5,525) -        -
Purchase of 34,515 treasury
shares at $24.30 per share    -   -       -(839)     -
Unrealized gain on securities
available for sale, net of taxes  -       - -        -    3,837
Balance, December 31, 1995    28,779 14,59339,320(2,646)    392

Net income                    -   -  13,917 -        -
Common dividends declared
($1.14 per share)             -   - (6,422) -        -
Purchase of 6,375 treasury
shares at $26.80 per share    -   -       -(170)     -
Reissuance of 62,286 treasury
shares at $24.06 per share    -(29)       -1,528     -
Unrealized gain on securities
available for sale, net of taxes  -       - -        -       41
Balance, December 31, 1996    28,779 14,56446,815(1,288)    433

Net income                    -   -  15,094 -        -
Common dividends declared
($1.30 per share)             -   - (7,345) -        -
Change from $5 par value
to $1 par value               (23,023)23,023-        -        -
Reissuance of 727 treasury
shares at $23.70 per share    -   -       -17        -
Unrealized gain on securities
available for sale, net of taxes  -       - -        -      818
Balance, December 31, 1997    5,756 $37,587$54,564$(I,271)1@251

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

Basis of Presentation
 The accounting and reporting policies of First
Community Bancshares, Inc.
and subsidiaries (First Community or the Company) conform to generally accepted accounting principles and to predominant practices within the banking industry In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

 Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets.

 Principles of Consolidation
 The consolidated financial statements of First
Community include the accounts
of all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
In the Parent Company
financial statements, the investment in subsidiaries is stated at equity in the net assets of such subsidiaries increased by the unamortized portion of the excess of fair value over the cost of net assets acquired. where applicable.

 Securities available for Sale
 Securities to be held for indefinite periods of time including securities that management intends to use as part of its
 asset/liability management strategy,
and that may be sold in response to changes in
 interest rates, changes in
prepayment risk, or other similar factors are
 classified as available for sale
and are recorded at market value.  Unrealized
 appreciation or depreciation in
market value above or below amortized cost is included
 in stockholders' equity
net of income taxes.  Premiums and discounts are
 amortized to expense or
accreted to income over the lives of the securities.
 Gain or loss on sale is
based on the specific identification method.

Investment Securities
 Investments in debt securities, which management has the ability and intent to hold to maturity or on a long-term basis, are
 carried at cost.  Premiums and
discounts are amortized to expense and accreted to
 income over the lives of
the securities.  Gain or loss on the sale of
 investment securities, if any, is
on the specific identification method.  At December
 31, 1997 and 1996, no
securities were held for trading purposes and no
 trading account was
maintained.

 Allowance for Possible Loan Losses

 The allowance for possible loan losses is available to absorb future loan charge-offs.  The allowance is increased by provisions
 charged to operations
and reduced by losses, net of recoveries.  The amount
 charged to operations
is based on several factors including (1) analytical
 reviews of significant
commercial and commercial mortgage loans and loan loss
 experience in
relationship to outstanding loans to determine an
 adequate allowance for
possible loan losses required for outstanding loans
 (2) a continuing review of
loans evaluated by the loan review process as less
 than satisfactory, all
nonperforming loans and overall portfolio quality (3)
 regular examinations
and appraisals of the loan portfolio conducted by
 federal and state supervisory
authorities and (4) management's judgment with respect
 to current and
expected economic conditions, the level of
 delinquencies and nonaccrual
loans, trends in the volume and term of loans,
 anticipated impact from changes
in lending policies and procedures, changes in lending
 management, and any
concentration of credit in certain industries or geographic areas.

 Statement of Financial Accounting Standards (SFAS)
 No. 114, "Accounting by
Creditors for Impairment of a Loan", as amended,
 requires an allowance to
be established as a component of the allowance for
 possible loan losses for
certain loans when it is probable that all amounts due
 pursuant to contractual
terms of the loan will not be collected and the
 recorded investment in the
loan exceeds the fair value.  Management reviews the
 impairment status of all
loans designated as nonaccrual and loans which have
 been classified as
"substandard" or "doubtful" by First Community's loan
 review process.
Management does not individually evaluate certain
 smaller balance, homogeneous
loans, such as consumer installment loans and
 residential mort-
gage loans, for impairment.  These loans are evaluated
 on an aggregate basis
using a formula-based approach in accordance with the
 Company's policy.
All of the loans deemed to be impaired were evaluated
 using the fair value of
the collateral as the measurement standard.

 Under SFAS No. 114, the allowance for possible loan losses related to loans that are identified for evaluation in accordance with
 SFAS No. 114 is based
on discounted cash flows using the loan's initial
 effective interest rate or
the fair value of the collateral for certain collateral dependent loans.

 Premises and Equipment
 Premises and equipment are stated at cost less accumulated depreciation.
Depreciation of both buildings and improvements as
 well as for equipment is
computed on the straight-line method over estimated
 useful lives.  Maintenance
and repairs are charged to current operations while
 betterments are
capitalized.  Disposition gains and losses are
 reflected in current
operations.

 Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment in accordance
 with SFAS No. 121
"Accounting for the Impairment of Long-Lived Assets
 and for Long-lived Assets
to be Disposed of', which was adopted on January 1,
 1996.  The provisions
of this standard establish when an impairment should
 be recognized and how
it should be measured.  The impact of opting this
 standard was not material
to the Company's financial condition or results of operations.

 Income on Loans
 Accrual of interest on loans is based generally on the daily amount of principal outstanding.  It is the Company's policy to
 discontinue the accrual
of interest on loans based on their payment status and
 the evaluation of
related collateral and the financial strength of the
 borrower.  The accrual of
interest income is normally discontinued when a loan
 becomes 90 days past
due as to principal or interest.  Management may elect
 to continue the accrual
of interest when the loan is well secured and in
 process of collection.  When
interest accruals are discontinued, interest accrued
 and not collected in the
current year is reversed and interest accrued and not
 collected from prior
years is charged to the reserve for possible loan
 losses.  Credit card loans
which become 180 days past due are automatically
 charged to the reserve for
possible loan losses.

 Loan Fee Income
 Loan origination fees are recorded as a reduction of direct costs associated with loan processing, including salaries, review of
 legal documents,
obtainment of appraisals, and other direct costs.
 Fees in excess of those
related costs are deferred and amortized over the life
 of the related loan.
Loan commitment fees are deferred and amortized over
 the related commitment
period.

 Other Real Estate Owned
 Other real estate owned and acquired through foreclosure is stated at the lower of cost or fair market value less estimated
 costs to sell.  Loan
losses arising from the acquisition of such properties
 are charged against
the reserve for possible loan losses.  Expenses
 incurred in connection with
operating the properties, subsequent write-downs and
 gains or losses upon
sale are included in other non-interest income and
 expense.  General
reserves for possible loss on the disposition of other
 real estate are
established through charges against current operations.

 Intangible Assets
 The investment in subsidiaries and branches in excess of amounts attributable to tangible and identified intangible assets at dates
 of acquisition is
recorded as goodwill and is being amortized to
 operations over a period of
fifteen years using the straightline method.  The
 unamortized balance of
goodwill was $24,986,000 and $3,202,000 at December
 31, 1997 and 1996,
respectively.  A portion of the cost of purchased
 subsidiaries has been
allocated to values associated with the future
 earnings potential of acquired
deposits and is being amortized over the estimated
 lives of the deposits
which range from seven to ten years.  The unamortized
 balance of identified
intangibles was $788,000 and $914,000 at December 31,
 1997 and 1996,
respectively.

 Income Taxes
 The Company accounts for taxes using the provisions of SFAS
 No. 109.
"Accounting for Income Taxes," which, under the asset and
 liability method,
provides for recognition of deferred income taxes for the tax consequences
of "temporary differences" by applying enacted statutory tax rates to the
differences between the financial statement carrying amounts and the tax
bases of existing assets and liabilities.  Under SFAS No. 109, the effect on
deferred taxes of a change in tax rates is recognized in income in the period
that includes the enactment date.

Reclassifications
 Certain amounts included in the 1996 and 1995 financial statements have been reclassified to conform with the presentation used in preparation of the 1997 financial statements.

Recent Accounting Pronouncements
 In June 1997, the Financial Accounting Standards Board ("FASB") issued
SFAS No. 130, "Reporting Comprehensive Income," which requires businesses to disclose comprehensive income and its components in their general purpose financial statements. This statement requires the reporting of all items of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for the fiscal years beginning after December 15, 1997, with reclassification of comparative financial statements and is applicable to interim periods.
Management is currently in the process of evaluating the impact of this statement.

 In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for financial statements beginning after December 15,1997. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. Management is currently in the process of evaluating the impact of this statement.

Cash Flows
 In 1997, 1996 and 1995 for purposes of reporting cash flows, cash and cash
equivalents include cash and due from banks, federal funds sold, and interest
bearing balances available for immediate withdrawal.  The
acquisitions of
Blue Ridge Bank and the branches in West Virginia and Virginia provided
additional cash of approximately $63.3 million less cash paid of
$23.6
million. Additionally, the net decrease in savings and demand deposits are exclusive of current year acquisitions. Interest and income taxes paid in
1997, 1996 and 1995 were as follows:

(Amounts in Thousands)        1997     1996  1995
Interest                      $ 32,726$26,615$22,864
Income taxes                  6,433   7,911 4,390

Supplemental Schedule of
Non-Cash Transactions
Transfers from investment securities
   to securities available for sale $     -$     -    $26,578
Transfers of loans to other real estate owned 862       2,190
545
Unrealized gain on securities
   available for sale         (1,375)  (69)(6,287)

Note 2. Merger and Acquisition

 On July 3, 1996, First Community acquired Citizens Bank of
Tazewell
(Citizens), headquartered in Tazewell, Virginia. As of the merger date,
Citizens had approximately $52.2 million in total assets and $46.2 million in total deposits. Pursuant to the Agreement and Plan of Merger, First
Community exchanged 3.51 shares of its common stock for each share of
Citizens' common stock, which totaled 263,159 shares upon consummation.

 This transaction was accounted for as a pooling of interests. The pooling of interests method requires the combining of the financial information of the merging companies as though they had always been combined. Consequently, the financial position and results of operations of First Community and Citizens for 1996 and 1995 have been restated to properly reflect this combination.

 On April 9,1997, the Company acquired 100% of the common stock of Blue Ridge
Bank (Blue Ridge), headquartered in Sparta, North Carolina.
Blue Ridge was
a $105 million state-chartered bank with offices located in
Sparta, Elkin,
Hays and Taylorsville, North Carolina.  Pursuant to the
Agreement and Plan of
Merger, the Company exchanged cash of $19.50 for each of Blue
Ridge's
1,212,148 common shares.  In conjunction with the acquisition,
Blue Ridge
canceled outstanding stock options through the payment of
$727,948
representing the difference between $19.50 and the respective option prices.
Total consideration, including the payment for cancellation of the options, was
$24.4 million and resulted in an intangible asset of approximately $14.1 million which is being amortized over a 15-year period. The acquisition was partially funded with loan proceeds of $11.5 million which the Company borrowed from an outside source. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations of
Blue Ridge are included in consolidated results from the date of acquisition.
Subsequent to the merger, Blue Ridge operates as a wholly-owned subsidiary of
First Community.

 On July 24, 1997, the Company expanded its Virginia operations through the acquisition of three bank branches located in Fort Chiswell, Pound, and
Clintwood. The acquisition of these branches added $44 million in new deposits and assets to the existing Virginia subsidiary. The branch acquisitions were accounted for under the purchase method of accounting.
Accordingly, the results of operations of the branches are included in consolidated results only from the date of acquisition. The excess purchase price of the branches, over the fair value of tangible assets acquired, totaled $4.6 million and is being amortized over a 15-year period.

 At the close of business on September 26,1997, First Community Bank, Inc., a subsidiary of the Company, acquired the Man, West Virginia branch of
Huntington National Bank, West Virginia. The acquisition of this branch added approximately $51 million in deposits. The intangible value of this transaction totaled approximately $4.9 million which is being amortized over a 15-year period. This acquisition was accounted for under the purchase method of accounting; therefore, the operations of the Man branch are included in consolidated results of operations only from the date of acquisition.

 The following unaudited proforma financial information shows the effect of the
Blue Ridge acquisition as if the transaction were consummated on the first day of each period presented.

              First Community Bancshares, Inc.
    Unaudited Supplemental Proforma Financial Information
        (Amounts in thousands except per share data)

                              1997     1996

Net Interest Income           $43,665$41,709
Net Income                    15,078 13,958
Basic Earnings Per Common Share        2.67           2.48

Note 3. Securities Available for Sale

        As of December 31, the amortized cost and market value of securities classified as available for sale are as follows:

(Amounts in Thousands)
1997
                              AmortizedUnrealized   UnrealizedM
arket
                              cost  Gains   LossesValue

U.S. Government and agency
    securities                $131,892$1,127        $(273)$132,
746
States and political subdivisions  21,668926        (18) 22,576
Other securities              6,151   322          -6,473
    Total                     $159,711$2,375        k291)$161,7
95

1996

                              AmortizedUnrealizedUnrealizedMark
et
                              cost   GainsLossesValue

U.S. Government and agency
    securities                $ 111,949$ 733 $ (710)  $ 111,972
States and political subdivisions  15,351724    (38)     16,037
Other securities              8,104     - -    8,104
Total                         $135,404$1,457  $(748)   $136,113

Securities available for sale with market values of $64,454,000
      and
$47,092,000 at December 31, 1997 and 1996, respectively, were pledged to
secure public deposits, securities sold under agreements to
      repurchase,
short-term borrowings and for other purposes.

The amortized cost and market value of securities available for sale at
December 31,1997, by contractual maturity, are shown below.
      Expected
maturities will differ from contractual maturities because
      issuers may have
the right to call or prepay obligations with or without call or prepayment
penalties.  During 1997, a sale of securities available for sale resulted in a
gain of $6,000.  During 1996, sales of securities available for sale resulted
in gains of $90,000 and losses of $225,000.  During 1995, the sale of
securities available for sale resulted in gains of $572,000 and losses of
$115,000.  The proceeds from sales of securities available for sale are
$18,000, $15,868,000 and $9,134,000 for 1997, 1996 and 1995,
      respectively.
The basis for evaluating the gain or loss realized is the
      amortized cost.  The
following table presents maturities of investments securities available for
sale by type on both an amortized cost and market value basis at
      December
31, 1997:

(Amounts in Thousands)     U.S. Government States and
Tax Equivalent
                           Agencies &      Political   Other
Purchase
      Amortized Cost       Corporations    Subdivisions
      Securities           Total   Yield

Maturity:
Within one year               $ 9,694$150$   -$9,844   4.70%
After one year through five years . .19,877     960        - 20,837   6.11%
After five years trough ten years . .53,624  12,718        - 66,342   7.51%
After ten years               48,6977,8406,15162,688   7.09%
Total amortized cost          $131,892$21,668$6,151 $159,711
Tax equivalent purchase yield 6.75%8.76%5.80% 6.99%
Average maturity (in years)   12.1310.5310.01 11.83

MARKET Value
Maturity:
Within one year               $9,673$150  -$9,823
After one year through five years19,838 985    -   20,823
After five years through ten years54,20113,323 -   67,524
After ten years               49,0348,1186,47363,625
Total market value            $132,746$22,576$6,473$161,795

Note 4. Investment Securities Held to Maturity
  The amortized cost and approximate market value of investment securities as of December 31 are as follows:

(Amounts in Thousands)
1997

                              AmortizedUnrealizedUnrealizedMa
rket
                              Cost GainsLosses          Value

U.S. Treasury securities      4,098   1 (8)     4,091
U.S. Government agencies and
  corporations                26,377115(114)   26,378
States and political subdivisions77,6413,081      (2)  80,720
Other securities              1,058  18 (2)     1,074
Total                         $109,174$3,215   $(126)$112,263

1996

                              AmortizedUnrealizedUnrealizedMa
rket
                              cost    Gains    Losses   Value

U.S. Treasury securities      $8,247$11$ (29) $ 8,229
U.S. Government agencies and
    corporations              43,494160(274)   43,380
States and political subdivisions47,5321,188    (200)  48,520
Other securities              1,055  21 (5)     1,071
Total                         $ 100,328$1,380  $(508)$101,200

 Various investment securities with an amortized cost of approximately
$34,871,000 and $36,829,000, respectively, were pledged at December 31,
1997 and 1996 to secure public deposits and for other purposes required by law. There were no sales of investment securities held to maturity during
1997 or 1996. The following table presents maturities of investments by type on both an amortized cost and market value basis at December 31, 1997:

                              U.S.                          Tax
(Amounts in Thousands)               Government   States and     Equivalent
                              U.S.      Agencies &
Political                     Other     Purchase
                              TreasuryCorporations
Subdivisions                  SecuritiesTotal     Yield

Amortized Cost
Maturity:

Within one year               $ 3,998$ 10,157    $501  $    -$ 14,656 5.67%
After one through five years . .   10010,9983,782 983  15,863   6.79%
After five through ten years  -  4,59326,79975 31,467   8.06%
After ten years               -    62946,559-  47,188   8.81%
Total amortized cost          $4,098$26,377$77,641$1,058$109,174
Tax equivalent purchase yield 5.27%6.03%8.64%   8.04%   7.87%
Average maturity (in years)   .58 2.6611.784.67  9.08

Market Value
Maturity:
Within one year               $ 3,990$ 10,152    $502  $    -$ 14,644
After one through five years  10110,9863,8671,00115,955
After five through ten years  -  4,59327,87173 32,537
After ten years               -    64648,481-  49,127
Total market value            $4,091$26,377$80,721$1,074$112,263


Note 5. Loans

Loans consist of the following at December 31:

(Amounts in Thousands)        1997     1996

Real estate - commercial      $ 202,625$ 166,787
Real estate - construction    9,612  10,589
Real estate - residential     227,465171,458
Commercial, financial and agricultural82,445            79,278
Loans to individuals for household and other
    consumer expenditures     148,485119,297
All other loans               1,185     294
Total                         $671,817$547,703


Banking subsidiaries of the Company are parties to financial instruments with
off-balance sheet risk in the normal course of business to meet the financing
needs of their customers.  These financial instruments include commitments to
extend credit, standby letters of credit and financial
       guarantees.  These
instruments involve, to varying degrees, elements of credit and interest
rate risk in excess of the amount recognized on the balance
       sheet.  The
contractual amounts of those instruments reflect the extent of involvement
the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-
       performance by the
other party to the financial instrument for commitments to
       extend credit and
standby letters of credit and financial guarantees written is represented by
the contractual amount of those instruments.  The Company uses the same
credit policies in making commitments and conditional
       obligations as it does
for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the counterparts.
Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 1997.

Financial instruments whose contract amounts represent credit risk at December
31, 1997 are commitments to extend credit (including availability of lines of credit and undrawn credit card availability) - $118.8 million, and standby letters of credit and financial guarantees written - $4.8 million. At
December 31, 1997, neither the Company nor its subsidiaries have any amounts outstanding representing futures, forward exchange contracts or interest swaps.

In the normal course of business, the Company originates loan commitments.
Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management's credit evaluation and underwriting guidelines for the particular loan. The total commitments outstanding at December 31,1997 are summarized as follows:

(Amounts in Thousands)
1997
                              Notional
                              Amount   Rate

Real estate - commercial (fixed)     $2,236      7.75-14.00%
Real estate - commercial (variable)  17,749       8.50-12.00
Real estate - construction (fixed)    2,641       7.99-11.25
Real estate - construction (variable) 1,606       7.30-10.50
Real estate - residential (fixed)     1,674       7.75-15.00
Real estate - residential (variable)  8,299       9.00-12.50
Commercial, financial, agricultural (fixed)            2,5265.60-13.50
Commercial, financial, agricultural (variable)         32,28      8.50-13.50
Loans to individuals for household
   and other consumer expenditures (fixed)38,484  5.00-18.00
Loans to individuals for household
   and other consumer expenditures (variable)         15,627      9.25-14.50
Other(fixed)                  50 7.25-10.25
Other (variable)              386     10.25
Total                         $123,567

Presently, the Company has no significant concentrations of
      credit risk other
than geographic concentrations.  Most loans in the current
      portfolio are made
and collateralized in West Virginia.  Although portions of the
      West Virginia
economy are closely related to coal and timber, they are
      supplemented by
service industries.  The current economy of the Company's market is relatively
stable and is not seen as highly subject to volatile economic change.  The
Company's wholly owned subsidiaries, Blue Ridge Bank in North
      Carolina
and First Community Bank of Southwest Virginia provide
      additional geographic
diversification against concentrations of credit risk.

In the normal course of business, the banking subsidiaries of the Company have
made loans to directors and executive officers of the Company and its
subsidiaries.  All loans and commitments made to such officers and directors
and to companies in which they are officers or have significant ownership
interest have been made on substantially the same terms,
      including interest
rates and collateral, as those prevailing at the time for
      comparable
transactions with other persons.  The aggregate dollar amount of such loans
was $11.3 million and $9.8 million at December 31, 1997 and
      1996,
respectively.  New loans and payments attributable to the change from 1996 to
1997 total $7.7 million and $6.2 million, respectively.

      Note 6. Reserve for Possible Loan Losses

        Activity in the reserve for possible loan losses was as follows:

(Amounts in Thousands)        1997     1996  1995
Balance, January I            $8,987$ 8,321$ 8,479
Reserves acquired in acquisitions     1,981     -           -
Recoveries credited to reserve          673   574         490
Provision for the year charged to operations4,963       2,273
2,235
                              16,604 11,168  11,204
Loans charged-off             5,198   2,181 2,883
Total                         $11,406$8,987  $8,321

The following table presents First Community's investment in loans considered to be impaired and related information on those impaired loans
(in thousands):

                              1997     1996
Recorded investment in loans considered to be impaired    $7,508 $3,500
Loans considered to be impaired that were on a nonaccrual basis7,321  3,350
Allowance for possible loan losses related to loans considered
to be impaired                1,575     529
Average recorded investment in impaired loans              5,226 3,300
Total interest income recognized on impaired loans           115 15
Interest income on impaired loans recognized on a cash basis   - -

Note 7. Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

(Amounts in Thousands)        1997     1996
Land                          $4,624$ 3,247
Bank premises                 20,197 16,256
Equipment                     14,705 10,551
                              39,526 30,054
Less: accumulated depreciation and amortization        20,393
17,720
Total                         $19,133$12,334

Note 8. Long-Term Debt and Advances from the Federal Home Loan
Bank

 Long-term debt consists of a $9.6 million dollar note to a commercial bank with principal repayments of $300,000 per quarter, through April 1, 2007.
The note accrues interest at a floating and fluctuation rate of interest equal to one hundred thirty basis-points in excess of the Libor Rate. The loan agreement contains certain covenants that may restrict the payment of dividends to stockholders in the event of default along with other customary borrowing provisions.

 Two of the Company's subsidiaries are members of the Federal
Home Loan Bank
('FHLB') of Pittsburgh, Pennsylvania. Long-term advances from the FHLB as of
December 31, 1997 and 1996 and principal payments on long-term debt as of
December 31, 1997 mature as follows:

(Amounts in Thousands)
1997                                       1996

                              Weighted     Weighted
                              Amount  Average Rate               Amount    Average Rate

1998                          $6,2005.74% $ 5,0005.46%
1999                          1,200   6.90%
2000  1,200                      6.90%
2001  1,200                      6.90%
2002  1,200                      6.90%
2003  9,200                      6.07% 8,000     5.95%
2004  1,200                      6.90%
2005  700                        6.90%
2008  2,000                      6.27%2,000      6.27%
                              $24,1006.230/0$15,000     5.83%

 The acquisition loan is secured by 1.2 million outstanding shares of common stock of Blue Ridge Bank. Advances from the FHLB are secured by stock in the
FHLB of Pittsburgh, qualifying first mortgage loans, mortgage-backed securities and certain investment securities. Certain of these advances are subject to restrictions or penalties in the event of prepayment. Other various debt obligations of the Company totaled $344,000 at December 31, 1997 and
$126.000 at December 31, 1996.

Note 9. Time Deposits

 Time deposits include Certificates of Deposit issued in denominations of
$100,000 or more which amounted to $117.4 million and $71.8 million at
December 31, 1997 and 1996, respectively. Interest expense on these certificates was $5.5 million, $3.1 million, and $2.7 million for 1997,1996, and 1995, respectively.

At December 31, 1997, the scheduled maturities of certificates of deposits
are as follows:

(Amounts in Thousands)
1998

$ 347,136

1999  68,341

2000  29,992

2001  14,002

2002 and thereafter           13,242
                              $ 472,713

Note 10.  Per Share Amounts

Basic earnings per share is based upon the weighted average
       number of shares
of common stock outstanding during the year.  In February 1997, the FASB
issued Statement No. 128, "Earnings Per Share." Statement No.
       128 requires
the presentation of basic and diluted earnings per share.  The
       Company
currently has no dilutive securities or stock arrangements.
       First Community
has adopted Statement No. 128 effective December 31, 1997, and all prior
period amounts presented have been restated to comply with
       Statement No.
128. The Company's common stock was split five shares for four on March
31, 1997.  All share and per share data have been retroactively adjusted to
reflect this stock split.  The following table sets forth the net income used
to determine net income per common share for the applicable years:

(Amounts in Thousands, Except Per Share Data) 1997       1996
1995
Net income                    $15,094$13,917 $12,789
Basic earnings per common share        2.67   2.48       2.28

       Note 11. Employee Benefits

Through 1995, the Company and its subsidiaries maintained three qualified
employee benefit plans.  On January 1, 1996 two defined
       contribution plans
were merged into a single plan with similar provisions.  In
       October 1996, the
third of these three plans, a non-contributory defined benefit pension plan
was terminated and the Company recorded a curtailment gain for the pending
termination of the defined benefit pension plan of $1,450,000.
       Benefits under
the plan were based on length of service and qualifying
       compensation.  The
Company's funding policy is to contribute pension costs accrued.
       Net
periodic pension expense in 1997,1996, and 1995 is as follows:

(Amounts in Thousands)
1997     1996   1995

Service cost - benefits earned during the year $ -      $ 326
$ 389
Interest expense on projected benefit obligation496       607
555
Actual return on plan assets  (879)  (1390)(2,044)
Net amortization and deferral (56)      622  1,486
Net periodic pension (income) expense$ (439) $ 165      $ 386

The following table sets forth the plan's funded status and
       amounts recognized
in the Company's consolidated balance sheets at December 31,
       1997 and 1996,
based upon a measurement date of December 31 for each year:

(Amounts in Thousands)
1997     1996

Accumulated benefit obligation      $ 7,038            $ 7,364
Vested benefit obligation     7,038   7,364
Projected benefit obligation  7,038   7,364
Plan assets at fair value     12,854 11,175
Plan assets in excess of projected benefit obligation    5,816
3,811
Unrecognized net gain         (2,638)(1,707)
Unrecognized prior service cost           -                  -
Prepaid pension expense       $3,178 $2,104

The  weighted average discount rate and the rate of increase  in future
compensation  levels used in determining the  actuarial  present value of the
projected  benefit obligation were 7.25% and 6.0%, respectively, in both 1997
and 1996.  In preparation for the termination and liquidation of the plan,
assets have been substantially liquidated and invested primarily in money
market funds. The Company expects to complete payment of substantially all obligations of the plan in the first quarter of 1998.

Employee Stock Ownership Plan

The Company maintains an Employee Stock Ownership Plan.
Coverage under the
plan is provided to all employees meeting minimum eligibility requirements.
Annual contributions to the plan are made at the discretion of the Board of
Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense recognized by the Company related to the Employee
Stock Ownership Plan was $767,000, $454,000, and $335,000 in
1997,1996 and
1995, respectively.

Employee Savings Plan
The Company provided a 401 (k) Savings Plan that was available to substantially all employees meeting minimum eligibility requirements. This plan was merged with the Employee Stock Ownership Plan on January 1, 1996 creating a KSOP.
The cost of Company contributions under the Savings Plan was $116,000, $59,000, and $46,000 in 1997,1996 and 1995, respectively. The Company's matching contributions are at the discretion of the board up to 50% of elective deferrals of no more than 6% of compensation.

Employee Welfare Plan
The Company provides various medical, dental, life, accidental death and dismemberment and long term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long term disability coverage is automatic). The cost of coverage under the medical insurance program is shared by the Company and employees with the Company bearing the cost of the employee portion and with dependent coverages paid by the employee
The Company adopted SFAS No. 106 "Employers' Accounting for
Postretirement
Benefits Other Than Pensions" as of January 1, 1993. The adoption of
Statement 106 resulted in the recognition of a postretirement benefit obligation at the date of adoption (transition obligation). The Company elected to recognize the obligation over the average remaining life expectancy of the participants. The transition obligation totaled $634,000 and is being recognized over 17 years. This obligation only applies to a selected group of retirees as retiree benefits were phased out through 1993.
The net periodic postretirement benefit cost is expected to be approximately
$72,000 on an annual basis, consisting of the interest cost of the accumulated benefit obligation and amortization of the benefit obligation. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of January 1, 1993 was 10% for 1993, decreasing each successive year until it reaches 6% in the year 2000. The weighted average discount rates were 6.75% and 7.25% in 1997 and 1996, respectively.

Deferred Compensation Plan

A subsidiary of the Company has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing upon retirement or death. The balance sheet liability at December
31, 1997 was approximately $1,033,000. The expenses associated with this plan for 1997, 1996 and 1995 were $58,000, $32,000 and $42,000, respectively.

Note 12. Compensating Balances

Pursuant to agreements with the Federal Reserve Bank, the Company is required to maintain cash balances of approximately $1.3 million in lieu of charges for check clearing and other services.

Note 13. Litigation

In the normal course of business, there are various outstanding commitments and contingent liabilities such as threatened legal action and legal proceedings in which the Company and its subsidiaries are defendants.

The Company's most significant matter of litigation included in the 1996
Annual Report to Shareholders was settled in the first quarter of 1997 through
a compromise which resulted in payments by the Company to
various plaintiffs
aggregating $733,000 with a net cost to the Company of $468,000 after
contribution by insurance providers and co-defendants.  This settlement
concluded three separate but related civil actions involving a commercial
loan customer and related bankruptcy and mechanics lien issues, all of which
were detailed in the 1996 report.  The first quarter settlement in 1997
resulted in a recovery of litigation reserves approximating
$700,000
established in previous years.

Other actions have arisen primarily out of commercial lending transactions and collection activities. Each of these actions involving significant damage allegations or material disputes of issues are detailed in Item
3. Legal
Proceedings in the Company's 1997 Report on Form 10-K and discussed below.

In August 1997, the Company
was named as a defendant in a suit seeking to overturn
  the establishment of a
private foundation for which the Company's Trust and
  Financial Services
Division serves as trustee.  The suit filed by heirs
  of the foundation donor,
seeks a total of $6 million in compensatory and
  punitive damages as well as
the termination of the foundation.  The Company and
  trustee believe the
creation and operation of the foundation represent the
  intent and will of the
donor and intend to defend the suit and the
  continuation of the foundation's
purpose.  Both management and the Company's legal
  counsel are of the opinion
that this suit is without merit and will be
  successfully defended with no
material adverse impact on the Company's financial
  condition or results of
operations.

Additionally, the Company is also subject to certain
 asserted and unasserted
potential claims encountered in the normal course of
 business.  In the opinion
of management, neither the resolution of these claims
 nor the funding of
credit commitments will have a material effect on the
 Company's financial
position or results of operations.

Note 14.  Dividends
The primary source of funds for dividends paid by First Community is dividends received from its subsidiary banks.
Dividends paid by the banks are
subject to restrictions by banking regulations and a loan agreement with a commercial bank. The loan agreement with the bank restricts dividends in the event of default on the note. The most restrictive provision requires approval by regulatory bodies if dividends declared in any year exceed the year's net income, as defined, plus retained net profits of the two preceding years. At December 31, 1997, subsidiary earnings available for distribution as dividends to the Company without prior approval were $1.8 million.

Note 15. Regulatory Capital Requirements and
Restrictions

First Community Bancshares, Inc., First Community
Bank, Inc., First
Community Bank of Mercer County, Inc., First Community
Bank of Southwest
Virginia, Inc., and Blue Ridge Bank, (collectively referred to as "the Banks") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory- and possibly additional discretionary- actions by regulators that, if undertaken, could have a direct material effect on the
Company's financial statements. Under the capital adequacy guidelines, and the regulatory framework for prompt corrective action, which applies to only the Banks, the entities must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.
The entities' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Community Bancshares, Inc. and the Banks to maintain minimum amounts and ratios (set forth in the table on p. 43)
of total and Tier 1
capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets
(as defined).  Management
believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, and 1996, the most recent notifications from the
Federal Reserve Board categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions' category.

December 31, 1997
                                  To Be Well
                                  For Capital        Capitalized
Under
                                  AdequacyPrompt Corrective
                              Actual Purposes       Action
Provisions

Total Capital to Risk-Weighted Assets.

First Community Bancshares, Inc.     $79,17811.96%     $52,975  8.00%$ N/AN/A
First Community Bank, Inc.    22,911 10.7817,009  8.00   21,26210.00%
First Community Bank of Mercer County, Inc. 43,54113.71  25,3998.00   31,748    10.00
First Community Bank of Southwest Virginia, Inc. 6,793   12.114,486   8.00 5,608
10.00
Blue Ridge Bank               11,167 12.227,308   8.00   9,13510.00

Tier I Capital to Risk-Weighted Assets:
First Community Bancshares, Inc.   $70,86210.70%$26,488  4.00%  N/A   N/A
First Community Bank, Inc.    20,232  9.528,505   4.00   12,7576.00%
First Community Bank of Mercer County, Inc. 39,55712.46  12,6994.00   19,049    6.00
First Community Bank of Southwest Virginia, Inc. 6,093   10.862,243   4.00 3,365
6.00
Blue Ridge Bank               10,068 11.023,654   4.00   5,481 6.00

Tier I Capital to Average Assets (Leverage):
First Community Bancshares, Inc.                      $70,862
6.96%    $30,549      3.00 % $ N/A            N/A
First Community Bank, Inc.    20,232  5.2611,542    3.0019,237        5.00%
First Community Bank of Mercer County, Inc.39,557   8.8013,481   3.00  22,468   5.00
First Community Bank of Southwest Virginia, Inc.   6,093  5.97  4,084  4.00     5,105
5.00
Blue Ridge Bank               10,068  9.154,402     4.005,503    5.00


December 31, 1996
                                 To Be Well
                                       For Capital Capitalized
Under
                                       Adequacy    Prompt
Corrective
                              Actual   Purposes    Action
Provisions

Total Capital to Risk-Weighted Assets.

First Community Bancshares, Inc.   $91,52417.02%$43,011 8.00% $ N/A   N/A
First Community Bank, Inc.    30,075 16.3414,727  8.00
18,40910.00%
First Community Bank of Mercer County, Inc. 49,11215.08 26,062 8.00   32,578    10.00
First Community Bank of Southwest Virginia, Inc. 7,040  23.21 2,427   8.00 3,033
10.00

Tier I Capital to Risk-Weighted Assets:
First Community Bancshares, Inc.   $84,77615.77%$21,505 4.00% $ N/A   N/A
First Community Bank, Inc.    27,755 15.087,363   4.00  11,0456.00%
First Community Bank of Mercer County, Inc. 45,03213.82 13,031 4.00   19,547    6.00
First Community Bank of Southwest Virginia, Inc. 6,661  21.96 1,213   4.00 1,820
6.00

Tier I Capital to Average Assets (Leverage):
First Community Bancshares, Inc.   $84,77610.33%$24,626 3.00%$   N/A  N/A
First Community Bank, Inc.    27,755  7.9210,514  3.00  17,5245.00%
First Community Bank of Mercer County, Inc. 45,03210.10 13,371 3.00   22,285    5.00
First Community Bank of Southwest Virginia, Inc. 6,661  13.06 2,041   4.00 2,551
5.00

Note 16. Income Taxes

(Amounts in Thousands)

Years Ended December 31
        1997    1996    1995
Income taxes are as follows-
Income exclusive of securities gains (losses)$6,874          $6,581   $4,785
Net securities gains (losses) 2        (51)   183
                              $6,876 $6,530  $4,968


Years Ended December 31
Income tax provisions consist of       1997  1996              1995
Current tax expense           $6,520 $6,143$4,829
Deferred tax liability        356       387   139
                              $6,876 $6,530  $4,968

 Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts deducted for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax assets as of
December 31, 1997 and 1996 are as follows:

(Amounts in Thousands)        1997     1996
Deferred tax assets.
Reserve for possible loan losses    $ 4,448           $ 3,505
Unrealized asset losses       229       250
Deferred compensation         892       817
Litigation reserves           -         429
Deferred insurance premiums   399       399
Total deferred tax assets     5,968   5,400

Deferred tax liabilities.
Purchase accounting adjustments       2,072             1,905
Depreciation                  374       195
Gain on pension termination   565       565
Unrealized gain on securities available for sale          833
284
Other                         347       346
Total deferred tax liabilities        4,191             3,295
Net deferred tax assets       $1,777 $2,105

The reconciliation between the federal statutory tax rate and the effective
income tax rate is as follows:

Years Ended December 31
                              1997     1996 1995
Tax at statutory rate         35.0%   35.0%35.0%
Increases (reductions) resulting from:
Tax-exempt interest on investment
securities and loans          (6.7%) (6.7%)(7.3%)
State income taxes, net of federal benefit1.1%1.0%           1.0%
Amortization of purchase accounting adjustments .            1.6%   .5%    .6%
Other, net                    .3%      2.1%   (1.5%).)
Effective tax rate  31.3%   31.9%            27.8%

Note 17. Other Operating Expenses

 Included in other operating expenses are certain functional costs, the total of which exceeds one percent of combined interest income and non-interest income.  Following are such costs for the years indicated:

Years Ended December 31
(Amounts in Thousands)        1997     1996 1995

Credit card fees paid         $1,671 $1,149$ 949
Amortization of goodwill      1,252       *    *
Other losses and charge-offs  *           *1,303
Federal deposit insurance and other assessments*                *   888
*Cost did not exceed one percent for the reported period.








Note 18.  Fair Value of Financial Instruments

 The Financial Accounting Standards Board issued Statement of
Financial
Accounting Standards No. 107, "Disclosures About Fair Value of
Financial
Instruments" (SFAS 107). The pronouncement requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practical to estimate the value. SFAS 107 defines a financial instrument as cash, evidence of ownership in an entity, or a contract that conveys or imposes on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument.
Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

 The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented below.
The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise.
Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

                                     1997      1996
(Amounts in Thousands)        Carrying   Carrying
                              Amount       Fair Value    Amount
Fair Value
Assets:
Cash and due from banks       $ 34,762$ 34,762$ 27,369 $ 27,369
Securities available for sale 161,795161,795136,113     136,113
Investment securities         109,174112,263100,328     101,200
Federal funds sold            12,40612,406-       -
Loans (net of reserve for
   possible loan losses)      660,411661,396538,716     537,566
Interest receivable           7,688 7,6886,3416,341

Liabilities:
Demand deposits               103,846103,846 89,902      89,902
Interest-bearing demand deposits  127,541127,54193,303   93,303
Savings deposits              149,407149,407132,590     132,590
Time deposits                 472,713472,589327,702     329,311
Securities sold under agreements
  to repurchase               52,35152,35153,03153,031
Interest, taxes and other
  obligations                 11,455 11,455  11,217    11,217
Other indebtedness            24,44424,51715,12614,831

Financial Instruments
with Book Value Equal
to Fair Value
The book values of cash and due from banks, federal funds sold and purchased, securities sold under agreements to repurchase, interest receivable, and interest, taxes and other liabilities are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale
 For securities available for sale, fair value is based on current market quotations where available.  If quoted market prices
 are not available,
fair value has been based on the quoted price of similar instruments.

Investment Securities
For investment securities, fair value has been based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

Loans
For all categories of loans, such as some residential mortgages, fair value is estimated by discounting the future cash flows using the current rates for similar loans.

Deposits
Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with SFAS 107. No value has been assigned to the franchise value of these deposits. For time deposits with fixed maturates, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturates.

Other Indebtedness
Fair  value has been estimated based on interest rates
currently available to
the    Company    for    borrowings    with    similar
characteristics and maturates.

Commitments to Extend Credit,
Stand-by Letters of Credit, and
Financial Guarantees

The  amount of off-balance sheet commitments to extend
credit, stand-by
letters  of  credit,  and  financial  guarantees,   is
considered equal to fair
value.    Because  of  the  uncertainty  involved   in
attempting to assess the
likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment.

Note 19.  Parent Company Financial Information

  Condensed financial information related to First Community
 Bancshares, Inc.
  as of December 31, 1997 and 1996, and for the years ended
 December 31, 1997,
  1996 and 1995 are as follows:

CONDENSED BALANCE SHEETS
(Amounts in Thousands)

December 31
                              1997     1996
Assets:
Cash                          $ 1,380$ 2,493
Investment in subsidiaries    102,78183,996
Other assets                  3,260   2,920
Total Assets                  $107,421$89,409

Liabilities:
Other liabilities             $ 9,534 $ 106

Stockholders' Equity:
Common stock                  5,756  28,779
Additional paid-in capital    37,587 14,564
Retained earnings             54,564 46,815
Treasury stock                (1,271)(1,288)
Unrealized gain on securities available for sale             1,251    433
Total Stockholders' Equity    97,887 89,303
Total Liabilities and Stockholders' Equity$107,421$
89,409



CONDENSED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

Years Ended December 31
                              1997     1996  1995

Cash dividends received from subsidiary banks$25,050        $ 9,825$7,000
Revenue                       148       123  615
Operating expense             (779)   (267) (152)
                              24,419  9,681          7,463
Income tax (expense) benefit  210        51 (152)
Equity in undistributed earnings of subsidiaries
(Dividends in excess of earnings of subsidiaries)   (9,535)       4,185    5,478
Net Income                    $15,094$13,917$12,789
Basic Earnings Per Share      $ 2.67 $ 2.48$ 2.28

CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)

Years Ended December 31
                              1997         1996              1995

Cash flows from operating activities:
Net income                    $15,094      $13,917        $12,789
Adjustments to reconcile net income
to net cash provided by operating activities:
Gain on sale of assets        -           -                 (547)
Equity in undistributed earnings of subsidiaries
(Dividends in excess of earnings of subsidiaries)           9,535(4,185)   (5,478)
Increase in other assets      (136)   (890)                 (159)
(Decrease) increase in other liabilities 98                  (54)   120
Other, net                    -           49            38
Net cash provided by investing activities24,591             8,837 6,763

Cash flows from investing activities:
Purchase of other investments -     (1,745)                  (23)
Proceeds from sale of securities
available for sale            12          -                 1,454
Payments for investments in and advances
to subsidiaries               (27,695)    -                     -
Net cash (used in) provided by investing activities      (27,683)(1,745)   1,431

Cash flows from financing activities.
Proceeds from issuance of long-term debt11,730                  -     -
Repayment of long-term debt   (2,400)     -                     -
Acquisition of treasury stock -       (170)                 (839)
Dividends paid                (7,345)(6,422)              (5,525)
Other, net                    (6)     1,499                     -
Net cash provided by (used in) financing activities         1,979(5,093)   (6,364)
Net (decrease) increase in cash and
cash equivalents              (1,113) 1,999                 1,830
Cash and cash equivalents at beginning of year              2,493   494    (1,336)
Cash and cash equivalents at end of year$ 1,380             2,493 $ 494

Deloitte & Touche LLP
2500 One PPG Place
Pittsburgh, Pennsylvania
15222-5401

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST

COMMUNITY BANCSHARES,

INC.,

 We have audited the accompanying consolidated balance

sheets of First Community

 Bancshares, Inc. and subsidiaries as of December 31,

1997 and 1996, and the

 related consolidated statements of income,

stockholders' equity and cash flows

 for each of the three years in the period ended

December 31, 1997.  These

 financial statements are the responsibility of First

Community Bancshares,

 Inc.'s management.  Our responsibility is to express

an opinion on these

 financial statements based on our audits.

 We conducted our audits in accordance with generally

accepted auditing

 standards.  Those standards require that we plan and

perform the audit to

 obtain reasonable assurance about whether the

consolidated financial

 statements are free of material misstatement.  An

audit includes examining, on

 a test basis, evidence supporting the amounts and

disclosures in the financial

 statements.  An audit also includes assessing the

accounting principles used

 and significant estimates made by management, as well

as evaluating the

 overall financial statement presentation.  We believe

that our audits provide

 a reasonable basis for our opinion.

 In our opinion, such consolidated financial

statements present fairly, in all

 material respects, the financial position of First

Community Bancshares, Inc.

 and subsidiaries as of December 31, 1997 and 1996,

and the results of their

 operations and their cash flows for each of the three

years in the period

 ended December 31, 1997 in conformity with generally

accepted accounting

 principles.





Deloitte & Touche



Pittsburgh, Pennsylvania

January 30, 1998

First Community Bancshares, Inc.

Report on
Management's
Responsibilities







 The management of First Community Bancshares, Inc. is

responsible for the

 integrity of its financial statements and their

preparation in accordance

 with generally accepted accounting principles.  To

fulfill this responsibility

 requires the maintenance of a sound accounting system

supported by strong

 internal controls.  The Company believes it has a

high level of internal

 control which is maintained by the recruitment and

training of qualified

 personnel, appropriate divisions of responsibility,

the development and

 communication of accounting and other procedures, and

comprehensive internal

 audits.

 Our independent auditors (Deloitte & Touche LLP) are

engaged to examine,

 and render an opinion on, the fairness of our

consolidated financial

 statements in conformity with generally accepted

accounting principles.  Our

 independent auditors obtain an understanding of our

internal accounting

 control systems, review selected transactions and

carry out other auditing

 procedures before expressing their opinion on our

consolidated financial

 statements.

 The Board of Directors has appointed an Audit

Committee composed of outside

 directors which periodically meets with the

independent auditors, bank

 examiners, management and internal auditors to review

the work of each.

 The independent auditors, bank examiners and the

Company's internal auditors

 have free access to meet with the Audit Committee

without management's

 presence.









James L. Harrison, Sr.

President & Chief Executive Officer







John M. Mendez

Vice President & Chief Financial Officer

Board of Directors, First Community Bancshares, Inc.


Sam Clark
Agent, State Farm Insurance

Allen T. Hamner
Professor of Chemistry, West Virginia
Wesleyan College; Member Executive
Committee

James L. Harrison, Sr.
President and Chief Executive
Officer, First Community Bancshares,
Inc.; Member Executive Committee;
President, First Community Bank,
Inc.; First Community Bank of Mercer
County, Inc., and First Community
Bank of Southwest Virginia, Inc.;
Executive Vice President and
Director, Blue Ridge Bank

B. W. Harvey
President, Highlands Real Estate
Management, Inc.; Member
Executive Committee

I. Norris Kantor
Partner, Katz, Kantor & Perkins,
Attorneys-at-Law

John M. Mendez
Vice President, Chief Financial Officer
and Secretary, First Community
Bancshares, Inc.; Vice President -
Finance & Chief Administrative
Officer, First Community Bank, Inc.,
First Community Bank of Mercer
County, Inc., and First Community
Bank of Southwest Virginia, Inc.;
Assistant Corporate Secretary and
Director, Blue Ridge Bank

A.A. Modena
Past Executive Vice President and
Secretary, First Community Bancshares, Inc.; Past President &
Chief Executive Officer, The Flat Top National
Bank of Bluefield; Member Executive Committee

Robert E. Perkinson, Jr.
Vice President-Operations, MAPCO
Coal, Inc. - Virginia Region

William P. Stafford
President, Princeton Machinery
Service, Inc.; Chairman, First
Community Bancshares, Inc.;
Member Executive Committee and
Audit Committee

William P. Stafford, II
Attorney-at-Law, Brewster, Morhous
& Cameron

W.W. Tinder, Jr.
Chairman of the Board and Chief
Executive Officer, Tinder Enterprises,
Inc.; President, Tinco Leasing
Corporation (Real Estate Holdings);
Member Executive Committee and
Audit Committee

Harold M. Wood
Owner and Operator, Wood's
General Store; Chairman, Audit Committee

Officers, First Community Bancshares, Inc.

James L. Harrison, Sr.
President and Chief
Executive Officer

John M. Mendez
Vice President, Chief Financial
Officer and Secretary

Robert L. Buzzo
Vice President

Directors

Nick Ameli, Jr., CLU, ChFC Sales Manager,
New York Life Insurance

K.A. Ammar, Jr.*
President and Chief Executive Officer,
Ammar's Inc. and Magic Mart

H. C. Arnold, Jr.
Retired Public Accountant

Dr.  James P. Bailey*
Veterinarian, Veterinary
Associates, Inc.

Paul Barkley
Self Employed Accountant

Jack Bebber
Retired Manager, Carolina Tire

Clint F. Bedsaul++
President, BBC, Inc.: President, Trulina Truss, Inc.

William B. Belchee
Retired Bluefield Division Manager, Appalachian Power
Company;
President, Welch Insurance Agency

Claude Billings
Retired Member of North Carolina
House of Representatives; Poultry
Farmer

Bill Blackburn

Owner, B&D Auto Supply

Claude E. Blankenship
Officer, C and R Furniture; Former Mercer County
Commissioner

W. C. Blankenship, Jr. +
Chairman of the Board, First
Community Bank of Southwest
Virginia, Inc.; Agent, State Farm
Insurance

F. K. Blizzard
Retired, Blizzard's Inc.

G. Ross Boyce
Retired Senior Vice President, The Flat Top National
Bank of Bluefield

D. L. Bowling, Jr.*
President, True Energy, Inc.

Robert L. Buzzo*
Vice President, First Community
Bancshares, Inc.; Chief Executive
Officer, First Community Bank -
Bluefield

Juanita G. Bryan++
Homemaker

Sam Clark*
Agent, State Farm Insurance

Henry Church
Owner, H&N Polled Hereford Farms

L. M. Compton
President, Compton Enterprises

Lillian S. Cooke
Private Investor

George R. Crouse, Jr.++
Farming

C. William Davis*
Attorney at Law, Richardson and
Davis

H. R. Davis
Auctioneer

Mark T. Davis
Attorney

Thomas E. Douglas++
Town Manager, Sparta, NC

Frank Ferrante*
Retired Owner of Frankie's LaSalute

Lloyd D. Feuchtenberger, Jr.
Retired Bakery Executive

Chester H. Friedl+
Pharmacist

H. A. Goodykoontz, Jr.
Retired Pharmacist

Owen R. Griffith, Jr.
Retired President and Chief Executive
Officer, First Community Bank, Inc.

Anthony A. Gum
Chairman, Business and Economics
Division, West Virginia Wesleyan
College

Allen T. Hamner, Ph.D.**
Professor of Chemistry, West Virginia Wesleyan College

W. T. Hancock
Of Counsel, Richardson and Davis

James L. Harrison, Sr.
President and Chief Executive Officer, First Community
Bancshares, Inc.;
President, First Community Bank of Mercer County,
Inc.; First Community
Bank, Inc.; and First Community Bank of Southwest
Virginia, Inc; Executive
Vice President and Director, Blue Ridge Bank

B. W. Harvey**
President, Highlands Real Estate Management, Inc.

Steve Icenhour
Owner, Trucking Company and Icenhour's Garage and Tire
Service

Chapman I. Johnston, Jr.
Retired Chairman of the Board,
Bluefield Supply Company

I. Norris Kantor**
Partner, Katz, Kantor
and Perkins, Attorneys-at-law

Walden M. Keene+
Retired Coal Operator

Dr.  John S. Lambert, Jr.
Dentist

M. Neil Lohr
Retired Pharmacist, Princeton Pharmacy

Richard L. Lowry
President, Murphy Insurance Agency

Dr.  B. J. Martin, D.M.D.
Martin Dental Associates

John P. McCabe
Retired Vice Chairman of the Board, First Community
Bank, Inc.

A. Herbert McClaugherty
President, The Dean Company

John T. McGlamery
Retired Merchant

Directors

Keith Meadows
Plant Manager, Leviton Manufacturing
Southern Devices

David Mechnore
Owner, Taylorsville Precast Molds

John M. Mendez**+
Vice President, Chief Financial Officer,
First Community Bancshares, Inc.;
Vice President - Finance and Chief
Administrative Officer, First
Community Bank, Inc., First
Community Bank of Mercer County,
Inc.; and First Community Bank of
Southwest Virginia, Inc.; Assistant
Corporate Secretary and Director,
Blue Ridge Bank

Edgar L. Miller, Sr.
Owner, Edgar's Exxon Service Station

A. A. Modena* *
Past Executive Vice President and
Secretary, First Community
Bancshares, Inc.; Past President and
Chief Executive Officer, The Flat Top
National Bank of Bluefield

Wayne V. Moore++
Chief Executive Officer, Blue Ridge
Bank

Dr.  Samuel A. Muscari, Sr.
Physician

Charles C. Myers
Owner, Cash & Carry Wholesale,
Grocery

Avery Neaves
CPA, Kemp & Neaves, PLLC

Fred Norman
Retired Realtor & Businessman

Gary B. Parlier++
Owner, Custom Wall and Floor
Covering

Nora Belle Pasley
Retired, Peoples Bank of Bluewell

Robert E. Perkinson, Jr.**

Vice President - Operations, MAPCO
Coal, Inc. - Virginia Region

Dr.  Eduardo D. Plagata+
Physician

Alvin E. Platnick*
President, Platnick Steel and
Engineering, Inc.

Claudetta Potts
Retired Owner, Radio Station

Robert Prevette
Poultry Farmer; Contractor

Bernie Queen
Retired, Amherst Coal Company

Clyde B. Ratliff+
President, Gasco Drilling, Inc.

Jimmie Lee Reavis
Rural Carrier, U.S. Postal Service

Joe H. Roberts++
Farming

Ron Roseman
Partner, Alexvale Furniture
Manufacturing

Michael Ross
President, Ross and Wharton Gas Co.

Richard G. Rundle*
Attorney at Law, Rundle and Rundle,
LC

Larry Schronce
Owner, Larry Schronce Ford, Inc.

Giles D. Scott
Retired Restaurant Owner

Guy L. Scott, Jr.++
President and Chairman of the Board,
Blue Ridge Bank

George L Sheets++
President and Manager, Alleghany
Cablevision; Owner, Sheets Jewelry

William C. Shell++
President, Shell Brothers Distributors,
Inc.

Herman Shook
Retired Furniture Manufacturer

M. M. Shumate
Retired

E. T. Smith
President, Smith Services, Inc.

Jack D. Stafford, P. E.
President, Stafford Consultants, Inc.

William P. Stafford**
President, Princeton Machinery
Service, Inc.

William P. Stafford, II**
Attorney at Law, Brewster, Morhous
and Cameron

William D. Starling+
Retired Coal Operator

Dr.  Theodore S. Stern++
Chairman Emeritus, Blue Ridge Bank

Robert R. Stuart, Jr.
Retired Bakery Executive

Harold Tomchin
Chairman of the Board,
Tomchin Furniture Company

W. W. Tinder, Jr.**
Chairman and Chief Executive Officer,
Tinder Enterprises, Inc.

Robert J. Wallace
Attorney at Law, Coleman and Wallace

Harold M. Wood**
Owner, Wood's General Store

C. Paige Wooldridge
Retired Resident Vice President, Norfolk
Southern Corporation

Dale E Woody*
President, Woody Lumber Company

*Denotes Members of First Community Bank, Inc. and

       First Community Bank of

Mercer County, Inc.  Boards

**Denotes Members of First Community Bancshares, Inc.,

First Community Bank,

Inc., and First Community Bank of Mercer County, Inc.

Boards

+Denotes Members of First Community Bank of Southwest

Virginia, Inc.  Board

++Denotes Members of Blue Ridge Bank Board

First Community Bank of Mercer County, Inc.
(A WEST VIRGINIA CORPORATION - MEMBER FDIC)

1001 Mercer Street
Princeton, West Virginia 24740-5939
(304) 487-9000 or (304) 327-5175
Pine Plaza Branch (304) 425-7523
Matoaka Branch (304) 467-8860
Mercer Mall Branch (304) 327-0431

Blue Prince Road, Green Valley
Bluefield, West Virginia 24701-6160
(304) 325-3641

211 Federal Street
Bluefield, West Virginia 24701-0950
(304) 325-7151

Highway 52
Bluefield, West Virginia 24701-3068
(304) 589-3301

First Community Bank, Inc.
(A WEST VIRGINIA CORPORATION - MEMBER FDIC)

Corner of Bank and Cedar Streets
Pineville, West Virginia 24874-0269
(304) 732-7011

East Pineville Branch (304)732-7011

600 Guyandotte Avenue
Mullens, West Virginia 25882-1024
(304) 294-0700

Route 1 0, Cook Parkway
Oceana, West Virginia 24870-1680
(304) 682-8244

2 West Main Street
Buckhannon, West Virginia 26201-0280
(304) 472-1112

Tennerton
Buckhannon, West Virginia 26201

100 Market Street
Man, West Virginia 25635
(304) 583-6525

77 North Morgan Boulevard
Logan, West Virginia 25601
(304) 752-8102

Corner of Main and Latrobe Streets
Grafton, West Virginia  26354-0278
(304) 265-1111

216 Lincoln Street
Grafton, West Virginia  26354-1442
(304) 265-1111

Main Street
Rowlesburg, West Virginia 26425
(304) 454-2431

874 Broad Street
Summersville, WV  26651
(304) 872-4402

16 West Main Street
Richwood, West Virginia 26261
(304) 846-2641

Route 20 and Williams River Road
Cowen, West Virginia  26206
(304) 226-5924

Route 55, Red Oak Plaza
Craigsville, West Virginia  26205
(304) 742-5101


First Community Bank of Southwest Virginia, Inc.
(A VIRGINIA CORPORATION - MEMBER FDIC)

643 E. Riverside Drive
Tazewell, Virginia 24651
(540) 988-5577

302 Washington Square
Richlands, Virginia 24641
(540) 964-7454

Chase Street & Alley 7
Clintwood, Virginia  24228
(540) 926-4671

Rt.1, Box 408
Max Meadows, Virginia  24360
(540) 637-3122

8044 Main Street
Pound, Virginia  24279
(540) 796-5431

910 East Main Street
Wytheville, Virginia  24382
(540) 228-1901


Blue Ridge Bank

(A NORTH CAROLINA CORPORATION - MEMBER FDIC)

101 Brookfall Dairy Road
Elkin, North Carolina 28621
(336) 835-2265

5519 Mountain View Road
Hays, North Carolina 28635
(910) 696-2265

125 N.Main Street
Sparta, North Carolina  28675
(910) 372-2265

150 N.Center Street
Taylorsville, North Carolina  28681
(704) 632-2265

Financial Information


Corporate Headquarters
1001 Mercer Street
P. 0. Box 5909
Princeton, West Virginia
24740-5909
(304) 487-9000


Stock Registrar and Transfer Agent
First Community Bank of Mercer County, Inc.
Trust and Financial Services Division
P.O. Box 950
Bluefield, West Virginia  24701-0950
(304) 325-7151

Form 10-K
The Annual Report on Form 10-K, filed with the Securities and
Exchange
Commission, is available to shareholders upon request to the Vice President
& Chief Financial Officer of First Community Bancshares, Inc.

Financial Contact
John M. Mendez
Vice President & Chief Financial Officer, First Community
Bancshares, Inc.
P.O. Box 5909
Princeton, West Virginia  24740-5909
(304) 487-9000