Form 10-K, Exhibit 13
period 1998-12-31
FIRST COMMUNITY BANCSHARES INC /NV/
filed 1999-03-31
CIK 859070

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Percent and Per Share Data)

EARNINGS AND DIVIDENDS
--------------------------------------------------------------------------------

                                                            1998          1997         1996
                                                         ------------------------------------
Net income.............................................  $   13,101    $   15,094    $ 13,917
Basic and diluted earnings per share...................        1.86          2.14        1.98
Cash dividends per share...............................        1.05          1.04         .91
Return on average equity...............................       13.02%        16.05%      16.26%
Return on average assets...............................        1.24%         1.59%       1.73%
---------------------------------------------------------------------------------------------

BALANCE SHEET DATA AT YEAR-END
--------------------------------------------------------------------------------

                                                            1998          1997         1996
                                                         ------------------------------------
Total assets...........................................  $1,054,006    $1,042,322    $837,615
Earning assets.........................................     971,856       955,337     775,244
Deposits...............................................     875,996       853,507     643,497
Securities sold under agreements to repurchase.........      47,680        52,351      53,031
Stockholders' equity...................................     101,737        97,860      89,276
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Message to Stockholders......................................................  3
Management's Discussion and Analysis.........................................  9
Consolidated Financial Statements............................................ 23
Board of Directors........................................................... 49

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

MESSAGE TO STOCKHOLDERS
--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS:

     First Community Bancshares, Inc. enjoyed another great year in 1998. We are pleased to provide this report on the financial performance of your Company for that year and to review with you other activities, both completed and ongoing, which are directed to ensuring continuing financial success in the future.

     The world is counting the days to December 31, 1999, and the beginning of a new millennium. Computer readiness for the Year 2000 and its impact on the world economy is an ongoing topic of discussion and has resulted in misinformation and the unnecessary heightening of concerns that banks and the financial system may not be ready for the transition. The Year 2000 issue in its most simple form is based upon the inability of some computer chips and software to distinguish between the years 2000 and 1900. First Community began its Y2K efforts in 1997, carefully reviewing all computer hardware and software purchases for Y2K readiness. Early in 1998, the Board of Directors appointed a Y2K coordinator and established a committee to review all operations of the Company to ensure we are well prepared to make the millennium change smoothly. First Community's core processing systems which support customers and other information applications are dependent upon hardware and software used by literally hundreds of other financial institutions throughout the country. These systems are state-of-the-art and have been undergoing Y2K readiness testing since 1997, first by the vendors themselves then by users similar to First Community. Our systems have been tested by artificially advancing the internal system dates gradually through the year 2000 and beyond while processing data. Our core systems all have performed well which was expected as they have been certified by vendors of substantial reputation as Y2K compliant and have undergone substantial independent testing by other users with similar good results. Other non-customer computer applications have been or are being tested throughout the Company and where necessary both software and hardware replaced and retested. The Company has budgeted $150,000 in one-time costs to prepare for the Y2K transition. As a further precaution, a contingency plan was developed early in 1999 to ensure there is no disruption of service to our customers or disruption of operations in the unlikely event our testing fails to identify a potential problem or should a vendor critical to our operations experience problems with the millennium date change.

                             1994                 1995                    1996                 1997               1998
                            ------               ------                  ------               ------             ------
                                                                 (Amounts in thousands)
Total Assets                744,686             780,253                 837,615             1,042,322           1,054,006
Earnings Assets             684,630             723,616                 775,244               955,337             971,856

With these testing efforts continuing throughout the remainder of 1999, our efforts have now been directed to communicating with customers our state of readiness and to working with customers to ensure they too are well-prepared. All of these activities should ensure that the century date change is a non-event for First Community and, as one of our Y2K marketing pieces states, "we want to ensure that the only ball dropped on New Year's Eve is in Times Square."

     Net income for 1998 was $13.101 million, significantly lower than the $15.094 million reported for 1997 and lower than our plan. Late in the second quarter the Company recorded a one-time $2,900,000 loan loss provision related to a single commercial loan charge-off resulting from foreclosure on a West Virginia based furniture manufacturing facility. Although reserves had been established in prior periods related to this loan, a single provision adequate to absorb the entire loss significantly strengthened the Company's reserves and positioned us well to speedily dispose of the real estate acquired through foreclosure. This extraordinary loan loss provision, while undesirable, is a result of our role as a community bank which includes contributing to and supporting community development efforts which create jobs and add to the ongoing economic vitality

--------------------------------------------------------------------------------
of the areas we serve. Over the years, First Community Banks have been lenders to the small business community and have always been supporters of new business and business expansion through involvement in loans to developing enterprises. Most of these investments have yielded great dividends in the form of new jobs and the improvement of local economies. From time to time, however, success is not realized and assets which serve as collateral must be liquidated often at values which are inadequate to repay the entire debt. First Community will, however, continue to play a significant role in the economic development process within the bounds of prudent underwriting and tolerable risk as we believe that community involvement and willingness to invest in efforts to improve the economic health of our communities is one of the primary roles of your Company. We are pleased to report that the manufacturing facility is under contract to sell with the closing expected in March 1999, and that the new owner will not only create jobs at the facility but will immediately begin a substantial building expansion which will create even more opportunity and employment in our market area.

     Earnings per share were $1.86 in 1998 compared with $2.14 for the preceding year while dividends paid were $1.05 and $1.04 in 1998 and 1997, respectively. Return on Average Equity which measures our stewardship of your equity was 13.02% for 1998, very comparable to our peers, but somewhat off the 16% standard set by First Community in recent

                                          1994                1995                1996                1997             1998
                                         ------              ------              ------              ------           ------
Dividends Per Share                        .68                 .78                 .91                1.04             1.05
Basic Earnings Per Share                  1.62                1.82                1.98                2.14             1.86

years. Return on Average Assets measures our ability to use assets to produce net income combined with the effective use of capital resources. Acquisitions completed during 1997 which added over $200 million in resources, negatively impacted our Return on Average Assets. This reduction is part of our overall strategic plan which requires more effective leveraging of capital with asset growth through acquisitions that produce initial returns on assets of less than 1%. Return on Average Assets was 1.24% in 1998, 1.59% in 1997 and 1.73% in 1996, reflecting the impact of acquisitions completed during 1997.

                                          1994                1995                1996                1997             1998
                                         ------              ------              ------              ------           ------
Return on Average Equity                 16.33               16.77                16.26               16.05           13.02
Return on Average Assets                  1.55                1.70                 1.73                1.59            1.24

     While the extraordinary provision for loan losses discussed above significantly impacted net income, earnings per share, return on average equity and return on average assets, a rapid downturn in overall interest rates to 30-year lows compressed net interest margins during 1998 as assets repriced more rapidly than did liabilities. In addition, current attitudes of many bank and non-bank financial service providers which have relaxed what we consider prudent risk/ reward standards resulted in the prepayment of approximately $40 million in outstanding commercial loans in 1998. The U.S. economy is more robust than ever in history. However, there is, in our opinion, never a time when it makes good long-term sense to weaken commercial and other loan underwriting standards, regardless of competitive pressures, as any future economic downturn will have significant negative impact on the collection of poorly underwritten credit. Our approach continues to be one of care, caution and patience as we remain

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo
willing to give up some current period net interest income to avoid substantial exposure to losses in the future.

     Total assets grew to $1.054 billion at year-end 1998 compared with $1.042 billion at year-end 1997. Earning assets, those which produce revenue, grew to an impressive $971.9 million from $955.3 million one year earlier. Stockholders' equity, the foundation upon which the Company is based, broke the $100 million mark in 1998 and was $101.7 million at year end with book value per share of $14.50 compared with $13.85 at the end of 1997. Reserves for loan losses were $11.4 million at year end 1998 or 1.86% of outstanding loans, an increase of 9.86% over the 1.70% reported at the end of 1997. Record levels of assets, capital and reserves position First Community well for the new millennium and the years to follow.

     Wide-ranging issues including deterioration in the global economy, the flattening of the yield curve, projected costs of Y2K remediation, concern over industry-wide relaxation of underwriting standards, slowdown in industry consolidation and the threat of a deflationary recession took its toll on the market value of stock in the financial services sector during the third and fourth quarters of 1998 and continuing adjustment has been experienced in early 1999.

                                                        PERFORMANCE COMPARISON
                                 ---------------------------------------------------------------------
                                 S&P 500 INDEX                    FCBC                      PEER GROUP
                                 -------------                    ----                      ----------
1993                                100.00                       100.00                       100.00
1994                                101.00                       134.00                        98.00
1995                                139.00                       149.00                       114.00
1996                                170.00                       162.00                       155.00
1997                                223.00                       241.00                       223.00
1998                                283.00                       240.00                       218.00

Currently, bank stocks are trading at approximately 58% of the S&P 500 versus historical averages of 63% on a relative price/earnings basis, in spite of record levels of capital and reserves, lower levels of non-performing assets and record earnings in the industry. First Community did not escape the broad decline in the market for bank stock with a market value of $29.25 at December 31, 1998, compared with $30.45 at year end 1997, and slipping to $27.00 during January and February 1999. Cumulative returns on your First Community stock, however, continue to out-perform our peers which also were negatively impacted by the decline in the broader market, but for the first time in recent years were slightly below the S&P 500.

     The decline in market value afforded the Company the opportunity to reinstate our Stock Repurchase Program in the third quarter of 1998 which had been suspended since 1996 due to pending business combinations. Your Company's Board of Directors has authorized the repurchase of up to 100,000 shares of FCBC stock on the open market. The timing, price and quantity of purchases are at the discretion of the Corporation and the program may be discontinued or suspended at any time. The Board believes that current market prices present an attractive buying opportunity for the Company and will make the shares available for general corporate purposes which may include potential acquisitions, shareholder dividend reinvestment and employee benefit plans.

                                          1994                1995                1996                1997             1998
                                         ------              ------              ------              ------           ------
Market Value Per Share                    18.88               21.12               22.08               30.45             29.25
Stockholders' Equity                     70,149              80,411              89,276              97,860           101,737
  (In thousands)

     In June 1998, your Board of Directors adopted a new plan of strategic vision for the Company which provides both direction and goals well into the future. The 1998 Strategic Plan provides a new statement of purpose, vision and culture specifically focused on stockholders, customers and employees. Although no area of operation is untouched by the Plan, its primary focus is on raising the level of

--------------------------------------------------------------------------------
service quality to all those we serve. Initiatives incorporated in the Plan transform the entire organization into one which is more proactive, moving from a focus on products and delivery to a greater focus on customer relationships and their needs. The entire financial services community is undergoing rapid change and we are excited that the activities contemplated by our Strategic Plan will create an organization of service second to none, providing the financial products and services necessary for our customers to reach their maximum financial potential as we go through the years ahead together. We think that success in the future will be the result of First Community growing with its well-established customer base, and we are confident the new Strategic Plan provides the guidance to ensure that future success.

     During 1999, we celebrate 125 YEARS OF SERVICE to customers, communities and shareholders. Rich in history and heritage, we enjoy a unique position in that fewer and fewer true community banking institutions exist today. We quietly invest our time, our economic resources and ourselves in the communities which we call home to ensure their continual success as ours is an effort of cooperation -- an effort of community -- simply what we are about. One well-known author succinctly stated the challenge of the future when he said, "It is not the strongest . . . that survive, nor the most intelligent, but the one most responsive to change." We do not wish only to survive by being responsive to the changes around us, but desire to thrive in the new millennium and the years to come by being a proactive agent of change. First Community is celebrating 125 years of success and, armed with a new vision, is well-prepared for the century date change and is excited about the opportunities which lie in its future. As always, we greatly appreciate your loyalty and support as customers and stockholders and welcome your input and suggestions.

Sincerely,
/s/ James L. Harrison, Sr.
James L. Harrison, Sr.
President & Chief Executive Officer

                                   [PICTURE]

      The Officers of First Community Bancshares, Inc. from left to right:

           JOHN M. MENDEZ, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          JAMES L. HARRISON, SR. PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        ROBERT L. BUZZO, VICE PRESIDENT

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

YEAR 2000 STATEMENT
--------------------------------------------------------------------------------

     First Community Bancshares has made a commitment to Year 2000 readiness which began in 1997 and will continue until the issue is resolved in the coming New Year. The Year 2000 problem revolves around a computer programming oversight which was made when program date fields were written in two character (i.e., 99) instead of four character (i.e. 1999) formats. It is feared that when the date changes from 1999 to 2000, some systems may not properly recognize the step forward to 2000 and revert to 1900. This incorrect assumption may cause the non-Y2K ready systems to malfunction or fail.

     What is First Community Bancshares' solution for the Y2K problem? Our solution is extensive planning and preparation. Our Board of Directors and senior management have made Year 2000 readiness a top priority. An in-depth Year 2000 Plan was devised and a Board-appointed Steering Committee composed of senior level management and internal technology specialists was assembled to address our Year 2000 concerns.

     Our Year 2000 Plan not only addresses First Community's Y2K preparation, but also works to verify that our vendors are prepared and will not fail to deliver the services upon which we rely. The Plan incorporates the Federal Financial Institution Examination Council's guidelines and deadlines for bank Y2K preparations. These guidelines are divided into five phases: Awareness, Assessment, Renovation, Testing and Implementation. The Plan also focuses on evaluating the ability of our primary borrowers to operate and keep their relationships in good standing. The results of this evaluation have been encouraging and indicate that most of our customers and vendors are aware of and are working to eliminate the Y2K issues they may face.

     First Community Bancshares' Year 2000 Steering Committee began a full risk assessment of hardware, software and service providers during the fourth quarter of 1997. The Committee has used this risk assessment to help monitor Year 2000 remediation and testing efforts for computer systems throughout our organization. Special attention has been focused on "mission critical" systems -- those systems upon which our Company most heavily relies for daily operation. The key component in our system is the central mainframe computer, which is an IBM AS400. Not relying upon hardware and software manufacturer reassurances, the Steering Committee acquired an additional AS400 computer in September 1998 for use as a "time machine." The AS400 "time machine" enabled First Community's specialists to leap forward into the future to December 31, 1999. On this simulated New Year's Eve the test team ran our actual core application software (CBS Fiserv) on the same type of computer that drives the bank's daily operations. Both hardware and software ran smoothly through the simulated New Year's date change, through the leap year and other key processing dates which have generated concern. So far, this test has provided us with assurance that our core system and its connected sub-systems have been properly remediated and will be able to deliver non-interrupted service to our customers in the new millennium. All other mission critical systems have also performed superbly in extensive Y2K testing, the results of which have been verified by system users and our audit department's quality control staff. In addition to our testing, the hardware and software used by our Company is used by other banks nationally and has withstood their testing regimens.

--------------------------------------------------------------------------------

     Although First Community Bancshares' important systems have been tested and proven Y2K ready, a contingency plan has been developed. This plan provides further assurance that no disruption of service will occur in the unlikely event our testing efforts have failed to identify a potential Year 2000 problem. The second and third quarters of 1999 will be devoted to Year 2000 contingency plan training and testing.

     Our in-depth risk assessment also isolated some systems which were not capable of working in the new millennium. The systems which have been or are being replaced include payroll, several personal computers and their operating systems and some telephone equipment. Non-compliant systems will be replaced and thoroughly tested before the century date change.

     Our projected Year 2000 direct expenses are expected to total $150,000. Due to our practice of investing in top quality technology, the actual direct expense to date has been approximately $47,000. These expenses have been aimed at replacing non-compliant systems and personnel costs associated with our comprehensive testing and test results validation. In addition to these direct expenses, $30,000 in administrative costs have been realized to assure proper management of the project.

     We are proud of the efforts and results of our Year 2000 preparation and are excited by the level of readiness it has given our Company. The commitment and energy of our board, management and staff will ensure that our 125 year old company will be there to provide service in the new millennium.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Introduction................................................   10
Acquisitions................................................   10
Summary Financial Results...................................   10
Five-Year Selected Financial Data...........................   12
Common Stock and Dividends..................................   12
Net Interest Margin.........................................   13
Net Interest Income.........................................   14
Provision for Loan Losses...................................   14
Non-Interest Income.........................................   15
Non-Interest Expense........................................   15
Income Tax Expense..........................................   17
Investment Securities.......................................   17
Securities Available for Sale...............................   17
Loan Portfolio..............................................   17
Reserve for Loan Losses.....................................   18
Non-Performing Assets.......................................   19
Deposits....................................................   19
Short-Term Borrowings.......................................   19
Other Indebtedness..........................................   19
Stockholders' Equity........................................   20
Liquidity...................................................   20
Interest Rate Sensitivity...................................   20
Year 2000 Preparedness......................................   21

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION

  This discussion should be read in conjunction with the consolidated financial statements, notes and tables included throughout this report and the Company's Annual Report on Form 10-K. Management's discussion and analysis may contain forward-looking statements that are provided to assist in the understanding of future financial performance. However, such performance involves risks and uncertainties, which may cause actual results to differ materially from those expressed in forwarding-looking statements.

  First Community Bancshares, Inc. (the "Company" or "First Community") is currently a multi-state, multi-bank holding company headquartered in Princeton, West Virginia. With total resources of $1.054 billion at year-end 1998, First Community provides financial and trust services to individuals and commercial customers through 33 full-service banking locations in West Virginia, Virginia and North Carolina.

  In February 1999, the respective boards of the four affiliate banks adopted a merger and reorganization agreement providing for the merger of all affiliate banks of First Community Bancshares, Inc. into a single national association. The mergers are expected to be complete on or about April 30, 1999, at which time all banking operations will be conducted within First Community Bank, N.A., a national association subject to supervision of the Comptroller of the Currency. The mergers are designed to enhance operational efficiency and streamline regulatory considerations.

  The completion of bank and branch acquisitions in 1997 resulted in significant growth in total resources of the Company between 1996 and 1997 and have a material impact on the following discussion of financial condition and results of operations in comparison with other periods presented.

ACQUISITIONS

  The Company acquired Citizens Bank of Tazewell ("Citizens") in Tazewell, Virginia in July 1996 and Blue Ridge Bank ("Blue Ridge") in Sparta, North Carolina in April 1997. Additionally, the Company acquired three Virginia branches in July 1997 and one additional West Virginia branch in September 1997. All of the above acquisitions, except Citizens, were accounted for as "purchase" transactions. "Purchase" accounting does not require restatement of prior years' results; accordingly, the addition of Blue Ridge and the branches result in material changes in balance sheet items and revenues and expenses.

  The Company's common stock was split five shares for four on March 31, 1997 and March 31, 1998. All share and per share data in this report have been retroactively adjusted to reflect these two stock splits.

SUMMARY FINANCIAL RESULTS

                                              NET INCOME
                                              ----------
1994                                            11,454
1995                                            12,789
1996                                            13,917
1997                                            15,094
1998                                            13,101

  Net income for 1998 was $13.1 million, or $1.86 per share, down $1.99 million from $15.09 million or $2.14 per share in 1997. The decrease in net income between 1997 and 1998 is primarily attributable to higher loan loss provisions in the second quarter of 1998 due to the resolution through foreclosure of a $4.7 million commercial loan relationship. Other factors negatively affecting 1998 results include the increase in operating costs and intangible amortization associated with the bank and branch acquisitions and the decline in net interest margin from 5.25% in 1997 to the 1998 level of

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

4.81%. The reduction in net interest margin reflects the addition of interest cost on acquisition indebtedness, a decrease in the Company's loan-to-deposit ratio, and declining asset yields as a result of the overall decreasing trend in the interest rate environment throughout 1998.

                                              RETURN ON AVERAGE ASSETS (%)
                                              ----------------------------
1994                                                      1.55%
1995                                                      1.70%
1996                                                      1.73%
1997                                                      1.59%
1998                                                      1.24%

  The Company's key profitability ratios of Return on Average Assets (ROA) and Return on Average Equity (ROE) continue to reflect the strong earnings performance of the Company and compare favorably with regional and national peer groups. ROA,which measures the Company's stewardship of assets, was 1.24%, down from 1.59% in 1997 and 1.73% in 1996. These decreases in ROA relate, in large part, to branch acquisitions and related increases in average assets in 1997 and 1998 designed to maintain the Company's capital leverage position. ROE for the Company remained strong in 1998 at 13.02% but reflects a decrease from 16.05% in 1997 and 16.26% in 1996. The declining ROE reflects the effect of capital growth from $80.4 million in 1995 to $101.7 million at the close of 1998 and the lower net income in 1998 as discussed in the preceding paragraph.

                                           RETURN ON AVERAGE EQUITY (%)
                                           ----------------------------
1994                                                   16.33%
1995                                                   16.77%
1996                                                   16.26%
1997                                                   16.05%
1998                                                   13.02%

--------------------------------------------------------------------------------

FIVE-YEAR SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Percent and Per Share Data)

                                           1998         1997        1996       1995       1994
                                        ----------   ----------   --------   --------   --------
BALANCE SHEET SUMMARY (AT END OF
  PERIOD)
Loans, net of unearned income.........  $  611,493   $  671,817   $547,703   $485,151   $421,189
Reserve for loan losses...............      11,404       11,406      8,987      8,321      8,479
Securities............................     277,210      270,969    236,441    246,578    268,906
Total assets..........................   1,054,006    1,042,322    837,615    780,253    744,686
Deposits..............................     875,996      853,507    643,497    622,723    616,226
Long-term debt........................      18,176       24,330     15,000     15,000     10,000
Stockholders' Equity..................     101,737       97,860     89,276     80,411     70,149
SUMMARY OF EARNINGS
Total interest income.................  $   81,213   $   75,834   $ 64,941   $ 58,954   $ 53,723
Total interest expense................      38,128       32,890     26,933     23,482     19,846
Provision for loan losses.............       6,250        4,963      2,273      2,235      1,764
Non-interest income...................      11,182        8,661      9,070      7,214      7,035
Non-interest expense..................      28,752       24,672     24,358     22,694     23,238
Income tax expense....................       6,164        6,876      6,530      4,968      4,456
Net Income............................      13,101       15,094     13,917     12,789     11,454
PER SHARE DATA
Basic and diluted earnings............  $     1.86   $     2.14   $   1.98   $   1.82   $   1.62
Cash dividends........................        1.05         1.04        .91        .78        .68
Book value at year-end................       14.50        13.85      12.64      11.50       9.97
SELECTED RATIOS
Return on average assets..............        1.24%        1.59%      1.73%      1.70%      1.55%
Return on average equity..............       13.02%       16.05%     16.26%     16.77%     16.33%
Dividend payout.......................       56.45%       48.60%     45.96%     42.86%     41.98%
Equity to year-end assets.............        9.65%        9.39%     10.66%     10.31%      9.42%
Risk based capital to risk adjusted
  assets..............................       13.25%       11.96%     17.02%     17.29%     17.22%
Leverage ratio........................        7.37%        6.96%     10.33%      9.86%      9.49%
------------------------------------------------------------------------------------------------

COMMON STOCK AND DIVIDENDS

  The Company's common stock is traded in the over-the-counter market. Daily bid and ask quotations are available through the NASDAQ Level III Electronic Billboard under the symbol FCBC. On December 31, 1998, First Community's common stock price was $29.25, a decrease of 3.9% from the split adjusted December 31, 1997 closing price of $30.45.

  Book value per common share was $14.50 at December 31, 1998, compared with $13.85 at December 31, 1997, and $12.64 at the close of 1996. The year-end market price for First Community common stock of $29.25 represents 202% of the Company's book value as of the close of the year and reflects total market capitalization of $205 million. Utilizing the year-end market price and 1998 basic earnings per share, First Community common stock closed the year trading at a price/earnings multiple of 15.73 times 1998 basic earnings per share.

  Dividends for 1998 totaled $1.05 per share, up $.01 from $1.04 paid in 1997. The 1998 dividends resulted in a cash yield on year-end market of 3.59%.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

                                                                      DIVIDENDS PER SHARE
                                   ------------------------------------------------------------------------------------------
                                   1ST QUARTER         2ND QUARTER         3RD QUARTER         4TH QUARTER         CUMULATIVE
                                   -----------         -----------         -----------         -----------         ----------
1997                                  $0.22               $0.25               $0.25               $0.32               $1.04
1998                                  $0.25               $0.25               $0.25               $0.30               $1.05

MARKET PRICE AND DIVIDENDS
--------------------------------------------------------------------------------

                                                     BID               BOOK
                                               ----------------        VALUE        CASH DIVIDENDS
                    1998                        HIGH      LOW        PER SHARE        PER SHARE
--------------------------------------------------------------------------------------------------
First Quarter................................  $29.60    $24.48       $14.18            $ .25
Second Quarter...............................   43.00     36.00        14.01              .25
Third Quarter................................   42.75     31.00        14.35              .25
Fourth Quarter...............................   33.75     26.50        14.50              .30
--------------------------------------------------------------------------------------------------
                                                                                        $1.05
--------------------------------------------------------------------------------------------------
1997
--------------------------------------------------------------------------------------------------
First Quarter................................  $23.68    $21.76       $12.83            $ .22
Second Quarter...............................   26.40     22.60        13.30              .25
Third Quarter................................   28.90     25.40        13.58              .25
Fourth Quarter...............................   32.00     26.20        13.85              .32
--------------------------------------------------------------------------------------------------
                                                                                        $1.04
--------------------------------------------------------------------------------------------------

NET INTEREST MARGIN

  Net interest margin measures net interest income as a percentage of average earning assets. In 1998, net interest margin declined to 4.81% for the year from 5.25% in 1997 and 5.39% in 1996. This decrease was due in large part to a declining asset yield which decreased 26 basis points, largely in the taxable portion of the "available for sale" securities portfolio and short-term investments. During 1998, a larger portion of earning assets was invested in lower yield, short-term investments further reducing the overall asset yield. Increases in the Company's cost of funds during 1997 and 1998 of 10 basis points and 14 basis points, respectively, also had a negative impact on net interest margin. The cost of funds was adversely impacted by branch acquisitions which brought with them a relatively higher cost of funds.

--------------------------------------------------------------------------------

                                                       NET INTEREST MARGIN
                                                       -------------------
1994                                                           5.30%
1995                                                           5.38%
1996                                                           5.39%
1997                                                           5.25%
1998                                                           4.81%

NET INTEREST INCOME

  The fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and short-term borrowings represent the major portion of interest-bearing liabilities.

  On a tax equivalent basis, net interest income increased $726,000 or 1.6% in 1998 and $5.3 million or 13.1% in 1997. Average earning assets increased 10.9% in 1998 and 16.1% in 1997. These increases were primarily the result of bank and branch acquisitions occurring throughout 1997 which contributed new earning assets and increases in tax equivalent net interest income.

  The modest increase in tax equivalent net interest income for 1998 is impacted by the sale of approximately $14.0 million in credit card revolving loan accounts which reduced interest and fees on loans approximately $747,000 in 1998. The proceeds of the sale were reinvested in interest bearing balances which yielded substantially lower earnings and, accordingly, reduced current year net interest income. The portfolio sale was part of an overall exit strategy for the credit card division.

                                           TAX EQUIVALENT NET INTEREST INCOME
                                           ----------------------------------
1994                                                   $36,094
1995                                                   $37,759
1996                                                   $40,395
1997                                                   $45,700
1998                                                   $46,426

PROVISION FOR LOAN LOSSES

  The provision for loan losses represents charges against operations to establish reserves for loan losses inherent in the Company's loan portfolio. The level of expense, as well as the required level of reserves, is dependent upon a number of factors including historical loss ratios by loan type, assessment of specific credit weaknesses within the portfolio, concentrations of credit, assessment of the prevailing economic climate, and other factors which may affect the overall condition of the loan portfolio.

  The provision for loan losses was $6.3 million in 1998, $5.0 million in 1997 and $2.3 million in 1996. The increase in the provision for loan losses in 1998 of $1.3 million was largely the result of a second quarter provision taken in response to a commercial loan foreclosure.

  Elevated provisions in both 1997 and 1998 also include higher levels of consumer loan charge-offs in the Company's credit card division and indirect auto financing program. Each of these programs were curtailed in 1998 and losses associated with these types of retail lending are expected to be substantially reduced.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

NON-INTEREST INCOME

  Non-interest income consists primarily of fiduciary income on trust services and service charges on deposit accounts. Non-interest income totaled $11.2 million in 1998, a $2.5 million increase or 29.1% over the $8.7 million in 1997 and $2.1 million or 23.3% improvement over the 1996 totals of $9.1 million.

  Total non-interest revenues from continuing sources increased $1.04 million between 1996 and 1997 with this increase due largely to the acquisitions of Blue Ridge Bank in 1997 which contributed $457,000 in other revenues and new branches which added an additional $179,000. When comparing 1998 with 1997, the full year of Blue Ridge and branches contributed an additional $509,000 in other operating revenues with non-interest income from continuing sources increasing approximately $260,000.

  Higher levels of non-interest income for 1998 and 1996 include pension curtailment and termination gains of $1,062,000 (net of federal excise tax of $764,000) and $1,450,000, respectively, as a result of the Company's termination of its Defined Benefit Pension Plan, which was completed in the first quarter of 1998.

  Included in other operating income for 1998 are gains totaling $1.2 million on the sale of substantially all revolving loan accounts and all merchant account relationships in the Company's credit card division. The Company's decision to exit this line of business was based on its relatively small share of this market, vigorous competition for credit card accounts and rising consumer delinquencies. At year-end 1998, the Company retained approximately $2 million in revolving private label credit card accounts.

  Service charges on deposit accounts are the largest source of non-interest income. Service charge income totaled $3.8 million in 1998, an increase of $457,000 or 13.9% over 1997. This compares with a 10.5% increase of $313,000 between 1997 and 1996.

                                         OTHER SERVICE CHARGES, COMMISSIONS AND FEES
                                                    as a Percent of Assets
                                         -------------------------------------------
1994                                                       .248%
1995                                                       .268%
1996                                                       .273%
1997                                                       .286%
1998                                                       .279%

  Other service charges, commissions and fees declined slightly in 1998 versus 1997. Alternatively, a 30.5% increase in 1997 of $696,000 was experienced over 1996 levels. The increase in 1997 is the result of an increased emphasis on fee based revenues throughout the organization as well as the addition of Blue Ridge Bank and branch acquisitions occurring in 1997 which added approximately $142,000. Other transaction volume also increased in 1997, adding fee revenues of approximately $614,000.

  Fiduciary income continued at a strong level and totaled $1.7 million in 1998, 1997 and 1996. Trust revenues are comprised of fees for asset management and estate settlement. Expenses associated with the operation of the Trust and Financial Services Division are included in non-interest expense.

NON-INTEREST EXPENSE

  Non-interest expenses consist of salaries and benefits, occupancy, equipment and all other operating expense incurred by the Company.

  Non-interest expense totaled $28.8 million in 1998, as compared with $24.7 million and $24.4 million in 1997 and 1996, respectively. The substantial increase in 1998 operating costs was attributable to the full year costs of Blue Ridge Bank and the various branches in 1998 versus the partial year of operation in 1997. When comparing 1998 to 1997, the addition of Blue Ridge Bank and branches acquired throughout 1997 added approximately $956,000 and $1,268,000, respectively, over their 1997 levels. The total increase in 1997 over 1996 for

--------------------------------------------------------------------------------
the bank and branch acquisitions was approximately $3,301,000 and $722,000, respectively.

  In November 1996, the Company detected a "payments system fraud" perpetrated by a business customer and certain of its principals, all of whom were long-term customers of a subsidiary of the Company. The transaction commonly referred to as a "kite" involved the transfer of non-existent funds between a subsidiary bank of the Company and a third party to cover existing overdrafts. The Company recorded associated losses in December of 1996 totaling $3.4 million. These losses are reflected as a separate line item in non-interest expenses for 1996. The Company expects partial repayment from either the principals or their business interests. Partial repayment in 1997 totaled $177,000 and is reflected in other operating income. There were no recoveries recognized in 1998.

  The nominal increase in total non-interest expense between 1996 and 1997 reflects the net effect of the check collection losses in 1996 and the added operating cost of Blue Ridge Bank ($3.3 million) and new branches ($700,000) in 1997. Partially offsetting the cost of operation of new branches in 1997, was the recognition of a $439,000 credit in lieu of pension expense due to the benefit freeze and pending plan termination and the reversal of $700,000 in litigation reserves established in 1995 and 1996. The Company was able to reverse the largest portion of $1.1 million in reserves established to provide for possible losses on litigation which was ultimately settled in the second quarter of 1997 at a total cost of approximately $460,000.

  Salaries and employee benefits increased $906,000 or 8.0% when comparing 1998 with 1997 and relate almost exclusively to the addition of Blue Ridge and five new branches acquired in 1997. The effect of a full year of operations of these facilities in 1998 versus a partial year in 1997 resulted in additional personnel costs of approximately $1,118,000 in 1998. Blue Ridge contributed an additional $521,000 of this total while the branch acquisitions added an additional $597,000 in 1998. When comparing 1997 to 1996, the increase of approximately $1.8 million is largely the result of the Blue Ridge and branch acquisitions occurring in 1997 which added an additional $1,653,000 over 1996. Blue Ridge added an additional $1,355,000 while the branches added an additional $298,000 in personnel cost.

  Occupancy expense increased $264,000 or 15.7% between 1998 and 1997. The acquisition of Blue Ridge and new branches in 1997 resulted in additional occupancy cost in 1998 of approximately $195,000.

  The $323,000 increase (19.7%) in furniture and equipment expense in 1998 reflects not only the impact of acquisitions, which added approximately $197,000 in additional cost, but also includes depreciation and maintenance associated with the implementation of new check processing technology and the advent of electronic banking services implemented in 1997 and early 1998.

                                                NET OVERHEAD RATIO
                                                ------------------
1994                                                   2.51%
1995                                                   2.27%
1996                                                   2.22%
1997                                                   1.84%
1998                                                   2.06%

  The Company's net overhead ratio (non-interest expense less non-interest income excluding security gains and non-recurring gains divided by average earning assets) is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned is realized as net income. The net overhead ratios for 1998, 1997 and 1996 were 2.06%, 1.84% and 2.22%, respectively.

  The Company's efficiency ratio also measures management's ability to control costs and maximize revenue growth. The efficiency ratio is computed by dividing non-interest expense by the sum of the net interest income plus non-interest income (all non-recurring items excluded). The efficiency ratio for 1998 was 47.4%. The efficiency ratio for both 1997 and 1996 was 42.2%

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

INCOME TAX EXPENSE

  Income tax expense totaled $6.2 million in 1998, compared with $6.9 million in 1997 and $6.5 million in 1996. The major difference between the statutory tax rate and the effective tax rate (income tax expense divided by pre-tax book income) results from income which is not taxable for Federal income tax purposes. The primary category of non-taxable income is that of state and municipal securities and industrial revenue bonds and tax-free loans. The effective tax rate for 1998 was 32.0% as compared with 31.3% for 1997 and 31.9% in 1996.

INVESTMENT SECURITIES

  Investment securities are comprised largely of U.S. Agency obligations and state and municipal securities. U.S. Agency obligations include securities issued by various government corporations and agencies, including FHLB, FNMA, GNMA, SLMA, FFCB, and FHLMC.

  Obligations of States and Political Subdivisions totaling $75.0 million are comprised of high grade municipal securities generally carrying AAA bond ratings, many of which also carry credit enhancement insurance by major insurers of investment obligations.

  The average maturity of the investment portfolio increased from 9.08 years in 1997 to 10.05 years in 1998 with the tax equivalent yield increasing from 7.87% at year-end 1997 to 8.38% at the close of 1998. The increase in yield reflects the change in portfolio composition which shifted toward the municipal bond sector.

  The investment portfolio totaling $84.0 million decreased $25.2 million between 1997 and 1998. This decrease is the result of large prepayments and calls occurring as a result of the declining interest rate environment in 1998. Portions of these cash flows were invested in overnight interest bearing balances with the Federal Home Loan Bank and correspondent banking institutions.

SECURITIES AVAILABLE FOR SALE

  Securities available for sale are used as part of management's asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, for liquidity needs and other factors. These securities are recorded at market value.

  At December 31, 1998, the Company had $193.2 million in securities available for sale, compared with $161.8 million at year-end 1997. The increase in this portfolio reflects the reinvestment of funds received from loan principal prepayments arising from early payoffs and calls and maturities of investment securities.

  The market value of securities available for sale exceeded book value at year-end 1998 by $2.1 million. The tax equivalent purchase yield on securities available for sale in 1998 was 6.56% and the tax equivalent purchase yield in 1997 was 6.99%. The 43 basis point decrease in yield on the portfolio is a direct result of a general decline in interest rates which triggered above average calls and prepayments. These prepayments were then invested at prevailing lower market rates along with additional funds derived from reductions in the loan portfolio.
  The average maturity of the portfolio was 15.6 years and 11.8 years at December 31, 1998 and 1997, respectively. The extended average maturity reflects an increase in longer term municipal securities as a percentage of the total portfolio as well as the replacement of short-term agency securities with longer term instruments. Most of these longer term securities have call provisions and many are expected to be called prior to their final maturity.

                                                           LOAN PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------
                                        REAL ESTATE -                    REAL ESTATE -     REAL ESTATE -     LOANS TO
COMMERCIAL, FINANCIAL & AGRICULTURAL    CONSTRUCTION        ALL OTHERS    RESIDENTIAL       COMMERCIAL      INDIVIDUALS
------------------------------------    -------------       ----------   -------------     -------------    -----------
12.6%                                       1.5%                .1%          37.3%             27.9%           20.6%

LOAN PORTFOLIO

  The loan portfolio is diversified among loan types and industry segments as well as geography. Commercial and commercial real estate loans represent 40.5% of the total portfolio. During 1998, residential real estate loans increased as a percentage of total loans and now comprise 37.3% of the portfolio. Decreases in portfolio sectors were noted in commercial and commercial real estate, which declined by $37.2 mil-

--------------------------------------------------------------------------------
lion or 13.0% in 1998. Additionally, consumer loans declined by $23.0 million or 15.5% from $148.5 million at December 31, 1997 to $125.5 million at the close of 1998 and include the reduction due to the aforementioned sale of credit card loans. Consumer loans represent 20.6% and 22.0% of the portfolio at the close of 1998 and 1997, respectively.

                                                        LOANS
                                                        -----
1994                                                    $421
1995                                                    $485
1996                                                    $548
1997                                                    $672
1998                                                    $612

  Loans, net of unearned income, were $611.5 million at year-end 1998. This represents a $60.3 million decline or 9.0% from the $671.8 million level at December 31, 1997. During 1998, increased competition for commercial loans by other banks and capital market groups impacted minimum underwriting standards within the industry leading to sub-prime interest rates, higher loan-to-value ratios, and less emphasis on owner guarantees. The Company resisted this easing of price and quality standards and sacrificed some existing and new loan business in the process. This shift in underwriting standards coupled with the declining interest rate environment resulted in above average principal prepayments and contributed to the decline in the loan portfolio.

  In addition to loan prepayments, the sale of substantially all credit card loans in the third and fourth quarters of 1998 resulted in an additional $14 million reduction in the loan portfolio.

  The loan-to-deposit ratio decreased to 70% at December 31, 1998 from 79% at December 31, 1997. The reduction in the loan-to-deposit ratio is a result of the decline noted in the loan portfolio and a $22.5 million increase in total deposits.

RESERVE FOR LOAN LOSSES

  The reserve for loan losses represents reserves available to absorb estimated loan losses and other credit-related charges. Loan losses arise primarily from the loan portfolio, but may also be derived from other sources, including commitments to extend credit, guarantees, and standby letters of credit. The reserve for loan losses is increased by both charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged-off. The provision for loan losses is calculated to bring the reserve to a level which, in management's judgment, is considered adequate to absorb potential losses inherent in the loan portfolio. Management performs monthly assessments to determine the appropriate level of the reserve. The factors considered in this evaluation include, but are not necessarily limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies, and non-accruals. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the entire portfolio.

  The reserve for loan losses represents 140% of non-performing loans at year-end 1998 versus 79% and 144% at December 1997 and 1996, respectively. When other real estate is combined with non-performing loans, reserves equal 98% of non-performing assets at the end of 1998 versus 72% and 106% at December 31, 1997 and 1996, respectively.

  Net charge-offs were $6.3 million in 1998, as compared with $4.5 million in 1997 and $1.6 million in 1996, respectively. The $1.8 million increase in net charge-offs for 1998 is principally related to the commercial loan charge-off of $2.9 million on a loan relationship to a failed furniture assembly plant in Princeton, West Virginia in the second quarter of 1998.

  Net charge-offs for 1997 were elevated, due in part, to retail loan losses of $955,000 and $468,000 in the credit card and indirect auto loan areas, respectively, as well as a large single commercial loan charge-off of $800,000 on a car dealer floor plan arrangement.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

NON-PERFORMING ASSETS

  Non-performing assets include loans on which interest accruals have ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. Total non-performing assets were $11.7 million at December 31, 1998. The levels of non-performing assets for the last five years are presented in the table below.

--------------------------------------------------------------------------------

                                                                 DECEMBER 31
                                               ------------------------------------------------
                                                1998       1997       1996      1995      1994
                                               -------    -------    ------    ------    ------
Non-accruing Loans...........................  $ 7,763    $ 9,988    $5,476    $4,371    $6,909
Loans 90 Days Past Due.......................      377      4,391       780       673       968
Other Real Estate Owned......................    3,547      1,472     2,225       929       919
-----------------------------------------------------------------------------------------------
                                               $11,687    $15,851    $8,481    $5,973    $8,796
-----------------------------------------------------------------------------------------------
Non-performing loans as a percentage of total
  loans......................................      1.3%       2.1%      1.1%      1.0%      1.9%
Non-performing assets as a percentage of
  total loans and other real estate owned....      1.9%       2.4%      1.6%      1.2%      2.1%
Reserve for loan losses as a percentage of
  non-performing loans.......................    140.1%      79.3%    143.7%    165.0%    107.6%
Reserve for loan losses as a percentage of
  non-performing assets......................     97.6%      72.0%    106.0%    139.3%     96.4%
-----------------------------------------------------------------------------------------------

  Non-performing assets decreased $4.2 million between 1997 and 1998 with decreases in both ninety days past due and non-accrual loans. An increase was reflected in other real estate owned during 1998 as a result of the acquisitions of a furniture manufacturing facility in southern West Virginia and a townhouse project in northern West Virginia. These acquisitions resulted in additional other real estate owned in the amounts of $1.5 million and $500,000, respectively. The manufacturing property is presently under contract to sell and the townhouse project is providing rental income until the units are sold. No losses are anticipated from the sale of these properties.

DEPOSITS

  Total deposits at December 31, 1998 increased $22.5 million or 2.6% when compared to December 31, 1997. The increase in deposits is the result of $20.1 million and $9.6 million increases in demand and interest bearing demand deposits, respectively. Slight decreases were realized in other savings deposit categories. In 1998, the average rate paid on interest bearing liabilities was 4.57%, up from 4.4% in 1997. The increase in the Company's cost of funds is the result of competition for deposits among both financial institutions and non-bank financial service providers and the addition of new branches in late 1997 with relatively higher costs of funds. These factors lead to an increase in the overall cost of funds despite a general decline in market interest rates during the year.

  Average deposits totaled $870.8 million for 1998 versus $759.4 million in 1997. The largest increase in average deposits was experienced in interest-bearing demand deposits, which increased 20.7% versus an overall increase of 14.7%. Non-interest bearing demand deposits increased 11.5% with a 16.8% increase experienced on average time deposits. Average savings deposit accounts also increased 6.3%.

SHORT-TERM BORROWINGS

  The Company's short-term borrowings consist primarily of Federal Funds purchased and securities sold under agreements to repurchase. This category of funding is a source of moderately priced short-term funds. Short-term borrowings decreased on average $8.0 million or 13.5% from 1997 following a 8.4% decrease between 1997 and 1996. The decrease in average balances in 1998 is the result of the increased liquidity in 1998. Strong liquidity in 1998 eliminated the need to purchase federal funds and reduced the emphasis on short-term funding through customer repurchase agreements.

OTHER INDEBTEDNESS

  Other indebtedness, which represents long-term advances from the Federal Home Loan Bank (FHLB) and acquisition debt to a correspondent bank decreased by $6.3 million in 1998. The decrease is attributable to the maturity of $5.0 million of FHLB debt and principal repayments on acquisition debt.

--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

  Risk-based capital ratios are a measure of the Company's capital adequacy. At December 31, 1998, the Company's Tier I capital ratio was 12.0% compared with 10.70% in 1997. Risk-based capital ratios and the leverage ratio are used by banking regulators to measure the capital adequacy of banking institutions. Risk-based capital guidelines risk weight balance sheet assets and off-balance sheet commitments in determining capital adequacy. The Company's total risk-based capital-to-asset ratio was 13.25% at the close of 1998 compared with 11.96% in 1997. Both of these ratios are well above the current minimum level of 8% prescribed for bank holding companies.

                                                        RISKED-BASED CAPITAL
                                        ------------------------------------------------------
                                        REGULATORY MINIMUM                RISK-ADJUSTED ASSETS
                                        ------------------                --------------------
1994                                              8.00%                            17.22%
1995                                              8.00%                            17.29%
1996                                              8.00%                            17.02%
1997                                              8.00%                            11.96%
1998                                              8.00%                            13.25%

  The leverage ratio is the measurement of total tangible equity to total assets. The Company's leverage ratio at December 31, 1998 was 7.37%, compared to 6.96% at December 31, 1997, both of which are well above the minimum 3% and the recommended 4% to 5% range prescribed by the Federal Reserve.

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

  Total liquidity of $462.7 million at December 31, 1998 is comprised of the following: cash on hand and deposits with other financial institutions of $91.5 million; securities available for sale of $193.2 million; investment securities held to maturity due within one year of $3.9 million; federal funds sold of $25.6 million; and Federal Home Loan Bank credit availability of $148.5 million.

INTEREST RATE SENSITIVITY

  Net interest income, the Company's primary component of operational revenue, is subject to variation as a result of changes in interest rate environments in conjunction with unbalanced repricing opportunities in earning assets and interest bearing liabilities. Interest rate risk has four primary components including repricing risk, basis risk, yield curve risk and option risk. Repricing risk occurs when earning assets and paying liabilities reprice at differing times as interest rates change. Basis risk occurs when the underlying rates on the assets and liabilities the institution holds change at different levels or in varying degrees. Yield curve risk is the risk of adverse consequences as a result of unequal changes in the spread between two or more rates for different maturities for the same instrument. Lastly, option risk is due to "embedded options" often called put or call options given or sold to holders of financial instruments.

  In order to mitigate the effect of changes in the general level of interest rates, the Company manages repricing opportunities and thus, its interest rate sensitivity. The Company uses an earnings simulation model to measure interest rate sensitivity. The model captures all earning assets, interest bearing liabilities and all off balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook and based upon the latest simulation, the Company believes that it is currently asset sensitive. Asset sensitive positions can positively impact net interest income in a rising rate environment or, alternatively, adversely impact net interest income in a falling rate environment.

  The Company has established policy limits for tolerance of interest rate risk which allows for no more than a ten percent reduction in projected net interest income based on quarterly income simulations. Based on the most recent simulation, the

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

Company believes that its current exposure to interest rate risk does not exceed this policy limit. In the simulation's most likely scenario which incorporates relatively little change in the treasury yield curve and a 25 basis point drop in the prime lending rate in the second quarter of 1999, net interest income could potentially increase by as much as 4% over 1998 with effective management of key deposit interest rates.

YEAR 2000 PREPAREDNESS

  The arrival of January 1, 2000 is expected to cause disruption in computer systems (hardware, software and imbedded chips) with two-digit year fields, which cannot distinguish between the years 1900 and 2000. First Community Bancshares, Inc. and affiliates have established an oversight committee to direct and monitor its Year 2000 readiness project. As of December 31, 1998 and the date of this report, the project is ongoing and is nearing the completion of the testing phase. The principal purpose of the project is to address issues or potential issues involving computer programs and imbedded computer chips which may be unable to distinguish between the Year 1900 and the Year 2000. The Project Committee is comprised of key management and operational personnel from throughout the Company. This Committee, appointed by the Company's Board of Directors, has full authority to direct resources as necessary to ensure that project objectives are achieved and completed within prescribed time frames and well in advance of the millennium date change. The Committee has completed its work in the awareness and assessment phases by identifying those computer systems which the Company uses to process important information, and those other systems which may have embedded computer chips which are subject to Year 2000 problems. The Committee prioritized all such systems and identified a group of "mission critical" systems.

  In order to determine the Company's exposure due to potential third-party Year 2000 problems, the oversight committee coordinated the risk assessment of significant loan relationships and suppliers to evaluate the state of readiness of these entities and their ability to deal with Year 2000 problems. The remediation phase involves upgrading or replacing of hardware, software and other systems which could be affected by Year 2000 problems. This phase is complete for all mission critical systems and the testing process is underway on these renovated systems and mission critical systems provided by third parties which are certified as Year 2000 compliant.

  Testing for mission critical systems, including the Company's Comprehensive Banking System, items processing, the Federal Reserve On-Line Exchange, the Trust accounting system, and the ATM Management system has been completed. Testing for other mission critical systems including loan and deposit origination platform systems is underway and is scheduled to be complete by March 31, 1999. Additional testing for vendor-provided releases on these systems will be necessary throughout 1999 as these releases are made available.

  Other systems which are not considered mission critical remain in the remediation phase with completion of remediation and testing planned for the second quarter of 1999.

RISKS

  The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely effect the Company's results of operations, liquidity and financial condition. For example, if significant loan customers experience severe Year 2000 problems, their ability to repay their loan obligations in a timely manner would be adversely affected. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of certain third party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. Completion of the Year 2000 project is expected to significantly reduce the Company's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of its material external agents and customers. The Company believes that with the remediation of existing systems and with the implementation of new business systems and completion of the project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

COSTS

  The Company's budgeted total cost of the Year 2000 project is approximately $150,000. The total amount expended on the project through the date of this report, exclusive of administration, is approximately $47,000 and includes the cost of salary and overtime for existing operations and Information Systems staff in the assessment, testing, and verifica-

--------------------------------------------------------------------------------
tion of systems. Additional costs of $30,000 are estimated to have been incurred to date in administration and committee meeting bringing total costs to $77,000. The total remaining cost of the Year 2000 project is estimated at $103,000. Approximately $75,000 is for new software and hardware purchases. As of the date of this report, the Company has spent only 31% of its direct budget for the project despite the fact that it is nearing completion of all phases for mission critical systems. Hardware replacement and minor software replacement in the second quarter will bring expenditures more closely in line with the overall project percentage of completion.

  The cost of the project, the dates on which the Company plans to complete Year 2000 modifications, and the impact of third party compliance are based on management's best estimates which were derived utilizing certain assumptions as to future events including the availability of outside resources, cooperation from third parties and external agents of the Company as well as the level of Year 2000 readiness by various vendors and customers. Some of these assumptions involve contingencies which are beyond the control of the Company. Accordingly, the actual cost and impact of Year 2000 problems which the company may experience, particularly those caused by third-party difficulties, can only be estimated at this time.

CONTINGENCY PLANNING

  The Company has developed a contingency plan for mission critical systems designed to allow it to avoid significant business interruption in the event current systems are affected by Year 2000 issues. This Contingency Plan involves the maintenance of alternate processing sites, acquisition and development of additional human resources which will be prepared for additional remediation, if necessary, throughout 1999 and in January 2000, as well as the development of alternate manual procedures which can be employed as back-up processes for existing automated business processes. The Contingency Plan was completed and approved by the Board of Directors in February 1999. Testing of the Plan will be completed early in the second quarter of 1999 and the Plan will be revised as necessary throughout 1999.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Consolidated Balance Sheets................................................   24
Consolidated Statements of Income and Comprehensive Income.................   25
Consolidated Statements of Cash Flow.......................................   26
Consolidated Statements of Stockholders' Equity............................   27
Notes to Consolidated Financial Statements.................................   28
Independent Auditors' Report...............................................   47
Report on Management's Responsibilities....................................   48

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Share Data)

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1998          1997
                                                              ------------------------
                           ASSETS
Cash and due from banks.....................................  $   33,961    $   34,590
Interest bearing balances -- FHLB...........................      57,523           145
Federal funds sold..........................................      25,630        12,406
Securities available for sale (amortized cost of $191,131,
  1998; $159,711, 1997).....................................     193,194       161,795
Investment securities held to maturity:
  U.S. Treasury securities..................................         100         4,098
  U.S. Government agencies and corporations.................       7,546        26,377
  States and political subdivisions.........................      75,009        77,641
  Other securities..........................................       1,361         1,058
                                                              ------------------------
       Total investment securities (market value, $88,256,
        1998; $112,263, 1997)...............................      84,016       109,174
Total loans, net of unearned income.........................     611,493       671,817
  Less reserve for loan losses..............................      11,404        11,406
                                                              ------------------------
Net loans...................................................     600,089       660,411
Premises and equipment......................................      17,986        19,133
Other real estate owned.....................................       3,547         1,472
Interest receivable.........................................       7,030         7,688
Other assets................................................       6,684         9,734
Intangible assets...........................................      24,346        25,774
                                                              ------------------------
       TOTAL ASSETS.........................................  $1,054,006    $1,042,322
                                                              ------------------------

                        LIABILITIES
Deposits:
  Demand....................................................  $  123,992    $  103,846
  Interest-bearing demand...................................     137,169       127,541
  Savings...................................................     148,461       149,407
  Time......................................................     466,374       472,713
                                                              ------------------------
       Total deposits.......................................     875,996       853,507
Interest, taxes and other liabilities.......................      10,417        11,455
Federal funds purchased.....................................          --         2,705
Securities sold under agreements to repurchase..............      47,680        52,351
Other indebtedness..........................................      18,176        24,444
                                                              ------------------------
       TOTAL LIABILITIES....................................     952,269       944,462
                                                              ------------------------

                    STOCKHOLDERS' EQUITY

Common stock, $1 par value in 1998 and 1997, 10,000,000
  shares authorized; 7,193,909 shares issued in 1998 and
  1997, respectively; 7,014,042 and 7,063,665 shares
  outstanding in 1998 and 1997, respectively................       7,194         7,194
Additional paid-in capital..................................      36,122        36,122
Retained earnings...........................................      60,250        54,564
Treasury stock, at cost.....................................      (1,403)       (1,271)
Unallocated ESOP shares.....................................      (1,664)           --
Accumulated other comprehensive income......................       1,238         1,251
                                                              ------------------------
       TOTAL STOCKHOLDERS' EQUITY...........................     101,737        97,860
                                                              ------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........  $1,054,006    $1,042,322
                                                              ------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Share and Per Share Data)

                                                                YEARS ENDED DECEMBER 31
                                                        ----------------------------------------
                                                           1998           1997           1996
                                                        ----------------------------------------
INTEREST INCOME
Interest and fees on loans............................     $62,323        $59,753        $50,553
Interest on securities available for sale.............       9,060          9,128          7,556
Interest on investment securities:
  U.S. Treasury securities............................         117            337            778
  U.S. Government agencies and corporations...........       1,034          2,333          3,307
  States and political subdivisions, tax exempt.......       3,989          3,205          2,520
  Other securities....................................          90             85             82
Interest on federal funds sold........................       1,594            949            117
Interest on deposits in banks.........................       3,006             44             28
                                                        ----------------------------------------
       TOTAL INTEREST INCOME..........................      81,213         75,834         64,941
                                                        ----------------------------------------
INTEREST EXPENSE
Interest on deposits..................................      34,374         28,773         23,158
Interest on short-term borrowings.....................       2,295          2,623          2,898
Interest on other indebtedness........................       1,459          1,494            877
                                                        ----------------------------------------
       TOTAL INTEREST EXPENSE.........................      38,128         32,890         26,933
                                                        ----------------------------------------
       NET INTEREST INCOME............................      43,085         42,944         38,008
                                                        ----------------------------------------
Provision for loan losses.............................       6,250          4,963          2,273
                                                        ----------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN
          LOSSES......................................      36,835         37,981         35,735
                                                        ----------------------------------------
NON-INTEREST INCOME
Fiduciary income......................................       1,682          1,678          1,731
Service charges on deposit accounts...................       3,746          3,289          2,976
Other service charges, commissions and fees...........       2,935          2,979          2,283
Net securities (losses) gains.........................          25              6           (128)
Other operating income................................       1,732            709            758
Pension termination gain..............................       1,062             --          1,450
                                                        ----------------------------------------
       TOTAL NON-INTEREST INCOME......................      11,182          8,661          9,070
                                                        ----------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits........................      12,242         11,336          9,580
Occupancy expense of bank premises....................       1,943          1,679          1,596
Furniture and equipment expense.......................       1,965          1,642          1,212
Check collection losses...............................          --             --          3,365
Goodwill and core deposit amortization................       2,061          1,379            315
Other operating expense...............................      10,541          8,636          8,290
                                                        ----------------------------------------
       TOTAL NON-INTEREST EXPENSE.....................      28,752         24,672         24,358
                                                        ----------------------------------------
Income before income taxes............................      19,265         21,970         20,447
Income tax expense....................................       6,164          6,876          6,530
                                                        ----------------------------------------
       NET INCOME.....................................     $13,101        $15,094        $13,917
                                                        ----------------------------------------
Other comprehensive (loss) income, net of tax.........         (13)           818             41
                                                        ----------------------------------------
Comprehensive income..................................     $13,088        $15,912        $13,958
                                                        ----------------------------------------
WEIGHTED AVERAGE BASIC AND DILUTED SHARES
  OUTSTANDING.........................................   7,040,437      7,063,033      7,028,349
                                                        ----------------------------------------
BASIC AND DILUTED EARNINGS PER COMMON SHARE...........       $1.86          $2.14          $1.98
                                                        ----------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOW
--------------------------------------------------------------------------------
(Amounts in Thousands)

                                                                YEARS ENDED DECEMBER 31
                                                        ----------------------------------------
                                                           1998           1997           1996
                                                        ----------------------------------------
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income............................................  $   13,101      $  15,094      $  13,917
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for loan losses........................       6,250          4,963          2,273
     Depreciation of premises and equipment...........       1,514          1,192            856
     Amortization of intangibles......................       1,915            647            625
     Net investment amortization and accretion........          32           (332)           271
     Net (gain) loss on the sale of assets............      (1,375)          (103)            12
     Decrease (increase) in interest receivable.......         658           (358)           285
     Decrease (increase) in other assets..............       2,958          1,046         (3,323)
     Decrease in other liabilities....................      (1,033)        (2,857)          (887)
     Other, net.......................................          88            (51)          (274)
                                                        ----------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.............      24,108         19,241         13,755
                                                        ----------------------------------------
INVESTING ACTIVITIES
Cash flows from investing activities:
Proceeds from sales of securities available for
  sale................................................          --             18         15,868
Proceeds from maturities and calls of securities
  available for sale..................................     100,920         24,762         14,771
Proceeds from maturities and calls of investment
  securities..........................................      25,488         26,509         27,723
Proceeds from sale of credit card loans...............      15,590             --             --
Purchase of securities available for sale.............    (132,381)       (35,090)       (45,641)
Purchase of investment securities.....................        (300)       (26,447)        (2,915)
Net decrease (increase) in loans made to customers....      37,664        (27,014)       (64,044)
Cash provided by branch acquisitions, net.............          --         39,658         18,735
Purchase of premises and equipment....................        (726)        (2,018)          (439)
Proceeds from sale of equipment.......................         287             16            159
                                                        ----------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...      46,542            394        (35,783)
                                                        ----------------------------------------
FINANCING ACTIVITIES
Cash flows from financing activities:
Net increase (decrease) in demand and savings
  deposits............................................      28,556         (8,507)       (10,328)
Net (decrease) increase in time deposits..............      (6,351)        30,398         10,263
Net (decrease) increase in short-term debt............      (7,376)       (23,443)        28,294
Repayment of long-term debt...........................      (7,768)        (2,412)           (10)
Proceeds from long-term borrowings....................       1,500         11,500             --
Acquisition of treasury stock.........................      (1,796)            --           (170)
Reissuance of treasury stock..........................          --             17          1,499
Cash paid in lieu of fractional shares................         (27)           (22)            --
Dividends paid........................................      (7,415)        (7,345)        (6,422)
                                                        ----------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES...        (677)           186         23,126
                                                        ----------------------------------------
CASH AND CASH EQUIVALENTS
Net increase in cash and cash equivalents.............      69,973         19,821          1,098
Cash and cash equivalents at beginning of year........      47,141         27,320         26,222
                                                        ----------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............  $  117,114      $  47,141      $  27,320
                                                        ----------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Share and Per Share Information)

                                                                                                 ACCUMULATED
                                               ADDITIONAL                         UNALLOCATED       OTHER
                                     COMMON     PAID-IN     RETAINED   TREASURY      ESOP       COMPREHENSIVE
                                     STOCK      CAPITAL     EARNINGS    STOCK       SHARES         INCOME
-------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995........  $ 30,217    $13,128     $39,320    $(2,646)     $    --        $  392
Net income........................        --         --      13,917         --           --            --
Common dividends declared
  ($.91 per share)................        --         --      (6,422)        --           --            --
Purchase of 6,375 treasury shares
  at $26.80 per share.............        --         --          --       (170)          --            --
Reissuance of 62,286 treasury
  shares at $24.06 per share......        --        (29)         --      1,528           --            --
Comprehensive income, net of
  tax.............................        --         --          --         --           --            41
                                    -------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996........    30,217     13,099      46,815     (1,288)          --           433
Net income........................        --         --      15,094         --           --            --
Common dividends declared ($1.04
  per share)......................        --         --      (7,345)        --           --            --
Change from $5.00 par value to
  $1.00 par value.................   (23,023)    23,023          --         --           --            --
Reissuance of 727 treasury shares
  at $23.70 per share.............        --         --          --         17           --            --
Comprehensive income, net of
  tax.............................        --         --          --         --           --           818
                                    -------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997........     7,194     36,122      54,564     (1,271)          --         1,251
Net income........................        --         --      13,101         --           --            --
Common dividends declared ($1.05
  per share)......................        --         --      (7,415)        --           --            --
Purchase 44,731 ESOP shares at a
  weighted cost of $37.20 per
  share...........................        --         --          --         --       (1,664)           --
Purchase 4,125 treasury shares at
  $31.87 per share................        --         --          --       (132)          --            --
Comprehensive income, net of
  tax.............................        --         --          --         --           --           (13)
                                    -------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998........  $  7,194    $36,122     $60,250    $(1,403)     $(1,664)       $1,238
                                    -------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accounting and reporting policies of First Community Bancshares, Inc. and subsidiaries (First Community or the Company) conform to generally accepted accounting principles and to predominant practices within the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of First Community include the accounts of all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In the Parent Company financial statements, the investment in subsidiaries is stated at equity in the net assets of such subsidiary increased by the unamortized portion of the excess of fair value over the cost of net assets acquired, where applicable.

SECURITIES AVAILABLE FOR SALE

     Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at market value. Unrealized appreciation or depreciation in market value above or below amortized cost is included in stockholders' equity net of income taxes which is entitled "Other Comprehensive Income." Premiums and discounts are amortized to expense or accreted to income over the lives of the securities. Gain or loss on sale is based on the specific identification method.

INVESTMENT SECURITIES

     Investments in debt securities which management has the ability and intent to hold to maturity or on a long-term basis are carried at cost. Premiums and discounts are amortized to expense and accrued to income over the lives of the securities. Gain or loss on the call or maturity of investment securities, if any, is on the specific identification method. At December 31, 1998 and 1997, no securities were held for trading purposes and no trading account was maintained.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is available to absorb future loan charge-offs. The allowance is increased by provisions charged to operations and reduced by losses, net of recoveries. The amount charged to operations is based on several factors including: (1) analytical reviews of significant commercial and commercial mortgage loans and loan loss experience in relationship to outstanding loans to determine an adequate reserve for loan losses required for outstanding loans; (2) a continuing review of loans evaluated by the loan review process as less than satisfactory, all non-performing loans and overall portfolio quality; (3) regular examinations and appraisals of the loan portfolio conducted by federal and state supervisory authorities; and (4) management's judgment with respect to current and expected economic conditions, the level of delinquencies and non-accrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, changes in lending management, and any concentration of credit in certain industries or geographic areas.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

     In 1995, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," which requires an allowance to be established as a component of the reserve for loan losses for certain loans (using the discounted cash flows or fair value of collateral) when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Management reviews the impairment status of all loans designated as non-accrual or which have been classified as "substandard" or "doubtful" by the Company's loan review process. Management does not individually evaluate certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with the Company's policy. All of the loans deemed to be impaired were evaluated using the fair value of the collateral as the measurement standard.

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

     Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets or for Long-Lived Assets to be Disposed of".

INCOME ON LOANS

     Accrual of interest on loans is based generally on the daily amount of principal outstanding. It is the Company's policy to discontinue the accrual of interest on loans based on their payment status and evaluation of the related collateral and the financial strength of the borrower. The accrual of interest income is normally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the loan is well secured and in process of collection. When interest accruals are discontinued, interest accrued and not collected in the current year is reversed and interest accrued and not collected from prior years is charged to the reserve for possible loan losses. Credit card loans which become 180 days past due are automatically charged to the reserve for possible loan losses.

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

OTHER REAL ESTATE OWNED

     Other real estate owned and acquired through foreclosure is stated at the lower of cost or fair market value less estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the reserve for possible loan losses. Expenses incurred in connection with operating the properties, subsequent write-downs and gains or losses upon sale are included in other non-interest income and expense. General reserves for loss on the disposition of other real estate are established through charges against current operations.

UNALLOCATED ESOP SHARES

     The cost of unallocated employee stock ownership plan shares are included as a component of stockholders' equity. The plan shares will be allocated to participant accounts over a period not to exceed seven years based upon relative employee compensation.

--------------------------------------------------------------------------------

INTANGIBLE ASSETS

     The investment in subsidiaries and branches in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over a period of fifteen years using the straight-line method. The unamortized balance of goodwill was $23,684,000 and $24,986,000 at December 31, 1998 and 1997,
respectively. A portion of the cost of purchased subsidiaries has been allocated to values associated with the future earnings potential of acquired deposits and is being amortized over the estimated lives of the deposits which range from seven to ten years. The unamortized balance of identified intangibles associated with acquired deposits was $662,000 and $788,000 at December 31, 1998 and 1997, respectively.

INCOME TAXES

     The Company accounts for taxes using the provisions of SFAS No. 109, "Accounting for Income Taxes," which, under the asset and liability method, provides deferred income taxes which are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

RECLASSIFICATIONS

     Certain amounts included in the 1997 and 1996 financial statements have been reclassified to conform with the presentation used in preparation of the 1998 financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard (SFAS) No. 131 was issued in June 1997. SFAS No. 131 established standards for the way that public business enterprises report information about different operating segments. This Statement is effective for fiscal years beginning after December 15, 1997 and need not be applied to interim financial statements in the initial year of application. First Community Bancshares, Inc. currently operates only one segment which represents bank financial services.

     Statement of Financial Accounting Standard (SFAS) No. 132 was issued in February 1998. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits in order to provide information that is more comparable, understandable and concise. This statement supersedes the disclosure requirements in several other Financial Accounting Standards Board statements. The Statement is effective for fiscal years beginning after December 15, 1997.

     Statement of Financial Accounting Standard (SFAS) No. 133 was issued in June 1998. SFAS No. 133 sets forth a comprehensive approach to addressing the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This standard addresses the type of activities which are included within the definition of derivatives and imbedded derivatives and identifies the methods to be used for valuation and income recognition. In addition to the derivative and hedging activities addressed, the standard also allows a one time transfer of securities from the held-to-maturity to the available-for-sale or the trading category which can only be applied at the date of initial application of the Statement. This Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Earlier application of the provisions of this Statement is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. Management is currently in the process of evaluating the impact of this Statement.

     In October 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 134. This Statement addresses the Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement amends FASB Statements No. 65 and No. 115. This Statement is effective for the first fiscal

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo
quarter beginning after December 15, 1998. The provisions of this Statement are not currently applicable to the business or operations of the bank.

CASH FLOWS

     In 1998, 1997 and 1996 for purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest bearing balances available for immediate withdrawal. Interest and income taxes paid in 1998, 1997 and 1996 were as follows:

                                                  1998       1997       1996
                                                 -------    -------    -------
                                                    (Amounts in Thousands)
Interest.......................................  $38,267    $32,726    $26,615
Income taxes...................................    6,744      6,433      7,911
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
Transfers of loans to other real estate
  owned........................................  $ 3,588    $   862    $ 2,190
Unrealized loss (gain) on securities available
  for sale.....................................       21     (1,375)       (69)

NOTE 2.  MERGER AND ACQUISITIONS

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

     This transaction was accounted for as a pooling of interests. The pooling of interests method requires the combining of the financial information of the merging companies as though they had always been combined. Consequently, the results of operations of First Community and Citizens for 1996 has been restated to properly reflect this combination.

     On April 9, 1997, the Company acquired 100% of the common stock of Blue Ridge Bank (Blue Ridge), headquartered in Sparta, North Carolina. Blue Ridge was a $105 million state-chartered bank with offices located in Sparta, Elkin, Hays and Taylorsville, North Carolina. Pursuant to the Agreement and Plan of Merger, the Company exchanged cash of $19.50 for each of Blue Ridge's 1,212,148 common shares. In conjunction with the acquisition, Blue Ridge canceled outstanding stock options through the payment of $727,948 representing the difference between $19.50 and the respective option prices. Total consideration, including the payment for cancellation of the options, was $24.4 million and resulted in an intangible asset of approximately $14.1 million which is being amortized over a 15-year period. The acquisition was partially funded with loan proceeds of $11.5 million which the Company borrowed from an outside source. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations of Blue Ridge are included in consolidated results from the date of acquisition. Subsequent to the merger, Blue Ridge operates as a wholly-owned subsidiary of First Community.

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

     At the close of business on September 26, 1997, First Community Bank, Inc., a subsidiary of the Company, acquired the Man, West Virginia branch of Huntington National Bank, West Virginia. The acquisition of this branch added approximately $51 million in deposits. The intangible value of this transaction totaled approximately $4.9 million which is being amortized over a 15-year period. This acquisition was accounted for under the purchase method of accounting; therefore, the operations of the Man branch are included in consolidated results of operations only from the date of acquisition.

--------------------------------------------------------------------------------

     The following unaudited proforma financial information shows the effect of the Blue Ridge acquisition as if the transaction were consummated on January 1, 1996.

                        FIRST COMMUNITY BANCSHARES, INC.

             Proforma Unaudited Supplemental Financial Information
                  (Amounts in thousands except per share data)

                                                           1997         1996
                                                          -------      -------
Net Interest Income.....................................  $43,665      $41,709
Net Income..............................................   15,078       13,958
Basic and diluted Earnings Per Common Share.............     2.14         1.98

NOTE 3.  SECURITIES AVAILABLE FOR SALE

     As of December 31, the amortized cost and market value of securities classified as available for sale are as follows:

                                                       1998
                                 -------------------------------------------------
                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                   COST         GAINS         LOSSES       VALUE
                                 ---------    ----------    ----------    --------
                                              (Amounts in Thousands)
U.S. Government agency
  securities...................  $119,236       $  713       $  (441)     $119,508
States and political
  subdivisions.................    36,458        1,470          (585)       37,343
Other securities...............    35,437          915            (9)       36,343
                                 --------       ------       -------      --------
     Total.....................  $191,131       $3,098       $(1,035)     $193,194
                                 ========       ======       =======      ========

                                                       1997
                                 -------------------------------------------------
                                 AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                   COST         GAINS         LOSSES       VALUE
                                 ---------    ----------    ----------    --------
                                              (Amounts in Thousands)
U.S. Government and agency
  securities...................  $131,892       $1,127       $  (273)     $132,746
States and political
  subdivisions.................    21,668          926           (18)       22,576
Other securities...............     6,151          322            --         6,473
                                 --------       ------       -------      --------
     Total.....................  $159,711       $2,375       $  (291)     $161,795
                                 ========       ======       =======      ========

     Securities available for sale with market values of $65,421,000 and $64,454,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

     The amortized cost and market value of securities available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. During 1997, sales of securities available for sale resulted in gains of $6,000. During 1996, the sale of securities available for sale resulted in gains of $90,000 and losses of $225,000. There were no sales of securities available for sale during 1998. During 1998, calls of securities available for sale resulted in a gain of approximately $4,000. The proceeds from sales of securities available for sale were $18,000 and $15,868,000 for 1997 and 1996, respectively. The basis for evaluating the gain or loss realized is the amortized cost. The following table

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo
presents maturities of investments securities available for sale by type on both an amortized cost and market value basis at December 31, 1998:

                                               U.S.          STATES                                 TAX
                                            GOVERNMENT        AND                                EQUIVALENT
                                            AGENCIES &     POLITICAL       OTHER                  PURCHASE
                                           CORPORATIONS   SUBDIVISIONS   SECURITIES    TOTAL       YIELD
                                           ------------   ------------   ----------   --------   ----------
                                                                (Amounts in Thousands)
AMORTIZED COST
Maturity:
  Within one year........................    $  2,000       $   280       $    --     $  2,280      6.42%
  After one year through five years......      10,416         1,616            --       12,032      6.06%
  After five years through ten years.....      26,343         9,931        29,073       65,347      6.79%
  After ten years........................      80,477        24,631         6,364      111,472      6.49%
                                             --------       -------       -------     --------
     Total book value....................    $119,236       $36,458       $35,437     $191,131
                                             ========       =======       =======     ========
Tax equivalent purchase yield............        6.30%         8.05%         5.94%        6.56%
Average maturity (in years)..............       17.21         13.25         12.52        15.59
MARKET VALUE
Maturity:
  Within one year........................    $  2,012       $   284       $    --     $  2,296
  After one year through five years......      10,402         1,663            --       12,065
  After five years through ten years.....      26,813        10,622        29,360       66,795
  After ten years........................      80,281        24,774         6,983      112,038
                                             --------       -------       -------     --------
     Total market value..................    $119,508       $37,343       $36,343     $193,194
                                             ========       =======       =======     ========

NOTE 4.  INVESTMENT SECURITIES

     The amortized cost and approximate market values of investment securities as of December 31 are as follows:

                                                           1998
                                      ----------------------------------------------
                                      AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                        COST        GAINS        LOSSES      VALUE
                                      ---------   ----------   ----------   --------
                                                  (Amounts in Thousands)
U.S. Treasury securities............  $    100      $    1       $  --      $    101
U.S. Government agencies and
  corporations......................     7,546          50         (16)        7,580
States and political subdivisions...    75,009       4,191          --        79,200
Other securities....................     1,361          14          --         1,375
                                      --------      ------       -----      --------
     Total..........................  $ 84,016      $4,256       $ (16)     $ 88,256
                                      ========      ======       =====      ========

                                                           1997
                                      ----------------------------------------------
                                      AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                        COST        GAINS        LOSSES      VALUE
                                      ---------   ----------   ----------   --------
                                                  (Amounts in Thousands)
U.S. Treasury securities............  $  4,098      $    1      $    (8)    $  4,091
U.S. Government agencies and
  corporations......................    26,377         115         (114)      26,378
States and political subdivisions...    77,641       3,081           (2)      80,720
Other securities....................     1,058          18           (2)       1,074
                                      --------      ------      -------     --------
     Total..........................  $109,174      $3,215      $  (126)    $112,263
                                      ========      ======      =======     ========

--------------------------------------------------------------------------------

     Various investment securities with an amortized cost of approximately $27,875,000 and $34,871,000, respectively, were pledged at December 31, 1998 and 1997 to secure public deposits and for other purposes required by law. During 1998, calls of held-to-maturity investment securities resulted in gains of $21,000. There were no gains from calls of investment securities held-to-maturity during 1997. Proceeds from the calls of held-to-maturity investment securities were $1,020,700 and $1,950,000 during 1998 and 1997, respectively. The following table presents maturities of investments by type on both an amortized cost and market value basis at December 31, 1998:

                                                    U.S.                                                TAX
                                                 GOVERNMENT      STATES &                            EQUIVALENT
                                       U.S.      AGENCIES &     POLITICAL       OTHER                 PURCHASE
                                     TREASURY   CORPORATIONS   SUBDIVISIONS   SECURITIES    TOTAL      YIELD
                                     --------   ------------   ------------   ----------   -------   ----------
                                                               (Amounts in Thousands)
AMORTIZED COST
Maturity:
  Within one year..................    $ --        $2,524        $ 1,377        $   --     $ 3,901      7.43%
  After one year through five
     years.........................     100         3,151          2,516         1,061       6,828      6.79%
  After five years through ten
     years.........................      --         1,417         25,538           300      27,255      8.22%
  After ten years..................      --           454         45,578            --      46,032      8.79%
                                       ----        ------        -------        ------     -------
     Total amortized cost..........    $100        $7,546        $75,009        $1,361     $84,016
                                       ====        ======        =======        ======     =======
Tax equivalent purchase yield......    6.01%         6.00%          8.63%         7.76%       8.38%
Average maturity (in years)........     1.5          3.00          10.86          5.02       10.05
MARKET VALUE
Maturity:
  Within one year..................    $ --        $2,530        $ 1,399        $   --     $ 3,929
  After one year through five
     years.........................     101         3,157          2,567         1,075       6,900
  After five years through ten
     years.........................      --         1,427         26,970           300      28,697
  After ten years..................      --           466         48,264            --      48,730
                                       ----        ------        -------        ------     -------
     Total market value............    $101        $7,580        $79,200        $1,375     $88,256
                                       ====        ======        =======        ======     =======

NOTE 5.  LOANS

     Loans consist of the following at December 31:

                                                         1998          1997
                                                       --------      --------
                                                       (Amounts in Thousands)
Real estate -- commercial............................  $170,669      $202,625
Real estate -- construction..........................     8,988         9,612
Real estate -- residential...........................   228,218       227,465
Commercial, financial and agricultural...............    77,233        82,445
Loans to individuals for household and other consumer
  expenditures.......................................   125,491       148,485
All other loans......................................       894         1,185
                                                       --------      --------
                                                       $611,493      $671,817
                                                       ========      ========

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

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

     The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

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

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 1998.

     Financial instruments whose contract amounts represent credit risk at December 31, 1998 are commitments to extend credit (including availability of lines of credit and undrawn credit card availability) -- $85.9 million, and standby letters of credit and financial guarantees written -- $2.8 million. At December 31, 1998, neither the Company nor its subsidiaries have any amounts outstanding representing futures, forward exchange contracts or interest swaps.

     In the normal course of business, the Company originates loan commitments. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management's credit evaluation and underwriting guidelines for the particular loan. The total commitments outstanding at December 31, 1998 are summarized as follows:

                                                                1998
                                                     --------------------------
                                                     NOTIONAL
                                                      AMOUNT           RATE
                                                     --------      ------------
                                                       (Amounts in Thousands)
Real estate -- commercial (fixed)..................  $ 3,159       7.50 - 10.50%
Real estate -- commercial (variable)...............   15,986       5.75 - 12.00%
Real estate -- construction (fixed)................    2,145       8.49 -  9.50%
Real estate -- construction (variable).............    2,327       7.75 -  9.75%
Real estate -- residential (fixed).................    2,241       7.00 - 12.50%
Real estate -- residential (variable)..............    6,611       7.75 - 12.75%
Commercial, financial, agricultural (fixed)........    6,660       6.05 - 16.00%
Commercial, financial, agricultural (variable).....   18,632       5.75 - 13.00%
Loans to individuals for household and other
  consumer expenditures (fixed)....................   29,584       6.30 - 18.00%
Loans to individuals for household and other
  consumer expenditures (variable).................    1,326       7.41 - 14.50%
Other (fixed)......................................       30       7.11 -  9.50%
                                                     -------
     TOTAL.........................................  $88,701
                                                     =======

     Presently, the Company has no significant concentrations of credit risk other than geographic concentrations. Most loans in the current portfolio are made and collateralized in West Virginia and the surrounding Mid Atlantic area. Although portions of the West Virginia economy are closely related to coal and timber, they are supplemented by service industries. The current economies of the Company's markets are seen as relatively stable and are not seen as highly subject to volatile economic change. The Company's wholly-

--------------------------------------------------------------------------------
owned subsidiaries, Blue Ridge Bank in North Carolina and First Community Bank of Southwest Virginia, provide additional geographic diversification against concentrations of credit risk.

     In the normal course of business, the banking subsidiaries of the Company have made loans to directors and executive officers of the Company and its subsidiaries. All loans and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate dollar amount of such loans was $9.8 million and $11.3 million at December 31, 1998 and 1997, respectively. New loans and payments attributable to the change from 1997 to 1998 total $3.0 million and $4.5 million, respectively.

NOTE 6.  RESERVE FOR LOAN LOSSES

     Activity in the reserve for loan losses was as follows:

                                              1998         1997         1996
                                             -------      -------      ------
                                                  (Amounts in Thousands)
Balance, January 1.........................  $11,406      $ 8,987      $8,321
Recoveries credited to reserve.............      736          673         574
Provision for the year charged to
  operations...............................    6,250        4,963       2,273
Reserve acquired in acquisitions...........       --        1,981          --
                                             -------      -------      ------
                                              18,392       16,604      11,168
Loans charged-off..........................    6,988        5,198       2,181
                                             -------      -------      ------
Balance, December 31.......................  $11,404      $11,406      $8,987
                                             =======      =======      ======

     The following table presents the Company's investment in loans considered to be impaired and related information on those impaired loans (in thousands):

                                                            1998        1997
                                                           ------      ------
Recorded investment in loans considered to impaired......  $5,266      $7,508
Loans considered to be impaired that were on a
  non-accrual basis......................................   5,266       7,321
Allowance for loan losses related to loans considered to
  be impaired............................................   1,019       1,575
Average recorded investment in impaired loans............   5,023       5,226
Total interest income recognized on impaired loans.......     148         115
Interest income on impaired loans recognized on a cash
  basis..................................................      --          --

NOTE 7.  PREMISES AND EQUIPMENT

     Premises and equipment are comprised of the following as of December 31:

                                                          1998            1997
                                                         -------         -------
                                                         (Amounts in Thousands)
Land...................................................  $ 4,552         $ 4,624
Bank premises..........................................   20,124          20,197
Equipment..............................................   13,906          14,705
                                                         -------         -------
                                                          38,582          39,526
Less: accumulated depreciation and amortization........   20,596          20,393
                                                         -------         -------
     Total.............................................  $17,986         $19,133
                                                         =======         =======

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

NOTE 8.  LONG-TERM DEBT

     Long-term debt consists of a $7.9 million note to a commercial bank with principal repayments of $300,000 per quarter, through April 1, 2007. The note accrues interest at a fluctuating rate of interest equal to one hundred thirty basis points in excess of the LIBOR Rate. The loan agreement contains certain covenants that may restrict the payment of dividends to stockholders in the event of default along with other customary borrowing provisions.

     Two of the Company's subsidiaries are members of the Federal Home Loan Bank ("FHLB") of Pittsburgh, Pennsylvania. Long-term advances from the FHLB and principal payments on long-term debt as of December 31, 1998 and 1997 mature as follows:

                                                               1998                          1997
                                                     -------------------------     -------------------------
                                                                    WEIGHTED                      WEIGHTED
                                                     AMOUNT       AVERAGE RATE      AMOUNT      AVERAGE RATE
                                                     -------      -------------     ------      ------------
                                                                       (Amounts in Thousands)
1998...........................................      $    --            --         $ 6,200          5.74%
1999...........................................        1,200          6.61%          1,200          6.90%
2000...........................................        1,200          6.61%          1,200          6.90%
2001...........................................        1,200          6.61%          1,200          6.90%
2002...........................................        1,200          6.61%          1,200          6.90%
2003...........................................        9,200          6.04%          9,200          6.07%
2004...........................................        1,200          6.61%          1,200          6.90%
2005...........................................          700          6.61%            700          6.90%
2008...........................................        2,000          6.27%          2,000          6.27%
                                                     -------          ----         -------          ----
                                                     $17,900          6.28%        $24,100          6.23%
                                                     =======          ====         =======          ====

     The acquisition loan used to acquire Blue Ridge Bank is secured by 1.2 million outstanding shares of common stock of Blue Ridge Bank. Advances from the FHLB are secured by stock in the FHLB of Pittsburgh, qualifying first mortgage loans, mortgage-backed securities and certain investment securities. Certain of these advances are subject to restrictions or penalties in the event of prepayment. Other various debt obligations of the Company totaled $276,000 at December 31, 1998 and $344,000 at December 31, 1997.

NOTE 9.  DEPOSITS

     At December 31, 1998, the scheduled maturities of certificates of deposits are as follows:

                                                    (Amounts in Thousands)
1999............................................           $336,937
2000............................................             77,498
2001............................................             24,900
2002............................................             12,771
2003 and thereafter.............................             14,268
                                                           --------
                                                           $466,374
                                                           ========

     Time deposits include Certificates of Deposit issued in denominations of $100,000 or more which amounted to $113.4 million and $117.4 million at December 31, 1998 and 1997, respectively. Interest expense on these certificates was $6.5 million, $5.5 million, and $3.1 million for 1998, 1997, and 1996, respectively.

NOTE 10.  PER SHARE AMOUNTS

     Basic earnings per share is based upon the weighted average number of shares of common stock outstanding during the year. In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." Statement No. 128 requires the presentation of basic and diluted earnings per share. The Company currently has no dilutive securities or stock arrangements. First Community adopted Statement No. 128 effective December 31, 1997, and all prior period amounts presented have been restated to comply with Statement No. 128. The Company's common stock was split five shares for four on March 31, 1997 and five shares for

--------------------------------------------------------------------------------
four again on March 31, 1998. All share and per share data have been retroactively adjusted to reflect these stock splits. The following table sets forth the net income used to determine net income per common share for the applicable years:

                                                       1998         1997         1996
                                                      -------      -------      -------
                                                           (Amounts in Thousands,
                                                           Except Per Share Data)
Net income......................................      $13,101      $15,094      $13,917
Basic and diluted earnings per common share.....         1.86         2.14         1.98

NOTE 11.  EMPLOYEE BENEFITS

     Through 1995, the Company and its subsidiaries maintained three qualified employee benefit plans. On January 1, 1996, the 401(k) and ESOP plans were merged into a single plan. In October 1996, the third of these three plans, a non-contributory defined benefit pension plan was terminated and the Company recorded a curtailment gain for the pending termination of the defined benefit pension plan of $1,450,000. Additionally, in the first quarter of 1998, after distributing all participant accrued benefits and paying required excise taxes on the dissolution of the defined benefit plan, an additional $1,062,000 termination gain was recognized. Benefits under the plan were based on length of service and qualifying compensation. The Company's funding policy was to contribute pension costs accrued. There was no pension cost for the 1998 year. Net periodic pension expense in 1997 and 1996 is as follows:

                                                               1997            1996
                                                              ------         --------
                                                              (Amounts in Thousands)
Service cost -- benefits earned during the year.........      $  --          $   326
Interest expense on projected benefit obligation........        496              607
Expected return on plan assets..........................       (879)          (1,390)
Net amortization and deferral...........................        (56)             622
                                                              -----          -------
Net periodic pension (income) expense...................      $(439)         $   165
                                                              =====          =======

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1997, based upon a measurement date of December 31. The plan was fully liquidated at December 31, 1998.

                                                                  1997
                                                                 -------
                                                           (Amounts in Thousands)
Accumulated benefit obligation..........................         $ 7,038
                                                                 -------
Vested benefit obligation...............................           7,038
                                                                 -------
Projected benefit obligation............................           7,038
Plan assets at fair value...............................          12,854
                                                                 -------
Plan assets in excess of projected benefit obligation...           5,816
Unrecognized net gain...................................          (2,638)
Unrecognized prior service cost.........................              --
                                                                 -------
Prepaid pension expense.................................         $ 3,178
                                                                 =======

     The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% and 6.0% respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Company maintains an Employee Stock Ownership Plan. Coverage under the plan is provided to all employees meeting minimum eligibility requirements. Annual contributions to the plan are made at the discretion of the Board of Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo
recognized by the Company related to the Employee Stock Ownership Plan was $947,000, $767,000 and $454,000 in 1998, 1997 and 1996, respectively.

EMPLOYEE SAVINGS PLAN

     The Company provides a 401(k) Savings Plan available to substantially all employees meeting minimum eligibility requirements. This plan was merged with the Employee Stock Ownership Plan on January 1, 1996 creating a KSOP. The cost of Company contributions under the Savings Plan was $99,000, $116,000, and $59,000 in 1998, 1997 and 1996, respectively. The Company's matching contributions are at the discretion of the Board up to 50% of elective deferrals of no more than 6% of compensation. The Company matching rate was 25% for 1998, 1997 and 1996.

EMPLOYEE WELFARE PLAN

     The Company provides various medical, dental, life, accidental death and dismemberment and long-term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long-term disability coverage is automatic).

     During 1998, the Company adopted the First Community Bancshares Employee Insurance Plan and Trust, a partially self-funded medical, dental and prescription welfare plan. The health plan is managed by a third party administrator (TPA). Monthly employer and employee contributions are made to the newly established employee welfare trust, against which, the TPA processes and pays claims. Stop loss insurance coverage limits the Company's funding requirements and risk of loss to $50,000 and $863,000 for individual and aggregate claims, respectively. In order to establish a reserve for run-off claims, in the event of plan termination, the Company is funding additional contributions to the trust equivalent to 25% of expected annual claims.

     The Company adopted Financial Accounting Standards Board Statement 106 "Employers Accounting for Postretirement Benefits Other Than Pensions" as of January 1, 1993. The adoption of Statement 106 resulted in the recognition of a postretirement benefit obligation at the date of adoption (transition obligation). The Company elected to recognize the obligation over the average remaining life expectancy of the participants. The transition obligation totaled $634,000 and will be recognized over 17 years. This obligation only applies to a selected group of retirees as retiree benefits were phased out through 1993.

DEFERRED COMPENSATION PLAN

     A subsidiary of the Company has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing upon retirement or death. The balance sheet liability at December 31, 1998 was approximately $858,000. The expenses associated with this plan for 1998, 1997 and 1996 were $(11,000), $58,000 and $32,000, respectively.
As a result of an actuarial adjustment to the life expectancies and the discount rate used in computing the present value of the future benefits, the current period reflected a reduction in total benefit cost.

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

     The most significant matter of litigation which is currently active involves a civil suit filed by heirs of one of the Company's trust customers which seeks to overturn the establishment of a private foundation for which the Company's trust and financial services division serves as Trustee. This suit seeks a total of $6 million in compensatory and punitive damages as well as the termination of the foundation. The Company and the Trustee believe the creation and operation of the foundation represent the intent and will of the donor,

--------------------------------------------------------------------------------
accordingly, the Company has entered a vigorous defense of this suit and the continuation of the foundation's purpose. On October 15, 1998, the plaintiffs in the matter filed a motion for summary judgment. In a hearing on this motion, the Court requested that the Company, as defendant, file a motion for summary dismissal and further ordered that discovery in this case be halted pending receipt of the motion for summary dismissal. The motion for summary dismissal was filed with the Court on January 14, 1999, and in a subsequent ruling, the Court partially granted the bank's motion for summary judgment finding no wrongdoing by the bank in its discretionary use of principal in this matter. Both management and the Company's legal counsel are of the opinion that the remainder of this suit is without merit and will be successfully defended with no material adverse impact on the Company's financial condition or results of operations.

     Other legal actions have arisen primarily out of commercial lending transactions and collection activities. Each of these actions involving significant damage allegations or material disputes of issues are detailed in
Item 3, Legal Proceedings, in the Company's 1998 Report on Form 10-K.

     Additionally, the Company is also subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of credit commitments will have a material effect on the Company's financial position or results of operations.

NOTE 14.  DIVIDENDS

     The primary source of funds for dividends paid by First Community is dividends received from its subsidiary banks. Dividends paid by the banks are subject to restrictions by banking regulations and a loan agreement with a commercial bank. The loan agreement with the bank restricts dividends in the event of default on the note. The most restrictive provision requires approval by regulatory bodies if dividends declared in any year exceed the year's net income, as defined, plus retained net profit of the two preceding years. At December 31, 1998, subsidiary earnings available for distribution as dividends to the Company without prior approval were $1.5 million.

NOTE 15.  REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

     First Community Bancshares, Inc., First Community Bank, Inc., First Community Bank of Mercer County, Inc., First Community Bank of Southwest Virginia, Inc., and Blue Ridge Bank (collectively referred to as "the Banks") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, which applies only to the Banks, the banks must meet specific capital guidelines that involve quantitative measures of the entities' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The entities' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require First Community Bancshares, Inc. and the Banks to maintain minimum amounts and ratios (set forth in the table on page 41) for total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998 and 1997, the most recent notifications from the Federal Reserve Board categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions category.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

                                                                DECEMBER 31, 1998
                                              -----------------------------------------------------
                                                                                      TO BE WELL
                                                                                      CAPITALIZED
                                                                                     UNDER  PROMPT
                                                                   FOR CAPITAL        CORRECTIVE
                                                                    ADEQUACY            ACTION
                                                  ACTUAL            PURPOSES          PROVISIONS
                                              ---------------    ---------------    ---------------
                                              AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                              -------   -----    -------   -----    -------   -----
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $84,130   13.25%   $50,782   8.00%    $   N/A     N/A
First Community Bank, Inc...................   27,985   12.62%    17,741   8.00%     22,177   10.00%
First Community Bank of Mercer County,
  Inc.......................................   45,279   15.45%    23,447   8.00%     29,309   10.00%
First Community Bank of Southwest Virginia,
  Inc.......................................    6,777   12.39%     4,377   8.00%      5,471   10.00%
Blue Ridge Bank.............................   11,705   16.10%     5,817   8.00%      7,272   10.00%
                                              -----------------------------------------------------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $76,153   12.00%   $25,391   4.00%    $   N/A     N/A
First Community Bank, Inc...................   25,196   11.36%     8,871   4.00%     13,306    6.00%
First Community Bank of Mercer County,
  Inc.......................................   41,592   14.19%    11,724   4.00%     17,585    6.00%
First Community Bank of Southwest Virginia,
  Inc.......................................    6,093   11.14%     2,188   4.00%      3,283    6.00%
Blue Ridge Bank.............................   10,795   14.85%     2,909   4.00%      4,363    6.00%
                                              -----------------------------------------------------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE):
First Community Bancshares, Inc.............  $76,153    7.37%   $30,998   3.00%    $   N/A     N/A
First Community Bank, Inc...................   25,196    6.42%    11,770   3.00%     19,616    5.00%
First Community Bank of Mercer County,
  Inc.......................................   41,592    8.92%    13,981   3.00%     23,302    5.00%
First Community Bank of Southwest Virginia,
  Inc.......................................    6,093    6.11%     3,988   4.00%      4,985    5.00%
Blue Ridge Bank.............................   10,795    9.69%     4,454   4.00%      5,567    5.00%
                                              -----------------------------------------------------

                                                                DECEMBER 31, 1997
                                              -----------------------------------------------------
                                                                                      TO BE WELL
                                                                                      CAPITALIZED
                                                                                     UNDER PROMPT
                                                                   FOR CAPITAL        CORRECTIVE
                                                                    ADEQUACY            ACTION
                                                  ACTUAL            PURPOSES          PROVISIONS
                                              ---------------    ---------------    ---------------
                                              AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                              -------   -----    -------   -----    -------   -----
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $79,178   11.96%   $52,975   8.00%    $   N/A     N/A
First Community Bank, Inc...................   22,911   10.78%    17,009   8.00%     21,262   10.00%
First Community Bank of Mercer County,
  Inc.......................................   43,541   13.71%    25,399   8.00%     31,748   10.00%
First Community Bank of Southwest Virginia,
  Inc.......................................    6,793   12.11%     4,486   8.00%      5,608   10.00%
Blue Ridge Bank.............................   11,167   12.22%     7,308   8.00%      9,135   10.00%
                                              -----------------------------------------------------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $70,862   10.70%   $26,488   4.00%    $   N/A     N/A
First Community Bank, Inc...................   20,232    9.52%     8,505   4.00%     12,757    6.00%
First Community Bank of Mercer County,
  Inc.......................................   39,557   12.46%    12,699   4.00%     19,049    6.00%
First Community Bank of Southwest Virginia,
  Inc.......................................    6,093   10.86%     2,243   4.00%      3,365    6.00%
Blue Ridge Bank.............................   10,068   11.02%     3,654   4.00%      5,481    6.00%
                                              -----------------------------------------------------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE):
First Community Bancshares, Inc.............  $70,862    6.96%   $30,549   3.00%    $   N/A     N/A
First Community Bank, Inc...................   20,232    5.26%    11,542   3.00%     19,237    5.00%
First Community Bank of Mercer County,
  Inc.......................................   39,557    8.80%    13,481   3.00%     22,468    5.00%
First Community Bank of Southwest Virginia,
  Inc.......................................    6,093    5.97%     4,084   4.00%      5,105    5.00%
Blue Ridge Bank.............................   10,068    9.15%     4,042   4.00%      5,503    5.00%
                                              -----------------------------------------------------

--------------------------------------------------------------------------------

NOTE 16.  INCOME TAXES

                                                            YEARS ENDED DECEMBER 31
                                                         ------------------------------
                                                          1998        1997        1996
                                                         ------      ------      ------
                                                             (Amounts in Thousands)
INCOME TAXES ARE AS FOLLOWS:
  Income exclusive of securities gains (losses)....      $6,154      $6,874      $6,581
  Net securities gains (losses)....................          10           2         (51)
                                                         ------      ------      ------
                                                         $6,164      $6,876      $6,530
                                                         ======      ======      ======

                                                            YEARS ENDED DECEMBER 31
                                                         ------------------------------
                                                          1998        1997        1996
                                                         ------      ------      ------
                                                             (Amounts in Thousands)
INCOME TAX PROVISIONS CONSISTS OF:
  Current tax expense..............................      $6,605      $6,520      $6,143
  Deferred tax (benefit) expense...................        (441)        356         387
                                                         ------      ------      ------
                                                         $6,164      $6,876      $6,530
                                                         ======      ======      ======

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts deducted for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset of December 31, 1998 and 1997 are as follows:

                                                               1998            1997
                                                              -------         -------
                                                              (Amounts in Thousands)
DEFERRED TAX ASSETS:
  Reserve for loan losses...............................      $4,463          $4,448
  Unrealized asset losses...............................         248             229
  Deferred compensation.................................         956             892
  Deferred insurance premiums...........................         344             399
                                                              ------          ------
     Total deferred tax assets..........................      $6,011          $5,968
                                                              ------          ------
DEFERRED TAX LIABILITIES:
  Purchase accounting adjustments.......................       2,306           2,072
  Depreciation..........................................         331             374
  Gain on pension termination...........................         497             565
  Unrealized gain on securities available for sale......         825             833
  Other.................................................         592             347
                                                              ------          ------
     Total deferred tax liabilities.....................       4,551           4,191
                                                              ------          ------
     Net deferred tax assets............................      $1,460          $1,777
                                                              ======          ======

     The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                             YEARS ENDED DECEMBER 31
                                                            --------------------------
                                                            1998       1997       1996
                                                            ----       ----       ----
Tax at statutory rate.................................      35.0%      35.0%      35.0%
Increases (reductions) resulting from:
  Tax-exempt interest on investment securities and
     loans............................................      (9.6%)     (6.7%)     (6.7%)
  State income taxes, net of federal benefit..........       1.3%       1.1%       1.0%
  Amortization of purchase accounting adjustments.....       2.3%       1.6%        .5%
  Other, net..........................................       3.0%        .3%       2.1%
                                                            ----       ----       ----
Effective tax rate....................................      32.0%      31.3%      31.9%
                                                            ====       ====       ====

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

NOTE 17.  OTHER COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which requires businesses to disclose comprehensive income and its components in their general purpose financial statements. This statement requires the reporting of all items of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, with reclassification of comparative financial statements and is applicable to interim periods. The Company currently has one component of other comprehensive income which includes unrealized gains or losses on securities available for sale and is detailed as follows:

                                                            1998        1997       1996
                                                           ------      ------      ----
                                                              (Amounts in Thousands)
OTHER COMPREHENSIVE INCOME:
Holding (losses) gains arising during the period.....      $  (17)     $1,381      $(66)
Tax benefit or (expense).............................           6        (559)       26
                                                           ------      ------      ----
Holding (losses) gains arising during the period, net
  of tax.............................................         (11)        822       (40)
Reclassification adjustment for (gains) losses
  realized in net income, net of tax.................          (4)         (6)      135
Tax expense (benefit) of reclassifications...........           2           2       (54)
                                                           ------      ------      ----
Other comprehensive income...........................         (13)        818        41
Beginning accumulated other comprehensive income.....       1,251         433       392
                                                           ------      ------      ----
Ending accumulated other comprehensive income........      $1,238      $1,251      $433
                                                           ======      ======      ====

NOTE 18.  OTHER OPERATING EXPENSES

     Included in other operating expenses are certain functional costs, the total of which exceeds one percent of combined interest income and non-interest income. Following are such costs for the years indicated:

                                                            YEARS ENDED DECEMBER 31
                                                         ------------------------------
                                                          1998        1997        1996
                                                         ------      ------      ------
                                                             (Amounts in Thousands)
Credit card fees paid..............................      $1,315      $1,671      $1,149
Supplies cost......................................         959        *           *

* Cost did not exceed one percent for the reported period.

NOTE 19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented below. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will

--------------------------------------------------------------------------------
actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

                                                                  1998                          1997
                                                        ------------------------      ------------------------
                                                        CARRYING                      CARRYING
                                                         AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                                        --------      ----------      --------      ----------
                                                                        (Amounts in Thousands)
ASSETS:
  Cash and due from banks.........................      $ 91,484       $ 91,484       $ 34,762       $ 34,762
  Securities available for sale...................       193,194        193,194        161,795        161,795
  Investment securities...........................        84,016         88,256        109,174        112,263
  Federal funds sold..............................        25,630         25,630         12,406         12,406
  Loans (net of reserve for loan losses)..........       600,089        601,205        660,441        661,396
  Interest receivable.............................         7,030          7,030          7,688          7,688
LIABILITIES:
  Demand deposits.................................       123,992        123,992        103,846        103,846
  Interest-bearing demand deposits................       137,169        137,169        127,541        127,541
  Savings deposits................................       148,461        148,461        149,407        149,407
  Time deposits...................................       466,374        467,054        472,713        472,589
  Securities sold under agreements to
     repurchase...................................        47,680         47,680         52,351         52,351
  Interest, taxes and other obligations...........        10,417         10,417         11,455         11,455
  Other indebtedness..............................        18,176         18,179         24,444         24,517

FINANCIAL INSTRUMENTS WITH BOOK VALUE EQUAL TO FAIR VALUE

     The book values of cash and due from banks, federal funds sold and purchased, securities sold under agreements to repurchase, interest receivable, and interest, taxes and other liabilities are considered to be equal to fair value as a result of the short-term nature of these items.

SECURITIES AVAILABLE FOR SALE

     For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

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

DEPOSITS

     Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with SFAS 107. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

OTHER INDEBTEDNESS

     Fair value has been estimated based on interest rates currently available to the Company for borrowings with similar characteristics and maturities.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

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

NOTE 20.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information related to First Community Bancshares, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996 are as follows:

CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------
(Amounts in Thousands)

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1998          1997
                                                              --------      --------
                           ASSETS
Cash........................................................  $    832      $  1,353
Investment in subsidiaries..................................   108,889       102,781
Other assets................................................     1,506         3,260
                                                              --------      --------
       TOTAL ASSETS.........................................  $111,227      $107,394
                                                              ========      ========
                        LIABILITIES
Other liabilities...........................................  $  9,490      $  9,534

                    STOCKHOLDERS' EQUITY
Common stock................................................     7,194         7,194
Additional paid-in capital..................................    36,122        36,122
Retained earnings...........................................    61,488        55,815
Treasury stock..............................................    (1,403)       (1,271)
Unallocated ESOP shares.....................................    (1,664)           --
                                                              --------      --------
       TOTAL STOCKHOLDERS' EQUITY...........................   101,737        97,860
                                                              --------      --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........  $111,227      $107,394
                                                              ========      ========

CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Per Share Data)

                                                                        DECEMBER 31
                                                             ---------------------------------
                                                              1998         1997         1996
                                                             -------      -------      -------
Cash dividends received from subsidiary banks..............  $ 7,500      $25,050      $ 9,825
Revenue....................................................      112          148          123
Operating expense..........................................   (1,143)        (779)        (267)
                                                             -------      -------      -------
                                                               6,469       24,419        9,681
Income tax benefit (expense)...............................      331          210           51
Equity in undistributed earnings (loss) of subsidiaries
  (Dividends in excess of earnings of subsidiaries)........    6,301       (9,535)       4,185
                                                             -------      -------      -------
Net Income.................................................  $13,101      $15,094      $13,917
                                                             -------      -------      -------
Basic and Diluted Earnings Per Share.......................  $  1.86      $  2.14      $  1.98
                                                             =======      =======      =======

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(Amounts in Thousands)

                                                                 YEARS ENDING DECEMBER 31
                                                           ------------------------------------
                                                             1998          1997          1996
                                                           --------      --------      --------
          CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................  $ 13,101      $ 15,094      $ 13,917
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiaries
       (Dividends in excess of earnings of
       subsidiaries).....................................    (6,301)        9,535        (4,185)
     Increase (decrease) in other assets.................       271          (136)         (890)
     (Decrease) increase in other liabilities............      (194)           98           (54)
  Other, net.............................................        --            --            49
                                                           --------      --------      --------
  Net cash provided by operating activities..............     6,877        24,591         8,837
                                                           --------      --------      --------

          CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of other investments............................        --            --        (1,745)
Proceeds from sale of securities available for sale......        --            12            --
Payments for investments in and advances to
  subsidiaries...........................................        --       (27,695)           --
                                                           --------      --------      --------
  Net cash used in investing activities..................        --       (27,683)       (1,745)
                                                           --------      --------      --------

          CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.................     3,000        11,730            --
Repayment of long-term debt..............................    (2,851)       (2,400)           --
Acquisition of treasury stock............................      (132)           --          (170)
Dividends paid...........................................    (7,415)       (7,345)       (6,422)
Other, net...............................................        --            (6)        1,499
                                                           --------      --------      --------
  Net cash (used in) provided by financing activities....    (7,398)        1,979        (5,093)
                                                           --------      --------      --------
Net (decrease) increase in cash and cash equivalents.....      (521)       (1,113)        1,999
Cash and cash equivalents at beginning of year...........     1,353         2,466           467
                                                           --------      --------      --------
Cash and cash equivalents at end of year.................  $    832      $  1,353      $  2,466
                                                           ========      ========      ========

NOTE 21.  SUBSEQUENT EVENTS

     Early in 1999, the Company and its four affiliate banks entered into a Merger and Reorganization Agreement which provides for the merger of the four affiliate banks into a single national bank under the charter of First Community Bank, Inc. which was converted to a national association as part of the reorganization. From the effective date of the merger (expected completion on April 30, 1999), all banking operations will be conducted under the charter and title of First Community Bank, N.A., a national association supervised by the Comptroller of the Currency.

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------
                                                                            LOGO

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST COMMUNITY BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of First Community Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of First Community Bancshares Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Community Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche
---------------------
Pittsburgh, Pennsylvania
January 29, 1999

--------------------------------------------------------------------------------

REPORT ON MANAGEMENT'S RESPONSIBILITIES
--------------------------------------------------------------------------------

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


/s/ James L. Harrison, Sr.
--------------------------
James L. Harrison, Sr.
President & Chief Executive Officer



/s/ John M. Mendez
------------------
John M. Mendez
Vice President & Chief Financial Officer

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

BOARD OF DIRECTORS, FIRST COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------

SAM CLARK
Agent, State Farm Insurance

ALLEN T. HAMNER
Professor of Chemistry, West Virginia Wesleyan College; Member Executive
Committee

JAMES L. HARRISON, SR.
President and Chief Executive Officer, First Community Bancshares, Inc.; Member Executive Committee; President, First Community Bank, Inc., First Community Bank of Mercer County, Inc., and First Community Bank of Southwest Virginia, Inc.; Executive Vice President, Blue Ridge Bank

B. W. HARVEY
President, Highlands Real Estate Management, Inc.; Member Executive Committee

I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins, Attorneys-at-Law

JOHN M. MENDEZ
Vice President, Chief Financial Officer and Secretary, First Community Bancshares, Inc.; Vice President -- Finance & Chief Administrative Officer, First Community Bank, Inc., First Community Bank of Mercer County, Inc., and First Community Bank of Southwest Virginia, Inc.; Assistant Corporate Secretary, Blue Ridge Bank

A. A. MODENA
Past Executive Vice President and Secretary, First Community Bancshares, Inc.; Past President & Chief Executive Officer, The Flat Top National Bank of Bluefield; Member Executive Committee

ROBERT E. PERKINSON, JR.
Vice President -- Operations, MAPCO Coal, Inc. -- Virginia Region

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.; Chairman, First Community Bancshares, Inc.; Member Executive Committee and Audit Committee

WILLIAM P. STAFFORD, II
Attorney-at-Law, Brewster, Morhous & Cameron, PLLC

W. W. TINDER, JR.
Chairman of the Board and Chief Executive Officer, Tinder Enterprises, Inc.; President, Tinco Leasing Corporation (Real Estate Holdings); Member Executive Committee and Audit Committee

OFFICERS, FIRST COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------

JAMES L. HARRISON, SR.
President and Chief Executive Officer

JOHN M. MENDEZ
Vice President, Chief Financial Officer and Secretary

ROBERT L. BUZZO
Vice President

--------------------------------------------------------------------------------

DIRECTORS
--------------------------------------------------------------------------------

NICK AMELI, JR., CLU, CHFC
Sales Manager, New York Life Insurance

K. A. AMMAR, JR.*
President and Chief Executive Officer, Ammar's Inc. and Magic Mart

DR. JAMES P. BAILEY*
Veterinarian, Veterinary Associates, Inc.

PAUL BARKLEY
Self Employed Accountant

JACK BEBBER
Retired Manager, Carolina Tire

CLINT F. BEDSAUL++
President, BBC, Inc.; President, Truline Truss, Inc.

CLAUDE BILLINGS
Retired North Carolina House of Representatives; Poultry Farmer

BILL BLACKBURN
Owner, B & D Auto Supply

CLAUDE E. BLANKENSHIP
Officer, C and R Furniture; Former Mercer County Commissioner

W. C. BLANKENSHIP, JR.+
Chairman of the Board, First Community Bank of Southwest Virginia, Inc.; Agent, State Farm Insurance

F. K. BLIZZARD
Retired, Blizzard's Inc.

G. ROSS BOYCE
Retired Senior Vice President, The Flat Top National Bank of Bluefield

D. L. BOWLING, JR.*
President, True Energy, Inc.

ROBERT L. BUZZO*
Vice President, First Community Bancshares, Inc.; Chief Executive Officer, First Community Bank -- Bluefield

JUANITA G. BRYAN++
Homemaker

SAM CLARK**
Agent, State Farm Insurance

HENRY CHURCH
Owner, H & N Polled Hereford Farms

L. M. COMPTON
President, Compton Enterprises

LILLIAN S. COOKE
Private Investor

GEORGE R. CROUSE, JR.++
Farming

C. WILLIAM DAVIS*
Attorney at Law, Richardson & Davis

H. R. DAVIS
Auctioneer

MARK T. DAVIS
Attorney

THOMAS E. DOUGLAS++
Town Manager, Sparta, NC

FRANK FERRANTE*
Retired Owner of Frankie's LaSalute

LLOYD D. FEUCHTENBERGER, JR.
Retired Bakery Executive

CHESTER H. FRIEDL+
Pharmacist

H. A. GOODYKOONTZ, JR.
Retired Pharmacist

OWEN R. GRIFFITH, JR.
Retired President and Chief Executive Officer, First Community Bank, Inc.

ANTHONY A. GUM
Professor, Business and Economics, West Virginia Wesleyan College

ALLEN T. HAMNER, PH.D.**
Professor of Chemistry, West Virginia Wesleyan College

W. T. HANCOCK
Of Counsel, Richardson & Davis

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

--------------------------------------------------------------------------------

JAMES L. HARRISON, SR.** + ++
President and Chief Executive Officer, First Community Bancshares, Inc.; President, First Community Bank, Inc., First Community Bank of Mercer County, Inc., and First Community Bank of Southwest Virginia, Inc.; Executive Vice President, Blue Ridge Bank

B. W. HARVEY**
President, Highlands Real Estate Management, Inc.

STEVE ICENHOUR
Owner, Trucking Company and Icenhour's Garage and Tire Service

CHAPMAN I. JOHNSTON, JR.
Retired Chairman of the Board, Bluefield Supply Company

I. NORRIS KANTOR**
Partner, Katz, Kantor & Perkins, Attorneys-at-Law

WALDEN M. KEENE+
Retired Coal Operator

DR. JOHN S. LAMBERT, JR.
Dentist

M. NEIL LOHR
Pharmacist, Princeton Pharmacy

RICHARD L. LOWRY
President, Murphy Insurance Agency

DR. B. J. MARTIN, D.M.D.
Martin Dental Associates

JOHN P. MCCABE
Retired Vice Chairman of the Board, First Community Bank

A. HERBERT MCCLAUGHERTY
President, The Dean Company

JOHN T. MCGLAMERY
Retired Merchant

KEITH MEADOWS
Plant Manager, Leviton Manufacturing/Southern Devices

DAVID MECIMORE
Owner, Taylorsville Precast Molds

JOHN M. MENDEZ** + ++
Vice President, Chief Financial Officer and Secretary, First Community Bancshares, Inc.; Vice President -- Finance and Chief Administrative Officer, First Community Bank, Inc., First Community Bank of Mercer County, Inc.; and First Community Bank of Southwest Virginia, Inc.; Assistant Corporate Secretary, Blue Ridge Bank

EDGAR L. MILLER, SR.
Owner, Edgar's Exxon Service Station

A. A. MODENA**
Past Executive Vice President and Secretary, First Community Bancshares, Inc.; Past President and Chief Executive Officer, The Flat Top National Bank of Bluefield

WAYNE V. MOORE++
Chief Executive Officer, Blue Ridge Bank

DR. SAMUEL A. MUSCARI, SR.
Physician

CHARLES C. MYERS
Owner, Cash & Carry Wholesale Grocery

AVERY NEAVES
CPA, Kemp & Neaves, PLLC

FRED NORMAN
Retired Realtor & Businessman

GARY B. PARLIER++
Owner, Custom Wall and Floor Covering

NORA BELLE PASLEY
Retired, Peoples Bank of Bluewell

ROBERT E. PERKINSON, JR.**
Vice President -- Operations, MAPCO Coal, Inc. -- Virginia Region

DR. EDUARDO D. PLAGATA+
Physician

CLAUDETTA POTTS
Retired Owner, Radio Station

ROBERT PREVETTE
Poultry Farmer; Contractor

BERNIE QUEEN
Retired, Amherst Coal Company

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CLYDE B. RATLIFF+
President, Gasco Drilling, Inc.

JIMMIE LEE REAVIS
Rural Carrier, U. S. Postal Service

JOE H. ROBERTS++
Farming

RON ROSEMAN
Partner, Alexvale Furniture Manufacturing

MICHAEL ROSS
President, Ross and Wharton Gas Co.

RICHARD G. RUNDLE*
Attorney at Law, Rundle and Rundle, LC

LARRY SCHRONCE
Owner, Larry Schronce Ford, Inc.

GILES D. SCOTT
Retired Restaurant Owner

GUY L. SCOTT, JR.++
President and Chairman of the Board, Blue Ridge Bank

GEORGE L. SHEETS++
President and Manager, Alleghany Cablevision; Owner, Sheets Jewelry

WILLIAM C. SHELL++
President, Shell Brothers Distributors, Inc.

HERMAN SHOOK
Retired Furniture Manufacturer

M. M. SHUMATE
Retired

E. T. SMITH
President, Smith Services, Inc.

JACK D. STAFFORD, P.E.
President, Stafford Consultants, Inc.

WILLIAM P. STAFFORD**
President, Princeton Machinery Service, Inc.

WILLIAM P. STAFFORD, II**
Attorney at Law, Brewster, Morhous and Cameron, PLLC

WILLIAM D. STARLING+
Retired Coal Operator

DR. THEODORE S. STERN++
Chairman Emeritus, Blue Ridge Bank

ROBERT R. STUART, JR.
Retired Bakery Executive

W. W. TINDER, JR.**
Chairman and Chief Executive Officer, Tinder Enterprises, Inc.

ROBERT J. WALLACE
Attorney at Law, Coleman & Wallace

DALE F. WOODY*
President, Woody Lumber Company

---------------
 * Denotes Members of First Community Bank, Inc. & First Community Bank of Mercer County, Inc. Boards

** Denotes Members of First Community Bancshares, Inc., First Community Bank,
   Inc. and First Community Bank of Mercer County, Inc. Boards

 + Denotes Members of First Community Bank of Southwest Virginia, Inc. Board

++ Denotes Members of Blue Ridge Bank Board

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo

FIRST COMMUNITY BANK OF MERCER COUNTY, INC.
--------------------------------------------------------------------------------
(A WEST VIRGINIA CORPORATION -- MEMBER FDIC)

1001 Mercer Street
Princeton, West Virginia
24740-5939
(304) 487-9000 or (304) 327-5175
Pine Plaza Branch (304) 425-7523
Matoaka Branch (304) 467-8860

211 Federal Street
Bluefield, West Virginia 24701-0950
(304) 325-7151
Mercer Mall Branch (304) 327-0431

Blue Prince Road, Green Valley
Bluefield, West Virginia 24701-6160
(304) 325-3641

Highway 52
Bluefield, West Virginia 24701-3068
(304) 589-3301

FIRST COMMUNITY BANK, INC.
--------------------------------------------------------------------------------
(A WEST VIRGINIA CORPORATION -- MEMBER FDIC)

Corner of Bank and Cedar Streets
Pineville, West Virginia 24874-0269
(304) 732-7011
East Pineville Branch
(304) 732-7011

600 Guyandotte Avenue
Mullens, West Virginia 25882-1024
(304) 294-0700

Route 10, Cook Parkway
Oceana, West Virginia 24870-1680
(304) 682-8244

2 West Main Street
Buckhannon, West Virginia 26201-0280
(304) 472-1112

Tennerton
Route 20 South Tennerton
Buckhannon, West Virginia 26201
(304) 472-1112

100 Market Street
Man, West Virginia 25635
(304) 583-6525

77 North Morgan Boulevard
Logan, West Virginia 25601
(304) 752-8102
Corner of Main and Latrobe Streets
Grafton, West Virginia 26354-0278
(304) 265-1111

216 Lincoln Street
Grafton, West Virginia 26354-1442
(304) 265-5111

Main Street
Rowlesburg, West Virginia 26425
(304) 454-2431

16 West Main Street
Richwood, West Virginia 26261
(304) 846-2641

874 Broad Street
Summersville, West Virginia 26651
(304) 872-4402

Route 20 and Williams River Road
Cowen, West Virginia 26206
(304) 226-5924

Route 55, Red Oak Plaza
Craigsville, West Virginia 26205
(304) 742-5101

--------------------------------------------------------------------------------

FIRST COMMUNITY BANK OF SOUTHWEST VIRGINIA, INC.
--------------------------------------------------------------------------------
(A VIRGINIA CORPORATION -- MEMBER FDIC)

643 E. Riverside Drive
Tazewell, Virginia 24651
(540) 988-5577

302 Washington Square
Richlands, Virginia 24641
(540) 964-7454

Chase Street & Alley 7
Clintwood, Virginia 24228
(540) 926-4671
Rt. 1, Box 408
Max Meadows, Virginia 24360
(540) 637-3122

8044 Main Street
Pound, Virginia 24279
(540) 796-5431

910 East Main Street
Wytheville, Virginia 24382
(540) 228-1901

BLUE RIDGE BANK
--------------------------------------------------------------------------------
(A NORTH CAROLINA CORPORATION -- MEMBER FDIC)

101 Brookfall Dairy Road
Elkin, North Carolina 28621
(336) 835-2265

5519 Mountain View Road
Hays, North Carolina 28635
(910) 696-2265

57 N. Main Street
Sparta, North Carolina 28675
(336) 372-2265

150 N. Center Street
Taylorsville, North Carolina 28681
(828) 632-2265

FINANCIAL INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

1001 Mercer Street
P. O. Box 5909
Princeton, West Virginia
24740-5909
(304) 487-9000

STOCK REGISTRAR AND TRANSFER AGENT

First Community Bank of Mercer County, Inc.
Trust and Financial Services Division
P. O. Box 950
Bluefield, West Virginia
24701-0950
(304) 325-7151

FORM 10-K

The Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders upon request to the Vice President & Chief Financial Officer of First Community Bancshares, Inc.

FINANCIAL CONTACT

John M. Mendez
Vice President &
Chief Financial Officer,
First Community Bancshares, Inc.
P. O. Box 5909
Princeton, West Virginia
24740-5909
(304) 487-9000

INTERNET ACCESS

www.fcbinc.com
fcbcorp@aol.com

--------------------------------------------------------------------------------
   LOGOFirst Community Bancshares Logo