Form 10-K, Exhibit 13
period 1999-12-31
FIRST COMMUNITY BANCSHARES INC /NV/
filed 2000-03-31
CIK 859070

                                                                      Exhibit 13


FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Percent and Per Share Data)

                                      LOGO

EARNINGS AND DIVIDENDS
--------------------------------------------------------------------------------

                                                            1999          1998         1997
                                                         ------------------------------------
Net income.............................................  $   16,852    $   13,101    $ 15,094
Basic earnings per share*..............................        1.92          1.49        1.71
Cash earnings per share*...............................        2.12          1.69        1.85
Cash dividends per share*..............................         .88           .84         .83
Return on average equity...............................       16.23%        13.02%      16.05%
Return on average assets...............................        1.62%         1.24%       1.59%
---------------------------------------------------------------------------------------------

BALANCE SHEET DATA AT YEAR-END
--------------------------------------------------------------------------------

                                                           1999          1998          1997
                                                        --------------------------------------
Total assets..........................................  $1,088,162    $1,053,988    $1,042,304
Earning assets........................................     996,366       971,856       955,337
Deposits..............................................     833,258       875,996       853,507
Securities sold under agreements to repurchase........      41,062        47,680        52,351
Stockholders' equity..................................     103,488       101,719        97,842
----------------------------------------------------------------------------------------------

* The per share data for 1998 and 1997 have been restated to reflect the five shares for four stock split on March 31, 1999.

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Message to Stockholders.....................................    3
Management's Discussion and Analysis........................    7
Consolidated Financial Statements...........................   23
Board of Directors..........................................   52

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

MESSAGE TO STOCKHOLDERS
--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS:

     First Community Bancshares enjoyed record setting financial performance during 1999. At the same time, significant progress was realized on several of the major initiatives of the Company's Five-Year Plan adopted in mid-1998. The Y2K issue which plagued much of corporate America during 1999 was a non-issue for your Company as we entered the Year 2000 effortlessly. With all the good news, however, the market for our stock did not escape the broad devaluation for stocks in the financial services sector with values returning to our mid-1997 levels. In the paragraphs which follow, these items as well as some additional areas of interest are presented in more detail. 1999 was a wonderful year and sets the stage for an even more exciting 2000 and the years to follow.

     Net income of $16,852,000 for 1999 represents a 28.6% increase over the $13,101,000 reported for the prior year. Record setting income was the result of carefully managed net interest margins coupled with reduced provisions for loan losses and our continuing vigil in the management of operating costs. Net interest income when expressed as net interest margin for 1999 was 5.03% compared with 4.81% in 1998. The provision for loan losses for 1999 was $2,893,000 or .41% of total loans as compared with $6,250,000 for 1998 or .96% of average loans. 1998's provision for loan losses included a one-time charge of $2.9 million related to a single loan relationship secured by a commercial manufacturing facility which was foreclosed upon in the second quarter of 1998. Non-interest expense represents 2.5% of total assets as compared with 2.7% for 1998 and, when taken with total non-interest income, converts to an efficiency ratio of 44.2% continuing to place First Community Bancshares in a leadership position as to operational efficiency. Net income expressed as Return on Average Equity, which measures the effective use of stockholders' equity to produce income, was 16.23% for 1999 as compared with 13.02% for 1998. When expressed as Return on Average Assets, which measures efficiency in the use of assets to produce income, net income for 1999 was 1.62%, a 30.7% increase over Return on Average Assets of 1.24% for 1998.

                                    1995                1996                   1997                   1998              1999
                                    ----                ----                   ----                   ----              ----
Return on Average Equity           16.77%              16.26%                 16.05%                 13.02%            16.23%
Return on Average Assets            1.70%               1.73%                  1.59%                  1.24%             1.62%

     Basic earnings per common share of $1.92 for 1999 represent a 28.9% increase over the $1.49 reported for 1998. Cash earnings per common share of $2.12 for 1999 represent a $.43 per share increase over the $1.69 earned for the year 1998. Cash earnings per share is projected to become a more important measurement of the true economic financial performance of the Corporation as alternative methods of accounting for business combinations used in the past will be no longer available with the final implementation of a new business combination standard expected to be released in the fourth quarter of 2000. Cash dividends per share of $.88 for 1999 represent a 4.76% increase over dividends paid of $.84 per share for the 1998 year and a 4.82% cash on cash return based on ending market values.

--------------------------------------------------------------------------------

                              1995      1996      1997      1998      1999
                              ----      ----      ----      ----      ----
Dividends Per Share          $0.62     $0.73     $0.83     $0.84     $0.88
Basic Earnings Per Share     $1.46     $1.58     $1.71     $1.49     $1.92

     During 1999, the market for stocks in the financial services sector experienced one of the worst performance years in history. The market for financial industry stocks softened during the last two quarters of 1998 and then suffered substantial decline in 1999 and, as of the date of this letter, continued falling early into 2000. As a result of notable disappointments in earnings projections by several highly visible banking companies, concern with rising interest rates and the ability of banks to respond favorably to higher rates, concern over the Y2K issue as we approached the end of 1999, increasing concern about credit quality and the impact of rising interest rates on asset quality, as well as concern about the new intense competitive environment in which banks must operate, bank stocks appear to be out of favor with the investor community and many are trading at their 1995 to 1996 price levels. Industry price-earnings ratios in single digits represent the lowest since the late 1980's when there were real asset quality issues directly impacting bank valuations. The banking industry in total continues to set records for financial performance, the industry has clearly survived both in a rising and a falling rate environment with only temporary impact on earnings, and preparation of data processing systems for the Year 2000 was both well understood and well executed. The impact of increasing interest rates on credit quality short of a recession should not be a concern as the industry is better prepared for a downturn in credit quality with low levels of problem assets, relatively high reserve levels, and higher pre-provision profitability than 10 years ago. The industry has always been able to address competition head-on demonstrating a high degree of resiliency coupled with substantial capital resources and net income necessary to reposition successfully. Given these facts, however, bank stocks continue to be out of favor with investors and the stock of your Company has not escaped their wrath. At December 31, the year-end market value of First Community Bancshares, Inc. was $18.25, a 22% reduction from the $23.40 at the end of 1998 (after giving retroactive impact to the stock split in March 1999), and approximately a 26% decrease from the $24.36 at the end of 1997. Our year-end 1999 stock value represents a price earnings multiple of 9.5 as compared with 15.7 at the end of 1998. While the performance of FCBC stock is disappointing, it must be recognized that we participate in a broader market for investor dollars and as goes the financial services sector of that market, so do we.

                               1995           1996           1997            1998           1999
                               ----           ----           ----            ----           ----
                                                         (in thousands)
Market Value Per Share        $ 16.90        $ 17.66        $ 24.36        $  23.40       $  18.25
Stockholders' Equity          $80,393        $89,258        $97,842        $101,719       $103,488

     Included in net income for 1999 was $1.1 million partial recovery of the $3.4 million charge-off in 1996 related to a check kiting scheme. The $1.1 million recognized in 1999 was net of tax with the total recovery of $1.8 million recognized in the fourth quarter of 1999, or 52.9% of the 1996 loss. The terms of the agreement with the customer group who perpetrated the fraud calls for payments in addition to that recognized in 1999 of approximately $2 million to be realized over the next 10 years. The present value of all consideration received and to be received in this settlement agreement is estimated to be in excess of $3.2 million representing 94% of the $3.4 million in losses charged off in 1996.

     First Community Bank began preparing for the Year 2000 conversion in mid-1997. Internal hardware and software used by the Company is state-of-the-art and remediation to prepare for the end of 1999 was minimal. As was the case for the financial services sector, First Community experienced no Y2K disrup-

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------
tions and midnight on December 31, 1999 was simply another routine nightly processing evening with the "only ball dropped being the one in Times Square."

     During April 1999 all four banking subsidiaries of your Company were merged into a newly chartered national association, First Community Bank, N. A. Consolidation of the banking subsidiaries not only resulted in some initial efficiencies, but over time will allow for substantial restructuring which will enable us to enjoy additional efficiencies while providing increased services. In addition, in April the Company moved to its new corporate offices located in Bluefield, Virginia. This 36,000 square foot facility will ultimately house all Corporate support personnel as well as our Trust and Financial Services Division. Consolidating operations previously housed in four separate facilities into the Corporate Center will not only improve internal communication but will also provide for a much more effective use of both human and other resources. In the future, the addition of other support personnel will allow non-customer sensitive operations to be consolidated so that local banking personnel will be able to devote their full time and attention to customer service.

                         1995           1996            1997           1998           1999
                         ----           ----            ----           ----           ----
                                                (Amounts in millions)
Total Assets            $780.2         $837.6         $1,042.3       $1,054.0       $1,088.2
Earnings Assets         $723.6         $775.2         $  955.3       $  971.9       $  996.4

     On September 28, 1999, the Company acquired United First Mortgage, Inc. ("UFM"), a Richmond, Virginia-based mortgage brokerage firm. UFM operates nine offices throughout Virginia and specializes in governmental residential lending programs. The combination of UFM's expertise in mortgage origination together with the products which First Community offers will result in increased residential mortgage loan business for the Company as well as provide new opportunities for other banking products and services to be offered in UFM's primary markets.

     The Company's Five-Year Plan calls for increased fee-based activities as well as compensation programs which are purely performance based. Initiatives completed during 1999 include the Company's purchase of an equity interest in the Virginia Bankers Insurance Center, LLC adding to our array of financial services and providing new sources of fee-based revenue. Development of executive retention programs, which were completed in 1999, represent an attempt to provide your Corporation with the human resource leadership critical for success in the future. Although in the initial stages, a new stakeholders focused compensation and incentive program provides the mechanisms necessary to migrate the Company from a traditional financial services compensation program to one which is strictly based on pay for performance. Creating new sources of fee-based services and ensuring that compensation dollars are expended based upon performance both will ultimately result in the creation of increased long-term shareholder value.

     The financial services industry continues on a path of consolidation where the very large become even larger in pursuit of critical mass, anticipating operational efficiencies which would all but guarantee future success. While these operational efficiencies were never anticipated to be immediate, in a significant number of cases such efficiencies simply have not been realized and, to compound the problem, the level of customer service has suffered. Our Five-Year Plan calls for an internal revolution with every staff member at First Community Bank focused on raising the level of customer service to a place second to none in our industry and developing meaningful, mutually beneficial relationships with our most valuable customers. The quality of service not only includes the availability of various access channels for customers, both brick and mortar and electronic, but even more importantly it includes the attitude of all of the individuals at First Community's end of the service equation. Raising the bar on service quality is a never ending process but one that is necessary for our success in the future. First Community enjoys a wonderful heritage full of history and values. Our transition into a more powerful financial institution which will continue to enjoy success in the new millennium is being carefully orchestrated so as not to damage that rich heritage.

--------------------------------------------------------------------------------

     In this the first year of the new century, success depends on being both relevant to our customers and communities and efficient in our operations. Change is not an event but it is our way of life, our only certainty in the world today. To ensure success, reacting to change positively is not good enough; we must become proactive agents of change, causing it to happen. Every process, every procedure must continually be on trial as we search for more effective and more efficient ways to provide meaningful products and services to an ever increasingly sophisticated customer base which continually raises its expectations. First Community is well equipped with the economic and human resources necessary to turn the challenges of the future into financial success. With the rich heritage we enjoy, with roots deep in the communities we serve, with shareholders focused on long-term success, and with employees who react to challenges as unrecognized opportunities, we look forward to a future of continued record setting performance.

     As always, we greatly appreciate your loyalty and support as customers and stockholders and welcome your input and suggestions.

Sincerely,

/s/ James L. Harrison, Sr.
-----------------------------------
James L. Harrison, Sr.
President & Chief Executive Officer

                                     PHOTO
      The Officers of First Community Bancshares, Inc. from left to right:

                        ROBERT L. BUZZO, VICE PRESIDENT
           JOHN M. MENDEZ, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER seated: JAMES L. HARRISON, SR., PRESIDENT AND CHIEF EXECUTIVE OFFICER

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Introduction................................................     8
Reorganization and Acquisitions.............................     8
Stock Splits................................................     8
Summary Financial Results...................................     8
Five-Year Selected Financial Data...........................    10
Market Price and Dividends..................................    10
Net Interest Margin.........................................    11
Net Interest Income.........................................    12
Provision for Loan Losses...................................    12
Non-Interest Income.........................................    13
Non-Interest Expense........................................    13
Income Tax Expense..........................................    14
Investment Securities.......................................    15
Securities Available for Sale...............................    15
Loan Portfolio..............................................    16
Reserve for Loan Losses.....................................    16
Non-Performing Assets.......................................    17
Deposits....................................................    18
Short-Term Borrowings.......................................    18
Other Indebtedness..........................................    18
Stockholders' Equity........................................    18
Trust and Investment Management Services....................    18
Liquidity...................................................    19
Interest Rate Sensitivity, Interest Rate Risk and
  Asset/Liability Management................................    19
Virginia Bankers Insurance Center...........................    20
Recent Legislation..........................................    21
Year 2000 Century Date Change...............................    22

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION

  This discussion should be read in conjunction with the consolidated financial statements, notes and tables included throughout this report and the First Community Bancshares, Inc. (the "Company" or "First Community") Annual Report on Form 10-K. Management's discussion and analysis may contain forward-looking statements that are provided to assist in the understanding of future financial performance. However, such performance involves risks and uncertainties, which may cause actual results to differ materially from those expressed in forward-looking statements.

  First Community is currently a multi-state holding company headquartered in Bluefield, Virginia. With total resources of $1.088 billion at December 31, 1999, First Community provides financial, mortgage brokerage and origination and trust services to individuals and commercial customers through 31 full-service banking locations in West Virginia, Virginia and North Carolina as well as nine mortgage brokerage facilities operated by United First Mortgage, Inc.

REORGANIZATION AND ACQUISITIONS

  Effective with the close of business on April 30, 1999, the Company completed the merger of all affiliate banks of First Community Bancshares, Inc. into a single national association. Subsequent to the merger, all banking operations are being conducted within First Community Bank, N.A., a national association subject to the supervision of the Office of the Comptroller of the Currency. The merger was designed to enhance operational efficiency and streamline regulatory considerations.

  On September 28, 1999, First Community Bank, N.A. ("FCBNA"), the Company's wholly-owned banking subsidiary, acquired 100% of the common stock of United First Mortgage, Inc. ("UFM") headquartered in Richmond, Virginia. The addition of the mortgage brokerage operations of UFM added nine additional facilities to the Virginia operations of FCBNA. The operations of UFM cover a geographic region along a corridor of Interstates 64 and 81 that range from Virginia Beach, Virginia to Harrisonburg, Virginia. The acquisition was accounted for as a "purchase" transaction. "Purchase" accounting does not require restatement of prior years' results and, accordingly, the results of operation of UFM are reflected from the date of acquisition forward.

STOCK SPLITS

  The Company's common stock was split five shares for four on March 31, 1997, March 31, 1998, and on March 31, 1999. All share and per share data in this report have been retroactively adjusted to reflect the affect of these three stock splits, all of which were effected through 25% stock dividends.

SUMMARY FINANCIAL RESULTS

                                                                              NET INCOME
                                                                              ----------
'95                                                                             $12.8
'96                                                                              13.9
'97                                                                              15.1
'98                                                                              13.1
'99                                                                              16.9

  Net income for 1999 was $16.9 million, up $3.75 million from $13.1 million in 1998 and up $1.76 million from 1997 net income of $15.1 million. Basic earnings per share also increased to a record level of $1.92 per share, up from $1.49 and $1.71 in 1998 and 1997, respectively. Cash earnings per share for 1999 were $2.12, up from $1.69 in 1998 and $1.85 in 1997. Cash earnings per share represent earnings per share (EPS) adjusted for non-cash charges such as amortization of goodwill and other intangibles.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

  The increase in net income between 1998 and 1999 represents a combination of positive factors including growth of $1.2 million in net interest income, a $3.4 million reduction in the provision for loan losses and a $1.3 million reduction in operating expenses. The Company also realized a $1.8 million recovery on check clearing losses dating back to 1996.

  During the current year, a greater emphasis was placed on deposit rates and liability management, which led to a reduction in interest expense and the overall cost of funds. The Company also realized significant increases in the loan portfolio and improved asset quality, resulting in an increase in the net interest margin from 4.81% in 1998 to the 1999 level of 5.03%. The increase in net interest margin is reflective of the reduction in interest cost on deposits and an increase in the Company's loan-to-deposit ratio.

  The $1.99 million decrease in net income between 1997 and 1998 is attributable to a $2.9 million charge to the provision for loan losses associated with a commercial loan foreclosure in 1998 and an approximate $4.0 million increase in operating costs and intangible amortization associated, in part, with bank and branch acquisitions throughout 1997.

                                                                     RETURN ON AVERAGE ASSETS (%)
                                                                     ----------------------------
1995                                                                            1.7%
1996                                                                           1.73
1997                                                                           1.59
1998                                                                           1.24
1999                                                                           1.62

  The Company's key profitability ratios of Return on Average Assets (ROA) and Return on Average Equity (ROE) continue to reflect the strong earnings performance of the Company and compare favorably with regional and national peer groups. ROA, which measures the Company's stewardship of assets, was 1.62%, up from 1.24% in 1998 and 1.59% in 1997. These increases in ROA relate, in large part, to an increased emphasis in controlling deposit costs as well as operational efficiency improvements and the previously discussed recovery of check collection losses, which were incurred in 1996. ROE for the Company remained strong in 1999 at 16.23% and reflects an increase from 13.02% in 1998 and 16.05% in 1997. The ROE reflects the combined affects of strong operational earnings performance and check clearing recoveries in 1999.

                                                                     RETURN ON AVERAGE EQUITY (%)
                                                                     ----------------------------
1995                                                                           16.77%
1996                                                                           16.26
1997                                                                           16.05
1998                                                                           13.02
1999                                                                           16.23

--------------------------------------------------------------------------------

FIVE-YEAR SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Percent and Per Share Data)

                                         1999         1998         1997        1996       1995
                                      ----------   ----------   ----------   --------   --------
BALANCE SHEET SUMMARY (AT END OF
  PERIOD):
Loans, net of unearned income.......  $  704,096   $  611,493   $  671,817   $547,703   $485,151
Reserve for loan losses.............      11,900       11,404       11,406      8,987      8,321
Securities..........................     290,873      277,210      270,969    236,441    246,578
Total assets........................   1,088,162    1,053,988    1,042,304    837,597    780,235
Deposits............................     833,258      875,996      853,507    643,497    622,723
Other indebtedness..................      10,218       18,176       24,330     15,000     15,000
Stockholders' Equity................     103,488      101,719       97,842     89,258     80,393

SUMMARY OF EARNINGS:
Total interest income...............  $   76,492   $   81,213   $   75,834   $ 64,941   $ 58,954
Total interest expense..............      32,250       38,128       32,890     26,933     23,482
Provision for loan losses...........       2,893        6,250        4,963      2,273      2,235
Non-interest income.................      10,732       11,182        8,661      9,070      7,214
Non-interest expense................      27,457       28,752       24,672     24,358     22,694
Income tax expense..................       7,772        6,164        6,876      6,530      4,968
Net Income..........................      16,852       13,101       15,094     13,917     12,789

PER SHARE DATA:
Basic earnings per common share.....  $     1.92   $     1.49   $     1.71   $   1.58   $   1.46
Diluted earnings per common share...        1.91         1.49         1.71       1.58       1.46
Cash earnings per share.............        2.12         1.69         1.85       1.63       1.52
Cash dividends......................         .88          .84          .83        .73        .62
Book value at year-end..............       11.86        11.60        11.08      10.11       9.20

SELECTED RATIOS:
Return on average assets............        1.62%        1.24%        1.59%      1.73%      1.70%
Return on average equity............       16.23%       13.02%       16.05%     16.26%     16.77%
Dividend payout.....................       45.83%       56.38%       48.54%     46.20%     42.47%
Average equity to average assets....        9.96%        9.50%        9.90%     10.64%     10.12%
Risk based capital to risk adjusted
  assets............................       13.22%       13.25%       11.96%     17.02%     17.29%
Leverage ratio......................        8.25%        7.37%        6.96%     10.33%      9.86%
------------------------------------------------------------------------------------------------

COMMON STOCK AND DIVIDENDS

  The Company's common stock is traded in the over-the-counter market. Daily bid and ask quotations are available through the NASDAQ Level III Electronic Billboard under the symbol FCBC. On December 31, 1999, First Community's common stock price was $18.25, a decrease of 22.0% from the split-adjusted December 31, 1998 closing price of $23.40.

  Book value per common share was $11.86 at December 31, 1999, compared with $11.60 at December 31, 1998, and $11.08 at the close of 1997. The year-end market price for First Community common stock of $18.25 represents 154% of the Company's book value as of the close of the year and reflects total market capitalization of $159.3 million. Utilizing the year-end market price and 1999 basic earnings per share, First Community common stock closed the year trading at a price/earnings multiple of 9.5 times basic earnings per share.

  Dividends for 1999 totaled $.88 per share, up $.04 or 4.76% from the $.84 paid in 1998. The 1999 dividends resulted in a cash yield on year-end market of 4.82%.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

                                                                          DIVIDENDS PER SHARE
                                                                          -------------------
1995                                                                          $0.62
1996                                                                           0.73
1997                                                                           0.83
1998                                                                           0.84
1999                                                                           0.88

MARKET PRICE AND DIVIDENDS
--------------------------------------------------------------------------------

                                                      BID               BOOK
                                                ----------------        VALUE        CASH DIVIDENDS
1999                                             HIGH      LOW        PER SHARE        PER SHARE
---------------------------------------------------------------------------------------------------
First Quarter.................................  $23.20    $20.70       $11.75             $.20
Second Quarter................................   22.90     18.50        11.60              .21
Third Quarter.................................   23.50     18.88        11.74              .22
Fourth Quarter................................   21.38     18.00        11.86              .25
---------------------------------------------------------------------------------------------------
                                                                                          $.88
---------------------------------------------------------------------------------------------------
1998
---------------------------------------------------------------------------------------------------
First Quarter.................................  $23.68    $19.58       $11.34             $.20
Second Quarter................................   34.40     28.80        11.21              .20
Third Quarter.................................   34.20     24.80        11.48              .20
Fourth Quarter................................   27.00     21.20        11.60              .24
---------------------------------------------------------------------------------------------------
                                                                                          $.84
---------------------------------------------------------------------------------------------------

NET INTEREST MARGIN

  Net interest margin measures net interest income as a percentage of average earning assets. In 1999, net interest margin recovered to 5.03% for the year from 4.81% in 1998 but below the 5.25% level attained in 1997. The current year's increase was due in large part to deposit rate control measures instituted in the latter part of 1998 and a $92.6 million increase in outstanding loans. The cost of funds declined from 4.57% in 1998 to 4.0% in 1999 and contributed to a 4.9% decrease in retail deposits. Also during 1999, additional funds were invested in the securities portfolio in maturity and sector distributions to enhance the portfolio performance. In the second half of 1999, significant increases in the loan portfolio were then funded with wholesale advances from the Federal Home Loan Bank.

--------------------------------------------------------------------------------

                                                                          NET INTEREST MARGIN
                                                                          -------------------
1995                                                                           5.38%
1996                                                                           5.39
1997                                                                           5.25
1998                                                                           4.81
1999                                                                           5.03

NET INTEREST INCOME

  The primary source of the Company's earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and short-term borrowings represent the major portion of interest-bearing liabilities.

  On a tax equivalent basis, net interest income increased $1,250,000 or 2.7% in 1999 and $726,000 or 1.6% in 1998. Average earning assets decreased 1.8% in 1999 after increasing 10.9% in 1998. The current year decrease of $17.5 million in earning assets was primarily the result of reductions in interest bearing balances and federal funds sold. This occurred in reaction to deposit level decreases and the general repricing of the interest bearing deposit portfolio to achieve desired net interest margins.

  The increase in tax equivalent net interest income for 1999 was driven by the declining cost of funds which exceeded the overall decline in asset yield by approximately 24 basis points and resulted in an additional $1.3 million in tax equivalent net interest income during 1999. The modest increase in tax equivalent net interest income in 1998 was impacted by the sale of approximately $14.0 million in credit card revolving loan accounts during 1998 which reduced interest and fees on loans approximately $747,000 in comparison to 1997. The proceeds of the sale were reinvested in interest bearing balances, which yielded substantially lower earnings and, accordingly, reduced current year net interest income. The portfolio sale was part of an overall exit strategy from the credit card line of business.

                                                                    EQUIVALENT NET INTEREST INCOME
                                                                    ------------------------------
1995                                                                          $37,759
1996                                                                           40,395
1997                                                                           45,700
1998                                                                           46,426
1999                                                                           47,676

PROVISION FOR LOAN LOSSES

  The provision for loan losses represents charges against operations to establish reserves for loan losses inherent in the Company's loan portfolio. The level of expense, as well as the required level of reserves, is dependent upon a number of factors including historical loss ratios by loan type, assessment of specific credit weaknesses within the portfolio, concentrations of credit type, assessment of the prevailing economic climate, and other factors which may affect the overall condition of the loan portfolio.

  The provision for loan losses was $2.9 million in 1999, $6.3 million in 1998 and $5.0 million in 1997. The increase in the provision for loan losses in 1998 of $1.3 million was largely the result of a second quarter provision taken in response to a commercial loan foreclosure. Elevated provisions in both 1997 and 1998 also include higher levels of consumer loan charge-offs in the Company's credit card division and indirect auto financing program. Each of these programs was curtailed in 1998 and losses associated with these types of retail lending have been substantially reduced.

  The current year provision of $2.9 million, although substantially reduced in comparison to 1998

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------
and 1997, reflects provisions in response to increases in outstanding loan balances at December 31, 1999 and management's estimate of the risk profile of the portfolio.

NON-INTEREST INCOME

  Non-interest income consists primarily of fiduciary income on trust services and service charges on deposit accounts. Non-interest income totaled $10.7 million in 1999, a $450,000 decrease or 4.5% from the $11.2 million in 1998 and a $2.0 million or 23.0% improvement over the 1997 total of $8.7 million.

  The reduction in total non-interest revenue in 1999 of $450,000 is due largely to a $1,357,000 decline in other charges and fees relative to the Company's credit card portfolio which was sold in 1998, a $1,062,000 pension termination gain occurring in the prior year and the recognition of a $1.2 million gain on the sale of the credit card portfolio in 1998. These reductions are partially offset by a $1.8 million recovery recognized in the current year of check clearing losses which were incurred in 1996, and the acquisition of United First Mortgage which added $931,000 in revenues on the origination and sale of mortgage loans.

  Total non-interest revenue from continuing sources increased slightly by $160,000 which is largely due to an increase in fiduciary income of $410,000 less a $200,000 reduction in service charges on deposit accounts and other service charges, commissions and fees.

  Higher levels of non-interest income for 1998 over 1997 include a pension termination gain of $1,062,000 (net of federal excise tax of $764,000) as a result of the Company's termination of its Defined Benefit Pension Plan, which was completed in the first quarter of 1998. Also included in other operating income for 1998 are gains totaling $1.2 million on the sale of substantially all revolving loan accounts and all merchant account relationships in the Company's credit card division. The Company's decision to exit this line of business was based on its relatively small share of this market, vigorous competition for credit card accounts and rising consumer delinquencies. At year-end 1998, the Company retained approximately $2 million in revolving private label credit card accounts and by the end of 1999 the outstanding balance of these accounts was reduced to $669,000.

  Service charges on deposit accounts are the largest source of non-interest income. Service charge income totaled $3.6 million in 1999, a decrease of $106,000 or 2.8% from 1998. This contrasts with a 13.9% increase of $457,000 between 1998 and 1997 which is reflective of the full year of operations during 1998 of facilities added during 1997 which included Blue Ridge Bank in early 1997 and branches acquired later in that year.

  Other service charges, commissions and fees declined by 50% in 1999 versus 1998. This decline was largely a result of the reduced transaction fees of $1,357,000 related to the previously mentioned sale of the credit card portfolio.

                         1995           1996           1997           1998           1999
                         ----           ----           ----           ----           ----
                                                  (in thousands)
Fiduciary Revenues      $1,621         $1,731         $1,678         $1,682         $2,092

  Fiduciary income totaled $2.1 million in 1999 versus $1.7 million in both 1998 and 1997. A modest increase in Trust assets, particularly in the area of retirement accounts, plus an increase in estates under management, resulted in the twenty-three percent increase in fiduciary income in 1999. Trust revenues are comprised of fees for asset management and estate settlement. Expenses associated with the operation of the Trust and Financial Services Division are included in non-interest expense.

NON-INTEREST EXPENSE

  Non-interest expenses consist of salaries and benefits, occupancy, equipment and all other operating expense incurred by the Company. Non-interest expense totaled $27.5 million in 1999, compared with $28.8 million and $24.7 million in 1998 and 1997, respectively. The decline in non-interest expense in 1999 of $1.3 million relates largely to the elimination of the operating costs associated with the

--------------------------------------------------------------------------------
credit card division of $1.25 million. Additionally, savings were generated through the application of a more centralized purchasing environment and the introduction of technology for the electronic storage and retrieval of reports which significantly reduced paper costs and the aggregate cost of supplies, which declined by $425,000 in 1999. The substantial increase in 1998 operating costs was attributable to the full year costs of Blue Ridge Bank and various branches in 1998 versus the partial year of operation of these offices in 1997. When comparing 1998 to 1997, the addition of Blue Ridge Bank and branches acquired throughout 1997 added approximately $956,000 and $1,268,000, respectively, over 1997 levels.

  Salaries and employee benefits increased $890,000 or 7.3% when comparing 1999 with 1998 and $906,000 in 1998 in comparison to 1997. These increases relate almost exclusively to the addition of United First Mortgage, Inc. in 1999 and Blue Ridge Bank and various branches acquired in 1997. The effect of the three months of operations of the UFM facilities in 1999 resulted in additional personnel costs of approximately $811,000 in 1999. The effect of a full year of operations of Blue Ridge Bank and branches acquired in 1997 resulted in an additional $1.1 million in personnel costs in 1998 when compared to 1997. Blue Ridge accounted for an additional $521,000 of this total while the branch acquisitions added $597,000 in 1998.

  Occupancy expense increased $185,000 or 9.5% between 1998 and 1999. The acquisition of United First Mortgage resulted in an increase of $84,000 in the current year while increases of $87,000 were noted in other categories including maintenance, insurance, and depreciation. When comparing 1997 to 1998 occupancy cost increased $264,000 or 15.7% as a result of the addition of Blue Ridge Bank and branches acquired in 1997.

  The $222,000 decrease in furniture and equipment cost in 1999 is reflective of the reduced maintenance on newer equipment used in check processing, the centralization of functions relative to the acquisition of Blue Ridge Bank and branches in 1997 and the elimination of specialized equipment used in the credit card processing function. The 1998 increase (19.7%) in furniture and equipment expense of $323,000 reflects not only the impact of acquisitions, which added approximately $197,000 in additional cost, but also includes depreciation and maintenance associated with the implementation of new check processing technology and the introduction of electronic banking services implemented in 1997 and early 1998.

                                                                          NET OVERHEAD RATIO
                                                                          ------------------
1995                                                                           2.27%
1996                                                                           2.22
1997                                                                           1.84
1998                                                                           2.06
1999                                                                           1.96

  The Company's net overhead ratio (non-interest expense less non-interest income excluding security gains and non-recurring gains divided by average earning assets) is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned is realized as net income. The net overhead ratios for 1999, 1998 and 1997 were 1.96%, 2.06% and 1.84%, respectively.

  The Company's efficiency ratio also measures management's ability to control costs and maximize net revenues. The efficiency ratio is computed by dividing non-interest expense by the sum of net interest income plus non-interest income (all non-recurring items excluded). The efficiency ratios for 1999, 1998 and 1997 were 44.2%, 47.4%. and 42.2%, respectively.

INCOME TAX EXPENSE

  Income tax expense totaled $7.8 million in 1999, compared with $6.2 million in 1998 and $6.9 million in 1997. The $1.6 million increase between 1998 and 1999 reflects the substantial increase in pre-tax earnings between the two periods as a result of improved net interest income, reductions in loan loss provisions and operating expenses as well as the $1.8 million recovery of check clearing losses.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

  The major difference between the statutory tax rate and the effective tax rate (income tax expense divided by pre-tax book income) results from income which is not taxable for Federal income tax purposes. The primary category of non-taxable income is that of state and municipal securities and industrial revenue bonds and tax-free loans. The effective tax rate for 1999 was 31.6% as compared with 32.0% for 1998 and 31.3% in 1997.

INVESTMENT SECURITIES

  Investment securities are comprised largely of U.S. Agency obligations and state and municipal securities. U.S. Agency obligations include securities issued by various government corporations and agencies, including Federal Home Loan Bank (FHLB), Federal National Mortgage Association (FNMA), Government National Mortgage Association (GNMA), Student Loan Marketing Association (SLMA), Federal Farm Credit Bank (FFCB), and Federal Home Loan Mortgage Corporation (FHLMC).

  Obligations of States and Political Subdivisions totaling $73.6 million at December 31, 1999 are comprised of high grade municipal securities generally carrying AAA bond ratings, many of which also carry credit enhancement insurance by major insurers of investment obligations.

  The average maturity of the investment portfolio decreased from 10.05 years in 1998 to 9.63 years in 1999 with the tax equivalent yield increasing from 8.38% at year-end 1998 to 8.46% at the close of 1999. The increase in yield reflects the change in portfolio composition that shifted toward the municipal bond sector.

  The investment portfolio totaling $78.8 million decreased $5.2 million between 1998 and 1999. This decrease is the result of prepayments and calls occurring as a result of the declining interest rate environment in 1998 and continuing into mid-year 1999. Portions of these cash flows were invested in new loan origination.

SECURITIES AVAILABLE FOR SALE

  Securities available for sale are used as part of management's asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, for liquidity needs and other factors. These securities are recorded at market value.

  At December 31, 1999, the Company had $212.1 million in securities available for sale, compared with $193.2 million at year-end 1998. The increase in this portfolio reflects the reinvestment of funds received from loan principal prepayments arising from early payoffs and calls and maturities of investment securities and corresponding decreases in Federal Funds sold and interest-bearing balances held at the Federal Home Bank.

  The book value of securities available for sale exceeded market value at year-end 1999 by $9.1 million. The decline in the market value of the securities available for sale is a direct result of overall increases in the interest rate environment, which has an inverse effect on the market value of the underlying instruments. The tax equivalent purchase yield on securities available for sale in 1999 was 6.53% and the tax equivalent purchase yield in 1998 was 6.56%. The 3 basis point decline in yield on the portfolio reflects the general decline in interest rates, which triggered above average calls and prepayments during 1998 and which were then reinvested at prevailing lower market rates. This trend continued through the first half of the current year but began to reverse in the latter part of 1999 when interest rate increases were instituted by the Federal Reserve.

  The average maturity of the portfolio was 12.4 years and 15.6 years at December 31, 1999 and 1998, respectively. The declining average maturity is also the result of the above average number of calls in the agency portfolio and mortgage-backed security prepayments as a result of the declining rate environment and reinvestment in early 1999 in Agency securities with shorter final maturities. Most longer-term securities have call provisions, which could result in redemption prior to their final maturity.

--------------------------------------------------------------------------------

LOAN PORTFOLIO

  The loan portfolio is geographically diversified among loan types and industry segments. Commercial and commercial real estate loans represent 42.7% of the total portfolio. During 1999, commercial real estate loans increased as a percentage of total loans and now comprise 29.6% of the portfolio. The commercial and commercial real estate sectors increased by $53.1 million or 21.4% in 1999. Additionally, consumer loans increased by $1.7 million or 1.4% from $125.5 million at December 31, 1998 to $127.2 million at the close of 1999. Consumer loans represent 18.1% and 20.6% of the portfolio at the close of 1999 and 1998, respectively. The sector that experienced the largest percentage change was the commercial real estate portfolio, which increased by $37.6 million or 40.6% of the total increase in the loan portfolio of $92.6 million.

  Loans, net of unearned income, were $704.1 million at year-end 1999. The increase of $92.6 million represents 15.1% growth from the $611.5 million level at December 31, 1998. During 1999, a renewed emphasis on relationship management and loan development resulted in a significant increase in the total loan portfolio. In 1998 the Company experienced increased competition for commercial loans by other banks and capital market groups which impacted minimum underwriting standards within the industry leading to sub-prime interest rates, higher loan-to-value ratios, and less emphasis on owner guarantees. The Company resisted this easing of price and quality standards and sacrificed some existing and new loan business in the process. This shift in underwriting standards coupled with the declining interest rate environment resulted in above average principal prepayments and contributed to the decline in the loan portfolio during 1998. This trend reversed in 1999 as interest rates rose and capital market financing slowed.

  In addition to loan prepayments, the sale of substantially all credit card loans in the third and fourth quarters of 1998 resulted in an additional $14 million reduction in the loan portfolio as the Company exited the credit card line of business.

  The loan-to-deposit ratio increased to 85% at December 31, 1999 from 70% at December 31, 1998. The increase in the loan-to-deposit ratio is a result of the increases in the loan portfolio of $92.6 million coupled with a $42.7 million decline in total deposits.

                                                                             LOAN PORTFOLIO

                                           REAL ESTATE -          REAL ESTATE -          REAL ESTATE -
COMMERCIAL, FINANCIAL & AGRICULTURAL        CONSTRUCTION            COMMERCIAL            RESIDENTIAL        LOANS TO INDIVIDUALS
------------------------------------       -------------          -------------          -------------       --------------------
13.1%                                           3.5%                   29.6%                  35.7%                  18.1%

RESERVE FOR LOAN LOSSES

  The reserve for loan losses represents reserves available to absorb estimated loan losses and other credit-related charges. Loan losses arise primarily from the loan portfolio, but may also be derived from other sources, including commitments to extend credit, guarantees, and standby letters of credit. The reserve for loan losses is increased by both charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged off. The provision for loan losses is calculated to bring the reserve to a level, which, in management's judgment, is considered adequate to absorb potential losses inherent in the loan portfolio. Management performs monthly assessments to determine the appropriate level of the reserve. The factors considered in this evaluation include, but are not necessarily limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies, and non-accruals. While management has attributed reserves to various portfolio segments, the allowance is available for the entire portfolio.

  The reserve for loan losses represents 130% of non-performing loans at year-end 1999 versus 140% and 79% at December 1998 and 1997, respectively. When other real estate is combined with non-performing loans, reserves equal 107% of non-

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------
performing assets at the end of 1999 versus 98% and 72% at December 31, 1998 and 1997, respectively.

  Net charge-offs were $2.4 million in 1999, as compared with $6.3 million in 1998 and $4.5 million in 1997, respectively. The $3.9 million decrease in net charge-offs in 1999 is principally related to elevated charge-offs in 1998 as a result of a commercial loan charge-off of $2.9 million relating to a failed furniture assembly plant in Princeton, West Virginia in the second quarter of 1998 as well as a reduction in charge-offs associated with the credit card portfolio that was sold in the latter part of 1998. Additionally, the current year reflects an increase in the overall level of loan quality as a result of termination of credit card lending in 1998 and a reduction in the level of indirect auto financing. Net charge-offs for 1997 were elevated, due in part, to retail loan losses of $955,000 and $468,000 in the credit card and indirect auto loan areas, respectively, as well as a large single commercial loan charge-off of $800,000 on a car dealer floor plan arrangement.

NON-PERFORMING ASSETS

  Non-performing assets include loans on which interest accruals have ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. Total non-performing assets were $11.1 million at December 31, 1999. The levels of non-performing assets for the last five years are presented in the table below.

--------------------------------------------------------------------------------

                                                                 DECEMBER 31
                                              -------------------------------------------------
                                               1999       1998       1997       1996      1995
(Amounts in Thousands)                        -------    -------    -------    ------    ------
Non-accrual Loans...........................  $ 7,889    $ 7,763    $ 9,988    $5,476    $4,371
Loans 90 Days or more Past Due..............    1,259        377      4,391       780       673
Other Real Estate Owned.....................    1,950      3,547      1,472     2,225       929
-----------------------------------------------------------------------------------------------
                                              $11,098    $11,687    $15,851    $8,481    $5,973
-----------------------------------------------------------------------------------------------
Non-performing loans as a percentage of
  total loans...............................      1.3%       1.3%       2.1%      1.1%      1.0%
Non-performing assets as a percentage of
  total loans and other real estate owned...      1.6%       1.9%       2.4%      1.6%      1.2%
Reserve for loan losses as a percentage of
  non-performing loans......................    130.1%     140.1%      79.3%    143.7%    165.0%
Reserve for loan losses as a percentage of
  non-performing assets.....................    107.2%      97.6%      72.0%    106.0%    139.3%
-----------------------------------------------------------------------------------------------

  Non-performing assets decreased $589,000 between 1998 and 1999 with a $1.6 million decrease in other real estate owned and increases reflected in both ninety days past due and non-accrual loans. The small increase in non-accrual loans is the result of the addition and removal of several commercial relationships that were brought current or liquidated and removed from non-accrual status. The volume of non-accrual loans remains near $8.0 million due to several larger loan relationships, which are slow in resolution due to pending Chapter 11 Bankruptcy proceedings. The increase in loans ninety days or more past due is the result of the addition of an $892,000 commercial loan relationship which is secured by real estate and partially backed by Farmer's Home Administration (FmHA) and Small Business Administration (SBA) guarantees. The decline in other real estate owned of $1.6 million is primarily attributable to the sale of a commercial property that was acquired through foreclosure on a furniture manufacturing company in southern West Virginia. The facility was sold in March 1999 and resulted in a $275,000 recovery of amounts previously charged off.

--------------------------------------------------------------------------------

DEPOSITS

  Total deposits at December 31, 1999 decreased $42.7 million or 4.9% when compared to December 31, 1998. The decrease in deposits is the result of a general repricing of deposits which was instituted in the latter part of 1998 and continued throughout 1999. The resultant effect was a decline in deposits, deposit cost, and the cost of funds. As a result of decreases in deposit liabilities, the Company utilized lower cost, short-term advances from the Federal Home Loan Bank to supplement the funding needs of the Company. In 1999, the average rate paid on interest bearing liabilities was 4.0%, down from 4.57% in 1998.

  Average deposits totaled $854.0 million for 1999 versus $870.8 million in 1998. The largest decrease in average deposits was experienced in interest-bearing time deposits, which decreased 4.9% versus an overall deposit portfolio decrease of 1.9%. Average savings deposit accounts also decreased 3.5%. Alternatively, average non interest-bearing demand deposits increased 7.2% and average interest-bearing demand deposits experienced a 2.7% increase.

SHORT-TERM BORROWINGS

  The Company's short-term borrowings consist primarily of Federal Funds purchased from the FHLB and securities sold under agreements to repurchase. This category of funding is a source of moderately priced short-term funds. Short-term borrowings increased on average $6.9 million or 13.4% from 1998 following a 13.5% decrease between 1998 and 1997. The increase in average short-term borrowings in 1999 is a direct result of the increased emphasis on liability management and controlling deposit cost to increase the net interest margin. Short-term borrowings were used to fill the gap in funding due to reduced levels of retail deposits.

OTHER INDEBTEDNESS

  Other indebtedness, which represents long-term advances from the FHLB and acquisition debt to a correspondent bank decreased by $8.0 million in 1999. The decrease is attributable to the complete repayment of the acquisition debt in the second quarter of 1999. Remaining indebtedness of $10.2 million is comprised primarily of long-term advances from the FHLB to fund matched purchases of earning assets.

STOCKHOLDERS' EQUITY

  Risk-based capital ratios are a measure of the Company's capital adequacy. At December 31, 1999, the Company's Tier I capital ratio was 11.96% compared with 12.0% in 1998. Risk-based capital ratios and the leverage ratio are used by regulators to measure the capital adequacy of banking institutions. Risk-based capital guidelines risk weight balance sheet assets and off-balance sheet commitments in determining capital adequacy. The Company's total risk-based capital-to-asset ratio was 13.22% at the close of 1999 compared with 13.25% in 1998. Both of these ratios are well above the current minimum level of 8% prescribed for bank holding companies as depicted on Page 43.

  The leverage ratio is the measurement of total tangible equity to total assets. The Company's leverage ratio at December 31, 1999 was 8.25% compared to 7.37% at December 31, 1998, both of which are well above the minimum levels prescribed by the Federal Reserve as depicted on Page 43.

TRUST AND INVESTMENT MANAGEMENT SERVICES

  The company offers trust management and estate administration services through its Trust and Financial Services Division (Trust Division). The Trust Division reported market value of assets under management of $368 million and $377 million at December 31, 1999 and 1998, respectively. The Trust Division manages intervivos trusts and trusts under will, develops and administers employee benefit plans and individual retirement plans and manages and settles estates. Fiduciary fees for these services are charged on a schedule related to the size, nature and complexity of the account.

  The Trust Division employs 19 professionals and support staff with a wide variety of estate and financial planning, investing and plan administration skills. Trust Division operating expenses totaled $1.3 million in 1999 and 1998. These costs are comprised primarily of salaries and related benefits, investment services, asset custody fees and the cost of information processing systems. The Trust Division is located within the Company's largest banking facility in Bluefield, West Virginia. Services and Trust development activities to other branch locations and primary markets are provided as an extension of this division through professional staff who also serve as field Trust Administrators.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

LIQUIDITY

  Liquidity represents the Company's ability to respond to demands for funds and is usually derived from maturing investment securities, overnight investments, periodic repayment of loan principal, and the Company's ability to generate new deposits. The Company also has the ability to attract short-term sources of funds and draw on credit lines that have been established at financial institutions to meet cash needs.

  Total liquidity of $372.1 million at December 31, 1999 is comprised of the following: cash on hand and deposits with other financial institutions of $37.8 million; securities available for sale of $212.1 million; investment securities held to maturity due within one year of $1.7 million; and Federal Home Loan Bank credit availability of $120.5 million.

INTEREST RATE SENSITIVITY, INTEREST RATE RISK AND ASSET/LIABILITY MANAGEMENT

  The Bank's profitability is dependent to a large extent upon its net interest income (NII), which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. The Bank, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets reprice differently than its interest-bearing liabilities. The Bank manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds while maintaining an acceptable level of NII given the current interest rate environment.

  The Company's primary component of operational revenue, NII, is subject to variation as a result of changes in interest rate environments in conjunction with unbalanced repricing opportunities in earning assets and interest-bearing liabilities. Interest rate risk has four primary components including repricing risk, basis risk, yield curve risk and option risk. Repricing risk occurs when earning assets and paying liabilities reprice at differing times as interest rates change. Basis risk occurs when the underlying rates on the assets and liabilities the institution holds change at different levels or in varying degrees. Yield curve risk is the risk of adverse consequences as a result of unequal changes in the spread between two or more rates for different maturities for the same instrument. Lastly, option risk is due to "embedded options" often called put or call options given or sold to holders of financial instruments.

  In order to mitigate the effect of changes in the general level of interest rates, the Company manages repricing opportunities and thus, its interest rate sensitivity. The Bank seeks to control its interest rate risk (IRR) exposure to insulate net interest income and net earnings from fluctuations in the general level of interest rates. To measure its exposure to IRR, quarterly simulations of NII are performed using financial models which project NII through a range of possible interest rate environments including rising, declining, most likely and flat rate scenarios. The results of these simulations indicate the existence and severity of IRR in each of those rate environments based upon the current balance sheet position, assumptions as to changes in the volume and mix of interest-earning assets and interest-paying liabilities and management's estimate of yields attained in those future rate environments and rates which will be paid on various deposit instruments and borrowings. Specific strategies for management of IRR have included shortening the amortized maturity of fixed-rate loans, increasing the volume of adjustable rate loans to reduce the average maturity of the Bank's interest-earning assets and monitoring the term structure of liabilities to maintain a balanced mix of maturity and repricing structures to mitigate the potential exposure. The simulation model used by the Company captures all earning assets, interest bearing liabilities and all off balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook. Based upon the latest simulation, the Company believes that it is slightly biased toward a liability sensitive position. Absent adequate management, liability positions can negatively impact net interest income in a rising rate environment or, alternatively, positively impact net interest income in a falling rate environment.

  The Company has established policy limits for tolerance of interest rate risk that allow for no more than a ten-percent reduction in projected net interest income based on quarterly income simulations. The most recent simulation indicates that current exposure to interest rate risk does not exceed the Company's defined policy limits.

--------------------------------------------------------------------------------

  The following table summarizes the impact on NII and the Market Value of Equity (MVE) as of December 31, 1999 and 1998, respectively, of immediate and sustained rate shocks in the interest rate environment of plus and minus 100 and 200 basis points from the flat rate simulation. The results of the rate shocks depicted below differ from the results in quarterly simulations, in that, all changes are assumed to take effect immediately; whereas, in the quarterly income simulations, changes in interest rates take place gradually over a 24-month horizon. This table, which illustrates the prospective effects of hypothetical interest rate changes, is based upon numerous assumptions including relative and estimated levels of key interest rate factors over a twelve month time period. Management feels that this type of modeling technique, although useful, does not take into account all strategies which management might undertake in response to a sudden and sustained rate shock as depicted. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/ external variables. Additionally, management does not believe that a rate shock of the magnitude described is likely in the forecast period presented.

--------------------------------------------------------------------------------
(Dollar Amounts in Thousands)

                                                1999
----------------------------------------------------------------------------------------------------
CHANGE IN
INTEREST RATES                                      NET INTEREST      %       MARKET VALUE      %
(BASIS POINTS)                                         INCOME       CHANGE     OF EQUITY      CHANGE
--------------                                      ------------    ------    ------------    ------
200...............................................   $43,040.5      -10.26     $ 68,527.3     -35.0
100...............................................    45,655.7       -4.81       87,584.3     -16.9
-0-...............................................    47,960.7        0.0       105,442.3       0.0
-100..............................................    49,994.4        4.2       124,308.5      17.9
-200..............................................    50,734.5        5.8       141,245.4      34.0

                                                1998
----------------------------------------------------------------------------------------------------
CHANGE IN
INTEREST RATES                                      NET INTEREST      %       MARKET VALUE      %
(BASIS POINTS)                                         INCOME       CHANGE     OF EQUITY      CHANGE
--------------                                      ------------    ------    ------------    ------
200...............................................   $43,698.5       -0.6      $ 89,626.2     -17.3
100...............................................    43,975.2        0.3        99,119.2      -8.5
-0-...............................................    43,961.3        0.0       108,354.2       0.0
-100..............................................    45,154.9        2.7       118,235.6       9.1
-200..............................................    46,330.5        5.4       128,938.6      19.0
----------------------------------------------------------------------------------------------------

  When comparing the impact of the rate shock analysis between 1999 and 1998, the 1999 changes in net interest income reflect larger variances in projected net interest income and MVE. The increased sensitivity is attributed to the increased life of certain assets and the control measures taken in the fourth quarter of 1998, which continued throughout 1999, to reduce deposit cost. As a result, the deposit repricing led to a reduction in customer deposits, a corresponding increase in short-term borrowings and an increase in the overall duration of equity. Consequently, the hypothetical changes in interest rates have a larger effect on net interest income and the market value of equity.

VIRGINIA BANKERS INSURANCE CENTER

  In 1999 the company purchased a 3.17% interest in the Virginia Bankers Insurance Center ("VBIC"), a limited liability company organized to provide access to the insurance line of business for participating banks. This consortium of over sixty banks resulted in the formation of a pool of capital which will be used to enable the participating banks to collectively enter the property, casualty, life, and health insurance sales market. It is expected that insurance products will be available in the bank's branches through VBIC sometime in late 2000. The company believes that through its extensive network

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------
of bank branches and its thousands of customer relationships, it will be in a position to market significant volumes of insurance, particularly property and casualty insurance for homes and automobiles. The company's entry into the insurance line of business is designed to provide new sources of fee revenue and further solidify the financial relationship between the company and its present customers.

RECENT LEGISLATION

  Congress completed this past year the long-awaited financial modernization bill and the bill became law, known as the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "Act") with an enactment date of November 12, 1999. The Act is expected to have a significant impact on financial services companies, including banks such as First Community. The Act's most publicized provisions, which generally take effect on March 11, 2000, include: a) the elimination of many federal and state legal barriers to affiliations among banks, securities firms, insurance companies and other financial services providers; b) the establishment of a statutory framework pursuant to which full affiliations can occur between these entities; and c) provision for financial services organizations with flexibility in structuring new affiliations through a Financial Holding Company ("FHC") structure with the Federal Reserve Bank as the umbrella regulator. The overall thrust of the Act is to remove the historic laws that separate commercial banking from other financial services organizations.

  The Act establishes the requirements for permitting a bank holding company to engage in the new financial activities and affiliations. A bank holding company may elect to become an FHC if all of its subsidiary banks are well capitalized and well managed and have received a satisfactory or better Community Reinvestment Act rating. Thereafter, an FHC may engage in either denovo or through an acquisition, in any activity that has been, as defined by the Act, and determined by the Federal Reserve Bank to be financial in nature or incidental or complementary to such financial activity.

  The Act also creates a new Investment Bank Holding Company ("IBHC") structure under the Securities Exchange Act of 1934. This provision is designed to implement a new concept of supervision by the Securities Exchange Commission of broker/ dealer holding companies that do not control depository institutions.

  The Act further provides for functional regulation of bank securities activities. Among many other matters, it repeals the exemptions from the definition of broker and dealer under the Federal Securities Law that currently apply to banks, generally subjecting banks and their affiliates and subsidiaries to the same regulation as all other providers of securities products. These provisions take effect 18 months after the date of enactment. However, the Act retains certain limited exemptions to facilitate certain activities in which banks have traditionally engaged. These exemptions include third-party broker arrangements, trust activities, traditional banking transactions such as commercial paper and exempted securities, employer and shareholder benefit plans, sweep accounts, affiliate transactions, private placements, safekeeping and custody services, asset-backed securities, and identified banking products such as traditional deposit accounts.

  The Act amends the Investment Advisors Act of 1940 and the Investment Company Act of 1940 to subject banks and bank holding companies that advise mutual funds to the same regulatory scheme as other advisors to mutual funds. It also requires banks to make additional disclosure when a mutual fund is sold or advised by a bank. These regulatory and disclosure provisions likewise take effect 18 months after the date of enactment.

  If certain requirements are met and regulatory approval is obtained, national banks of any size are permitted to engage, through a financial subsidiary, in financial activities authorized by the Act, which specifically excludes certain types of activities (including real estate investment and development) which may be done only in FHCs.

--------------------------------------------------------------------------------

  The Act prohibits new unitary savings and loan holding companies from engaging in non-financial activities or affiliating with non-financial entities. This prohibition applies to a company that becomes a unitary savings and loan holding company pursuant to applications filed after May 4, 1999. Previously chartered unitary savings and loan holding companies and applicants are grandfathered.

  Any federal savings association chartered or in operation before the date of enactment or with branches in operation before the date of enactment in one or more states, may convert, at its option, with the approval of the Office of the Comptroller of the Currency or the appropriate state bank supervisor, into one or more national state banks, each of which may encompass one or more of the branches of the federal savings association in operation before the date of enactment in one or more states. This conversion will be available only for resulting national or state banks which meet specified financial and capital requirements.

  One of the more significant provisions of the Act is the authorization of financial subsidiary activities which includes the establishment of insurance agency activities for such subsidiaries without geographic restriction. The Company does not presently maintain any financial subsidiaries as comprehended by the Act and has not organized an FHC. The Company is presently evaluating opportunities afforded under the Gramm-Leach-Bliley Act.

YEAR 2000 CENTURY DATE CHANGE

  The arrival of the year 2000 and the associated century date change ("CDC") were expected by many experts and the public, in general, to present potential threats to business and many aspects of everyday life due to the possibility that some information systems and imbedded computer chips might not function properly due to truncated two-digit year date fields. In response to this threat, the Company initiated an exhaustive study of information systems and electronic devices with embedded chips utilized throughout the Company's operations. This project involved the identification, remediation, testing and implementation of new, upgraded or remediated systems and equipment to guard against failures associated with the CDC threat. Through these efforts the Company was able to successfully transcend the CDC with no interruption of service, no processing failures, no loss of data or other negative consequences associated with the CDC (Y2K) threat. In achieving this state of year 2000 compliance, the Company budgeted and expended approximately $150,000 on new equipment, renovated systems and back-up processing arrangements. In addition, the Company incurred human resource opportunity cost through the realignment of duties of existing personnel to achieve compliance. However, the overall cost of the project did not have a material financial impact on the results of operations of the Company in any fiscal year.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Consolidated Balance Sheets.................................    24
Consolidated Statements of Income...........................    25
Consolidated Statements of Cash Flow........................    26
Consolidated Statements of Stockholders' Equity.............    27
Notes to Consolidated Financial Statements..................    28
Independent Auditors' Report................................    50
Report on Management's Responsibilities.....................    51

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Share Data)

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1999          1998
                                                              ------------------------
                           ASSETS
Cash and due from banks.....................................  $   36,400    $   33,943
Interest bearing balances -- FHLB...........................       1,391        57,523
Federal funds sold..........................................           6        25,630
Securities available for sale (amortized cost of $221,226,
  1999; $191,131, 1998).....................................     212,105       193,194
Investment securities held to maturity:
  U.S. Treasury securities..................................         100           100
  U.S. Government agencies and corporations.................       3,663         7,546
  States and political subdivisions.........................      73,640        75,009
  Other securities..........................................       1,365         1,361
                                                              ------------------------
       Total investment securities (market value, $78,917,
        1999; $88,256, 1998)................................      78,768        84,016
Total loans, net of unearned income.........................     704,096       611,493
  Less reserve for loan losses..............................      11,900        11,404
                                                              ------------------------
Net loans...................................................     692,196       600,089
Premises and equipment......................................      18,630        17,986
Other real estate owned.....................................       1,950         3,547
Interest receivable.........................................       8,090         7,030
Other assets................................................      15,178         6,684
Intangible assets...........................................      23,448        24,346
                                                              ------------------------
       TOTAL ASSETS.........................................  $1,088,162    $1,053,988
                                                              ------------------------

                        LIABILITIES
Deposits:
  Demand....................................................  $  115,288    $  123,992
  Interest-bearing demand...................................     133,073       137,169
  Savings...................................................     138,107       148,461
  Time......................................................     446,790       466,374
                                                              ------------------------
       Total deposits.......................................     833,258       875,996
Interest, taxes and other liabilities.......................      13,436        10,417
Federal funds purchased.....................................      86,700            --
Securities sold under agreements to repurchase..............      41,062        47,680
Other indebtedness..........................................      10,218        18,176
                                                              ------------------------
       TOTAL LIABILITIES....................................     984,674       952,269
                                                              ------------------------

                    STOCKHOLDERS' EQUITY

Common stock, $1 par value in 1999 and 1998, 10,000,000
  shares authorized; 8,991,586 shares issued in 1999 and
  1998, respectively; 8,726,836 and 8,767,552 shares
  outstanding in 1999 and 1998, respectively................       8,992         8,992
Additional paid-in capital..................................      34,264        34,306
Retained earnings...........................................      69,372        60,250
Treasury stock, at cost.....................................      (2,945)       (1,403)
Unallocated ESOP shares.....................................        (722)       (1,664)
Accumulated other comprehensive (loss) income...............      (5,473)        1,238
                                                              ------------------------
       TOTAL STOCKHOLDERS' EQUITY...........................     103,488       101,719
                                                              ------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........  $1,088,162    $1,053,988
                                                              ------------------------

See Notes to Consolidated Financial Statements.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Share and Per Share Data)

                                                                YEARS ENDED DECEMBER 31
                                                        ----------------------------------------
                                                           1999           1998           1997
                                                        ----------------------------------------
INTEREST INCOME
Interest and fees on loans............................     $58,036        $62,323        $59,753
Interest on securities available for sale.............      13,217          9,060          9,128
Interest on investment securities:
  U.S. Treasury securities............................          41            117            337
  U.S. Government agencies and corporations...........         269          1,034          2,333
  States and political subdivisions, tax exempt.......       3,940          3,989          3,205
  Other securities....................................         104             90             85
Interest on federal funds sold........................         403          1,594            949
Interest on deposits in banks.........................         482          3,006             44
                                                        ----------------------------------------
       TOTAL INTEREST INCOME..........................      76,492         81,213         75,834
                                                        ----------------------------------------

INTEREST EXPENSE
Interest on deposits..................................      29,137         34,374         28,773
Interest on short-term borrowings.....................       2,332          2,295          2,623
Interest on other indebtedness........................         781          1,459          1,494
                                                        ----------------------------------------
       TOTAL INTEREST EXPENSE.........................      32,250         38,128         32,890
                                                        ----------------------------------------
       NET INTEREST INCOME............................      44,242         43,085         42,944
                                                        ----------------------------------------
Provision for loan losses.............................       2,893          6,250          4,963
                                                        ----------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN
          LOSSES......................................      41,349         36,835         37,981
                                                        ----------------------------------------

NON-INTEREST INCOME
Fiduciary income......................................       2,092          1,682          1,678
Service charges on deposit accounts...................       3,640          3,746          3,289
Other service charges, commissions and fees...........       1,476          2,935          2,979
Net securities gains..................................          --             25              6
Other operating income................................       3,524          1,732            709
Pension termination gain..............................          --          1,062             --
                                                        ----------------------------------------
       TOTAL NON-INTEREST INCOME......................      10,732         11,182          8,661
                                                        ----------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits........................      13,132         12,242         11,336
Occupancy expense of bank premises....................       2,128          1,943          1,679
Furniture and equipment expense.......................       1,743          1,965          1,642
Goodwill and core deposit amortization................       2,049          2,061          1,379
Other operating expense...............................       8,405         10,541          8,636
                                                        ----------------------------------------
       TOTAL NON-INTEREST EXPENSE.....................      27,457         28,752         24,672
                                                        ----------------------------------------
Income before income taxes............................      24,624         19,265         21,970
Income tax expense....................................       7,772          6,164          6,876
                                                        ----------------------------------------
       NET INCOME.....................................     $16,852        $13,101        $15,094
                                                        ----------------------------------------
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING.............   8,766,209      8,800,546      8,828,791
                                                        ----------------------------------------
BASIC EARNINGS PER COMMON SHARE.......................       $1.92          $1.49          $1.71
                                                        ----------------------------------------
DILUTED EARNINGS PER COMMON SHARE.....................       $1.91          $1.49          $1.71
                                                        ----------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOW
--------------------------------------------------------------------------------
(Amounts in Thousands)

                                                                 YEARS ENDED DECEMBER 31
                                                          --------------------------------------
                                                             1999          1998          1997
                                                          --------------------------------------
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income..............................................  $   16,852     $  13,101     $  15,094
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Provision for loan losses..........................       2,893         6,250         4,963
     Depreciation of premises and equipment.............       1,413         1,514         1,192
     Amortization of intangibles........................       2,020         1,915           647
     Net investment amortization and accretion..........         483            32          (332)
     Net gain on the sale of assets.....................        (832)       (1,375)         (103)
     (Increase) decrease in interest receivable.........      (1,060)          658          (358)
     (Increase) decrease in other assets................      (3,668)        2,958         1,046
     Decrease in other liabilities......................        (754)       (1,033)       (2,857)
     Other, net.........................................          80            88           (51)
                                                          --------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............      17,427        24,108        19,241
                                                          --------------------------------------

INVESTING ACTIVITIES
Cash flows from investing activities:
Proceeds from sales of securities available for sale....       8,203            --            18
Proceeds from maturities and calls of securities
  available for sale....................................      30,881       100,920        24,762
Proceeds from maturities and calls of investment
  securities............................................       5,278        25,488        26,509
Proceeds from sale of credit card loans.................          --        15,590            --
Purchase of securities available for sale...............     (69,611)     (132,381)      (35,090)
Purchase of investment securities.......................          --          (300)      (26,447)
Net (increase) decrease in loans made to customers......     (87,986)       37,664       (27,014)
Cash (used in ) provided by branch acquisitions, net....      (1,417)           --        39,658
Purchase of premises and equipment......................      (2,222)         (726)       (2,018)
Proceeds from sale of equipment.........................          82           287            16
                                                          --------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.....    (116,792)       46,542           394
                                                          --------------------------------------

FINANCING ACTIVITIES
Cash flows from financing activities:
Net (decrease) increase in demand and savings
  deposits..............................................     (23,154)       28,556        (8,507)
Net (decrease) increase in time deposits................     (19,579)       (6,351)       30,398
Net increase (decrease) in short-term debt..............      80,082        (7,376)      (23,443)
Repayment of long-term debt.............................      (7,993)       (7,768)       (2,412)
Proceeds from long-term borrowings......................          --         1,500        11,500
Acquisition of treasury stock...........................      (1,542)       (1,796)           --
Reissuance of treasury stock............................          --            --            17
Cash paid in lieu of fractional shares..................         (18)          (27)          (22)
Dividends paid..........................................      (7,730)       (7,415)       (7,345)
                                                          --------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....      20,066          (677)          186
                                                          --------------------------------------

CASH AND CASH EQUIVALENTS
Net (decrease) increase in cash and cash equivalents....     (79,299)       69,973        19,821
Cash and cash equivalents at beginning of year..........     117,096        47,123        27,302
                                                          --------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR................  $   37,797     $ 117,096     $  47,123
                                                          --------------------------------------

See Notes to Consolidated Financial Statements.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Share and Per Share Information)

                                                                                               ACCUMULATED
                                             ADDITIONAL                         UNALLOCATED       OTHER
                                  COMMON      PAID-IN     RETAINED   TREASURY      ESOP       COMPREHENSIVE
                                   STOCK      CAPITAL     EARNINGS    STOCK       SHARES      INCOME (LOSS)    TOTAL
----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996.....  $ 32,015     $11,283     $46,815    $(1,288)     $    --        $   433      $ 89,258
Comprehensive income:
  Net income...................        --          --      15,094         --           --             --        15,094
  Other comprehensive income:
    Unrealized holding gains on
      securities
      available-for-sale, net
      of tax...................        --          --          --         --           --            822           822
    Less reclassification
      adjustment for gains
      realized in net income,
      net of tax...............        --          --          --         --           --             (4)           (4)
                                                          -------                                -------      --------
      Comprehensive income.....        --          --      15,094         --           --            818        15,912
Common dividends declared ($.83
  per share)...................        --          --      (7,345)        --           --             --        (7,345)
Change from $5.00 par value to
  $1.00 par value..............   (23,023)     23,023          --         --           --             --            --
Reissuance of 909 treasury
  shares at $18.96 per share...        --          --          --         17           --             --            17
                                 -------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997.....     8,992      34,306      54,564     (1,271)          --          1,251        97,842
Comprehensive income:
Net income.....................        --          --      13,101         --           --             --        13,101
  Other comprehensive income:
    Unrealized holding losses
      on securities
      available-for-sale, net
      of tax...................        --          --          --         --           --            (11)          (11)
    Less reclassification
      adjustment for gains
      realized in net income,
      net of tax...............        --          --          --         --           --             (2)           (2)
                                                          -------                                -------      --------
      Comprehensive income.....        --          --      13,101         --           --            (13)       13,088
Common dividends declared ($.84
  per share)...................        --          --      (7,415)        --           --             --        (7,415)
Purchase 55,914 ESOP shares at
  a weighted cost of $29.76 per
  share........................        --          --          --         --       (1,664)            --        (1,664)
Purchase 5,156 treasury shares
  at $25.50 per share..........        --          --          --       (132)          --             --          (132)
                                 -------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998.....     8,992      34,306      60,250     (1,403)      (1,664)         1,238       101,719
Comprehensive income:
Net income.....................        --          --      16,852         --           --             --        16,852
    Other comprehensive income:
    Unrealized holding losses
      on securities
      available-for-sale, net
      of tax...................        --          --          --         --           --         (6,711)       (6,711)
    Less reclassification
      adjustment for gains
      realized in net income,
      net of tax...............        --          --          --         --           --             --            --
                                                          -------                                -------      --------
      Comprehensive income.....        --          --      16,852         --           --         (6,711)       10,141
Common dividends declared ($.88
  per share)...................        --          --      (7,730)        --           --             --        (7,730)
Purchase 71,589 treasury shares
  at $21.54 per share..........        --          --          --     (1,542)          --             --        (1,542)
Allocation of ESOP shares......        --         (42)         --         --          942             --           900
                                 -------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1999.....  $  8,992     $34,264     $69,372    $(2,945)     $  (722)       $(5,473)     $103,488
                                 -------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accounting and reporting policies of First Community Bancshares, Inc. and subsidiary (First Community or the Company) conform to generally accepted accounting principles and to predominant practices within the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of First Community include the accounts of its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. In the Parent Company financial statements, the investment in subsidiary is stated at equity in the net assets of the subsidiary increased by the unamortized portion of the excess of fair value over the cost of net assets acquired, where applicable.

SECURITIES AVAILABLE FOR SALE

     Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at market value. Unrealized appreciation or depreciation in market value above or below amortized cost is included in stockholders' equity net of income taxes which is entitled "Other Comprehensive Income." Premiums and discounts are amortized to expense or accreted to income over the life of the security. Gain or loss on sale is based on the specific identification method.

INVESTMENT SECURITIES

     Investments in debt securities which management has the ability and intent to hold to maturity are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities. Gain or loss on the call or maturity of investment securities, if any, is on the specific identification method. At December 31, 1999 and 1998, no securities were held for trading purposes and no trading account was maintained.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is available to absorb future loan charge-offs. The allowance is increased by provisions charged to operations and reduced by losses, net of recoveries. The amount charged to operations is based on several factors including: (1) analytical reviews of significant commercial and commercial real estate loans and loan loss experience in relationship to outstanding loans to determine an adequate reserve for loan losses required for outstanding loans; (2) a continuing review of loans evaluated by the loan review process as less than satisfactory, all non-performing loans and overall portfolio quality; (3) regular examinations and appraisals of the loan portfolio conducted by federal and state supervisory authorities; and (4) management's judgment with respect to current and expected economic conditions, the level of delinquencies and non-accrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, and any concentration of credit in certain industries or geographic areas.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

     Impaired loans are evaluated in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," which requires an allowance to be established as a component of the reserve for loan losses for certain loans (using the discounted cash flows or fair value of collateral) when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Management reviews the impairment status of all loans designated as non-accrual or which have been classified as "substandard" or "doubtful" by the Company's loan review process. Management does not individually evaluate certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with the Company's policy. All of the loans deemed to be impaired were evaluated using the fair value of the collateral as the measurement standard.

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

INCOME ON LOANS

     Accrual of interest on loans is based generally on the daily amount of principal outstanding. It is the Company's policy to discontinue the accrual of interest on loans based on their payment status and evaluation of the related collateral and the financial strength of the borrower. The accrual of interest income is normally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the loan is well secured and in process of collection. When interest accruals are discontinued, interest accrued and not collected in the current year is reversed and interest accrued and not collected from prior years is charged to the reserve for possible loan losses. Consumer revolving credit loans that become 180 days past due are automatically charged to the reserve for loan losses.

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

UNALLOCATED ESOP SHARES

     The cost of unallocated employee stock ownership plan shares are included as a component of stockholders' equity. The plan shares are allocated to participant accounts over a period not to exceed seven years based upon relative employee compensation.

--------------------------------------------------------------------------------

INTANGIBLE ASSETS

     The investment in subsidiary and branches in excess of amounts attributable to tangible and identified intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over a period of fifteen years using the straight-line method. The unamortized balance of goodwill was $22,913,000 and $23,684,000 at December 31, 1999 and 1998, respectively. A portion of the cost of purchased subsidiaries has been allocated to values associated with the future earnings potential of acquired deposits and is being amortized over the estimated lives of the deposits which range from seven to ten years. The unamortized balance of identified intangibles associated with acquired deposits was $535,000 and $662,000 at December 31, 1999 and 1998, respectively.

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

RECLASSIFICATIONS

     Certain amounts included in the 1998 and 1997 financial statements have been reclassified to conform to the presentation used in preparation of the 1999 financial statements.

RECENT ACCOUNTING PRONOUNCEMENT

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. SFAS No. 133 sets forth a comprehensive approach to addressing the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This standard addresses the type of activities, which are included within the definition of derivatives and embedded derivatives, and identifies the methods to be used for valuation and income recognition. In addition to the derivative and hedging activities addressed, the standard also allows a one-time transfer of securities from the held-to-maturity to the available-for-sale or the trading category, which can only be applied at the date of initial application of the Statement. This Statement will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Earlier application of the provisions of this Statement is encouraged but is permitted only as of the beginning of any fiscal quarter. Management is currently in the process of evaluating the impact of Statement No. 133.

CASH FLOWS

     In 1999, 1998 and 1997 for purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest bearing balances available for immediate withdrawal. Interest and income taxes paid in 1999, 1998 and 1997 were as follows:

                                                  1999       1998       1997
                                                 -------    -------    -------
                                                    (Amounts in Thousands)
Interest.......................................  $33,175    $38,267    $32,726
Income taxes...................................    8,195      6,744      6,433

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
Transfers of loans to other real estate
  owned........................................  $ 1,667    $ 3,588    $   862
Unrealized loss (gain) on securities available
  for sale.....................................   11,184         21     (1,375)

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

NOTE 2.  ACQUISITIONS

     On September 28, 1999, First Community Bank, N.A. ("FCBNA"), the Company's wholly-owned banking subsidiary acquired 100% of the common stock of United First Mortgage, Inc. ("UFM"), headquartered in Richmond, Virginia. UFM is a mortgage brokerage company and when acquired had assets of approximately $6.4 million and 9 offices located in a geographic region along a corridor of Interstates 64 and 81 and ranging from Virginia Beach, Virginia to Harrisonburg, Virginia. Pursuant to the Agreement, FCBNA exchanged cash of $1.95 million for all of UFM's outstanding 3,000 common shares with provisions for additional consideration contingent upon the financial performance of UFM in subsequent years. The total initial consideration paid resulted in an intangible asset of approximately $1.2 million, which is being amortized on a straight-line basis over a 15-year period. The contingent payments to be made in subsequent years will be capitalized as goodwill upon the determination of the contingent payment amounts and amortized over the remaining useful life, if any, of the original goodwill purchase. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations of UFM are included in the consolidated results from the date of acquisition. Subsequent to the merger, UFM operates as a wholly owned subsidiary of FCBNA. Presently, all loans originated by UFM are classified as held for sale and are included in total loans outstanding as of December 31, 1999. The loans are reviewed individually and presented at the lower of cost or market value, however, due to the short turnaround on outstanding commitments to sell these loans, and the fact that investors are identified at the point of the loan commitment, the market value is generally greater than cost. UFM does not securitize the loans that are available for sale and UFM does not retain servicing on any of the loans sold.

     The following unaudited proforma financial information shows the effect of the UFM acquisition as if the transaction had been consummated on January 1, 1998:

                        FIRST COMMUNITY BANCSHARES, INC.

             Proforma Unaudited Supplemental Financial Information
                  (Amounts in thousands except per share data)

                                                           1999         1998
                                                          -------      -------
Net Interest Income.....................................  $44,208      $43,037
Net Income..............................................   16,718       13,371
Basic Earnings Per Common Share.........................     1.89         1.50

NOTE 3.  SECURITIES AVAILABLE FOR SALE

     As of December 31, the amortized cost and market value of securities classified as available for sale are as follows:

                                                        1999
                                   ----------------------------------------------
                                   AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                     COST         GAINS       LOSSES      VALUE
                                   ---------   ----------   ----------   --------
                                               (Amounts in Thousands)
U.S. Government agency
  securities.....................  $149,020      $   73      $ (5,457)   $143,636
States and political
  subdivisions...................    35,068         340        (2,053)     33,355
Other securities.................    37,138         518        (2,542)     35,114
                                   --------      ------      --------    --------
     Total.......................  $221,226      $  931      $(10,052)   $212,105
                                   ========      ======      ========    ========

                                                        1998
                                   ----------------------------------------------
                                   AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                     COST         GAINS       LOSSES      VALUE
                                   ---------   ----------   ----------   --------
                                               (Amounts in Thousands)
U.S. Government agency
  securities.....................  $119,236      $  713      $  (441)    $119,508
States and political
  subdivisions...................    36,458       1,470         (585)      37,343
Other securities.................    35,437         915           (9)      36,343
                                   --------      ------      -------     --------
     Total.......................  $191,131      $3,098      $(1,035)    $193,194
                                   ========      ======      =======     ========

--------------------------------------------------------------------------------

     Securities available for sale with market values of $175,911,000 and $65,421,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

     As a condition to membership in the Federal Home Loan Bank System, the Company's wholly owned banking subsidiary, FCBNA, is required to subscribe to a minimum level of stock in the Federal Home Loan Bank ("FHLB"). At December 31, 1999, FCBNA owned approximately $5.1 million in stock in the FHLB of Atlanta, which is classified as available for sale.

     The amortized cost and market value of securities available for sale by contractual maturity, at December 31, 1999, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. During 1997, sales of securities available for sale resulted in gains of $6,000; the proceeds from these sales were $18,000. There were no sales of securities available for sale during 1998 or 1999. During 1998, calls of securities available for sale resulted in a gain of approximately $4,000. The basis for evaluating the gain or loss realized is the amortized cost. The following table presents maturities of investment securities available for sale by type on both an amortized cost and market value basis at December 31, 1999:

                                               U.S.          STATES                                 TAX
                                            GOVERNMENT        AND                                EQUIVALENT
                                            AGENCIES &     POLITICAL       OTHER                  PURCHASE
                                           CORPORATIONS   SUBDIVISIONS   SECURITIES    TOTAL       YIELD
                                           ------------   ------------   ----------   --------   ----------
                                                                (Amounts in Thousands)
AMORTIZED COST
Maturity:
  Within one year........................    $  4,858       $   380       $    --     $  5,238      5.33%
  After one year through five years......      30,395         4,998            --       35,393      6.08%
  After five years through ten years.....      50,144         5,087        29,027       84,258      6.48%
  After ten years........................      63,623        24,603         8,111       96,337      6.81%
                                             --------       -------       -------     --------
     Total amortized cost................    $149,020       $35,068       $37,138     $221,226
                                             ========       =======       =======     ========
Tax equivalent purchase yield............        6.23%         8.21%         4.67%        6.53%
Average maturity (in years)..............       12.16         12.56         12.96        12.36

MARKET VALUE
Maturity:
  Within one year........................    $  4,839       $   380       $    --     $  5,219
  After one year through five years......      29,445         5,061            --       34,506
  After five years through ten years.....      48,150         5,285        26,500       79,935
  After ten years........................      61,202        22,629         8,614       92,445
                                             --------       -------       -------     --------
     Total market value..................    $143,636       $33,355       $35,114     $212,105
                                             ========       =======       =======     ========

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

NOTE 4.  INVESTMENT SECURITIES

     The following table presents amortized cost and approximate market values of investment securities at December 31:

                                                           1999
                                       ---------------------------------------------
                                       AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                         COST        GAINS        LOSSES      VALUE
                                       ---------   ----------   ----------   -------
                                                  (Amounts in Thousands)
U.S. Treasury securities.............   $   100       $ --        $  --      $   100
U.S. Government agencies and
  corporations.......................     3,663          3          (59)       3,607
States and political subdivisions....    73,640        810         (613)      73,837
Other securities.....................     1,365         10           (2)       1,373
                                        -------       ----        -----      -------
     Total...........................   $78,768       $823        $(674)     $78,917
                                        =======       ====        =====      =======

                                                           1998
                                       ---------------------------------------------
                                                     1998
                                       AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                         COST        GAINS        LOSSES      VALUE
                                       ---------   ----------   ----------   -------
                                                  (Amounts in Thousands)
U.S. Treasury securities.............   $   100      $    1        $ --      $   101
U.S. Government agencies and
  corporations.......................     7,546          50         (16)       7,580
States and political subdivisions....    75,009       4,191          --       79,200
Other securities.....................     1,361          14          --        1,375
                                        -------      ------        ----      -------
     Total...........................   $84,016      $4,256        $(16)     $88,256
                                        =======      ======        ====      =======

     Various investment securities with an amortized cost of approximately $27,050,000 and $27,875,000, respectively, were pledged at December 31, 1999 and 1998 to secure public deposits and for other purposes required by law. During 1998, calls of held-to-maturity investment securities resulted in gains of $21,000; the proceeds from these calls were $1,021,000. There were no gains from calls of investment securities held to maturity during 1999. The following table presents maturities of investments by type on both an amortized cost and market value basis at December 31, 1999:

                                                    U.S.                                                TAX
                                                 GOVERNMENT      STATES &                            EQUIVALENT
                                       U.S.      AGENCIES &     POLITICAL       OTHER                 PURCHASE
                                     TREASURY   CORPORATIONS   SUBDIVISIONS   SECURITIES    TOTAL      YIELD
                                     --------   ------------   ------------   ----------   -------   ----------
                                                               (Amounts in Thousands)
AMORTIZED COST
Maturity:
  Within one year..................    $100        $  594        $ 1,012        $   --     $ 1,706      6.50%
  After one year through five
     years.........................      --         2,268          3,474         1,065       6,807      7.49%
  After five years through ten
     years.........................      --           801         30,117           300      31,218      8.33%
  After ten years..................      --            --         39,037            --      39,037      8.82%
                                       ----        ------        -------        ------     -------
     Total amortized cost..........    $100        $3,663        $73,640        $1,365     $78,768
                                       ====        ======        =======        ======     =======
Tax equivalent purchase yield......    6.01%         6.17%          8.59%         7.74%       8.46%
Average maturity (in years)........      .5          3.48          10.05          4.02        9.63

--------------------------------------------------------------------------------

                                                    U.S.
                                                 GOVERNMENT      STATES &
                                       U.S.      AGENCIES &     POLITICAL       OTHER
                                     TREASURY   CORPORATIONS   SUBDIVISIONS   SECURITIES    TOTAL
                                     --------   ------------   ------------   ----------   -------
                                                               (Amounts in Thousands)
MARKET VALUE
Maturity:
  Within one year..................    $100        $  585        $ 1,013        $   --     $ 1,698
  After one year through five
     years.........................      --         2,225          3,530         1,073       6,828
  After five years through ten
     years.........................      --           797         30,433           300      31,530
  After ten years..................      --            --         38,861            --      38,861
                                       ----        ------        -------        ------     -------
     Total market value............    $100        $3,607        $73,837        $1,373     $78,917
                                       ====        ======        =======        ======     =======

NOTE 5.  LOANS

     Loans consist of the following at December 31:

                                                         1999          1998
                                                       --------      --------
                                                       (Amounts in Thousands)
Real estate -- commercial............................  $208,227      $170,669
Real estate -- construction..........................    24,684         8,988
Real estate -- residential...........................   251,157       228,218
Commercial, financial and agricultural...............    92,739        77,233
Loans to individuals for household and other consumer
  expenditures.......................................   127,227       125,491
All other loans......................................        62           894
                                                       --------      --------
                                                       $704,096      $611,493
                                                       ========      ========

     The banking subsidiary of the Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 1999.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

     Financial instruments whose contract amounts represent credit risk at December 31, 1999 are commitments to extend credit (including availability of lines of credit) -- $132.1 million, and standby letters of credit and financial guarantees written -- $3.2 million. At December 31, 1999, neither the Company nor its subsidiary have any amounts outstanding representing futures, forward exchange contracts or interest swaps.

     In the normal course of business, the Company originates loan commitments. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management's credit evaluation and underwriting guidelines for the particular loan. The total commitments outstanding at December 31, 1999 are summarized as follows:

                                                               1999
                                                    --------------------------
                                                    NOTIONAL
                                                     AMOUNT           RATE
                                                    --------      ------------
                                                      (Amounts in Thousands)
Real estate -- commercial (fixed).................  $ 29,845      7.50 - 10.50%
Real estate -- commercial (variable)..............    28,346      6.50 - 10.75%
Real estate -- construction (fixed)...............    16,646      7.75 - 11.25%
Real estate -- construction (variable)............    21,345      8.25 - 11.00%
Real estate -- residential (fixed)................     1,840      6.50 - 18.00%
Real estate -- residential (variable).............     7,388      6.43 - 13.00%
Commercial, financial, agricultural (fixed).......     9,312      5.60 - 13.00%
Commercial, financial, agricultural (variable)....    15,576      6.50 - 13.50%
Loans to individuals for household and other
  consumer expenditures (fixed)...................     3,888      5.00 - 18.00%
Loans to individuals for household and other
  consumer expenditures (variable)................     1,125      7.43 - 18.00%
                                                    --------
     TOTAL........................................  $135,311
                                                    ========

     Presently, the Company has no significant concentrations of credit risk other than geographic concentrations. Most loans in the current portfolio were made and collateralized in West Virginia and the surrounding Mid Atlantic area. Although portions of the West Virginia economy are closely related to coal and timber, they are supplemented by service industries. The current economies of the Company's markets are seen as relatively stable and are not seen as highly subject to volatile economic change. The Company's presence in three states including North Carolina, Virginia and West Virginia provides additional diversification against geographic concentrations of credit risk.

     In the normal course of business, the banking subsidiary of the Company has made loans to directors and executive officers of the Company and its subsidiary. All loans and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate dollar amount of such loans was $8.6 million and $7.3 million at December 31, 1999 and 1998, respectively. New loans and payments attributable to the change from 1998 to 1999 total $3.1 million and $1.8 million, respectively. The beginning balance of $7.3 million has been restated from $9.8 million in the prior year due to the consolidation of the banking subsidiaries with and into First Community Bank, N.A. and a reduction in the number of directors.

--------------------------------------------------------------------------------

NOTE 6.  RESERVE FOR LOAN LOSSES

     Activity in the reserve for loan losses was as follows:

                                             1999         1998         1997
                                            -------      -------      -------
                                                 (Amounts in Thousands)
Balance, January 1........................  $11,404      $11,406      $ 8,987
Recoveries credited to reserve............      610          736          673
Provision for the year charged to
  operations..............................    2,893        6,250        4,963
Reserve acquired in acquisitions..........       --           --        1,981
                                            -------      -------      -------
                                             14,907       18,392       16,604
Loans charged-off.........................    3,007        6,988        5,198
                                            -------      -------      -------
Balance, December 31......................  $11,900      $11,404      $11,406
                                            =======      =======      =======

     The Company consistently applies a monthly review process to continually evaluate loans for changes in credit risk. This process serves as the primary means by which the Company evaluates the adequacy of loan loss reserves. The total loan loss reserve is divided into two categories which apply to i) specifically identified loan relationships which are on non-accrual status, ninety days past due or more and loans with elements of credit weakness (allocated reserves) and ii) formula and unallocated reserves.

     Allocated reserves are specifically targeted to cover loan relationships which are identified with significant credit weakness and for which a collateral deficiency may be present. Impaired loans are identified in accordance with Statement of Financial Accounting Standard ("SFAS") No. 5 and measured and recorded in accordance with SFAS No. 114 and SFAS No. 118. The allocated reserves established under the specific identification method are judged based upon the borrower's current operating status and projected liquidation value of pledged collateral.

     Formula and unallocated reserves are available to cover the homogeneous pool of loans, which are not specifically identified as potential problems. The formula and unallocated reserve is developed and evaluated against loans in general by specific category (commercial, mortgage, and consumer). To determine the amount of reserve needed for each loan category, a rolling three-year average net loan charge-off percentage is calculated. The calculated percentage is used to determine the required reserve excluding any relationships specifically identified under the allocated reserve method. The Company's policy also requires that the formula reserve percentage be maintained at not less than 1% for each category of loans, irrespective of the historic net charge-off ratio.

     The composition of First Community's allowance for loan losses was as follows at December 31, 1999 and 1998:

                                                  DECEMBER 31      DECEMBER 31
                                                     1999             1998
                                                  -----------      -----------
                                                     (Amounts in Thousands)
Specific Reserves...............................    $ 2,195          $ 1,642
Formula and Unallocated Reserves................      9,705            9,762
                                                    -------          -------
     Total Reserves.............................    $11,900          $11,404
                                                    =======          =======

     The specific reserve for loan losses increased by $553,000 when comparing December 31, 1999 to December 31, 1998. The increase is primarily a function of the amount and expected realization of specific loans included in the pool of identified loans. The increase in total reserves corresponds with increases in the total loan portfolio of $92.6 million. However, a greater portion of the reserve was allocated to the pool of specifically identified loans. Total reserves to total outstanding loans decreased from 1.87% in 1998 to 1.69% at December 31, 1999.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

     The following table presents the Company's investment in loans considered to be impaired and related information on those impaired loans (in thousands):

                                                             1999       1998
                                                            ------     ------
Recorded investment in loans considered to be impaired....  $5,851     $5,266
Loans considered to be impaired that were on a non-accrual
  basis...................................................   5,851      5,266
Allowance for loan losses related to loans considered to
  be impaired.............................................   1,297      1,019
Average recorded investment in impaired loans.............   5,247      5,023
     Total interest income recognized on impaired loans...     124        148

NOTE 7.  PREMISES AND EQUIPMENT

     Premises and equipment are comprised of the following as of December 31:

                                                             1999          1998
                                                           ---------     ---------
                                                           (Amounts in Thousands)
Land.....................................................   $ 5,553       $ 4,552
Bank premises............................................    21,302        20,124
Equipment................................................    13,690        13,906
                                                            -------       -------
                                                             40,545        38,582
Less: accumulated depreciation and amortization..........    21,915        20,596
                                                            -------       -------
     Total...............................................   $18,630       $17,986
                                                            =======       =======

NOTE 8.  OTHER INDEBTEDNESS

     The Company's banking subsidiary is a member of the Federal Home Loan Bank ("FHLB") of Atlanta, which provides credit in the form of overnight and long-term advances collateralized by various mortgage assets. Long-term debt from a commercial bank totaling $7.9 million at December 31, 1998 and used to acquire Blue Ridge Bank, was repaid prior to its final maturity on April 30, 1999.

     Long-term debt, included in other indebtedness, consists primarily of structured term advances from the FHLB. Long-term advances from the FHLB and principal payments on correspondent bank debt as of December 31, 1999 and 1998 mature as follows:

                                          1999                     1998
                                 ----------------------   ----------------------
                                             WEIGHTED                 WEIGHTED
                                 AMOUNT    AVERAGE RATE   AMOUNT    AVERAGE RATE
                                 -------   ------------   -------   ------------
                                             (Amounts in Thousands)
1999...........................  $    --         --       $ 1,200       6.61%
2000...........................       --         --         1,200       6.61%
2001...........................       --         --         1,200       6.61%
2002...........................       --         --         1,200       6.61%
2003...........................    8,000       5.95%        9,200       6.04%
2004...........................       --         --         1,200       6.61%
2005...........................       --         --           700       6.61%
2008...........................    2,000       6.27%        2,000       6.27%
                                 -------       ----       -------       ----
                                 $10,000       6.01%      $17,900       6.28%
                                 =======       ====       =======       ====

     Advances from the FHLB are secured by stock in the FHLB of Atlanta, qualifying first mortgage loans, mortgage-backed securities and certain other investment securities. The FHLB advances are subject to restrictions or penalties in the event of prepayment. Other various debt obligations of the Company totaled $218,000 at December 31, 1999 and $276,000 at December 31, 1998.

--------------------------------------------------------------------------------

NOTE 9.  DEPOSITS

     At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

                                                    (Amounts in Thousands)
2000............................................           $340,936
2001............................................             65,587
2002............................................             20,853
2003............................................             12,678
2004 and thereafter.............................              6,736
                                                           --------
                                                           $446,790
                                                           ========

     Time deposits include Certificates of Deposit issued in denominations of $100,000 or more which amounted to $110.8 million and $113.4 million at December 31, 1999 and 1998, respectively. Interest expense on these certificates was $5.4 million, $6.5 million, and $5.5 million for 1999, 1998, and 1997, respectively.

NOTE 10.  PER SHARE AMOUNTS

     Basic earnings per share are based upon the weighted average number of shares of common stock outstanding during the year. The Company's common stock was split five shares for four on March 31, 1997, March 31, 1998 and again on March 31, 1999. All share and per share data have been retroactively adjusted to reflect these stock splits.

NOTE 11.  EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN

     The Company maintains an Employee Stock Ownership and Savings Plan ("KSOP"). Coverage under the plan is provided to all employees meeting minimum eligibility requirements. Annual contributions to the stock portion of the plan are made at the discretion of the Board of Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense recognized by the Company related to the Employee Stock Ownership Plan was $918,000, $947,000 and $767,000 in 1999, 1998 and 1997, respectively.

EMPLOYEE SAVINGS PLAN

     The Company provides a 401(k) Savings feature within the KSOP that is available to substantially all employees meeting minimum eligibility requirements. The cost of Company contributions under the Savings Plan component of the KSOP was $149,000, $99,000, and $116,000 in 1999, 1998 and 1997,
respectively. The Company's matching contributions are at the discretion of the Board up to 50% of elective deferrals of no more than 6% of compensation. The Company matching rate was 25% for 1999, 1998 and 1997.

EMPLOYEE WELFARE PLAN

     The Company provides various medical, dental, vision, life, accidental death and dismemberment and long-term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long-term disability coverage is automatic).

     During 1998, the Company formed the First Community Bancshares Employee Insurance Plan and Trust, a partially self-funded medical, dental and prescription welfare plan. The health plan is managed by a third party administrator ("TPA"). Monthly employer and employee contributions are made to the trust, against which the TPA processes and pays claims. Stop loss insurance coverage limits the Company's funding requirements and risk of loss to $50,000 and $1,533,000 for individual and aggregate claims, respectively.

     The Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of January 1, 1993. The adoption of Statement 106 resulted in the recognition of a postretirement

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------
benefit obligation at the date of adoption (transition obligation). The Company elected to recognize the obligation over the average remaining life expectancy of the participants. The transition obligation totaled $634,000 and is being recognized over 17 years. This obligation only applies to a selected group of retirees as retiree benefits were phased out through 1993.

DEFERRED COMPENSATION PLAN

     The banking subsidiary of the Company has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing at retirement or death. The balance sheet liability at December 31, 1999 was approximately $794,000. The expenses associated with this plan for 1999, 1998 and 1997 were $76,000, $(11,000) and $58,000, respectively. As a result of an actuarial adjustment to the life expectancies and the discount rate used in computing the present value of the future benefits, the 1998 cost reflected a reduction in total benefit cost resulting in a net credit of $11,000.

EXECUTIVE RETENTION PLAN

     In 1999, the Company established an Executive Retention Plan for key members of senior management. This Plan provides for a benefit at normal retirement (age 65) targeted at 15% of final compensation projected at an assumed 3% salary progression rate. Benefits under the Plan become payable at age 62. Actual benefits payable under the Retention Plan are dependant on an indexed retirement benefit formula which accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company.

     As of December 31, 1999, the Company had not acquired the associated life insurance contracts. Accordingly, no benefits under the Plan have accrued. The Company funded the contracts during the first quarter of 2000.

     In connection with the Executive Retention Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the "Agreements") with the executives covered under the Retention Plan. Under the Agreements, the Company shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the Retention Plan. The Company as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.

     The Retention Plan also contains provisions for change of control, as defined, which allow the executives to retain benefits under the Plan in the event of a termination of service other than for cause during the twelve months prior to a change in control or anytime thereafter, unless the executive voluntarily terminates his employment within 90 days following the change in control.

     Because the Retention Plan was designed to retain the future services of key executives, no benefits are payable under the Plan in the event of voluntary termination prior to retirement age of 62.

STOCK OPTIONS

     In 1999, the Company instituted a Stock Option Plan to encourage and facilitate investment in the common stock of the Company by key executives and to assist in the long-term retention of service by those executives. The Plan covers key executives as determined by the Company's Board of Directors from time to time. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 275,000 shares. Total options granted under the Plan during 1999 represent the rights to acquire 272,578 shares with deemed grant dates of January 1 for each year 1999 through 2003 resulting in the deemed grant of 54,516 shares in each year of the five-year deemed grant period. All stock options granted pursuant to the Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value of the Company's common stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the Plan are exercisable for a period of five years after the date of the grantee's retirement (provided retirement occurs at or after age 62), and at disability, or death. If employment is terminated other than by retirement, disability, or death, vested options must be exercised

--------------------------------------------------------------------------------
within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.

     The Company accounts for options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma disclosure information regarding net income and earnings per share is required by SFAS No. 123, and is determined as if the Company had accounted for its employee stock options under one of the fair value methods called for in that Statement. The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions: i) risk-free interest rate of 6.25%; ii) a dividend yield of 4.5%;
iii) volatility factors for the expected market price of the Company's common stock of 32.8%; and iv) a weighted-average expected life of the options of 14.83 years.

     Pro forma net income and earnings per share for 1999 would have been as follows:

                                                                     1999
                                                            ----------------------
                                                            (Amounts in Thousands,
                                                            Except Per Share Data)
Net income................................................         $16,818
Basic earnings per share..................................         $  1.92
Fully diluted earnings per share..........................         $  1.91

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1999 is as follows:

                                                                   1999
                                                        --------------------------
                                                                  WEIGHTED-AVERAGE
                                                        OPTIONS    EXERCISE PRICE
                                                        -------   ----------------
Outstanding, beginning of year........................       --        $   --
Granted...............................................   54,516         24.20
Exercised.............................................       --            --
Forfeited.............................................       --            --
                                                        -------
Outstanding, end of year..............................   54,516        $24.20
                                                        =======
Weighted-average fair value of options granted during
  the year............................................  $  4.47

     The exercise price for options outstanding as of December 31, 1999 was $24.20; however, no options are currently exercisable. The weighted-average remaining contractual life of all options is 14.83 years.

DEFINED BENEFIT PENSION PLAN

     In October 1996, the Company's non-contributory defined benefit pension plan was terminated and the Company recorded a curtailment gain for the pending termination of the defined benefit pension plan of $1,450,000. Additionally, in the first quarter of 1998, after distributing all participant accrued benefits and paying required excise taxes on the dissolution of the defined benefit plan, an additional $1,062,000 termination gain was recognized. There was no pension cost for the 1999 or 1998 years. Net periodic pension expense in 1997 was as follows:

                                                                     1997
                                                            ----------------------
                                                            (Amounts in Thousands)
Service cost -- benefits earned during the year...........          $  --
Interest expense on projected benefit obligation..........            496
Expected return on plan assets............................           (879)
Net amortization and deferral.............................            (56)
                                                                    -----
Net periodic pension (income) expense.....................          $(439)
                                                                    =====

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

NOTE 12.  COMPENSATING BALANCES

     Pursuant to agreements with the Federal Reserve Bank, the Company has agreed to maintain cash balances of approximately $1.0 million in lieu of charges for check clearing and other services.

NOTE 13.  LITIGATION

     In the normal course of business, there are various outstanding commitments and contingent liabilities such as threatened legal action and legal proceedings in which the Company and its subsidiary are defendants.

     The most significant matter of litigation which is currently active involves a civil suit filed by heirs of one of the Company's trust customers which seeks to overturn the establishment of a private foundation for which the Company's Trust and Financial Services Division serves as Trustee. This suit seeks a total of $6 million in compensatory and punitive damages as well as the termination of the foundation. The Company and the Trustee believe the creation and operation of the foundation represent the intent and will of the donor; accordingly, the Company has entered a vigorous defense of this suit for the continuation of the foundation's purpose. On October 15, 1998, the plaintiffs in the matter filed a cross motion for partial summary judgment. In a hearing on this motion, the Court requested that the Company, as defendant, file a motion for summary judgement and further ordered that discovery in this case be halted pending receipt of the motion for summary judgement. The motion for partial summary judgement was filed with the Court on January 14, 1999, and in a subsequent ruling, the Court granted the Company's motion finding no wrongdoing by the Company in its discretionary use of principal funds in this matter. This ruling in the Company's favor resolved plaintiffs' major cause of action against the Company.

     As of the date of this report, discovery in this matter continues with a number of depositions of material witnesses completed and with other depositions scheduled for the near future. While the ultimate outcome of the matter cannot be predicted, both management and the Company's legal counsel are of the opinion that the remainder of the suit is without merit and will be successfully defended with no material adverse impact on the Company's financial condition.

     Subsequent to December 31, 1999, the Company was named as defendant in a civil action brought by a not-for-profit foundation (plaintiff) as beneficiary under a Trust Under Will administered by the Company's Trust and Financial Services Division. The complaint formalized previous asserted but unfiled claims that the Bank as Trustee failed to appropriately acknowledge and follow the investment philosophy set forth by the plaintiff which allegedly resulted in a $425,000 loss of value of a bequest. The complaint further alleges that the Trustee failed to act prudently with respect to the investment of the Trust funds and alleges that account management fees charged to the Trust account were excessive and did not constitute legitimate services tangibly benefiting the Trust account. The Company vigorously denies these allegations and is preparing an appropriate response to this complaint. The suit seeks recovery of the alleged losses, removal of the Trustee and unspecified punitive damages. At this time, it is not possible to predict the outcome of this action; however, the Company and its legal counsel believe that the Company possesses meritorious defenses and intend to vigorously defend this suit.

     Other legal actions have arisen primarily from commercial lending transactions and collection activities. Additionally, the Company is also subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of credit commitments will have a material effect on the Company's financial position or results of operations.

--------------------------------------------------------------------------------

NOTE 14.  DIVIDENDS

     The primary source of funds for dividends paid by the Company is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision of the regulations requires approval by the Office of the Comptroller of the Currency if dividends declared in any year exceed the year's net income, as defined, plus retained net profit of the two preceding years. At December 31, 1999, subsidiary earnings available for distribution as dividends to the Company without prior approval were $8.4 million.

NOTE 15.  REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

     First Community Bancshares, Inc. and First Community Bank, N.A. (collectively referred to as "the Bank") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, which applies only to the Bank, the bank must meet specific capital guidelines that involve quantitative measures of the entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The entity's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require First Community Bancshares, Inc. and the Bank to maintain minimum amounts and ratios (set forth in the table on page 43) for total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1999, the Company and banking subsidiary met all capital adequacy requirements to which they are subject.

     As of December 31, 1999 and 1998, the most recent notifications from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risk-Based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institutions category.

     Capital ratios for December 31, 1998 have been restated in order to reflect the merger of the subsidiary entities of the Company with and into First Community Bank, N.A. The ratios presented for 1998 are reflective of the restated combined results as if the combination had occurred prior to 1999.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

                                                                 DECEMBER 31, 1999
                                              -------------------------------------------------------
                                                                                       TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                                   FOR CAPITAL           PROMPT
                                                                    ADEQUACY           CORRECTIVE
                                                  ACTUAL            PURPOSES        ACTION PROVISIONS
                                              ---------------    ---------------    -----------------
                                              AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                              -------   -----    -------   -----    --------   ------
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $94,484   13.22%   $57,182   8.00%    $   N/A      N/A
First Community Bank, N.A. .................   79,226   11.12%    56,999   8.00%     71,248    10.00%
                                              -------------------------------------------------------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $85,513   11.96%   $28,591   4.00%    $   N/A      N/A
First Community Bank, N.A. .................   70,283    9.86%    28,499   4.00%     42,749     6.00%
                                              -------------------------------------------------------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE):
First Community Bancshares, Inc.............  $85,513    8.25%   $41,442   4.00%    $   N/A      N/A
First Community Bank, N.A. .................   70,283    6.80%    41,364   4.00%     51,704     5.00%
                                              -------------------------------------------------------

                                                                 DECEMBER 31, 1998
                                              -------------------------------------------------------
                                                                                       TO BE WELL
                                                                                    CAPITALIZED UNDER
                                                                   FOR CAPITAL           PROMPT
                                                                    ADEQUACY           CORRECTIVE
                                                  ACTUAL            PURPOSES        ACTION PROVISIONS
                                              ---------------    ---------------    -----------------
                                              AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                              -------   -----    -------   -----    --------   ------
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $84,130   13.25%   $50,782   8.00%    $   N/A      N/A
First Community Bank, N.A. .................   66,966   10.45%    51,252   8.00%     64,065    10.00%
                                              -------------------------------------------------------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS:
First Community Bancshares, Inc.............  $76,153   12.00%   $25,391   4.00%    $   N/A      N/A
First Community Bank, N.A. .................   58,916    9.20%    25,626   4.00%     38,439     6.00%
                                              -------------------------------------------------------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE):
First Community Bancshares, Inc.............  $76,153    7.37%   $30,998   3.00%    $   N/A      N/A
First Community Bank, N.A. .................   58,916    5.51%    32,057   3.00%     53,428     5.00%
                                              -------------------------------------------------------

NOTE 16.  INCOME TAXES

                                                      YEARS ENDED DECEMBER 31
                                                     --------------------------
                                                      1999      1998      1997
                                                     ------    ------    ------
                                                       (Amounts in Thousands)
INCOME TAXES ARE AS FOLLOWS:
  Income exclusive of securities gains.............  $7,772    $6,154    $6,874
  Net securities gains.............................      --        10         2
                                                     ------    ------    ------
                                                     $7,772    $6,164    $6,876
                                                     ======    ======    ======

                                                      YEARS ENDED DECEMBER 31
                                                     --------------------------
                                                      1999      1998      1997
                                                     ------    ------    ------
                                                       (Amounts in Thousands)
INCOME TAX PROVISIONS CONSISTS OF:
  Current tax expense..............................  $8,324    $6,605    $6,520
  Deferred tax (benefit) expense...................    (552)     (441)      356
                                                     ------    ------    ------
                                                     $7,772    $6,164    $6,876
                                                     ======    ======    ======

--------------------------------------------------------------------------------

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts deducted for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax assets as of December 31, 1999 and 1998 are as follows:

                                                               1999            1998
                                                              -------         -------
                                                              (Amounts in Thousands)
DEFERRED TAX ASSETS:
  Reserve for loan losses...............................      $4,659          $4,463
  Unrealized asset losses...............................         243             248
  Deferred compensation.................................       1,050             956
  Deferred insurance premiums...........................         326             344
  Unrealized loss on securities available for sale......       3,628              --
                                                              ------          ------
     Total deferred tax assets..........................      $9,906          $6,011
                                                              ------          ------
DEFERRED TAX LIABILITIES:
  Purchase accounting adjustments.......................       1,384           2,306
  Depreciation..........................................         311             331
  Gain on pension termination...........................         282             497
  Unrealized gain on securities available for sale......          --             825
  Other.................................................         553             592
                                                              ------          ------
     Total deferred tax liabilities.....................       2,530           4,551
                                                              ------          ------
     Net deferred tax assets............................      $7,376          $1,460
                                                              ======          ======

     The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                             YEARS ENDED DECEMBER 31
                                                            --------------------------
                                                            1999       1998       1997
                                                            ----       ----       ----
Tax at statutory rate.................................      35.0%      35.0%      35.0%
(Reductions) increases resulting from:
  Tax-exempt interest on investment securities and
     loans............................................      (7.9%)     (9.6%)     (6.7%)
  State income taxes, net of federal benefit..........        .9%       1.3%       1.1%
  Amortization of purchase accounting adjustments.....       1.8%       2.3%       1.6%
  Other, net..........................................       1.8%       3.0%        .3%
                                                            ----       ----       ----
Effective tax rate....................................      31.6%      32.0%      31.3%
                                                            ====       ====       ====

NOTE 17.  OTHER COMPREHENSIVE INCOME

     The Company currently has one component of other comprehensive income, which includes unrealized gains and losses on securities available for sale and is detailed as follows:

                                                        1999       1998      1997
                                                      --------    ------    ------
                                                         (Amounts in Thousands)
OTHER COMPREHENSIVE INCOME:
Holding (losses) gains arising during the period....  $(11,184)   $  (17)   $1,381
Tax benefit (expense)...............................     4,473         6      (559)
                                                      --------    ------    ------
Holding (losses) gains arising during the period,
  net of tax........................................    (6,711)      (11)      822
Reclassification adjustment for gains realized in
  net income, net of tax............................        --        (4)       (6)
Tax expense of reclassifications....................        --         2         2
                                                      --------    ------    ------
Other comprehensive (loss) income...................    (6,711)      (13)      818
Beginning accumulated other comprehensive income....     1,238     1,251       433
                                                      --------    ------    ------
Ending accumulated other comprehensive (loss)
  income............................................  $ (5,473)   $1,238    $1,251
                                                      ========    ======    ======

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

NOTE 18.  OTHER OPERATING EXPENSES

     Included in other operating expenses are certain functional costs, the total of which exceeds one percent of combined interest income and non-interest income. Following are such costs for the years indicated:

                                                         YEARS ENDED DECEMBER 31
                                                       ---------------------------
                                                        1999       1998      1997
                                                       -------    ------    ------
                                                         (Amounts in Thousands)
Credit card fees paid............................      $     *    $1,315    $1,671
Supplies cost....................................            *       959         *

* Cost did not exceed one percent for the reported period.

NOTE 19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practical to estimate the value. Statement No. 107 defines a financial instrument as cash, evidence of ownership in an entity, or a contract that conveys or imposes on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

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

                                                                  1999                          1998
                                                        ------------------------      ------------------------
                                                        CARRYING                      CARRYING
                                                         AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                                        --------      ----------      --------      ----------
                                                                        (Amounts in Thousands)
ASSETS:
  Cash and due from banks.........................      $ 37,791       $ 37,791       $ 91,484       $ 91,484
  Securities available for sale...................       212,105        212,105        193,194        193,194
  Investment securities...........................        78,768         78,917         84,016         88,256
  Federal funds sold..............................             6              6         25,630         25,630
  Loans (net of reserve for loan losses)..........       692,196        701,020        600,089        601,205
  Interest receivable.............................         8,090          8,090          7,030          7,030
LIABILITIES:
  Demand deposits.................................       115,288        115,288        123,992        123,992
  Interest-bearing demand deposits................       133,073        133,073        137,169        137,169
  Savings deposits................................       138,107        138,107        148,461        148,461
  Time deposits...................................       446,790        443,611        466,374        467,054
  Federal funds purchased.........................        86,700         86,700              0              0
  Securities sold under agreements to
     repurchase...................................        41,062         41,062         47,680         47,680
  Interest, taxes and other obligations...........        13,436         13,436         10,417         10,417
  Other indebtedness..............................        10,218          9,276         18,176         18,179

FINANCIAL INSTRUMENTS WITH BOOK VALUE EQUAL TO FAIR VALUE

     The book values of cash and due from banks, federal funds sold and purchased, securities sold under agreements to repurchase, interest receivable, and interest, taxes and other liabilities are considered to be equal to fair value as a result of the short-term nature of these items.

--------------------------------------------------------------------------------

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

LOANS

     For all categories of loans fair value is estimated by discounting the future cash flows using the current rates for similar loans.

DEPOSITS

     Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with Statement No. 107. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

OTHER INDEBTEDNESS

     Fair value has been estimated based on interest rates currently available to the Company for borrowings with similar characteristics and maturities.

COMMITMENTS TO EXTEND CREDIT, STAND-BY LETTERS OF CREDIT, AND FINANCIAL
GUARANTEES

     The amount of off-balance sheet commitments to extend credit, stand-by letters of credit, and financial guarantees is considered equal to fair value. Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment.

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

NOTE 20.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information related to First Community Bancshares, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997 are as follows:

CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------
(Amounts in Thousands)

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
                           ASSETS
Cash........................................................  $ 13,421      $    814
Investment in subsidiary....................................    87,962       108,889
Other assets................................................     2,267         1,506
                                                              --------      --------
       TOTAL ASSETS.........................................  $103,650      $111,209
                                                              ========      ========
                        LIABILITIES
Other liabilities...........................................  $    162      $  9,490

                    STOCKHOLDERS' EQUITY
  Common stock..............................................     8,992         8,992
Additional paid-in capital..................................    34,264        34,306
Retained earnings...........................................    63,899        61,488
Treasury stock..............................................    (2,945)       (1,403)
Unallocated ESOP shares.....................................      (722)       (1,664)
                                                              --------      --------
       TOTAL STOCKHOLDERS' EQUITY...........................   103,488       101,719
                                                              --------      --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........  $103,650      $111,209
                                                              ========      ========

CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Amounts in Thousands, Except Per Share Data)

                                                                        DECEMBER 31
                                                             ---------------------------------
                                                              1999         1998         1997
                                                             -------      -------      -------
Cash dividends received from subsidiary banks..............  $ 6,500      $ 7,500      $25,050
Revenue....................................................      275          112          148
Operating expense..........................................     (468)      (1,143)        (779)
                                                             -------      -------      -------
                                                               6,307        6,469       24,419
Income tax benefit.........................................       62          331          210
Equity in undistributed earnings of subsidiary
  (Dividends in excess of earnings of subsidiary)..........   10,483        6,301       (9,535)
                                                             -------      -------      -------
Net Income.................................................  $16,852      $13,101      $15,094
                                                             -------      -------      -------
Basic Earnings Per Share...................................  $  1.92      $  1.49      $  1.71
                                                             =======      =======      =======
Diluted Earnings Per Share.................................  $  1.91      $  1.49      $  1.71
                                                             =======      =======      =======

--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(Amounts in Thousands)

                                                                 YEARS ENDING DECEMBER 31
                                                           ------------------------------------
                                                             1999          1998          1997
                                                           --------      --------      --------
          CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................  $ 16,852      $ 13,101      $ 15,094
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiary
       (Dividends in excess of earnings of subsidiary)...   (10,483)       (6,301)        9,535
     Increase (decrease) in other assets.................       118           271          (136)
     Increase (decrease) in other liabilities............        51          (194)           98
                                                           --------      --------      --------
  Net cash provided by operating activities..............     6,538         6,877        24,591
                                                           --------      --------      --------

          CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of securities available for sale......        --            --            12
Payments for investments in and (advances to)
  subsidiary.............................................    24,719            --       (27,695)
                                                           --------      --------      --------
  Net cash provided by (used in) investing activities....    24,719            --       (27,683)
                                                           --------      --------      --------

          CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt.................        --         3,000        11,730
Repayment of long-term debt..............................    (9,378)       (2,851)       (2,400)
Acquisition of treasury stock............................    (1,542)         (132)           --
Dividends paid...........................................    (7,730)       (7,415)       (7,345)
Other, net...............................................        --            --            (6)
                                                           --------      --------      --------
  Net cash (used in) provided by financing activities....   (18,650)       (7,398)        1,979
                                                           --------      --------      --------
Net increase (decrease) in cash and cash equivalents.....    12,607          (521)       (1,113)
Cash and cash equivalents at beginning of year...........       814         1,335         2,448
                                                           --------      --------      --------
Cash and cash equivalents at end of year.................  $ 13,421      $    814      $  1,335
                                                           ========      ========      ========

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

NOTE 21.  SUPPLEMENTAL FINANCIAL DATA

                        FIRST COMMUNITY BANCSHARES, INC.
                     QUARTERLY EARNINGS SUMMARY (UNAUDITED)
Quarterly earnings for the years ended December 31, 1999 and 1998 are as follows:

                                                                         1999
                                                        --------------------------------------
                                                        MARCH 31   JUNE 30   SEPT 30   DEC 31
                                                        --------   -------   -------   -------
                                                          (Amounts in Thousands, Except Per
                                                                     Share Data)
Interest Income.......................................  $18,736    $18,896   $19,088   $19,772
Interest Expense......................................    8,404      7,926     7,771     8,149
                                                        -------    -------   -------   -------
Net interest income...................................    10332     10,970    11,317    11,623
Provision for loan losses.............................      444        391       505     1,553
Net interest income after provision for possible loan
  losses..............................................    9,888     10,579    10,812    10,070
Other income..........................................    2,138      2,215     1,928     4,451
Other expenses........................................    6,450      6,889     6,745     7,373
                                                        -------    -------   -------   -------
Income before income taxes............................    5,576      5,905     5,995     7,148
Income taxes..........................................    1,742      1,787     1,941     2,302
                                                        -------    -------   -------   -------
Net income............................................  $ 3,834    $ 4,118   $ 4,054   $ 4,846
                                                        =======    =======   =======   =======
Per share:
  Basic earnings......................................  $  0.44    $  0.47   $  0.46   $  0.55
  Dividends...........................................  $  0.20    $  0.21   $  0.22   $  0.25
Weighted average basic shares outstanding.............    8,786      8,777     8,766     8,737

                                                                         1998
                                                        --------------------------------------
                                                        MARCH 31   JUNE 30   SEPT 30   DEC 31
                                                        -------    -------   -------   -------
Interest Income.......................................  $20,655    $20,620   $20,330   $19,608
Interest Expense......................................    9,551      9,678     9,633     9,266
                                                        -------    -------   -------   -------
Net interest income...................................   11,104     10,942    10,697    10,342
Provision for loan losses.............................    1,287      3,789       749       425
Net interest income after provision for loan losses...    9,817      7,153     9,948     9,917
Other income..........................................    3,259      2,452     3,100     2,371
Other expenses........................................    7,338      7,388     7,258     6,768
                                                        -------    -------   -------   -------
Income before income taxes............................    5,738      2,217     5,790     5,520
Income taxes..........................................    1,784        681     1,795     1,904
                                                        -------    -------   -------   -------
Net income............................................  $ 3,954    $ 1,536   $ 3,995   $ 3,616
                                                        =======    =======   =======   =======
Per share:
  Basic and diluted earnings..........................  $   .46    $   .18   $   .46   $   .39
  Dividends...........................................  $   .20    $   .20   $   .20   $   .24
Weighted average basic shares outstanding.............    8,829      8,811     8,790     8,774

NOTE 22.  OTHER ITEMS

     In July 1999, the Company executed a commitment to purchase an equity interest in the Virginia Bankers Insurance Center, LLC ("VBIC"). The investment and participation in VBIC will allow the Company to offer a full line of property, casualty, life and health insurance products through its branch network. The initial investment in VBIC resulted in a 3.17% ownership interest in the newly established bank consortium. This investment was recorded and is being accounted for using the cost method of accounting. The VBIC is in the development stage and has no operations as of December 31, 1999.

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

                                                                            LOGO

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST COMMUNITY BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of First Community Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of First Community Bancshares, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Community Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche
------------------------
Pittsburgh, Pennsylvania
January 28, 2000

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

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

/s/ James L. Harrison, Sr.
----------------------------------------
James L. Harrison, Sr.
President & Chief Executive Officer

/s/ John M. Mendez
----------------------------------------
John M. Mendez
Vice President & Chief Financial Officer

--------------------------------------------------------------------------------

BOARD OF DIRECTORS, FIRST COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------

SAM CLARK
Agent, State Farm Insurance

ALLEN T. HAMNER
Professor of Chemistry, West Virginia Wesleyan College; Member Executive
Committee

JAMES L. HARRISON, SR.
President and Chief Executive Officer,
First Community Bancshares, Inc.; Member Executive Committee; President, First Community Bank, N. A.

B. W. HARVEY
President, Highlands Real Estate Management, Inc.; Member Executive Committee and Audit Committee

I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins, Attorneys-at-Law

JOHN M. MENDEZ
Vice President, Chief Financial Officer and Secretary, First Community Bancshares, Inc.; Senior Vice President -- Finance & Chief Administrative Officer, First Community Bank, N. A.

A. A. MODENA
Past Executive Vice President and Secretary, First Community Bancshares, Inc.; Past President & Chief Executive Officer, The Flat Top National Bank of Bluefield; Member Executive Committee

ROBERT E. PERKINSON, JR.
Past Vice President -- Operations, MAPCO Coal, Inc. -- Virginia Region

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.; Chairman, First Community Bancshares, Inc.; Member Executive Committee and Audit Committee

WILLIAM P. STAFFORD, II
Attorney-at-Law, Brewster, Morhous & Cameron, PLLC; Member Executive Committee

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

OFFICERS, FIRST COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------

JAMES L. HARRISON, SR.
President and Chief Executive Officer

JOHN M. MENDEZ
Vice President, Chief Financial Officer and Secretary

ROBERT L. BUZZO
Vice President

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

BOARD OF DIRECTORS, FIRST COMMUNITY BANK, N. A.
--------------------------------------------------------------------------------

K. A. AMMAR, JR.
President and Chief Executive Officer,
Ammar's Inc. and Magic Mart

DR. JAMES P. BAILEY
Veterinarian, Veterinary Associates, Inc.
Chairman, First Community Bank, N.A.

W. C. BLANKENSHIP, JR.
Agent, State Farm Insurance

D. L. BOWLING, JR.
President, True Energy, Inc.

JUANITA G. BRYAN
Homemaker

SAM CLARK
Agent, State Farm Insurance

C. WILLIAM DAVIS
Attorney at Law, Richardson & Davis

ALLEN T. HAMNER, PH.D.
Professor of Chemistry,
West Virginia Wesleyan College

JAMES L. HARRISON, SR.
President and Chief Executive Officer,
First Community Bancshares, Inc.;
President, First Community Bank, N. A.

B. W. HARVEY
President, Highlands Real Estate Management, Inc.

I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins, Attorneys-at-Law

JOHN M. MENDEZ
Vice President, Chief Financial Officer and Secretary, First Community Bancshares, Inc.; Senior Vice President -- Finance and Chief Administrative Officer, First Community Bank, N. A.

A. A. MODENA
Past Executive Vice President and Secretary, First Community Bancshares, Inc.; Past President and Chief Executive Officer, The Flat Top National Bank of Bluefield

ROBERT E. PERKINSON, JR.
Past Vice President -- Operations, MAPCO Coal, Inc. -- Virginia Region

CLYDE B. RATLIFF
President, Gasco Drilling, Inc.

RICHARD G. RUNDLE
Attorney at Law, Rundle and Rundle, LC

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.

WILLIAM P. STAFFORD, II
Attorney at Law, Brewster, Morhous and Cameron, PLLC

W. W. TINDER, JR.
Chairman and Chief Executive Officer,
Tinder Enterprises, Inc.

DALE F. WOODY
President, Woody Lumber Company

--------------------------------------------------------------------------------

FIRST COMMUNITY BANK, N. A.
--------------------------------------------------------------------------------
(A NATIONAL ASSOCIATION -- MEMBER FDIC)

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

101 Brookfall Dairy Road
Elkin, North Carolina 28621
(336) 835-2265

5519 Mountain View Road
Hays, North Carolina 28635
(910) 696-2265

57 N. Main Street
Sparta, North Carolina 28675
(336) 372-2265

150 N. Center Street
Taylorsville, North Carolina 28681
(828) 632-2265

   LOGO

First Community Bancshares Logo
--------------------------------------------------------------------------------

UNITED FIRST MORTGAGE, INC.
--------------------------------------------------------------------------------
(A WHOLLY-OWNED SUBSIDIARY OF FIRST COMMUNITY BANK, N. A.)

1503 Santa Rosa Road, Suite 109
P. O. Box K-177
Richmond, VA
23288
(804) 282-5631

FINANCIAL INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

First Community Bank, N.A.
One Community Place
P.O. Box 989
Bluefield, Virginia
24605-0989
(540) 326-9000

STOCK REGISTRAR AND TRANSFER AGENT

First Community Bank, N.A.
Trust and Financial Services Division
P. O. Box 950
Bluefield, West Virginia
24701-0950
(304) 325-7151

FORM 10-K

The Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders upon request to the Vice President & Chief Financial Officer of
First Community Bancshares, Inc.

FINANCIAL CONTACT

John M. Mendez
Vice President &
Chief Financial Officer,
First Community Bancshares, Inc.
P. O. Box 989
Bluefield, Virginia
24605-0989
(540) 326-9000

INTERNET ACCESS

Website: www.fcbinc.com
E-Mail: fcbcorp@aol.com

--------------------------------------------------------------------------------

                                                                              55