Form 10-K, Exhibit 13
period 2000-12-31
FIRST COMMUNITY BANCSHARES INC /NV/
filed 2001-04-02
CIK 859070

                                                                      Exhibit 13





                                                                 First Community
                                                                Bancshares, Inc.
                                                              2000 Annual Report











FCBC

YOUR FIRST FINANCIAL RESOURCE

FINANCIAL HIGHLIGHTS
(Amounts in Thousands, Except Percent and Per Share Data)

YOUR
FIRST
FINANCIAL
RESOURCE.

EARNINGS AND DIVIDENDS

                                                    2000             1999             1998
--------------------------------------------------------------------------------------------
Income from recurring operations* ...............  $17,166         $15,748          $11,904
Net income ......................................   17,063          16,852           13,101
Basic and diluted earnings per share ............     1.95            1.92             1.49
Cash earnings per share** .......................     2.16            2.12             1.69
Cash dividends per share ........................     0.95            0.88             0.84
Return on average equity ........................    15.70%          16.23%           13.02%
Return on average assets ........................     1.51%           1.62%            1.24%

* Income from recurring operations represents earnings adjusted for nonrecurring items of income and expense.

** Cash earnings per share represents earnings per share adjusted for noncash charges such as amortization of goodwill and other intangibles.

BALANCE SHEET DATA AT YEAR-END

                                                   2000             1999            1998
--------------------------------------------------------------------------------------------
Total assets ................................... $1,218,017      $1,088,162      $1,053,988
Earning assets .................................  1,117,910         996,366         971,856
Deposits .......................................    899,903         833,258         875,996
Securities sold under agreement to repurchase ..     46,179          41,062          47,680
Stockholders' equity ...........................    120,682         103,488         101,719

TABLE OF CONTENTS

Message to Stockholders .................................................................   1
Management's Discussion and Analysis ....................................................   4
Consolidated Financial Statements .......................................................  25
  Consolidated Balance Sheets ...........................................................  26
  Consolidated Statements of Income .....................................................  27
  Consolidated Statements of Cash Flow ..................................................  28
  Consolidated Statements of Stockholders' Equity .......................................  29
  Notes to Consolidated Financial Statements ............................................  30
Report of Independent Auditors ..........................................................  48
Report of Management's Responsibilities .................................................  49
Board of Directors ......................................................................  50

Just Checking  OverdraftHonor  Hourly Rate CD  Silverline


TO OUR STOCKHOLDERS AND FRIENDS,

It has been an eventful year for the banking industry filled with changes and speculation of the possible impact of major legislation in the form of the Gramm-Leach-Bliley Act, which was expected to reshape the financial services industry. While the long-term impact of this financial modernization act is not fully known, it has opened the door for sweeping changes in the delivery of many financial services for banks, as well as the insurance and securities industries. As First Community Bancshares navigates through this arena of new opportunity, we will continue our focus on our core business and our position as a community banking organization and intensify our efforts to produce exceptional returns to our stockholders and quality service to our valued clients and customers.

Financial results for 2000 again set new records for performance for our Company. Net income for the year reached $17.06 million, up from $16.85 million in 1999. More significantly, operational earnings, excluding nonrecurring income in 1999, increased by $1.4 million in 2000. These core earnings were achieved through improvement in net interest income and non-interest revenues and through the addition of new services and branch locations. Earnings per share totaled $1.95 and $1.92 in 2000 and 1999, respectively. On a recurring basis earnings per share were $1.97 and $1.80 in 2000 and 1999, reflecting strong improvement in core earnings for the 2000 fiscal year.

The 2000 fiscal year benefited from two months of contribution from the new Beckley, West Virginia operations of the former Citizens Southern Bank and the addition of the Company's new core product set for transaction accounts including Just Checking(TM) and our new OverdraftHonor(TM) service. We expect these products and services will provide a strong, full-year contribution in 2001. Expectations for the new Beckley operations are also high with this new market on track for better than expected results in 2001.

The Company experienced growth in 2000 with total resources reaching $1.2 billion at year-end. Growth came in the form of $71.8 million in new retail deposits, $38.3 million in wholesale funding and $118.7 million in new loan balances. Growth opportunities for 2001 include further penetration in the new Beckley, West Virginia market, improved market share in existing West Virginia markets as we compete against super regional banks, and opportunities for expansion of our Company and operating philosophy into Eastern Virginia and Central North Carolina.

Asset quality remains an important objective for the Company. Progress was made during 2000 with a $2.5 million reduction in nonperforming loans and a decrease in nonperforming loans to total loans from 1.3% in 1999 to .82% in 2000. The Company continues to do a very good job of managing delinquencies with a year-end delinquency percentage of 1.71%, versus 2.12% at year-end 1999.

We have achieved much in 2000 with a restructuring of the management team and the addition of key personnel to enhance service delivery, attract new customers and improve support services to our branch network.


BASIC EARNINGS PER SHARE
$ in dollars

1996     1997     1998     1999     2000
----     ----     ----     ----     ----
1.58     1.71     1.49     1.92     1.95


RECURRING EARNINGS PER SHARE
$ in dollars

1996     1997     1998     1999     2000
----     ----     ----     ----     ----
1.67     1.66     1.35     1.80     1.97


[PHOTO]
John M. Mendez
President &
Chief Executive Officer
First Community Bancshares, Inc.

Preferred Money Market  Easy Checking  XPress PC Banking


TOTAL ASSETS
$ in dollars

1996     1997     1998     1999     2000
----     ----     ----     ----     ----
 838    1,042    1,054    1,088    1,218

Retail banking is a top priority and has been the subject of many projects to date with the update of transaction account products, the addition of new services and a comprehensive review of the branch network to ensure convenient and up-to-date facilities. In the second quarter of 2001, we expect to break ground on a new branch facility to replace our existing Pine Plaza branch in Princeton, West Virginia, which will no longer accommodate the retail traffic for that service location. We also plan the addition of an Athens, West Virginia branch to serve current and future customers in that area. This is an area that has previously been serviced primarily by our Princeton offices. Management resources have been redirected to speed the opening of retail offices in Eastern Virginia and Central North Carolina, hopefully by late 2001. The volume of commercial business currently being conducted in those areas indicates a strong opportunity for the addition of retail banking and our operations infrastructure is capable of supporting these additions.

In September 2000, the Company initiated a wholesale mortgage operation through its mortgage banking subsidiary, United First Mortgage, Inc. (UFM). This division holds great opportunity through its network of mortgage originators. Mortgage origination volume in the first two months of operation has far exceeded expectations. We are hopeful that this is an indication of great things to come for this new endeavor.

On March 1, 2001, First Community Bancshares, Inc. was admitted to trading on the Nasdaq(R) SmallCap market. The trading symbol remains FCBC and our former market makers will continue their activities in that capacity. This listing was initiated to provide a higher level of visibility for the stock and greater access to investor information. During 2000, FCBC stock traded at a discount to most market indices and many individual financial stocks. The new stock listing will hopefully increase investor awareness and help improve the valuation of the stock to a level justified by its strong earnings and dividend history.

Along with the new Nasdaq(R) listing, we have recruited three new market makers and initiated ongoing analysis coverage for the Company. The addition of these brokers to the list of market makers supplemented by independent research reports will hopefully strengthen the market for our stock through increased exposure and a broader universe of potential investors.

In 2000, financial stocks along with many sectors of the equity markets and broad equity indices suffered significant devaluations as the climate for investing shifted to one of uncertainty and concern that recent growth trends could not be sustained, amid anxieties of earnings weaknesses and a general slowdown in the U. S. economy. Financial sector stocks, after being temporarily overlooked for technology and e-commerce stocks, also suffered from the lingering effects of a general increase in the level of interest rates and the expectation of lower earnings and disappointing merger synergies from super regional banks. The net result for First Community Bancshares was a 23% decline in the market value of our common stock between January and November 2000 despite continued record earnings and dividends. For First Community Bancshares and many other financial stocks, this resulted in record low price/earnings multiples and record high dividend yields on some of the strongest companies represented in the market. In the Fourth Quarter of 2000, the market began to recognize the value associated with these stocks and their consistent stream of earnings and cash flow. As a result, we have seen a reversal in the price trend for financial stocks in general. At year-end 2000, FCBC recovered most of the approximate 36% decline experienced in late 1999 and the first three quarters of 2000. However, our stock still traded at an attractive multiple of 9.1 times earnings based on its year-end price of $17.75 and 2000 earnings of $1.95 per share.

XPress Phone Banking  Cash Management Accounts  Mac Card


DIVIDENDS PER SHARE
$ in dollars

1996     1997     1998     1999     2000
----     ----     ----     ----     ----
 .73      .83      .84      .88      .95

First Community Bancshares increased its annual dividend rate for the 10th consecutive year in 2000 as well as in fifteen of the last sixteen years. This resulted in an 8% increase over the 1999 dividend and an annual dividend payment of $.95 per share. The annual dividend rate represents a 5.4% cash yield based on the year-end closing price of $17.75. We are proud of this long-term record of dividends and returns to our stockholders.

We are very pleased to report that certain litigation against First Community Bank was resolved in October 2000 when the Mercer County Circuit Court ruled in favor of the bank in a three-year contest by heirs of a benefactor who established a charitable foundation in the bank's Trust & Financial Services Division. The heirs objected to the continuation of the charitable foundation established by the Trust customer prior to her death. The bank fought to protect the interest of its client and her charitable legacy and is pleased to now have this matter resolved in a favorable outcome.

As you can see, the year 2000 has been filled with new endeavors and has been one of our most productive years ever. Many internal processes have been changed to allow for greater flexibility, better distribution of authority to act and serve, and to gain efficiencies available within the organization. Our Asset/Liability management group was reorganized and targeted on interest rate risk issues. We developed a new market group with responsibility for appropriate product structure and pricing. Internal processes have been streamlined and decision making has been placed at appropriate points throughout the organization. We have invested or planned for over $3 million in technology and branch facility expenditures over the next two years designed to enhance customer access, convenience and the service experience. We are preparing for a mid-year 2001 transition from our XPress PC Banking product to an Internet-based delivery system with added functionality and improved service. Preparation is being made for the launch of property and casualty insurance services in the Second Quarter of 2001 including business and personal lines through our affiliate consortium--Bankers Insurance--which has already acquired four full-service agencies with twelve locations in Virginia and North Carolina. We are hopeful that we can announce other new services by the end of the Third Quarter of 2001 including on-line brokerage services for discount and full-service brokerage customers.

Certainly, it will be another exciting year for us as we prepare ourselves to compete for the array of financial services which our customers need and demand. As larger financial service providers position themselves as Financial Holding Companies and acquire businesses across the various financial industry lines, we too will be prepared to offer complete financial services through alliances and strategic partnerships, but we will do so with a community-based approach that emphasizes personal service through people you know. We are very confident in our ability to compete; indeed, we believe that the consolidation of smaller financial institutions into regional and super regional organizations will only serve to strengthen the demand for our personal delivery style. We appreciate your support throughout the year, and I look forward to meeting many of you at our Annual Meeting of Stockholders.



Sincerely,

/s/ John M. Mendez

John M. Mendez
President & Chief Executive Officer

Repurchase Agreements  Certificates of Deposit


MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction .......................................................................5
Recent Acquisition .................................................................6
Summary Financial Results ..........................................................6
Five-Year Selected Financial Data ..................................................8
Common Stock and Dividends .........................................................9
Net Interest Margin ................................................................9
Net Interest Income ................................................................9
Provision for Loan Losses .........................................................10
Noninterest Income ................................................................11
Noninterest Expense ...............................................................12
Income Tax Expense ................................................................13
Investment Securities Held to Maturity ............................................14
Securities Available for Sale .....................................................14
Loan Portfolio ....................................................................14
Reserve for Loan Losses ...........................................................15
Nonperforming Assets ..............................................................17
Deposits ..........................................................................17
Short-Term Borrowings .............................................................17
Other Indebtedness ................................................................18
Stockholders' Equity ..............................................................18
Trust and Investment Management Services ..........................................18
Liquidity .........................................................................18
Interest Rate Sensitivity, Interest Rate Risk and Asset/Liability Management ......19
Insurance Services ................................................................22
Recent Legislation ................................................................22


   [PHOTO]                 [PHOTO]                         [PHOTO]
John M. Mendez        Robert L. Buzzo                E. Stephen Lilly
President and CEO     President and CEO              COO
First Community       First Community Bank, N.A.;    First Community
Bancshares, Inc.      Vice President and             Bancshares, Inc. and
                      Secretary                      First Community Bank, N.A.
                      First Community
                      Bancshares, Inc.

Individual Retirement Accounts  Visa Check Card


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS


INTRODUCTION

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included throughout this report and the First Community Bancshares, Inc. (the "Company" or "First Community") Annual Report on Form 10-K. All statements other than statements of historical fact included in this Annual Report, including statements in the Message to Stockholders and in Management's Discussion and Analysis of Financial Condition and Results of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such information involves risks and uncertainties that could cause actual results differing from those projected in the forward-looking information.

Many factors could cause the Company's actual results to differ materially from the results contemplated by the forward-looking statements. Some factors which could negatively affect the results include: (1) general economic conditions, either nationally or within the Company's markets, could be less favorable than expected, (2) changes in market interest rates could affect interest margins and profitability, (3) competitive pressures could be greater than anticipated, (4) legal or accounting changes could affect the Company's results, (5) acquisition cost savings may not be realized or the anticipated income may not be achieved, and (6) adverse changes could occur in the securities and investments markets.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Community is a multi-state holding company headquartered in Bluefield, Virginia. With total assets of $1.218 billion at December 31, 2000, First Community through its community banking subsidiary, First Community Bank, N. A. ("FCBNA"), provides financial, mortgage brokerage and origination and trust services to individuals and commercial customers through 33 banking locations in West Virginia, Virginia and North Carolina as well as ten mortgage brokerage facilities operated by United First Mortgage, Inc. ("UFM"). UFM is a wholly owned subsidiary of FCBNA.




"First Community Bank is key to our success. Their convenience and ease of service is what really differentiates them from other banks."
================================================================================
Profile--Acken Signs

Acken Signs, the region's largest outdoor signage company, began when owner Bud Acken purchased a local sign manufacturing company. The company has been in business since 1971 and currently employs approximately 70 people.

The bank has played a vital role in the success of Acken Signs. "First Community Bank is key to our success," says Bud Acken. "Their convenience and ease of service is what really differentiates them from other banks. I feel comfortable knowing I can walk into the bank, no matter what time of day and get the service I need." Bud Acken has been a customer of the bank for over 30 years.

                         [PHOTO Bud & Tammy Acken   Acken Signs o Bluefield, VA]

Trust and Financial Services  Mortgage Loans  Auto Loans


RECENT ACQUISITION

On October 31, 2000, the Company acquired Citizens Southern Bank, Inc., ("Citizens") of Beckley, West Virginia in a merger which was accounted for as a "purchase" transaction. The acquisition of Citizens added an additional $67.8 million in total resources to the Company. Of the total resources acquired, the merger added an additional $48.4 million in loans and $51.6 million in total deposits. As a result of the combination of Citizens and FCBNA, the Company realized $2.8 million in intangible assets recorded as goodwill associated with the transaction. "Purchase" accounting does not require restatement of prior years' results and, accordingly, the results of operation of Citizens are reflected from the date of acquisition forward. Pro forma results of earnings, as if Citizens had been acquired at the beginning of the year, would not be materially different from amounts reported for the year ended December 31, 2000.

 NET INCOME
$ in millions

1996     1997     1998     1999     2000
----     ----     ----     ----     ----
13.9     15.1     13.1     16.9     17.1


SUMMARY FINANCIAL RESULTS

Net income for 2000 was $17.1 million, an increase of $211,000 over $16.9 million in 1999 and an increase of $4.0 million over 1998 net income of $13.1 million. Excluding the impact of non-recurring items, including a $1.8 million pre-tax non-recurring gain recognized in 1999 relative to a check clearing loss recorded in 1996, net earnings on an operational basis are up by 9% or approximately $1.4 million over 1999. Basic earnings per share also increased to a record level of $1.95 per share, up from $1.92 and $1.49 in 1999 and 1998, respectively. Cash earnings per share for 2000 were $2.16, up from $2.12 in 1999 and $1.69 in 1998. Cash earnings per share represent earnings per share (EPS) adjusted for non-cash charges such as amortization of goodwill and other intangibles.

The increase in net income between 1999 and 2000 was driven by a $2.3 million or 5.3% increase in net interest income and a $1.8 million increase in non-interest income. The improvement in net interest income was the result of continued strong loan demand as demonstrated by a $118.7 million increase in outstanding loans. Interest expense and funding was managed through use of a combination of retail deposits and Federal Home Loan Bank borrowings. Interest and fees on loans increased from $58.0 million in 1999 to $68.4 million in 2000, a $10.4 million, or 17.93% increase. Additionally, the cost of funds experienced a $7.1 million dollar increase over 1999.

As a result of continuous and aggressive management of operating costs, the Company was able to realize a $440,000 decrease in operating expense between 2000 and 1999, excluding the impact of Citizens and UFM. As expected, the first full year of including UFM and the partial year inclusion of Citizens resulted in a $3.5 million increase in total operating cost.




"Because of First Community Bank, we have been able to pay off our loans in a timely manner. Our loan officer has been very helpful in our relationship. He really cares about our needs and what we want to accomplish."
================================================================================
Profile--DMI Corporation

DMI Corporation, a real estate development and management company, was established in 1983 by Sterling Nichols and Larry McCardle. DMI develops student housing and townhomes, as well a single family dwellings.

First Community Bank has provided DMI with financing for the student housing sector of their business. According to Sterling Nichols, "Because of the bank, we have been able to pay off our loans in a timely manner. Our loan officer has been very helpful in our relationship. He really cares about our needs and what we want to accomplish."

[PHOTO Sterling Nichols and Larry McCardle   DMI Corporation o Williamsburg, VA]

 Home Improvement Loans  Commercial Loans


RETURN ON AVERAGE EQUITY
% Percent
1996     1997     1998     1999     2000
----     ----     ----     ----     ----
16.26    16.05    13.02    16.23    15.70


The $3.8 million increase in net income between 1998 and 1999 is largely attributable to a $3.4 million decrease in the provision for loan losses associated with a commercial loan foreclosure occurring in 1998. The 1999 results benefitted from the aforementioned $1.8 million recovery on a check clearing loss and a $1.3 million reduction in operating expense when comparing 1998 and 1999.

The Company's key profitability ratios of Return on Average Assets (ROA) and Return on Average Equity (ROE) continue to reflect the strong earnings performance of the Company and substantially exceed the average of the Company's national peers. ROA, which measures the Company's stewardship of assets, was at 1.51%, compared to 1.62% in 1999 and 1.24% in 1998. ROE for the Company remained strong at 15.70% in 2000, compared with 16.23% in 1999 and 13.02% in 1998. These results relate, in large part, to the Company's emphasis on pricing to achieve desired asset yields and acceptable funding costs as well as a focus on operational efficiency. The decline in ROE in 2000 is reflective of the general increase in equity capital throughout the most recent year as the Company's total equity increased by $17.2 million, or 16.66% through retained earnings and improvements in comprehensive income related to the "Available for Sale" securities portfolio. The reduction in ROA between 1999 and 2000 reflects growth in assets and the impact of marginal pricing or additions to the credit portfolio. The lower ROA in 1998 is primarily attributable to the larger provision for loan losses in that year.




 "First Community helped us with many loans as we needed to expand our business. They really assisted us in the past, and we appreciate that. No matter what the time or how busy they are, they always go out of their way to help us and that's important."
================================================================================
Profile--The Herman Dairy Farm

Herman Dairy Farm, located in Taylorsville, NC, milks over 450 cows. The Hermans are members of Dairy Farmers of America. Family member Ken Herman sits on The National Dairy Board and is a member of the American Farm Council.

Ask any member of The Herman Family if they would be where they are today without First Community Bank, and the answer would be, "no." "First Community helped us with many loans as we needed to expand our business. They really assisted us in the past, and we appreciate that. No matter what the time or how busy they are, they always go out of their way to help us and that's important."

              [PHOTO The Herman Family    Herman Dairy Farm o Taylorsville, NC]

OverdraftHonor  Hourly Rate CD  Preferred Money Market

FIVE-YEAR SELECTED FINANCIAL DATA

(Amounts in Thousands, Except Percent and Per Share Data)

                                                         2000            1999            1998            1997            1996
                                                         ----            ----            ----            ----            ----
Balance Sheet Summary (at end of period):
Loans, net of unearned income ..................     $  822,826      $  704,096      $  611,493      $  671,817      $  547,703
Reserve for loan losses ........................         12,303          11,900          11,404          11,406           8,987
Securities .....................................        283,298         290,873         277,210         270,969         236,441
Total assets ...................................      1,218,017       1,088,162       1,053,988       1,042,304         837,597
Deposits .......................................        899,903         833,258         875,996         853,507         643,497
Other indebtedness .............................        138,015          10,218          18,176          24,330          15,000
Stockholders' equity ...........................        120,682         103,488         101,719          97,842          89,258

Summary of Earnings:
Total interest income ..........................     $   85,958      $   76,492      $   81,213      $   75,834      $   64,941
Total interest expense .........................         39,379          32,250          38,128          32,890          26,933
Provision for loan losses ......................          3,986           2,893           6,250           4,963           2,273
Noninterest income .............................         12,492          10,732          11,182           8,661           9,070
Noninterest expense ............................         30,968          27,457          28,752          24,672          24,358
Income tax expense .............................          7,054           7,722           6,164           6,876           6,530
Net income .....................................         17,063          16,852          13,101          15,094          13,917

Per Share Data:
Basic and diluted earnings per common share ....     $     1.95      $     1.92      $     1.49      $     1.71      $     1.58
Cash earnings per share* .......................           2.16            2.12            1.69            1.85            1.63
Cash dividends .................................           0.95            0.88            0.84            0.83            0.73
Book value at year-end .........................          13.35           11.86           11.60           11.08           10.11

Selected ratios:
Return on average assets .......................           1.51%           1.62%           1.24%           1.59%           1.73%
Return on average equity .......................          15.70%          16.23%          13.02%          16.05%          16.26%
Dividend payout ................................          48.72%          45.83%          56.38%          48.54%          46.20%
Average equity to average assets ...............           9.64%           9.96%           9.50%           9.90%          10.64%
Risk based capital to risk adjusted assets......          12.93%          13.22%          13.25%          11.96%          17.02%
Leverage ratio .................................           8.37%           8.25%           7.37%           6.96%          10.33%

* Cash earnings per share represent earnings per share adjusted for noncash charges such as amortization of goodwill and other intangibles.

Roth IRAs  Club 50  Trust and Financial Services


COMMON STOCK AND DIVIDENDS

The Company's common stock has historically traded in the over-the-counter market; however, on March 1, 2001, the Company began trading on the Nasdaq SmallCap Market under the symbol FCBC.

Book value per common share was $13.35 at December 31, 2000, compared with $11.86 at December 31, 1999 and $11.60 at the close of 1998. The year-end market price for First Community common stock of $17.75 represents 133% of the Company's book value as of the close of the most recent fiscal year and results in total market capitalization of $160.5 million. Utilizing the year-end market price and 2000 basic earnings per share, First Community common stock closed the year trading at 9.1 times basic and diluted earnings per share.

Dividends for 2000 totaled $.95 per share, up $.07 or 7.95% from the $.88 paid in 1999. The 2000 dividends resulted in a cash yield on year-end market value of 5.35%. Total dividends paid for the current and prior year totaled $8.3 and $7.7 million, respectively.


                                                                                Cash
                                        Bid                 Book Value        Dividends
                                High            Low          Per Share        Per Share
                                ----            ---         ----------        ---------
2000
First Quarter ................ $21.00          $17.25          $12.02          $0.22
Second Quarter ...............  18.88           15.00           12.25           0.23
Third Quarter ................  16.13           15.00           12.69           0.23
Fourth Quarter ...............  17.00           14.00           13.35           0.27
                                                                               -----
                                                                               $0.95

1999
First Quarter ................ $23.20          $20.70          $11.75          $0.20
Second Quarter ...............  22.90           18.50           11.60           0.21
Third Quarter ................  23.50           18.88           11.74           0.22
Fourth Quarter ...............  21.38           18.00           11.86           0.25
                                                                               -----
                                                                               $0.88


NET INTEREST MARGIN

Net interest margin measures net interest income as a percentage of average earning assets. In 2000, the net interest margin was 4.86% versus 5.03% in 1999, but above the 4.81% level attained in 1998. The current year's decrease was due in large part to deposit rate and other borrowing rate increases of 43 basis points, partially offset by an earning asset yield increase of 27 basis points. In general, market interest rates and competitive pressures for loans and deposits produced a lower margin. Average loans increased $111 million during 2000, resulting in an additional $10.3 million in loan interest income and a $9.3 million increase in total interest income. Interest on deposits for the same period increased $1.6 million and interest expense on borrowings increased by $5.5 million.

In 2000, significant increases in the loan portfolio were funded with wholesale advances from the FHLB. The FHLB provides an alternative funding source that occasionally offers less expensive funding than traditional retail sources. Other short-term borrowings, including retail repurchase agreements with bank customers and FHLB advances, increased $90.8 million with a corresponding 141 basis points increase in the cost of these sources.

NET INTEREST INCOME

The primary source of the Company's earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are

NET INTEREST MARGIN
% Percent

1996     1997     1998     1999     2000
----     ----     ----     ----     ----
5.39     5.25     4.81     5.03     4.86

Educational IRAs  Bonus Checking  FCB Travel Group


loans and securities while deposits and short-term borrowings represent the major portion of interest-bearing liabilities.

On a tax equivalent basis, net interest income increased $2,193,000 or 4.6% in 2000 compared to an increase of $1,250,000, or 2.7%, in 1999 and $726,000, or
1.6%, in 1998. Net interest income in 2000 was boosted by an increase in average earning assets of $79 million, or 8.24%, compared with a 1999 decrease of 1.8% and a 1998 increase of 10.9%. The current year increase in average earning assets was the result of a $111 million increase in loans with an offsetting $20 million decrease in investment securities. Other short-term investments decreased $12 million. The 1999 decrease of $17.5 million in average earning assets was primarily the result of reductions in interest-bearing balances and federal funds sold. This occurred in reaction to deposit level decreases and the general repricing of the interest-bearing deposit portfolio to achieve desired net interest margins.

Average interest-bearing liabilities increased $82 million in 2000, which included increases in short-term borrowings of $91 million, primarily used to fund loan growth, and decreases of $3 and $6 million in long-term debt and interest-bearing deposits, respectively.

The increase in tax equivalent net interest income in 1998 was constrained by the sale of approximately $14.0 million in credit card revolving loan accounts during the latter part of the year which resulted in a reduction in interest and fees on loans of approximately $747,000 during 1998. The proceeds of the sale were reinvested in interest-bearing balances, which yielded substantially lower earnings and, accordingly, reduced interest earnings in 1998. The portfolio sale was part of an overall exit strategy from the credit card line of business.


TAX EQUIVALENT NET INTEREST INCOME
$ in thousands

 1996     1997     1998     1999     2000
 ----     ----     ----     ----     ----
40,395   45,700   46,426   47,676   49,870


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




"When asked a question, First Community Bank always gives you a straight answer. In my line of business, I need answers and I need them fast. I can always count on First Community Bank to do just that."
================================================================================
 Profile--REIC

Jim Hern, president of REIC, Research Environmental Industry Consultants, began his company in 1984. At a time when trying to find funding without equity was hard, First Community Bank put their trust in Hern's company. REIC had specialized equipment and needed financing to grow the business.

When asked why Hern chose First Community Bank over many banks in the area, he said, "They are more responsive. When asked a question, they always give you a straight answer. In my line of business, I need answers and I need them fast. I can always count on First Community Bank to do just that."


                                       [PHOTO Dr. Jim Hern   REIC o Beckley, WV]

Safe Deposit Boxes  Personal Loans  Ideal Account


The provision for loan losses was $4.0 million in 2000, $2.9 million in 1999 and $6.3 million in 1998. The current year provision of $4.0 million reflects a provision increase of $1.1 million in response to adjustments to the net realizable value of two commercial accounts that are in various stages of resolution, as well as a substantial increase in outstanding loan balances at December 31, 2000, in comparison to the prior year.

An increase in the provision for loan losses in 1998 of $1.3 million, as compared to 1997, was largely the result of a second quarter provision taken in response to a commercial loan foreclosure. Elevated provisions in 1998 also included higher levels of consumer loan charge-offs in the Company's credit card division and indirect auto financing program. Each of these programs was substantially curtailed in 1998.

NONINTEREST INCOME

Non-interest income consists of fiduciary income, service charges on deposit accounts and income derived from the origination and sale of mortgages. The largest contributor to the current year increase in non-interest income results from revenue derived from origination and sale of mortgages through the mortgage origination offices of UFM. UFM was acquired in the latter part of 1999, and in the first full year of operations as a subsidiary of First Community Bank, generated a $3.5 million increase in gross revenues from the mortgage banking operations. Total noninterest income reached $12.5 million in 2000, a $1.8 million increase or 16.8% over the $10.7 million in 1999 and a $1.3 million or 11.6% increase over the 1998 total of $11.2 million. Excluding the previously mentioned nonrecurring gain of $1.8 million recognized in the fourth quarter of 1999, the operational increase in noninterest revenues in 2000 was $3.6 million, or 40.4%.

Noninterest income for 1999 was lower in comparison to 1998 due to the inclusion of a pension termination gain of $1,062,000 (net of federal excise tax of $764,000) in 1998 as a result of the Company's termination of its Defined Benefit Pension Plan, which was completed in the first quarter of 1998. Also included in other operating income for 1998 are gains totaling $1.2 million on the sale of substantially all revolving loan accounts and all merchant account relationships in the Company's credit card division. The Company's decision to exit this business was based on its relatively small share of this market, vigorous competition for credit card accounts and rising consumer delinquencies.




"I feel confident that the relationship with First Community Bank is going to open up new doors for us."
================================================================================
Profile--United First Mortgage, Inc.

The President and CEO of United First Mortgage, Inc. (UFM), Stan Vickhouse, has been in the mortgage business for 34 years. Stan was approached by First Community Bank less than two years ago to purchase the company because they wanted to expand into the mortgage business. Now, UFM is a wholly owned subsidiary of First Community Bank.

"Over the years, many different banks have approached me, but what really attracted me to First Community Bank was the youth of their leadership. It's very exciting to be a part of it. Their diversity of locations was also very appealing. I feel confident that this relationship is going to open up new doors for us," said Stan Vickhouse.

                             [PHOTO United First Mortgage, Inc.    Richmond, VA]

Construction Loans Jumbo CDs Flex CDs Just Checking


Noninterest revenues from fiduciary services declined slightly during 2000 in comparison to the prior year due to a general decline in estate activity which is cyclical in nature. Fiduciary income totaled $1.8 million in 2000 versus $2.1 million in 1999 and $1.7 million in 1998. Trust revenues are comprised of fees for asset management, employee benefit administration and estate settlement. Expenses associated with the operation of the Trust and Financial Services Division are included in noninterest expense.

Service charges on deposit accounts are one of the primary sources of noninterest income. Service charge income totaled $4.0 million in 2000, an increase of $367,000 or 10.0% from 1999. The current year increase is largely attributed to a program entitled "OverdraftHonor(TM)" which was developed for well managed demand deposit accounts and allows the customer greater flexibility in handling overdrafts to their accounts. As a result of this program, approximately $366,000 in additional demand deposit account charges were recorded in 2000. The current year increase compares with a 2.8% decrease or $106,000 between 1998 and 1999.

Other service charges, commissions and fees increased by $266,000, or 24.3%, in 2000 versus 1999. This increase was primarily the result of the collection of rental revenues from properties acquired by the Company's banking subsidiary in the fourth quarter of 1999 as part of a settlement in recovery of a check-clearing loss incurred in 1996.

Additionally, with the significant increase in the size and volume of business conducted by UFM, the revenues associated with the mortgage banking division are presented separately and have increased significantly due to the full-year impact of UFM which contributed $4.7 million in revenues in 2000 versus $1.2 million in 1999.

NONINTEREST EXPENSE

Noninterest expense consists of salaries and benefits, occupancy, equipment and all other operating expense incurred by the Company. Noninterest expense totaled $31.0 million in 2000, compared with $27.5 million and $28.8 million in 1999 and 1998, respectively. The increase in noninterest expense in 2000 of $3.5 million relates largely to the impact of a full year's operation of UFM and two months of




"When I'm expanding and need money to complete a transaction, First Community Bank gives me the quickest turnaround. Other banks in the area just don't know me as well and don't understand my needs like First Community Bank."
================================================================================
Profile--Ramey Automotive Group

Jim Ramey, president and founder of Ramey Automotive Group, began his venture into the automobile industry with only one car on his mother's front lawn which he sold for $1,500. He is now the largest used car dealer in West Virginia and the 8th largest used car dealer in the United States.

First Community Bank has played a vital role in the expansion of Ramey's business."When I'm expanding and need money to complete a transaction, First Community Bank gives me the quickest turnaround. They also have local decision making abilities and an honest word. Other banks in the area just don't know me as well and don't understand my needs like First Community Bank."

                      [PHOTO Jim Ramey   Ramey Automotive Group o Princeton, WV]

 Overdraft Honor  Hourly Rate CD Silverline


NET OVERHEAD RATIO
% Percent

1996     1997     1998     1999      2000
----     ----     ----     ----      ----
2.22     1.84     2.06     1.96      1.64

operation of Citizens. UFM and Citizens contributed an additional $3.8 million and $144,000, respectively, to noninterest expense over the prior year. Reductions of approximately $440,000 were achieved in the existing banking operations through the utilization of newer equipment and continued closer scrutiny of operating budgets and expenditures. Also, cost reductions were achieved from the sale of other real estate owned and closed banking facilities. During 1999, savings were also generated through the application of a more centralized purchasing environment and the introduction of technology for the electronic storage and retrieval of reports, which significantly reduced paper costs and the aggregate cost of supplies, which declined by $425,000 in 1999.

Salaries and employee benefits increased $2.9 million or 22.2% when comparing 2000 with 1999 and $890,000 in 1999 with comparison to 1998. These increases relate almost exclusively to the addition of UFM for part of 1999 and all of 2000 and the impact of two months of Citizens' operations in 2000.

Occupancy expense increased $350,000 or 16.4% between 2000 and 1999 and $185,000 or 9.5% between 1999 and 1998. The increases in both years were largely attributable to UFM which added $270,000 and $84,000 in 2000 and 1999, respectively. Additionally, the current year was impacted by two months of operations of Citizens and existing facility cost increases.

Furniture and equipment cost remained relatively flat in the current year after a $222,000 decrease in the prior year. Both years are reflective of the reduced maintenance cost on newer equipment that has been added over the last several years and newer check processing technology. The Company remains committed to increasing its technological competency and deploying methods that reduce operating cost, maximize efficiency and increase the level of customer satisfaction.

The Company's net overhead ratio (noninterest expense less noninterest income excluding security gains and nonrecurring gains divided by average earning assets) is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned is realized as net income. The net overhead ratios for 2000, 1999 and 1998 were 1.64%, 1.96% and 2.06%, respectively.

The Company's efficiency ratio also measures management's ability to control costs and maximize net revenues. The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income plus noninterest income (excluding all nonrecurring items). The efficiency ratios for 2000, 1999 and 1998 were 45.8%, 44.2%. and 47.4%, respectively. The increase in the current year is reflective of the higher operating costs incurred by UFM including the development of a new wholesale mortgage operation in the latter part of 2000.

INCOME TAX EXPENSE

Income tax expense totaled $7.1 million in 2000, compared with $7.8 million in 1999 and $6.2 million in 1998. The effective tax rate for 2000 was 29.3% as compared with 31.6% for 1999 and 32.0% in 1998. The reduced effective rate between 1999 and 2000 is reflective of the higher level of tax-exempt earnings generated from municipal bonds included within the Company's investment portfolio. This change is also reflective of the development of tax strategies that have facilitated further reductions in taxable earnings.

The major difference between the statutory tax rate and the effective tax rate (income tax expense divided by pre-tax book income) results principally from income not taxable for Federal income tax purposes. The primary categories of non-taxable income are state and municipal securities and industrial revenue bonds and tax-free loans.

Preferred Money Market  Easy Checking  XPress PC Banking


INVESTMENT SECURITIES HELD TO MATURITY

Investment securities held to maturity are comprised largely of U.S. Agency obligations and state and municipal securities. U.S. Agency obligations include securities issued by various government corporations and agencies, including Federal Home Loan Bank (FHLB), Federal National Mortgage Association (FNMA), Government National Mortgage Association (GNMA), Student Loan Marketing Association (SLMA), Federal Farm Credit Bank (FFCB), and Federal Home Loan Mortgage Corporation (FHLMC).

Obligations of States and Political Subdivisions, which represent the largest portion of the held to maturity portfolio and totaled $72.3 million at December 31, 2000, are comprised of high-grade municipal securities generally carrying AAA bond ratings, most of which also carry credit enhancement insurance by major insurers of investment obligations. The average maturity of the investment portfolio decreased from 9.63 years in 1999 to 8.92 years in 2000 with the tax-equivalent yield increasing from 8.46% at year-end 1999 to 8.54% at the close of 2000.

The held to maturity investment portfolio totaling $75.7 million decreased $3.1 million between 1999 and 2000. This decrease is the result of maturities, prepayments and calls occurring within the portfolio. The net cash flow generated by the portfolio during 2000 was invested in new loans supporting higher loan demand in the current year.

SECURITIES AVAILABLE FOR SALE

Securities available for sale are used as part of management's asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, for liquidity needs and other factors. These securities are recorded at market value.

At December 31, 2000, the Company had $207.6 million in securities available for sale, compared with $212.1 million at year-end 1999. The reduction in the portfolio reflects the redeployment of funds received from payments on these debt securities as a result of maturities, calls and prepayments.

The book value of securities available for sale exceeded market value at year-end 2000 by $2.6 million. The decline in the market value of the securities available for sale is a direct result of the inverse relationship between prevailing market rates and the pricing of the securities. When market rates increase for similar instruments that are currently in the portfolio, the corresponding price of the security falls and the opposite occurs as rates fall. The tax-equivalent purchase yield on securities available for sale, which was relatively unchanged in the current year, was 6.54% in 2000 and 6.53% in 1999.

The average maturity of the portfolio was 11.5 years and 12.4 years at December 31, 2000 and 1999, respectively. The slight decline in average maturity is the result of maturities, calls and mortgage-backed security principal payments and prepayments. Most longer-term securities in the portfolio have call provisions which could result in redemption prior to their final maturity.


LOAN PORTFOLIO 2000

Real Estate - Residential                    37.1%
Real Estate - Commercial                     27.0%
Loans to Individuals                         16.4%
Commercial, Financial and Agricultural       10.6%
Real Estate - Construction                    8.9%


LOAN PORTFOLIO

The loan portfolio is geographically diversified among loan types and industry segments. Commercial and commercial real estate loans represent 37.6% of the total portfolio. During 2000, commercial real estate loans increased to $222.6 million and now comprise 27.0% of total loans. Commercial loans decreased by $5.9 million and now represent 10.6% of total loans. The combined commercial and commercial real estate sectors increased by $8.4 million or 2.8% in 2000. Real estate construction loans, which comprise 8.9% of the portfolio, grew $48.4 million, a 196% increase. This category includes both residential and commercial construction with the increase largely attributable to a number of large commercial office buildings and apartment projects. Additionally, consumer loans increased by $7.1 million, or 5.6%, from

XPress Phone Banking  Cash Management Accounts


$127.2 million at December 31, 1999 to $134.3 million at the close of 2000. Consumer loans represent 16.4% and 18.1% of the portfolio at the close of 2000 and 1999, respectively. Residential real estate loans experienced the largest dollar change. This portfolio increased $54.1 million, or 21.5% during 2000. Residential real estate loans represent 37.1% of the total portfolio at the end of 2000.

Loans, net of unearned income, were $822.8 million at year-end 2000. The increase of $118.7 million represents 16.9% growth from the $704.1 million level at December 31, 1999. The fourth quarter acquisition of Citizens Southern accounted for $48.1 million of this growth. The addition of these loans did not materially affect the distribution of loan types within the portfolio. Emphasis on relationship management and loan development resulted in the significant increase in the total loan portfolio despite continued strong competition for all types of loans from other banks and financing sources. The Company's underwriting standards emphasize close scrutiny of loans through an evaluation of historic and projected cash flow, credit history and collateral. Larger loans are also subjected to annual loan review to assess ongoing credit quality.

The loan to deposit ratio increased to 91% at December 31, 2000, from 85% at December 31, 1999. The increase in the loan to deposit ratio is a result of the $118.7 million increase in the loan portfolio coupled with a smaller increase in deposits of $66.6 million. The level of retail funding through deposits has been impacted by greater competition from both bank and non-banking institutions and has also led to a higher level of loans relative to deposits.

RESERVE FOR LOAN LOSSES

The reserve for loan losses represents reserves available to absorb estimated loan losses and other credit-related charges. Loan losses arise primarily from the loan portfolio, but may also be derived from other sources, including commitments to extend credit, guarantees, and standby letters of credit. The reserve for loan losses is increased by both charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged off. The provision for loan losses is calculated to bring the reserve to a level which, in management's judgment, is considered adequate to absorb losses inherent in the loan portfolio.




"First Community Bank has opened many doors for us and has been crucial to helping us grow. I feel comfortable knowing that anyone in the bank can help me. First Community always provides excellent service."
================================================================================
Profile--Woody Lumber

Woody Lumber, a family owned and operated business, began in 1935. Since continuing tradition was so important, all of the Woodys pitched in and worked hard to develop the family business. The company exports various types of lumber throughout the world.

The relationship between First Community Bank and Woody Lumber began with the founding father, Don Woody. Since that time, they have continued that partnership. "First Community Bank has opened many doors for us and has been crucial to helping us grow," said Dale Woody. "I feel comfortable knowing that anyone in the bank can help me. First Community always provides excellent service."

                              [PHOTO Dale Woody   Woody Lumber o Buckhannon, WV]

Mac Card  Repurchase Agreements  Certificates of Deposit


Management performs monthly assessments to determine the appropriate level of the reserve. Differences between actual loan loss experience and estimates are reflected through adjustments that are made either increasing or decreasing the loss provision based upon current expectations. Commercial, consumer and mortgage loan portfolios are separated for purposes of determining the allowance for loan losses. Elements of the allowance include: specific identification of individual credits, allocations to the homogeneous pools of loans represented and allocations based upon management's judgment. These elements are impacted by qualitative and quantitative factors about both the macro and micro economic conditions as reflected in the portfolio of loans and the economy as a whole. Factors considered in this evaluation include, but are not necessarily limited to, estimated losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies, and nonaccruals. While management has attributed reserves to various portfolio segments, the allowance is available for the entire portfolio. Differences between actual loan loss experience and estimates are reviewed on a periodic basis and adjustments are made to those estimates.

The reserve for loan losses represents 186% of nonperforming loans at year-end 2000 versus 130% and 140% at December 1999 and 1998, respectively. When other real estate is combined with nonperforming loans, reserves equal 137% of nonperforming assets at the end of 2000 versus 107% and 98% at December 31, 1999 and 1998, respectively.

Net charge-offs were $4.6 million in 2000, compared with $2.4 million in 1999 and $6.3 million in 1998. The $2.2 million increase in net charge-offs in 2000 is principally attributable to a commercial loan charge-off relating to foreclosure of a residential land development loan in Beckley, West Virginia and the write-down of another commercial loan to more accurately reflect the current market value of the real estate securing the loan. Net charge-offs for 1999 reflect normally occurring loan loss activity, while 1998 charges included a commercial loan charge-off of $2.9 million relating to a failed furniture assembly plant in Princeton, West Virginia.




"For over 40 years, First Community Bank has provided us with excellent products and services not only for our business, but for our personal needs as well. They are a very strong and sound institution and their track record proves it."
================================================================================
Profile--The Cortes

The Cortes are former owners of Corte Construction Company. They focused most of their business efforts throughout West Virginia and the surrounding region. They have built many buildings throughout the area including interstate rest areas, and commercial and office buildings.

The relationship between First Community Bank and the Cortes is built on solid ground. The Cortes constructed the facility that now houses the bank's Corporate Center. "For over 40 years, First Community Bank has provided us with excellent products and services not only for our business, but for our personal needs as well. They are a very strong and sound institution and their track record proves it," said Betty Corte.


                      [PHOTO Stelio and Betty Corte    Retirees o Bluefield, VA]

Individual Retirement Accounts  Visa Check Card


NONPERFORMING ASSETS

Nonperforming assets include loans on which interest accruals have ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. Total nonperforming assets were $9.0 million at December 31, 2000. The levels of nonperforming assets for the last five years are presented in the table below.

                                                                                       DECEMBER 31
(Amounts in Thousands)                                            2000         1999         1998        1997         1996
Nonaccrual loans..............................................  $5,397        $ 7,889     $ 7,763      $ 9,988      $5,4??
Loans 90 days or more past due................................   1,208          1,259         377        4,391         7??
Other real estate owned.......................................   2,406          1,950       3,547        1,472       2,2??
                                                                ------        -------     -------      -------      ------
                                                                $9,011        $11,098     $11,687      $15,851      $8,4??

Nonperforming loans as a percentage of total loans............     0.8%           1.3%        1.3%         2.1%
Nonperforming assets as a percentage of total loans
   and other real estate owned................................     1.1%           1.6%        1.9%         2.4%
Reserve for loan losses as a percentage of
   nonperforming loans........................................   186.3%         130.1%      140.1%        79.3%       14??
Reserve for loan losses as a percentage of
   nonperforming assets.......................................   136.5%         107.2%       97.6%        72.0%       10??

Nonperforming assets decreased $2.1 million between 1999 and 2000 primarily as a result of a $2.5 million or 31.6% decline in nonaccrual loans; however, this decline was partially offset by an increase of $456,000 in other real estate owned. The decrease in nonaccrual loans resulted from the resolution, liquidation, or write-down of certain commercial loan relationships, while loans past due over 90 days were reduced slightly through collection activity. Activity in the other real estate owned category reflects the addition and deletion of various commercial and residential real estate acquired through foreclosure throughout the year.

DEPOSITS

Total deposits at December 31, 2000, increased $66.6 million or 8.0% when compared to December 31, 1999, $48.4 million of which were obtained though the acquisition of Citizens Southern Bank, Inc. on October 31, 2000. Not considering the acquisition, deposits increased for the year by $18.2 million. The Company also utilized lower cost, short-term advances from the Federal Home Loan Bank to supplement the funding needs of the Company throughout 1999 and 2000. In 2000, the average rate paid on all interest-bearing liabilities was 4.43%, up from 4.00% in 1999.

Average deposits decreased to $845.8 million for 2000 versus $854.0 million in 1999, a decrease of less than 1%. Average savings deposits decreased by $10.1 million while time deposits increased by $10.7 million. Average interest-bearing demand and noninterest-bearing demand deposits decreased by $6.4 million and $2.4 million, respectively.

SHORT-TERM BORROWINGS

The Company's short-term borrowings consist primarily of overnight Federal Funds purchased from the FHLB and securities sold under agreements to repurchase. This source of funding decreased $81.6 million between 1999 and 2000. The decrease in short-term borrowings (primarily Federal Funds purchased) in

 Trust and Financial Services  Mortgage Loans  Auto Loans


2000 was accompanied by an offsetting increase in other indebtedness used to pay off the short-term borrowings in exchange for term advances from the FHLB. In 1999 and 2000, the price sensitivity of retail deposits was closely monitored and managed in order to achieve the lowest overall cost of funding. Short-term borrowings were used to fill the gap in funding and short-term liquidity needs.

OTHER INDEBTEDNESS

FHLB borrowings and other indebtedness increased by $127.8 million in 2000. The increase is primarily attributable to the substantial loan growth experienced throughout the year. Additional term borrowings were also used to pay off the $86.7 million in overnight funding from the FHLB. This indebtedness of approximately $125 million, with original maturities varying from two to ten years, is callable at quarterly intervals after a predefined lockout period of three to six months. These call options could significantly shorten the lives of these debt instruments.

STOCKHOLDERS' EQUITY

Risk-based capital ratios are a measure of the Company's capital adequacy. At December 31, 2000, the Company's Tier I capital ratio was 11.68% compared with 11.96% in 1999. Regulators use risk-based capital ratios and the leverage ratio to measure the capital adequacy of banking institutions. Risk-based capital guidelines, risk weighted balance sheet assets, and off-balance sheet commitments are used in determining capital adequacy. The Company's total risk-based capital-to-asset ratio was 12.93% at the close of 2000 compared with 13.22% in 1999. The leverage ratio is the measurement of total tangible equity to total assets. The Company's leverage ratio at December 31, 2000 was 8.37% compared to 8.25% at December 31, 1999. The ratings are well above the minimum levels prescribed by the Federal Reserve as depicted in Note 13 to the Financial Statements.

TRUST AND INVESTMENT MANAGEMENT SERVICES

As part of its community banking services, the Company offers asset management and estate administration services through its Trust and Financial Services Division (Trust Division). The Trust Division reported market value of assets under management of $495 million and $506 million at December 31, 2000 and 1999, respectively. The Trust Division manages inter vivos trusts and trusts under will, develops and administers employee benefit plans and individual retirement plans, and manages and settles estates. Fiduciary fees for these services are charged on a schedule related to the size, nature and complexity of the account.

The Trust Division employs 17 professionals and support staff with a wide variety of estate and financial planning, investing and plan administration skills. Trust Division operating expenses totaled $1.4 million in 2000 and $1.3 million in 1999. These costs are comprised primarily of salaries and related benefits, investment services, asset custody fees and the cost of information processing systems. The Trust Division is headquartered in the Company's banking facility in Bluefield, West Virginia, and provides client services through the Bank's existing branch network.

LIQUIDITY

Liquidity represents the Company's ability to respond to demands for funds and is primarily derived from maturing investment securities, overnight investments, periodic repayment of loan principal, and the Company's ability to generate new deposits. The Company also has the ability to attract short-term sources of funds and draw on credit lines that have been established at financial institutions to meet cash needs.

Total liquidity of $376.0 million at December 31, 2000 is comprised of the following: cash on hand and deposits with other financial institutions of $50.2 million; securities available for sale of $207.6 million;

Home Improvement Loans  Commercial Loans


investment securities held to maturity due within one year of $10.3 million; and Federal Home Loan Bank credit availability of $107.9 million.

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

The Company's primary component of operating revenue, NII, is subject to variation (Interest Rate Risk or IRR) as a result of changes in interest rate environments in conjunction with unbalanced repricing opportunities in earning assets and interest-bearing liabilities. IRR has four primary components including repricing risk, basis risk, yield curve risk and option risk. Repricing risk occurs when earning assets and paying liabilities reprice at differing times as interest rates change. Basis risk occurs when the underlying rates on the assets and liabilities the institution holds change at different levels or in varying degrees. Yield curve risk is the risk of adverse consequences as a result of unequal changes in the spread between two or more rates for different maturities for the same instrument. Lastly, option risk is due to "embedded options," often called put or call options, given or sold to holders of financial instruments.

In order to mitigate the effect of changes in the general level of interest rates, the Company manages repricing opportunities and thus, its interest rate sensitivity. The Bank seeks to control its IRR exposure to insulate net interest income and net earnings from fluctuations in the general level of interest rates. To measure its exposure to IRR, quarterly simulations of NII are performed using financial models which project NII through a range of possible interest rate environments including rising, declining, most likely and flat rate scenarios. The results of these simulations indicate the existence and severity of IRR in each of those rate environments based upon the current balance sheet position, assumptions as to changes in the volume




 "They have enhanced our real estate assets and have been instrumental in our success. First Community Bank understands our needs and custom tailors financing instruments to meet our growth pattern."
================================================================================
Profile--The Daniel Group, Inc.

In 1945, John W. Daniel started a small construction company in Danville, VA. Today, The Daniel Group, Inc. has evolved from that beginning and now exists as a diversified group of companies which provides quality real estate, construction and related services throughout the Southeast. Building on its tradition of excellence, this group of companies is committed to the satisfaction and success of its customers, employees and shareholders.

The relationship between First Community Bank and The Daniel Group is a thriving partnership. "They have enhanced our real estate assets and have been instrumental in our success. First Community Bank understands our needs and custom tailors financing instruments to meet our growth pattern," said Howard Burnette.

[PHOTO Howard J. Burnette, President & COO and Edwin H. Coleman, Chairman & CEO]
                                          The Daniel Group, Inc. o Danville, VA

Home Equity Lines of Credit Savings Accounts Roth IRAs


and mix of interest-earning assets and interest-paying liabilities, and management's estimate of yields attained in those future rate environments and rates which will be paid on various deposit instruments and borrowings. Additionally, key measures including Economic Value of Equity (EVE) and Duration, which help to highlight longer-term exposures that fall outside of the income simulation period, are monitored in conjunction with the income simulation results. Specific strategies for management of IRR have included shortening the maturity of fixed-rate loans, increasing the volume of adjustable rate loans to reduce the average repricing term of the Bank's interest-earning assets and monitoring the term structure of liabilities to maintain a balanced mix of maturity and repricing structures to mitigate the potential exposure. The simulation model used by the Company captures all earning assets, interest-bearing liabilities and all off- balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook. Based upon the latest simulation, the Company believes that it is slightly biased toward an asset sensitive position. Absent adequate management, asset sensitive positions can negatively impact net interest income in a falling rate environment while liability sensitive positions positively impact net interest income in a falling rate environment.

The Company has established policy limits for tolerance of interest rate risk that allow for no more than a ten percent reduction in projected (next twelve months') net interest income based on quarterly income simulations. The most recent simulation indicates that current exposure to interest rate risk does not exceed the Company's defined policy limits.

The following table summarizes the estimated impact on NII and the Market Value of Equity (MVE) as of December 31, 2000 and 1999 of immediate and sustained rate shocks in the interest rate environment of plus and minus 100 and 200 basis points from the flat rate simulation. The results of the rate shocks depicted below differ from the results in quarterly simulations, in that, all changes are assumed to take effect immediately; whereas, in the quarterly income simulations, changes in interest rates take place more gradually over a 24-month horizon. This table, which illustrates the prospective effects of hypothetical interest rate changes, is based upon numerous assumptions including relative and estimated levels of key

                                      2000
                                                Increase                      Increase
                                               (Decrease)                    (Decrease)
Increase (Decrease) in Interest Rates         Net Interest       %          Market Value        %
(Basis Points)                                   Income        Change         of Equity      Change
                                              ------------     ------       ------------     ------

200 ........................................    $    98         0.20          $(12,496)      (9.80)
100 ........................................        698         1.50            (6,275)      (4.90)
(100) ......................................     (2,301)       (4.80)            1,113        0.90
(200) ......................................     (4,354)       (9.10)            2,675        2.10

                                      1999

                                                Increase                      Increase
                                               (Decrease)                    (Decrease)
Increase (Decrease) in Interest Rates         Net Interest        %         Market Value        %
(Basis Points)                                   Income        Change         of Equity      Change
                                              ------------     ------       ------------     ------
200 ........................................    $(4,920)      (10.26)        $ (36,915)      (35.0)
100 ........................................     (2,305)       (4.81)          (17,858)      (16.9)
(100) ......................................      2,033         4.20            18,867        17.9
(200) ......................................      2,775         5.80            35,803        34.0

Club 50  Trust and Financial Services  Educational IRAs


interest rates over a twelve-month time period. Management feels that this type of modeling technique, although useful, does not take into account all strategies which management might undertake in response to a sudden and sustained rate shock as depicted. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals, product preference changes, and other internal and external variables.

When comparing the impact of the rate shock analysis between 2000 and 1999, the 2000 changes in net interest income and market value of equity are reflective of a change in the balance sheet composition as the repricing structure of assets was shortened and the repricing structure of liabilities was extended. This resulted in a gradual shift to an asset sensitive position. Additionally, the duration of assets declined while the duration of liabilities increased. The repricing structure of assets decreased due to both the addition of assets with shorter repricing structures as well as the maturity and repayment of existing loans and investments with longer repricing terms. The repricing structure and duration of liabilities increased primarily as a result of $125.0 million in additional term borrowings from the FHLB, with final maturities of between two and ten years, and the repayment of $86.7 million in outstanding overnight advances from the FHLB.

The fluctuation in the market value of equity between 1999 and 2000 is less severe as a result of a reduction in the overall duration of equity. The reduction in the duration of equity is the result of a combination of factors including the reduction in the duration of total assets and an increase in the duration of liabilities. The correlation between rate changes and market value of equity is reflective of the inverse relationship between market interest rates and the market value of the underlying instruments. The market value of equity increases while rates fall and conversely as rates rise. The significant decrease in MVE in 1999 was prompted by the reinvestment of $83 million of interest-bearing balances held by affiliates at the end of 1998 that were subsequently reinvested in loans and investment securities with longer duration and repricing terms. Consequently, the balance sheet reflected a slight liability sensitive position and a longer duration, and a greater variation on net interest income and the market value of equity.




"First Community Bank has faith in our company and our community. They are very responsive not only to our needs, but to the needs of the individuals who work here."
================================================================================
Profile--The Dean Company

The Dean Company, a long-time community partner of Mercer County, has been in Princeton for over 35 years. The company makes wood veneers that are used in the manufacturing of furniture, doors, panels, musical instruments, and fine architecture. Over 65% of their products are exported to many countries around the world and to major furniture markets within the United States.

The Dean Company has been a customer of First Community Bank for over 20 years. "They have faith in our company and our community. They are very responsive not only to our needs, but to the needs of the individuals who work here. They are just down to earth-good bankers."

   [PHOTO Herb McClaugherty   President & CEO, The Dean Company o Princeton, WV]

Bonus Checking  FCB Travel Group  Just Checking

The process of assessing the underlying risk inherent in the balance sheet and the institution is coordinated by the Asset/Liability Management Committee. This committee focuses on the measurement, monitoring and control of balance sheet and off-balance sheet positions. Risk assessments include the monitoring of interest rate risk, liquidity and funding needs of the institution, operational issues relative to product marketing and pricing and new product development, as well as defining and assessing various investment strategies of the Company.

INSURANCE SERVICES

To further enhance its array of financial services, the Company purchased an equity interest (currently 3.29%) in Bankers Insurance, L.L.C. Bankers Insurance was formed through a consortium of over sixty banks with a presence in Virginia, West Virginia, North Carolina, Tennessee and Maryland. The pool of capital developed was utilized to purchase four insurance agencies to date. These acquisitions will enable the participating banks to collectively initiate property, casualty, life, and health insurance agency services. It is expected that insurance products will be available in the bank's branches through Bankers Insurance in 2001. The Company believes that through its extensive network of bank branches and its thousands of customer relationships, it will be in a position to market significant volumes of insurance, particularly property and casualty insurance for homes and automobiles. The Company's entry into the insurance business is designed to provide new sources of fee revenue and further solidify the financial relationship between the Company and its present customers. The four agencies now owned by Bankers Insurance include Blue Ridge Insurance Group, located in Wytheville and Pulaski, Virginia, and Sparta, North Carolina; Insurance Partners of Virginia, located in Staunton, Front Royal, Harrisonburg, Stuarts Draft, Waynesboro, and Charlottesville, Virginia; Welton, Duke & Hawks, Inc., located in Portsmouth and Lexington, Virginia; and Washington, Chichester & Clarke, located in Fredericksburg, Virginia.

RECENT LEGISLATION
GRAMM-LEACH-BLILEY FINANCIAL SERVICES MODERNIZATION ACT

The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "Act") is the most significant financial services legislation in 60 years, and is the culmination of decades of effort to restructure the financial services industry in the United States. The most significant change wrought by the act is to allow affiliations among banks, securities firms and insurance companies. The "Act" is complex and far-reaching


"The benefit of doing business with First Community Bank is you know you're not getting lost in the corporate world. They really take the time to work with you and give you the best service they can."
================================================================================
Profile--Silver Development Company

Silver Development Company, established in 1947, has grown into one of Virginia's most successful real estate development companies. Unlike many other developers in the area, Silver Development Company has remained committed to the Fredericksburg community.

The relationship between First Community Bank and Silver Development Company began when the bank participated in one of their developments. "The benefit of doing business with First Community Bank is you know you're not getting lost in the corporate world. They really take the time to work with you and give you the best service they can."


                       [PHOTO Edward O. Minniear, Jr., President and Tony Sala,
     Executive Vice President   Silver Development Company o Fredericksburg, VA]

OverdraftHonor  Hourly Rate CD  Silverline Mac Card


and deals with a multitude of additional banking, insurance and financial services issues, and is intended to modernize the nation's financial services industry. The following discussion is a brief overview of some of the points of interest that have an impact on the Company and is not intended to represent the entirety of the "Act."

Among other things, the "Act" is designed to allow greater savings to consumers by increasing competition and reforming the Federal Home Loan Bank System by providing a source of funds for community banks to make loans to small businesses and farmers.

The "Act" repeals two sections of the Glass-Steagall Act, which restrict banks and their affiliates from being affiliated with companies engaged in the business of underwriting and dealing in securities. The "Act" authorizes financial holding companies (FHC) and FHC affiliates to engage in activities that are "financial in nature or incidental to financial in nature," or activities that are "complementary to financial activities." In addition, the "Act" blesses as "financial in nature" the acquisition of interest in and control of any company, "whether financial or not," through securities underwriting, merchant banking, or insurance company investments. In the case of securities affiliates, the investment must be part of a bona fide underwriting or merchant or investment banking activity, including investment activities engaged in for the purpose of appreciation and ultimate resale or disposition of the investment. In the case of insurance companies, the portfolio investment must be made in the ordinary course of business of the insurance company in accordance with relevant state law governing such investments. The "Act" authorizes the Federal Reserve Board to determine, for bank holding company affiliates, what activities are financial in nature or incidental to financial in nature or complementary to a financial activity.

The legislation also amends the Community Reinvestment Act (CRA) to provide that an election of a bank holding company to become a FHC will not be effective if any of the holding company's subsidiary insured depository institutions has received a less than "satisfactory" rating in its most recent Community Reinvestment Act examination. In addition, the "Act" amends the Bank Holding Company Act to require the appropriate Federal banking agency to prohibit an FHC or insured depository institution from commencing any new activities or acquiring companies engaged in expanded activities "financial in nature" (other than merchant banking or insurance portfolio investment activities), if any insured depository institution affiliate has failed to receive in its last examination at least a "satisfactory" CRA rating. Certain activities of new FHC's have been grandfathered to allow companies that previously engaged in non-financial activities to do so.

Title II of the "Act" amends the federal securities laws to provide for functional regulation of bank securities activities. Title III of the "Act" deals with insurance issues and is divided into four subparts: State Regulation of Insurance, Redomestication of Mutual Insurers, National Association of Registered Agents and Brokers, and Rental Car Agency Insurance Activities.

The privacy provisions encompassed under Title IV of the "Act" govern the activities of "financial institutions," which include banks, savings associations, credit unions, broker-dealers, investment companies, investment advisers and insurance companies.

FAIR DISCLOSURE RULES UNDER REGULATION FD

On October 23, 2000, a new set of rules went into effect that has wide-ranging impact on how public companies share information with investors. Known as "Regulation FD" (for "Fair Disclosure"), the rule ends a practice known as "selective disclosure" that many companies used in the past to provide information to Wall Street and investment professionals before making it available to the general public.

Money Market  Easy Checking  XPress PC Banking


Regulation FD represents the SEC's first attempt at direct regulation of informal communications between public companies and investment professionals.

In an attempt to comply with Regulation FD, companies are reconsidering the information and the dissemination methods they use to provide such information to analysts and the investment public. No longer can a company have a conversation with an analyst and provide any information that is not available to the general public. The new regulations cover a wide range of information including topics addressing earnings to business development issues concerning new products and delivery methods. Additionally, the new rules create the need for tighter control over material non public information by placing greater liability on all Company representatives who have access to this information, including directors, officers, employees and others with access to material nonpublic information. Additionally, areas addressed by Regulation FD include but are not limited to issues addressing the timing of information dissemination, Securities Act and liability issues and the timing of information. The requirements of this new regulation are very detailed and complex and are not presented as a part of this discussion in their entirety.

The long-term effect of fair disclosure is likely to be beneficial to individual investors, regardless of what happens in the short term as companies and analysts determine how to best comply with the new rules. However, at the crux of the disclosure rules is the underlying theme that the investment public should be on an even and fair playing field when any material and non public information is disclosed.


Future Expansions

PHOTO                         PHOTO
Athens Branch                 Ingleside Road Branch
Athens, WV                    Princeton, WV

"In the second quarter of 2001, we expect to break ground on a new branch facility to replace our existing Pine Plaza branch in Princeton, West Virginia, which will no longer accommodate the retail traffic for that service location. We also plan the addition of an Athens, West Virginia branch to serve current and future customers in that area. This is an area that has previously been serviced primarily by our Princeton offices."


                                                                 -John M. Mendez
                                                               President and CEO
                                                First Community Bancshares, Inc.

Consolidated Financial Statements


CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets ........................................  26
Consolidated Statements of Income ..................................  27
Consolidated Statements of Cash Flow ...............................  28
Consolidated Statements of Stockholders' Equity ....................  29
Notes to Consolidated Financial Statements .........................  30
Report of Independent Auditors .....................................  48
Report of Management's Responsibilities ............................  49

Consolidated Financial Statements


                                                                                                DECEMBER 31,
CONSOLIDATED BALANCE SHEETS                                                           -------------------------------
(Amounts in Thousands, Except Share Data)                                                 2000                 1999
---------------------------------------------------------------------------------------------------------------------
                                                ASSETS
Cash and due from banks ....................................................          $   38,457           $   36,400
Interest-bearing balances-FHLB .............................................              11,786                1,391
Federal funds sold .........................................................                  --                    6
Securities available for sale (amortized cost of $210,126, 2000;
    $221,226, 1999 .........................................................             207,562              212,105
Investment securities held to maturity:
    U.S. Treasury securities ...............................................                  --                  100
    U.S. Government agencies and corporations ..............................               2,103                3,663
    State and political subdivisions .......................................              72,264               73,640
    Other securities .......................................................               1,369                1,365
                                                                                      -------------------------------
       Total investment securities held to maturity (estimated market value,
             $78,030, 2000; $78,917, 1999) .................................              75,736               78,768
Total loans, net of unearned income ........................................             822,826              704,096
    Less allowance for loan losses .........................................              12,303               11,900
                                                                                      -------------------------------
Net loans ..................................................................             810,523              692,196
Premises and equipment .....................................................              18,786               18,630
Other real estate owned ....................................................               2,406                1,950
Interest receivable ........................................................               9,261                8,090
Other assets ...............................................................              19,299               15,178
Intangible assets ..........................................................              24,201               23,448
                                                                                      -------------------------------
          TOTAL ASSETS .....................................................          $1,218,017           $1,088,162
                                                                                      -------------------------------
                                             LIABILITIES
Deposits:
    Demand .................................................................          $  128,584           $  115,288
    Interest-bearing demand ................................................             137,763              133,073
    Savings ................................................................             131,039              138,107
    Time ...................................................................             502,517              446,790
                                                                                      -------------------------------
       Total deposits ......................................................             899,903              833,258
Interest, taxes and other liabilities ......................................              13,238               13,436
Federal funds purchased ....................................................                  --               86,700
Securities sold under agreements to repurchase .............................              46,179               41,062
FHLB borrowings and other indebtedness .....................................             138,015               10,218
                                                                                      -------------------------------
       TOTAL LIABILITIES ...................................................           1,097,335              984,674
                                                                                      -------------------------------
                                        STOCKHOLDERS' EQUITY
Common stock, $1 par value; 15,000,000 and 10,000,000 shares authorized in 2000 and 1999, respectively; 9,052,113 shares issued in 2000 and 8,991,586 in 1999; 9,040,370 and
    8,726,836 shares outstanding in 2000 and 1999, respectively ............               9,052                8,992
Additional paid-in capital .................................................              35,273               34,264
Retained earnings ..........................................................              78,097               69,372
Treasury stock, at cost ....................................................                (202)              (2,945)
Unallocated ESOP shares ....................................................                  --                 (722)
Accumulated other comprehensive (loss) .....................................              (1,538)              (5,473)
                                                                                      -------------------------------
       TOTAL STOCKHOLDERS' EQUITY ..........................................             120,682              103,488
                                                                                      -------------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................          $1,218,017           $1,088,162
                                                                                      ===============================

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements

                                                                                             YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENTS OF INCOME                                               --------------------------------------------------
(Amounts in Thousands, Except Share and Per Share Data)                             2000                1999                1998
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans .............................................        $   68,413          $   58,036          $   62,323
Interest on securities available for sale ..............................            12,831              13,217               9,060
Interest on investment securities:
    U.S. Treasury securities ...........................................                 3                  41                 117
    U.S. Government agencies and corporations ..........................               202                 269               1,034
    States and political subdivisions, tax exempt ......................             3,973               3,940               3,989
    Other securities ...................................................               109                 104                  90
Interest and federal funds sold ........................................                20                 403               1,594
Interest on deposits in banks ..........................................               407                 482               3,006
                                                                                --------------------------------------------------
       TOTAL INTEREST INCOME ...........................................            85,958              76,492              81,213
                                                                                --------------------------------------------------

INTEREST EXPENSE
Interest on deposits ...................................................            30,718              29,137              34,374
Interest on short-term borrowings ......................................             8,045               2,332               2,295
Interest on other indebtedness .........................................               616                 781               1,459
                                                                                --------------------------------------------------
       TOTAL INTEREST EXPENSE ..........................................            39,379              32,250              38,128
                                                                                --------------------------------------------------
       NET INTEREST INCOME .............................................            46,579              44,242              43,085
Provision for loan losses ..............................................             3,986               2,893               6,250
                                                                                --------------------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .............            42,593              41,349              36,835
                                                                                --------------------------------------------------

NONINTEREST INCOME
Fiduciary income .......................................................             1,804               2,092               1,682
Service charges on deposit accounts ....................................             4,007               3,640               3,746
Other service charges, commissions and fees ............................             1,361               1,095               2,935
Mortgage banking income ................................................             4,651               1,204                  --
Net securities gains ...................................................                 1                  --                  25
Other operating income .................................................               668               2,701               1,732
Pension termination gain ...............................................                --                  --               1,062
                                                                                --------------------------------------------------
       TOTAL NONINTEREST INCOME ........................................            12,492              10,732              11,182
                                                                                --------------------------------------------------

NONINTEREST EXPENSE
Salaries and employee benefits .........................................            16,046              13,132              12,242
Occupancy expense of bank premises .....................................             2,482               2,128               1,943
Furniture and equipment expense ........................................             1,698               1,743               1,965
Amortization of intangible assets ......................................             2,154               2,049               2,061
Other operating expense ................................................             8,588               8,405              10,541
                                                                                --------------------------------------------------
       TOTAL NONINTEREST EXPENSE .......................................            30,968              27,457              28,752
                                                                                --------------------------------------------------
Income before income taxes .............................................            24,117              24,624              19,265
Income tax expense .....................................................             7,054               7,772               6,164
                                                                                --------------------------------------------------
       NET INCOME ......................................................        $   17,063          $   16,852          $   13,101
                                                                                --------------------------------------------------
WEIGHTED AVERAGE BASIC AND DILUTED SHARES OUTSTANDING ..................         8,733,834           8,766,209           8,800,546
                                                                                --------------------------------------------------
BASIC AND DILUTED EARNINGS PER COMMON SHARE ............................        $     1.95          $     1.92          $     1.49
                                                                                ==================================================

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements

                                                                                             YEARS ENDED DECEMBER 31,
CONSOLIDATED STATEMENTS OF CASH FLOW                                              ----------------------------------------------
(Amounts in Thousands)                                                               2000             1999                1998
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income ..................................................................     $  17,063        $  16,852           $  13,101
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses ...............................................         3,986            2,893               6,250
    Depreciation of premises and equipment ..................................         1,396            1,413               1,514
    Amortization of intangibles assets ......................................         2,156            2,020               1,915
    Net investment amortization and accretion ...............................           233              483                  32
    Net gain on the sale of assets ..........................................        (2,517)            (832)             (1,375)
    Mortgage loans originated for sale ......................................      (106,169)              --                  --
    Proceeds from sale of mortgage loans ....................................       100,148               --                  --
    (Increase) decrease in interest receivable ..............................          (861)          (1,060)                658
    Decrease (increase) in other assets .....................................         8,455           (3,668)              2,958
    Increase (decrease) in other liabilities ................................            66             (754)             (1,033)
    Other, net ..............................................................          (296)              80                  88
                                                                                  ----------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES ............................        23,660           17,427              24,108
                                                                                  ----------------------------------------------

INVESTING ACTIVITIES
Cash flows from investing activities:
Proceeds from sales of securities available for sale ........................         2,163            8,203                  --
Proceeds from maturities and calls of securities available for sale .........        17,849           30,881             100,920
Proceeds from maturities and calls of investment securities .................         3,016            5,278              25,488
Proceeds from sale of credit card loans .....................................            --               --              15,590
Purchase of securities available for sale ...................................        (4,591)         (69,611)           (132,381)
Purchase of investment securities ...........................................            --               --                (300)
Net (increase) decrease in loans made to customers ..........................       (66,918)         (87,986)             37,664
Purchase of bank-owned life insurance .......................................        (4,100)              --                  --
Cash provided by (used in) branch acquisitions, net of cash received ........         3,065           (1,417)                 --
Purchase of premises and equipment ..........................................        (1,019)          (2,222)               (726)
Proceeds from sale of equipment .............................................           466               82                 287
                                                                                  ----------------------------------------------
       NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES ..................       (50,069)        (116,792)             46,542
                                                                                  ----------------------------------------------

FINANCING ACTIVITIES
Cash flows from financing activities:
Net (decrease) increase in demand and savings deposits ......................        (7,755)         (23,154)             28,556
Net increase (decrease) in time deposits ....................................        22,731          (19,579)             (6,351)
Net increase (decrease) in short-term debt ..................................        35,126           80,082              (7,376)
Repayment of long-term debt .................................................           (39)          (7,993)             (7,768)
Proceeds from long-term borrowings ..........................................            --               --               1,500
Acquisition of treasury stock ...............................................        (2,870)          (1,542)             (1,796)
Cash paid in lieu of fractional shares ......................................            --              (18)                (27)
Dividends paid ..............................................................        (8,338)          (7,730)             (7,415)
                                                                                  ----------------------------------------------
       NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES ..................        38,855           20,066                (677)
                                                                                  ----------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents ........................        12,446          (79,299)             69,973
Cash and cash equivalents at beginning of year ..............................        37,797          117,096              47,123
                                                                                  ----------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ....................................     $  50,243        $  37,797           $ 117,096
                                                                                  ==============================================

See Notes to Consolidated Financial Statements.

Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Amounts in Thousands, Except Share and Per Share Information)

                                                                                                           ACCUMULATED
                                                       ADDITIONAL                            UNALLOCATED      OTHER
                                            COMMON       PAID-IN     RETAINED     TREASURY      ESOP       COMPREHENSIVE
                                             STOCK       CAPITAL     EARNINGS       STOCK       SHARES     INCOME (LOSS)   TOTAL
                                           ---------   ----------    ---------    ---------  -----------   ------------- ---------
BALANCE, DECEMBER 31, 1997 .............   $   8,992    $  34,306    $  54,564    $  (1,271)   $      --    $   1,251    $  97,842
Comprehensive income:
Net income .............................          --           --       13,101           --           --           --       13,101
    Other comprehensive income
       Unrealized holding losses on
          securities available for sale,
          net of tax ...................          --           --           --           --           --          (11)         (11)
       Less reclassification adjustment
          for gains realized in net
          income, net of tax ...........          --           --           --           --           --           (2)          (2)
                                                                     ---------                              ---------    ---------
       Comprehensive income ............          --           --       13,101           --           --          (13)      13,088
Common dividends declared
    ($.84 per share) ...................          --           --       (7,415)          --           --           --       (7,415)
Purchase 55,914 ESOP shares at a
    weighted cost of $29.76 per share ..          --           --           --           --       (1,664)          --       (1,664)
Purchase 5,156 treasury shares at
    $25.50 per share ...................          --           --           --         (132)          --           --         (132)
                                           ---------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1998 ..............       8,992       34,306       60,250       (1,403)      (1,664)       1,238      101,719
Comprehensive income:
Net income .............................          --           --       16,852           --           --           --       16,852
    Other comprehensive income
       Unrealized holding losses on
          securities available for sale,
          net of tax ...................          --           --           --           --           --       (6,711)      (6,711)
                                                                     ---------                              ---------    ---------
       Comprehensive income ............          --           --       16,852           --           --       (6,711)      10,141
Common dividends declared
    ($.88 per share) ...................          --           --       (7,730)          --           --           --       (7,730)
Purchase 71,589 treasury shares at
    $21.54 per share ...................          --           --           --       (1,542)          --           --       (1,542)
Allocation of ESOP shares ..............          --          (42)          --           --          942           --          900
                                           ---------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1999 ..............       8,992       34,264       69,372       (2,945)        (722)      (5,473)     103,488
Comprehensive income:
Net income .............................          --           --       17,063           --           --           --       17,063
    Other comprehensive income
       Unrealized holding losses on
          securities available for sale,
          net of tax ...................          --           --           --           --           --        3,935        3,935
                                                                     ---------                              ---------    ---------
       Comprehensive income ............          --           --       17,063           --           --        3,935       20,998
Common dividends declared
    ($.95 per share) ...................          --           --       (8,338)          --           --           --       (8,338)
Retirement of treasury shares ..........        (374)      (5,238)          --        5,612           --           --           --
Issuance of common stock ...............         434        6,343           --           --           --           --        6,777
Purchase 145,682 treasury shares at
    $19.70 per share ...................          --           --           --       (2,869)          --           --       (2,869)
Allocation of ESOP shares ..............          --          (96)          --           --          722           --          626
                                           ---------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2000 ..............       9,052       35,273       78,097         (202)          --       (1,538)     120,682
                                           =========    =========    =========    =========    =========    =========    =========

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accounting and reporting policies of First Community Bancshares, Inc. and subsidiary (First Community or the Company) conform to accounting principles generally accepted in the United States and to predominant practices within the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets. Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Community and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND COMPENSATING BALANCES

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing balances available for immediate withdrawal. Interest and income taxes paid were as follows:

                                          2000          1999          1998
---------------------------------------------------------------------------
                                               (Amounts in Thousands)
Interest                                 $37,526       $33,175      $38,267
Income taxes                               7,206         8,195        6,744

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

INVESTMENT SECURITIES HELD TO MATURITY

Investments in debt securities which management has the ability and intent to hold to maturity are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities. Gain or loss on the call or maturity of investment securities, if any, is on the specific identification method. At December 31, 2000 and 1999, no securities were held for trading purposes and no trading account was maintained.

RESERVE FOR LOAN LOSSES

The reserve for loan losses is available to absorb losses inherent in the portfolio. The allowance is increased by provisions charged to operations and reduced by losses, net of recoveries. The amount charged to operations is based on several factors including: (1) analytical reviews of significant commercial and commercial real estate loans and loan loss experience in relationship to outstanding loans to determine an adequate reserve for loan losses required for outstanding loans; (2) a continuing review of loans evaluated by the loan review process as less than satisfactory, all nonperforming loans and overall portfolio quality; (3) regular examinations and appraisals of the loan portfolio conducted by federal and state supervisory authorities; and (4) management's judgment with respect to current and expected economic conditions, the level of delinquencies and nonaccrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, and any concentration of credit in certain industries or geographic areas.

The reserve for loan losses related to impaired loans is based upon the discounted cash flows or fair value of collateral when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. The impairment status of all loans designated as non-accrual or which have been classified as "substandard" or "doubtful" is evaluated through the Company's loan review process. Certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans, are evaluated for impairment on an aggregate basis in accordance with the Company's policy.

Notes to Consolidated Financial Statements


PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation of both buildings and improvements as well as for equipment is computed on the straight-line method over estimated useful lives. Maintenance and repairs are charged to current operations while betterments are capitalized. Disposition gains and losses are reflected in current operations. Long-lived assets to be held and those to be disposed of and certain intangibles are regularly evaluated for impairment.

INCOME RECOGNITION

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

OTHER REAL ESTATE OWNED

Other real estate owned and acquired through foreclosure is stated at the lower of cost or fair market value less estimated costs to sell. Losses arising from the acquisition of such properties are charged against the reserve for possible loan losses. Expenses incurred in connection with operating the properties, subsequent write-downs and gains or losses upon sale are included in other non interest income and expense.

UNALLOCATED ESOP SHARES

The cost of unallocated employee stock ownership plan shares is included as a component of stockholders' equity. The plan shares are allocated to participant accounts over a period not to exceed seven years based upon relative employee compensation.

STOCK OPTIONS

The Company has a stock option plan for certain executives accounted for under the intrinsic value method. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

INTANGIBLE ASSETS

The excess of cost over amounts attributable to identified tangible and intangible assets at dates of acquisition is recorded as goodwill and is being amortized to operations over a period of 15 to 20 years using the straight-line method. The unamortized balance of goodwill was $23,794,000 and $22,913,000 at December 31, 2000 and 1999, respectively. A portion of the cost of purchased subsidiaries has been allocated to values associated with the future earnings potential of acquired deposits and is being amortized over the estimated lives of the deposits, ranging from seven to ten years. The unamortized balance of identified intangibles associated with acquired deposits was $407,000 and $535,000 at December 31, 2000 and 1999, respectively.

INCOME TAXES

Deferred income taxes, which are included in other assets, are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The components of other comprehensive income have been computed using a 40% effective tax rate.

EARNINGS PER SHARE

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average shares outstanding increased by the dilutive effect of stock options. Stock options had no effect on average shares outstanding for purposes of computing diluted earnings per share for 2000, 1999, and 1998.

Notes to Consolidated Financial Statements


RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending upon the nature of the hedge, changes in the fair value of derivatives are either offset against the changes in the fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company adopted Statement 133 on January 1, 2001. Because of the limited use of derivatives, adoption did not have a material impact on the Company's financial statements. However, increased use of derivatives is anticipated within UFM as the wholesale mortgage line of business is fully established. The wholesale mortgage pipeline of loans will be hedged to circumvent unusual fluctuations in the cash flows derived upon settlement of the loans with the secondary market purchasers and consequently to achieve a desired margin upon delivery. Hedge transactions will be used as a management tool to mitigate risk and not for trading purposes.

NOTE 2.  MERGER AND ACQUISITIONS

On October 31, 2000, First Community Bank, N.A. ("FCBNA"), the Company's wholly-owned banking subsidiary, acquired 100% of the common stock of Citizens Southern Bank, Inc. ("Citizens"), headquartered in Beckley, West Virginia. Citizens, a state-chartered bank when acquired, had assets of approximately $67.8 million with two Beckley offices. Pursuant to the Agreement, 1.74 shares of the Company's common stock were exchanged for each of Citizens' 250,000 common shares. The excess of the consideration paid over the identifiable tangible and intangible assets of approximately $3.3 million is being amortized on a straight-line basis over a 20-year period. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations of Citizens are included in the consolidated results from the date of acquisition.

The following unaudited proforma financial information estimates the effect of the Citizens' acquisition as if the transaction had been consummated as of the beginning of 2000 and 1999:

                                                        2000          1999
----------------------------------------------------------------------------
Net interest income ...............................   $48,305        $46,008
Net income ........................................    16,510         16,937
Basic and diluted earnings per common share .......      1.89           1.84

NOTE 3.  SECURITIES AVAILABLE FOR SALE

As of December 31, the amortized cost and market value of securities classified as available for sale are as follows:

                                                                         2000
                                                   -------------------------------------------------
                                                   AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                     COST          GAINS        LOSSES        VALUE
                                                   -------------------------------------------------
U.S. Government agency securities ..............   $135,459        $  194       $(1,496)    $134,157
States and political subdivisions ..............     34,664           565          (581)      34,648
Other securities ...............................     40,003           323        (1,569)      38,757
                                                   -------------------------------------------------
       Total ...................................   $210,126        $1,082       $(3,646)    $207,562
                                                   =================================================

                                                                         1999
                                                   -------------------------------------------------
                                                   Amortized    Unrealized    Unrealized     Market
                                                     Cost          Gains        Losses        Value
                                                   -------------------------------------------------
U.S. Government agency securities ..............   $149,020          $ 73      $ (5,457)    $143,636
States and political subdivisions ..............     35,068           340        (2,053)      33,355
Other securities ...............................     37,138           518        (2,542)      35,114
                                                   -------------------------------------------------
       Total ...................................   $221,226          $931      $(10,052)    $212,105
                                                   =================================================

Securities available for sale with market values of $156,389,000 and $175,911,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

At December 31, 2000, FCBNA owned approximately $6.8 million in stock in the Federal Home Loan Bank of Atlanta, ("FHLB"), which is classified as available for sale. As a condition to membership in the FHLB, the Company's wholly owned banking subsidiary, FCBNA, is required to subscribe to a minimum level of stock.

Notes to Consolidated Financial Statements


The amortized cost and market value of securities available for sale by contractual maturity, at December 31, 2000, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. There were no sales of securities available for sale during 1999 or 2000. Included in the amounts below are U.S. Government Agency Securities that were acquired in the October 31, 2000 acquisition of Citizens Southern Bank, Inc. The book and estimated market values of these securities are $4,095,000 and $4,079,000, respectively.

                                                          U.S.          STATES                                     TAX
                                                       GOVERNMENT         AND                                  EQUIVALENT
                                                       AGENCIES &      POLITICAL        OTHER                   PURCHASE
                                                      CORPORATIONS    SUBDIVISIONS    SECURITIES       TOTAL      YIELD
                                                    ---------------------------------------------------------------------
                                                                               (Amounts in Thousands)
AMORTIZED COST
Maturity:
    Within one year ...............................    $ 10,350        $    --         $    --        $ 10,350     5.41%
    After one year through five years .............      28,119          7,201              --          35,320     6.49%
    After five years through ten years ............      41,811          3,623          28,976          74,410     6.38%
    After ten years ...............................      55,179         23,840          11,027          90,046     6.81%
                                                    ----------------------------------------------------------
       Total amortized cost .......................    $135,459        $34,664         $40,003        $210,126
                                                    ==========================================================
Tax equivalent purchase yield .....................        6.23%          8.17%           6.15%           6.54%
Average maturity (in years) .......................       10.79          11.69           13.55           11.47

MARKET VALUE
Maturity:
    Within one year ...............................    $ 10,299        $     -         $    --        $ 10,299
    After one year through five years .............      27,880          7,346              --          35,226
    After five years through ten years ............      41,493          3,825          27,409          72,727
    After ten years ...............................      54,485         23,477          11,348          89,310
                                                    ----------------------------------------------------------
       Total market value .........................    $134,157        $34,648         $38,757        $207,562
                                                    ==========================================================

NOTE 4.  INVESTMENT SECURITIES

The following table presents amortized cost and approximate market values of investment securities held to maturity at December 31:

                                                         2000
                                     ---------------------------------------------
                                     AMORTIZED   UNREALIZED  UNREALIZED     MARKET
                                       COST        GAINS      LOSSES        VALUE
                                     ---------------------------------------------
                                                (Amounts in Thousands)
U.S. Treasury Securities ...........  $    --     $    --     $    --      $    --
U.S. Government agency securities ..    2,103           5         (14)       2,094
States and political subdivisions ..   72,264       2,298          --       74,562
Other securities                        1,369           6          (1)       1,374
                                     ---------------------------------------------
       Total .......................  $75,736     $ 2,309     $   (15)     $78,030
                                     =============================================

                                                         1999
                                     ---------------------------------------------
                                     Amortized   Unrealized  Unrealized     Market
                                       Cost        Gains      Losses        Value
                                     ---------------------------------------------
                                                (Amounts in Thousands)
U.S. Treasury securities ...........  $   100     $    --     $    --      $   100
U.S. Government agency securities ..    3,663           3         (59)       3,607
States and political subdivisions ..   73,640         810        (613)      73,837
Other securities                        1,365          10          (2)       1,373
                                     ---------------------------------------------
       Total .......................  $78,768     $   823     $  (674)     $78,917
                                     =============================================


Various investment securities classified as held to maturity with an amortized cost of approximately $6,804,000 and $27,050,000, respectively, were pledged at December 31, 2000 and 1999 to secure public deposits and for other purposes required by law.

Notes to Consolidated Financial Statements


The following table presents maturities of investments by type on both an amortized cost and market value basis at December 31, 2000:

                                               U.S.          STATES                                          TAX
                                            GOVERNMENT         AND                                        EQUIVALENT
                                            AGENCIES &      POLITICAL        OTHER                         PURCHASE
                                           CORPORATIONS   SUBDIVISIONS    SECURITIES        TOTAL           YIELD
                                           -------------------------------------------------------------------------
                                                                     (Amounts in Thousands)
AMORTIZED COST
Maturity:
    Within one year ......................    $  411         $   846         $   --         $ 1,257          7.07%
    After one year through five years ....     1,437           8,733          1,069          11,239          7.80%
    After five years through ten years ...       255          31,559            300          32,114          8.53%
    After ten years ......................        --          31,126             --          31,126          8.87%
                                           --------------------------------------------------------
       Total amortized cost ..............     2,103         $72,264         $1,369         $75,736
                                           --------------------------------------------------------
Tax equivalent purchase yield ............      6.50%           8.61%          7.74%           8.54%
Average maturity (in years) ..............      3.37            9.20           3.01            8.92
MARKET VALUE
Maturity:
    Within one year ......................    $  408         $   846         $   --         $ 1,254
    After one year through five years ....     1,426           8,885          1,074          11,385
    After five years through ten years ...       260          32,545            300          33,105
    After ten years ......................        --          32,286             --          32,286
                                           --------------------------------------------------------
       Total market value ................    $2,094         $74,562         $1,374         $78,030
                                           ========================================================

NOTE 5.  LOANS

Loans consist of the following at December 31:

                                                                                 2000            1999
                                                                               -------------------------
                                                                                 (Amounts in Thousands)
Real estate-commercial .....................................................   $222,571         $208,227
Real estate-construction ...................................................     73,087           24,684
Real estate-residential ....................................................    305,302          251,157
Commercial, financial and agricultural .....................................     86,887           92,739
Loans to individuals for household and other consumer expenditures .........    134,330          127,227
All other loans ............................................................        649               62
                                                                               -------------------------
                                                                               $822,826         $704,096
                                                                               =========================


The banking subsidiary of the Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

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

Notes to Consolidated Financial Statements


Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 2000.

Financial instruments whose contract amounts represent credit risk at December 31, 2000, are commitments to extend credit (including availability of lines of credit) - $119.4 million, and standby letters of credit and financial guarantees written - $7.1 million. At December 31, 2000, neither the Company nor its subsidiary have any amounts outstanding representing futures, forward exchange contracts or interest swaps. The Company's mortgage subsidiary is in the process of developing a wholesale loan sales line of business and anticipates using forward purchase commitments of mortgage securities to hedge the cash flow risk anticipated within the pipeline of loans that will be sold to investors.

In the normal course of business, the Company enters into loan commitments for the potential origination of loans for investment purposes. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management's credit evaluation and underwriting guidelines for the particular loan. The total commitments outstanding at December 31, 2000, are summarized as follows:

                                                                                                   2000
                                                                                     ---------------------------------
                                                                                     NOTIONAL
                                                                                      AMOUNT               RATE
                                                                                     ---------------------------------
                                                                              (Amounts in Thousands)
Real estate-commercial (fixed) ....................................................  $  6,200          7.75  -  10.75%
Real estate-commercial (variable) .................................................    44,686          7.50  -  12.00%
Real estate-construction (fixed) ..................................................    21,224          8.00  -  10.75%
Real estate-construction (variable) ...............................................    12,080          6.13  -  10.50%
Real estate-residential (fixed) ...................................................     2,488          7.16  -  11.00%
Real estate-residential (variable) ................................................     8,193          7.45  -  18.00%
Commercial, financial, agricultural (fixed) .......................................    12,311          5.60  -  18.00%
Commercial, financial, agricultural (variable) ....................................    14,181          5.54  -  12.50%
Loans to individuals for household and other consumer expenditures (fixed) ........     4,266          4.15  -  18.00%
Loans to individuals for household and other consumer expenditures (variable) .....       916          7.13  -  18.00%
                                                                                     --------
       Total ......................................................................  $126,545
                                                                                     ========

Management reviews the loan portfolio regularly for concentrations of credit risk. Analysis of potential risk from concentrations includes specific industries and geographic location. Lending activities over the last several years have increased the Company's exposure to commercial real estate projects, exceeding 25% of capital. These projects represent several different sectors of the commercial real estate market, including residential land development, apartment building operators, commercial real estate lessors, and hotel/motel developers. Management believes that concentration risk from these loans is minimal. Individual projects have been thoroughly underwritten and the majority of the loans have maturities of five years or less. The projects are geographically diverse and are generally located in economically strong metropolitan markets in Virginia and North Carolina.

A majority of the loans in the current portfolio were made and collateralized in West Virginia and the surrounding Mid-Atlantic area. Although portions of the West Virginia economy are closely related to natural resource production, they are supplemented by service industries. The current economies in the Company's markets are seen as relatively stable and are not seen as highly subject to volatile economic change. The Company's presence in three states, West Virginia, Virginia, and North Carolina, provides additional diversification against geographic concentrations of credit risk.

In the normal course of business, the banking subsidiary of the Company has made loans to directors and executive officers of the Company and its subsidiary. All loans and commitments made to such officers and directors and to companies in which they are officers, or have significant ownership interest, have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate dollar amount of such loans was $10.2 million and $8.8 million at December 31, 2000 and 1999, respectively.

Notes to Consolidated Financial Statements


Note 6.  Reserve for Loan Losses

Activity in the reserve for loan losses was as follows:

                                                             2000       1999      1998
                                                           ----------------------------
                                                              (Amounts in Thousands)
Balance, January 1 ......................................  $11,900    $11,404   $11,406
Recoveries credited to reserve ..........................      902        610       736
Provision for the year charged to operations ............    3,986      2,893     6,250
Acquisition balance .....................................    1,051         --        --
                                                           ----------------------------
                                                            17,839     14,907    18,392
Loans charged-off .......................................   (5,536)    (3,007)   (6,988)
                                                           ----------------------------
Balance, December 31 ....................................  $12,303    $11,900   $11,404
                                                           ============================

The Company consistently applies a monthly review process to continually evaluate loans for changes in credit risk. This process serves as the primary means by which the Company evaluates the adequacy of loan loss allowances. The total loan loss allowance is divided into two categories which apply to i) specifically identified loan relationships which are on non-accrual status, ninety days past due or more and loans with elements of credit weakness and ii) formula reserves.

Specific reserves are targeted to cover loan relationships identified with significant cash flow weakness and for which a collateral deficiency may be present. The reserves established under the specific identification method are judged based upon the borrower's estimated cash flow and projected liquidation value of related collateral.

Formula reserves, based on historical loss experience, are available to cover the homogeneous loans not individually evaluated. The formula reserve is developed and evaluated against loans in general by specific category (commercial, mortgage, and consumer). To determine the amount of reserve needed for each loan category, an estimated loss percentage is developed based upon historical loss percentages. The calculated percentage is used to determine the estimated reserve excluding any relationships specifically identified and individually evaluated. While allocations are made to specific loans and classifications within the various categories of loans, the reserve is available for all loan losses.

The following table presents the Company's investment in loans considered to be impaired and related information on those impaired loans:

                                                                                  2000            1999
                                                                                 -----------------------
                                                                                  (Amounts in Thousands)
Recorded investment in loans considered to be impaired ......................... $2,795           $5,851
Loans considered to be impaired that were on a non-accrual basis ...............  2,795            5,851
Allowance for loan losses related to loans considered to be impaired ...........    419            1,297
Average recorded investment in impaired loans ..................................  3,001            5,247
Total interest income recognized on impaired loans ............................. $   15           $  124

During 2000, 1999, and 1998, $2,530,000 $1,667,000 and $3,588,000 of assets were acquired through foreclosure and transferred to real estate owned.

NOTE 7.  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                                                                   2000          1999
                                                                                 ----------------------
                                                                                 (Amounts in Thousands)
Land ...........................................................................  $ 5,807       $ 5,553
Bank premises ..................................................................   20,703        21,302
Equipment ......................................................................   15,199        13,690
                                                                                 ----------------------
                                                                                   41,709        40,545
Less: accumulated depreciation and amortization ................................   22,923        21,915
                                                                                 ----------------------
       Total ...................................................................  $18,786       $18,630
                                                                                 ======================

Notes to Consolidated Financial Statements


NOTE 8.  OTHER INDEBTEDNESS

Other indebtedness includes structured term borrowings from the FHLB of $125,000,000 in the form of convertible and callable advances. If called, the debt may be paid in full, converted to another FHLB credit product or converted to an adjustable rate advance. Contractual maturities are $25,000,000 in 2002 and $100,000,000 in 2010. The weighted average rate for this debt is 5.98%.

The Company's banking subsidiary is a member of the FHLB which provides credit in the form of short-term and long-term advances collateralized by various mortgage assets. At December 31, 2000, credit availability with the FHLB totaled $107.9 million. Advances from the FHLB are secured by stock in the FHLB of Atlanta, qualifying first mortgage loans, mortgage-backed securities and certain other investment securities. The FHLB advances are subject to restrictions or penalties in the event of prepayment.

Other indebtedness consists of correspondent bank debt of $10,000,000 as of December 31, 2000 and 1999. The correspondent bank debt has a weighted average interest rate of 6.01% and $8,000,000 matures in 2003, while $2,000,000 matures in 2008. Other various debt obligations of the Company approximated $3,015,000 at December 31, 2000 and $218,000 at December 31, 1999.

NOTE 9.  DEPOSITS

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

                                                            (IN THOUSANDS)
                                                            --------------
2001 ........................................................  $378,738
2002 ........................................................    85,700
2003 ........................................................    19,577
2004 ........................................................     4,011
2005 and thereafter .........................................    14,491
                                                              ----------
                                                               $502,517
                                                              ==========

Time deposits, including Certificates of Deposit issued in denominations of $100,000 or more, amounted to $136.6 million and $110.8 million at December 31, 2000 and 1999, respectively. Interest expense on these certificates was $6.5 million, $5.4 million, and $6.5 million for 2000, 1999, and 1998, respectively.

NOTE 10.  INCOME TAXES

                                                                           YEARS ENDED DECEMBER 31,
                                                                      ---------------------------------
                                                                       2000          1999         1998
                                                                      ---------------------------------
                                                                            (Amounts in Thousands)
INCOME TAXES ARE AS FOLLOWS:
    Income exclusive of securities gains ...........................  $7,053       $7,772        $6,154
    Net securities gains ...........................................       1           --            10
                                                                      ---------------------------------
                                                                      $7,054       $7,772        $6,164
                                                                      =================================

                                                                           YEARS ENDED DECEMBER 31,
                                                                      ---------------------------------
                                                                       2000          1999         1998
                                                                      ---------------------------------
                                                                            (Amounts in Thousands)
INCOME TAXES PROVISIONS CONSISTS OF:
    Current tax expense ............................................  $7,150       $8,324        $6,605
    Deferred tax expense (benefit) ..................................    (96)        (552)         (441)
                                                                      ---------------------------------
                                                                      $7,054       $7,772        $6,164
                                                                      =================================

Notes to Consolidated Financial Statements


The tax effects of significant items comprising the Company's net deferred tax assets as of December 31, 2000 and 1999 are as follows:

                                                                        2000            1999
                                                                       -----------------------
                                                                        (Amounts in Thousands)
DEFERRED TAX ASSETS:
    Reserve for loan losses .........................................  $4,834           $4,659
    Unrealized asset losses .........................................     161              243
    Deferred compensation ...........................................     908            1,050
    Deferred insurance premiums .....................................     253              326
    Intangible assets ...............................................     389               --
    Unrealized loss on securities available for sale ................   1,025            3,628
                                                                       -----------------------
       Total deferred tax assets ....................................   7,570            9,906
DEFERRED TAX LIABILITIES:
    Purchase accounting adjustments .................................   1,359            1,384
    Premises and equipment ..........................................     287              311
    Gain on pension termination .....................................      --              282
    Other ...........................................................   1,055              553
                                                                       -----------------------
    Total deferred tax liabilities ..................................   2,701            2,530
                                                                       -----------------------
       Net deferred tax assets ......................................  $4,869           $7,376
                                                                       =======================

The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                                      2000         1999         1998
                                                                    ----------------------------------
Tax at statutory rate .............................................. 35.00%       35.00%        35.00%
(Reductions) increase resulting from:
    Tax-exempt interest on investment securities and loans ......... (8.40)%      (7.90)%       (9.60)%
    State income taxes, net of federal benefit .....................  0.80%        0.90%         1.30%
    Amortization of nondeductible expenses .........................  1.90%        1.80%         2.30%
    Other, net .....................................................    --%        1.80%         3.00%
                                                                    ----------------------------------
Effective tax rate ................................................. 29.30%       31.60%        32.00%
                                                                    ==================================

NOTE 11.  EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains an Employee Stock Ownership and Savings Plan ("KSOP"). Coverage under the plan is provided to all employees meeting minimum eligibility requirements. Annual contributions to the stock portion of the plan are made at the discretion of the Board of Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense recognized by the Company related to the Employee Stock Ownership Plan was $992,000, $918,000 and $947,000 in 2000, 1999 and 1998, respectively.

EMPLOYEE SAVINGS PLAN

The Company provides a 401(k) Savings feature within the KSOP that is available to substantially all employees meeting minimum eligibility requirements. The cost of Company contributions under the Savings Plan component of the KSOP was $66,000, $149,000, and $99,000 in 2000, 1999 and 1998, respectively. The
Company's matching contributions are at the discretion of the Board up to 50% of elective deferrals of no more than 6% of compensation. The Company's matching rate was 25% for 2000, 1999 and 1998.

Notes to Consolidated Financial Statements


EMPLOYEE WELFARE PLAN

The Company provides various medical, dental, vision, life, accidental death and dismemberment and long-term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long-term disability coverage is automatic).

During 1998, the Company formed the First Community Bancshares Employee Insurance Plan and Trust, a partially self-funded medical, dental, vision, and prescription welfare plan. The health plan is managed by a third party administrator ("TPA"). Monthly employer and employee contributions are made to the trust, against which the TPA processes and pays claims. Stop loss insurance coverage limits the Company's funding requirements and risk of loss to $50,000 and $1,699,000 for individual and aggregate claims, respectively. Expense for the plan in 2000, 1999 and 1998 approximated $1,079,000, $935,000 and $871,000.

DEFERRED COMPENSATION PLAN

The banking subsidiary of the Company has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing at retirement or death. The balance sheet liability at December 31, 2000 was approximately $793,000. The expenses associated with this plan for 2000, 1999 and 1998 were $138,000, $76,000 and $(11,000), respectively.
As a result of an actuarial adjustment to the life expectancies and the discount rate used in computing the present value of the future benefits, the 1998 cost reflected a reduction in total benefit cost resulting in a net credit of $11,000.

EXECUTIVE RETENTION PLAN

The Company maintains an Executive Retention Plan for key members of senior management. This Plan provides for a benefit at normal retirement (age 65) targeted at 15% of final compensation projected at an assumed 3% salary progression rate. Benefits under the Plan become payable at age 62. Actual benefits payable under the Retention Plan are dependent on an indexed retirement benefit formula which accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company.

The Company funded the contracts during the first quarter of 2000 through the purchase of bank-owned life insurance "BOLI," which is anticipated to fully fund the projected benefit payout after retirement. The total amount invested in BOLI during 2000 and the corresponding cash surrender value at December 31, 2000 was $4.1 million and $4.3 million, respectively. Additionally, the associated obligation expense required and the corresponding life insurance increase due to the appreciation in the policy were $193,000 and $184,000, respectively.

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

The Retention Plan also contains provisions for change of control, as defined, which allow the executives to retain benefits under the Plan in the event of a termination of service other than for cause during the twelve months prior to a change in control or anytime thereafter, unless one of the executives voluntarily terminates his employment within 90 days following the change in control.

Because the Retention Plan was designed to retain the future services of key executives, no benefits are payable under the Plan in the event of voluntary termination prior to retirement age of 62.

STOCK OPTION PLAN

In 1999, the Company instituted a Stock Option Plan to encourage and facilitate investment in the common stock of the Company by key executives and to assist in the long-term retention of service by those executives. The Plan covers key executives as determined by the Company's Board of Directors from time to time. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 275,000 shares. Total options authorized under the Plan during 1999 represent the rights to acquire 272,578 shares with deemed grant dates of January 1 for each year 1999 through 2003. All stock options granted pursuant to the Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value (as defined by the Plan) of the Company's common stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the Plan are exercisable for a period of five years after the date of the grantee's retirement (provided retirement occurs at or after age
62), and at disability, or death. If employment is terminated other than by retirement, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.

Notes to Consolidated Financial Statements


Pro forma disclosure information regarding net income and earnings per share has not been presented herein because the effect of applying the fair value method to the Company's stock-based awards in 2000 and 1999 results in net income and net income per share that are not materially different from amounts reported herein. The fair value of options for the current year was estimated at the date of grant using the Black-Scholes option pricing model under the following assumptions: i) risk-free interest rate of 6.00%; ii) a dividend yield of 5.21%;
iii) volatility factors for the expected market price of the Company's common stock of 26.1%; and iv) a weighted average expected life of the option of 13.74 years.

A summary of the Company's stock option activity, and related information for the years ended December 31, 2000 and 1999 is as follows:

                                                                          2000                             1999
                                                                    ------------------------------------------------------------
                                                                    OPTION      WEIGHTED AVERAGE     Option     Weighted Average
                                                                    SHARES       EXERCISE PRICE      SHARES      Exercise Price
                                                                    ------------------------------------------------------------
Outstanding, beginning of year ...................................   54,516         $24.20           54,516          $24.20
Granted ..........................................................   54,516          19.36               --              --
Exercised ........................................................       --             --               --              --
Forfeited ........................................................   32,258          21.78               --              --
                                                                    ------------------------------------------------------------
Outstanding, end of year .........................................   76,774         $21.78           54,516          $24.20
                                                                    ============================================================
Weighted average fair value of
    options granted during the year ..............................  $  3.27                         $  4.47


The weighted average exercise price for options outstanding as of December 31, 2000 was $21.78; however, no options are currently exercisable. The estimate of the weighted average remaining contractual life of all options is 13.74 years.

DEFINED BENEFIT PENSION PLAN

In October 1996, the Company's non-contributory defined benefit pension plan was terminated and the Company recorded a curtailment gain for the pending termination of the defined benefit pension plan of $1,450,000. Additionally, in the first quarter of 1998, after distributing all participant accrued benefits and paying required excise taxes on the dissolution of the defined benefit plan, an additional $1,062,000 termination gain was recognized. There was no pension cost for 1998 or later years.

NOTE 12.  LITIGATION

In the normal course of business, there are various outstanding commitments and contingent liabilities such as threatened legal action and legal proceedings in which the Company and its subsidiary are defendants.

The most significant matter of litigation against the Company was resolved in October 2000, when the Circuit Court of Mercer County ruled in favor of the Company in a three-year contest by heirs of a benefactor who established a charitable foundation in the bank's Trust and Financial Services Division. The heirs objected to the continuation of the charitable foundation established by the trust customer prior to her death. The bank prevailed in protecting the interest of its client and was also awarded its out-of-pocket costs in its successful defense of the matter. Although an appeal of the court's rulings is possible, both management and the Company's legal counsel believe that even a successful appeal by plaintiffs would be successfully defended and have no material adverse impact on the Company's financial condition.

In the normal course of business, there are various outstanding commitments and contingent liabilities such as threatened legal action and legal proceedings in which the Company and its subsidiary are defendants. In the opinion of management, the resolution of these claims will not have a material effect on the Company's financial position.

NOTE 13.  REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

The primary source of funds for dividends paid by the Company is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision of the regulations requires approval by the Office of the Comptroller of the Currency if dividends declared in any year exceed the year's net income, as defined, plus retained net profit of the two preceding years. At December 31, 2000, subsidiary accumulated earnings available for distribution as dividends to the Company without prior approval were $21.7 million plus earnings for the period up to the dividend date.

Notes to Consolidated Financial Statements


First Community Bancshares, Inc. and First Community Bank, N. A. (collectively referred to as "the Bank") are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, which applies only to the Bank, the bank must meet specific capital guidelines that involve quantitative measures of the entity's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The entity's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Community Bancshares, Inc. and the Bank to maintain minimum amounts and ratios for total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2000, the Company and banking subsidiary met all capital adequacy requirements to which they are subject.

As of December 31, 2000 and 1999, the most recent notifications from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risk-Based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institution's category.

                                                                                 DECEMBER 31, 2000
                                                   -------------------------------------------------------------------------------
                                                                                                                  TO BE WELL
                                                                                    FOR CAPITAL                CAPITALIZED UNDER
                                                                                     ADEQUACY                  PROMPT CORRECTIVE
                                                         ACTUAL                      PURPOSES                  ACTION PROVISIONS
                                                   -------------------------------------------------------------------------------
                                                    AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT         RATIO
                                                   -------------------------------------------------------------------------------
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS
    First Community Bancshares, Inc. ............. $108,535       12.93%      $ 67,162        8.00%       $   N/A          $  N/A
    First Community Bank, N.A ....................   96,717       11.57%        66,858        8.00%        83,573           10.00%
                                                   -------------------------------------------------------------------------------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
    First Community Bancshares, Inc. ............. $ 98,019       11.68%      $ 33,581        4.00%       $   N/A          $  N/A
    First Community Bank, N.A ....................   86,247       10.32%        33,429        4.00%        50,144            6.00%
                                                   -------------------------------------------------------------------------------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE)
    First Community Bancshares, Inc. ............. $ 98,019        8.37%      $ 46,827        4.00%       $   N/A          $  N/A
    First Community Bank, N.A ....................   86,247        7.39%        46,684        4.00%        58,354            5.00%
                                                   ===============================================================================

                                                                               December 31, 1999
                                                   -------------------------------------------------------------------------------
                                                                                                                   To Be Well
                                                                                    For Capital                Capitalized Under
                                                                                     Adequacy                  Prompt Corrective
                                                         Actual                      Purposes                  Action Provisions
                                                   -------------------------------------------------------------------------------
                                                    Amount       Ratio          Amount        Ratio         Amount         Ratio
                                                   -------------------------------------------------------------------------------
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS
    First Community Bancshares, Inc. ............. $94,484       13.22%         $57,182       8.00%        $   N/A       $  N/A
    First Community Bank, N.A. ...................  79,226       11.12%          56,999       8.00%         71,248        10.00%
                                                   -------------------------------------------------------------------------------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
    First Community Bancshares, Inc. ............. $85,513       11.96%         $28,591       4.00%        $   N/A        $ N/A
    First Community Bank, N.A. ...................  70,283        9.86%          28,499       4.00%         42,749         6.00%
                                                   -------------------------------------------------------------------------------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE)
    First Community Bancshares, Inc. ............. $85,513        8.25%         $41,442       4.00%        $   N/A        $ N/A
    First Community Bank, N.A. ...................  70,283        6.80%          41,364       4.00%         51,704         5.00%
                                                   ===============================================================================

Notes to Consolidated Financial Statements


NOTE 14.  OTHER OPERATING EXPENSES

Included in other operating expenses are certain functional costs, the total of which exceeds one percent of combined interest income and non interest income. Following are such costs for the years indicated:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                               2000         1999         1998
                                                                              -------------------------------
                                                                                   (Amounts in Thousands)
Credit card fees paid .......................................................  $ *           $ *       $1,315
Supplies cost ...............................................................    *             *          959

* Cost did not exceed one percent for the reported period.

NOTE 15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practical to estimate the value. Statement No. 107 defines a financial instrument as cash, evidence of ownership in an entity, or a contract that conveys or imposes on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented below. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

                                                                    2000                           1999
                                                          --------------------------------------------------------
                                                           CARRYING                     Carrying
                                                            AMOUNT       FAIR VALUE       Amount        Fair Value
                                                          --------------------------------------------------------
                                                                           (Amounts in Thousands)
Assets:
    Cash and due from banks ............................. $ 50,243        $ 50,243        $ 37,791        $ 37,791
    Securities available for sale .......................  207,562         207,562         212,105         212,105
    Investment securities ...............................   75,736          78,030          78,768          78,917
    Federal funds sold ..................................       --              --               6               6
    Loans (net of reserve for loan losses) ..............  810,523         818,517         692,196         701,020
    Interest receivable .................................    9,261           9,261           8,090           8,090
Liabilities:
    Demand deposits .....................................  128,584         128,584         115,288         115,288
    Interest-bearing demand deposits ....................  137,763         137,763         133,073         133,073
    Savings deposits ....................................  131,039         131,039         138,107         138,107
    Time deposits .......................................  502,517         499,661         446,790         443,611
    Federal funds purchased .............................       --              --          86,700          86,700
    Securities sold under agreements to repurchase ......   46,179          46,179          41,062          41,062
    Interest, taxes and other obligations ...............   13,238          13,238          13,436          13,436
    FHLB and other indebtedness .........................  138,015         142,368          10,218           9,276

Notes to Consolidated Financial Statements


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

LOANS

For all categories of loans, fair value is estimated by discounting the future cash flows using the current rates for similar loans.

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

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL
GUARANTEES

The amount of off balance sheet commitments to extend credit, standby letters of credit, and financial guarantees is considered equal to fair value. Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment.

Notes to Consolidated Financial Statements


NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information related to First Community Bancshares, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, 1999 and 1998 is as follows:

CONDENSED BALANCE SHEETS
----------------------------------------------------------------------------------------
(Amounts in Thousands)
                                                                    DECEMBER 31,
                                                              --------------------------
                                                                2000             1999
                                                              --------------------------
                                     ASSETS
Cash .......................................................  $  8,515          $ 13,421
Investment in subsidiary ...................................   108,722            87,962
Other assets ...............................................     3,746             2,267
                                                              --------------------------
    Total Assets ...........................................  $120,983          $103,650
                                                              ==========================

                                   LIABILITIES
Other liabilities ..........................................  $    301          $    162

                              STOCKHOLDERS' EQUITY
Common stock ...............................................     9,052             8,992
Additional paid-in capital .................................    35,273            34,264
Retained earnings ..........................................    76,559            63,899
Treasury stock .............................................      (202)           (2,945)
Unallocated ESOP shares ....................................        --              (722)
                                                              --------------------------
    Total Stockholders' Equity .............................   120,682           103,488
                                                              --------------------------
    Total Liabilities and Stockholders' Equity .............  $120,983          $103,650
                                                              ==========================

CONDENSED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------
(Amounts in Thousands Except Per Share Data)
                                                                     DECEMBER 31,
                                                      -------------------------------------------
                                                         2000            1999             1998
                                                      -------------------------------------------
Cash dividends received from subsidiary banks ......   $ 7,000          $ 6,500          $ 7,500
Other income .......................................       339              275              112
Operating expense ..................................      (278)            (468)          (1,143)
                                                      -------------------------------------------
                                                         7,061            6,307            6,469
Income tax (expense) benefit .......................       (18)              62              331
Equity in undistributed earnings of subsidiary .....    10,020           10,483            6,301
                                                      -------------------------------------------
Net income .........................................   $17,063          $16,852          $13,101
                                                      -------------------------------------------
Basic and diluted earnings per share ...............   $  1.95          $  1.92          $  1.49
                                                      ===========================================

Notes to Consolidated Financial Statements


CONDENSED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------
(Amounts in Thousands)
                                                                             YEARS ENDING DECEMBER 31,
                                                                    -------------------------------------------
                                                                         2000          1999          1998
                                                                    -------------------------------------------
                      CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ........................................................  $ 17,063         $ 16,852          $13,101
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed earnings of subsidiary ................   (10,020)         (10,483)          (6,301)
    Decrease in other assets ......................................       132              118              271
    Increase (decrease) in other liabilities ......................       138               51             (194)
                                                                    -------------------------------------------
Net cash provided by operating activities .........................     7,313            6,538            6,877
                                                                    -------------------------------------------
                      CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available for sale .........................    (1,038)              --               --
Proceeds from sale of securities available for sale ...............        26               --               --
Proceeds from investment in subsidiary ............................        --           24,719               --
                                                                    -------------------------------------------
Net cash (used in) provided by investing activities ...............    (1,012)          24,719               --
                                                                    -------------------------------------------
                      CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance on long-term debt ..........................        --               --            3,000
Repayment of long-term debt .......................................        --           (9,378)          (2,851)
Acquisition of treasury stock .....................................    (2,869)          (1,542)            (132)
Dividends paid ....................................................    (8,338)          (7,730)          (7,415)
                                                                    -------------------------------------------
Net cash used in financing activities .............................   (11,207)         (18,650)          (7,398)
                                                                    -------------------------------------------
Net (decrease) increase in cash and cash equivalents ..............    (4,906)          12,607             (521)
Cash and cash equivalents at beginning of year ....................    13,421              814            1,335
                                                                    -------------------------------------------
Cash and cash equivalents at end of year ..........................  $  8,515         $ 13,421          $   814
                                                                    ===========================================

Notes to Consolidated Financial Statements


NOTE 17.  SEGMENT INFORMATION

The Company operates two business segments: community banking and mortgage banking. These segments are primarily identified by the products or services offered and the channels through which they are offered. The community banking segment consists of the Company's full-service banks that offer customers traditional banking products and services through various delivery channels. The mortgage banking segment consists of mortgage brokerage facilities that originate, acquire, and sell mortgage products. The accounting policies for each of the business segments are the same as those of the Company described in
Note 1.

Information for 2000 for each of the segments is included below. Information for the mortgage banking segment is not material for years prior to 2000 and the consolidated financial information for 1999 and 1998, as reported, is reflective of the community banking segment.

                                                            COMMUNITY     MORTGAGE
                                                             BANKING       BANKING       PARENT      ELIMINATIONS     TOTAL
                                                           -------------------------------------------------------------------
                                                                                 (Amounts in Thousands)
Net interest income .....................................  $   45,969      $   65       $    339      $     206     $   46,579
Provision for loan losses ...............................       3,986          --             --             --          3,986
                                                           -------------------------------------------------------------------
Net interest income after provision for loan losses .....      41,983          65            339            206         42,593
Other Income ............................................       7,911       4,651             --            (70)        12,492
Other Expenses ..........................................      25,560       4,994            278            136         30,968
                                                           -------------------------------------------------------------------
Income (loss) before income taxes .......................      24,334        (278)            61             --         24,117
Income tax expense (benefit) ............................       7,122         (86)            18             --          7,054
                                                           -------------------------------------------------------------------
Net income ..............................................  $   17,212      $ (192)      $     43      $      --     $   17,063
                                                           -------------------------------------------------------------------
Average Assets ..........................................  $1,124,304      $7,024       $108,153      $(111,782)    $1,127,679
                                                           ===================================================================

Notes to Consolidated Financial Statements


NOTE 18.  SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

Quarterly earnings for the years ended December 31, 2000 and 1999 are as follows:

                                                                                          2000
                                                                   ------------------------------------------------------
                                                                    MARCH 31       JUNE 30       SEPT. 30        DEC. 31
                                                                   ------------------------------------------------------
                                                                      (Amounts in Thousands, Except Per Share Data)
Interest income ..................................................  $20,375        $21,069        $21,632        $22,882
Interest expense .................................................    8,905          9,362         10,032         11,080
                                                                   ------------------------------------------------------
Net interest income ..............................................   11,470         11,707         11,600         11,802
Provision for loan losses ........................................      662          1,218            842          1,264
                                                                   ------------------------------------------------------
Net interest income after provision for possible loan losses .....   10,808         10,489         10,758         10,538
Other income .....................................................    2,764          3,276          3,054          3,398
Other expenses ...................................................    8,176          7,479          7,691          7,622
                                                                   ------------------------------------------------------
Income before income taxes .......................................    5,396          6,286          6,121          6,314
Income taxes .....................................................    1,718          1,957          1,836          1,543
                                                                   ------------------------------------------------------
Net income .......................................................  $ 3,678        $ 4,329        $ 4,285        $ 4,771
                                                                   ======================================================

Per share:
    Basic and diluted earnings ...................................  $  0.42        $  0.50        $  0.50        $  0.53
    Dividends ....................................................  $  0.22        $  0.23        $  0.23        $  0.27
Weighted average basic and diluted shares outstanding ............    8,715          8,666          8,647          8,906

                                                                                                        1999
                                                                   ------------------------------------------------------
                                                                    March 31       June 30        Sept. 30       Dec. 31
                                                                   ------------------------------------------------------
                                                                       (Amounts in Thousands, Except Per Share Data)

Interest income ..................................................  $18,736        $18,896        $19,088        $19,772
Interest expense .................................................    8,404          7,926          7,771          8,149
                                                                   ------------------------------------------------------
Net interest income ..............................................   10,332         10,970         11,317         11,623
Provision for loan losses ........................................      444            391            505          1,553
                                                                   ------------------------------------------------------
Net interest income after provision for possible loan losses .....    9,888         10,579         10,812         10,070
Other income .....................................................    2,138          2,215          1,928          4,451
Other expenses ...................................................    6,450          6,889          6,745          7,373
                                                                   ------------------------------------------------------
Income before income taxes .......................................    5,576          5,905          5,995          7,148
Income taxes .....................................................    1,742          1,787          1,941          2,302
                                                                   ------------------------------------------------------
Net income .......................................................  $ 3,834        $ 4,118        $ 4,054        $ 4,846
                                                                   ======================================================
Per share:
    Basic and diluted earnings ...................................  $  0.44        $  0.47        $  0.46        $  0.55
    Dividends ....................................................  $  0.20        $  0.21        $  0.22        $  0.25
Weighted average basic and diluted shares outstanding ............    8,786          8,777          8,766          8,737

Report of Independent Auditors


REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of First Community Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of First Community Bancshares, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated balance sheet of the Company as of December 31, 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 were audited by other auditors whose report dated January 28, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Community Bancshares, Inc. and subsidiary at December 31, 2000, and the consolidated results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Charleston, West Virginia
January 26, 2001

Report of Management's Responsibilities


REPORT OF MANAGEMENT'S RESPONSIBILITIES

The management of First Community Bancshares, Inc. is responsible for the integrity of its financial statements and their preparation in accordance with accounting principles generally accepted in the United States. To fulfill this responsibility requires the maintenance of a sound accounting system supported by strong internal controls. The Company believes it has a high level of internal control which is maintained by the recruitment and training of qualified personnel, appropriate divisions of responsibility, the development and communication of accounting and other procedures, and comprehensive internal audits.

Our independent auditors (Ernst & Young LLP) are engaged to examine, and render an opinion on, the fairness of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Our independent auditors obtain an understanding of our internal accounting control systems, review selected transactions and carry out other auditing procedures before expressing their opinion on our consolidated financial statements.

The Board of Directors has appointed an Audit Committee, composed of outside directors, that periodically meets with the independent auditors, bank examiners, management and internal auditors to review the work of each. The independent auditors, bank examiners and the Company's internal auditors have free access to meet with the Audit Committee without management's presence.




                                                            /s/ John M. Mendez
                                                                John M. Mendez
                                           President & Chief Executive Officer





                                                         /s/ Kenneth P. Mulkey
                                                             Kenneth P. Mulkey
                                                Acting Chief Financial Officer





                                                      /s/ Robert L. Schumacher
                                                          Robert L. Schumacher
                                                 Senior Vice President-Finance

Board of Directors


BOARD OF DIRECTORS, FIRST COMMUNITY BANCSHARES, INC.

SAM CLARK
Agent, State Farm Insurance

ALLEN T. HAMNER
Professor of Chemistry, West Virginia Wesleyan College; Member
Executive Committee and Audit Committee

JAMES L. HARRISON, SR.
Former President and Chief Executive Officer, First Community Bancshares, Inc.; Former President, First Community Bank, N. A.

B. W. HARVEY
President, Highlands Real Estate Management, Inc.; Member Executive Committee and Audit Committee

I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins, Attorneys-at-Law

JOHN M. MENDEZ
President and Chief Executive Officer, First Community Bancshares, Inc.; Executive Vice President and Secretary, First Community Bank, N. A.

A. A. MODENA
Past Executive Vice President and Secretary, First Community Bancshares, Inc.; Past President & Chief Executive Officer, The Flat Top National Bank of Bluefield; Member Executive Committee

ROBERT E. PERKINSON, JR.
Past Vice President - Operations, MAPCO Coal, Inc. - Virginia Region

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.; Chairman, First Community Bancshares, Inc.; Member Executive Committee and Audit Committee

WILLIAM P. STAFFORD, II
Attorney at Law, Brewster, Morhous & Cameron, PLLC; Member Executive Committee

W. W. TINDER, JR.
Chairman of the Board and Chief Executive Officer, Tinder Enterprises, Inc.; President, Tinco Leasing Corporation (Real Estate Holdings); Member Executive Committee



OFFICERS, FIRST COMMUNITY BANCSHARES, INC.

JOHN M. MENDEZ
President and Chief Executive Officer

ROBERT L. SHUMACHER
Senior Vice President-Finance

ROBERT L. BUZZO
Vice President and Secretary

E. STEPHEN LILLY
Chief Operating Officer

KENNETH P. MULKEY
Acting Chief Financial Officer



BOARD OF DIRECTORS, FIRST COMMUNITY BANK, N. A.

K. A. AMMAR, JR.
President and Chief Executive Officer,
Ammar's Inc. and Magic Mart

DR. JAMES P. BAILEY
Veterinarian, Veterinary Associates, Inc.
Chairman, First Community Bank, N. A.

W. C. BLANKENSHIP, JR.
Agent, State Farm Insurance

D. L. BOWLING, JR.
President, True Energy, Inc.

JUANITA G. BRYAN
Homemaker

ROBERT L. BUZZO
Vice President and Secretary,
First Community Bancshares, Inc.
President, First Community Bank, N.A.

SAM CLARK
Agent, State Farm Insurance

C. WILLIAM DAVIS
Attorney at Law, Richardson & Davis

Board of Directors

ALLEN T. HAMNER, PH.D.
Professor of Chemistry,
West Virginia Wesleyan College

B. W. HARVEY
President, Highlands Real Estate Management, Inc.

I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins,
Attorneys at Law

JOHN M. MENDEZ
President and Chief Executive Officer, First Community Bancshares, Inc.; Executive Vice President and Secretary, First Community Bank, N. A.

A. A. MODENA
Past Executive Vice President and Secretary,
First Community Bancshares, Inc.;
Past President and Chief Executive Officer,
The Flat Top National Bank of Bluefield

ROBERT E. PERKINSON, JR.
Past Vice President - Operations, MAPCO Coal, Inc. - Virginia Region

CLYDE B. RATLIFF
President, Gasco Drilling, Inc.

RICHARD G. RUNDLE
Attorney at Law, Rundle and Rundle, LC

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.

WILLIAM P. STAFFORD, II
Attorney at Law, Brewster, Morhous and
Cameron, PLLC

W. W. TINDER, JR.
Chairman and Chief Executive Officer,
Tinder Enterprises, Inc.

DALE F. WOODY
President, Woody Lumber Company

Locations & Other


FIRST COMMUNITY BANK, N. A.
(A NATIONAL ASSOCIATION - MEMBER FDIC)

1001 Mercer Street
Princeton, West Virginia
24740-5939
(304) 487-9000 or (304) 327-5175
Pine Plaza Branch (304) 431-2225

211 Federal Street
Bluefield, West Virginia 24701-0950
(304) 325-7151
Mercer Mall Branch (304) 327-0431

Blue Prince Road, Green Valley
Bluefield, West Virginia 24701-6160
(304) 325-3641

Highway 52
Bluefield, West Virginia 24701-3068
(304) 589-3301

Corner of Bank & Cedar Streets
Pineville, West Virginia 24874-0269
(304) 732-7011
East Pineville Branch
(304) 732-7011

600 Guyandotte Avenue
Mullens, West Virginia 25882-1024
(304) 294-0700

Route 10, Cook Parkway
Oceana, West Virginia 24870-1680
(304) 682-8244

2 West Main Street
Buckhannon, West Virginia 26201-0280
(304) 472-1112

100 Market Street
Man, West Virginia 25635
(304) 583-6525

77 North Morgan Boulevard
Logan, West Virginia 25601
(304) 752-8102

Corner of Main & Latrobe Streets
Grafton, West Virginia 26354-0278
(304) 265-1111

216 Lincoln Street
Grafton, West Virginia 26354-1442
(304) 265-5111

Main Street
Rowlesburg, West Virginia 26425
(304) 454-2431

16 West Main Street
Richwood, West Virginia 26261
(304) 846-2641

Railroad and White Avenue
Richwood, Virginia 26261
(304) 846-2641

874 Broad Street
Summersville, West Virginia 26651
(304) 872-4402

Route 20 & Williams River Road
Cowen, West Virginia 26206
(304) 226-5924

Route 55, Red Oak Plaza
Craigsville, West Virginia 26205
(304) 742-5101

111 Citizens Drive
Beckley, West Virginia 25801-2970
(304) 252-9400

50 Brookshire Lane
Beckley, West Virginia 25801-6765
(304) 254-9041

643 E. Riverside Drive
Tazewell, Virginia 24651
(540) 988-5577

302 Washington Square
Richlands, Virginia 24641
(540) 964-7454

Locations & Other



Chase Street & Ally 7
Clintwood, Virginia 24228
(540) 926-4671

747 Fort Chiswell Road
Max Meadows, Virginia 24360
(540) 637-3122

8044 Main Street
Pound, Virginia 24279
(540) 796-5431

910 East Main Street
Wytheville, Virginia 24382
(540) 228-1901

101 Brookfall Dairy Road
Elkin, North Carolina 28621
(336) 835-2265

5519 Mountain View Road
Hays, North Carolina 28635
(336) 696-2265

57 N. Main Street
Sparta, North Carolina 28675
(336) 372-2265

150 N. Center Street
Taylorsville, North Carolina 28681
(828) 632-2265

UNITED FIRST MORTGAGE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF
FIRST COMMUNITY BANK, N. A.)

1503 Santa Rosa Road, Suite 109
P. O. Box K-177
Richmond, VA 23288
(804) 282-5631


FINANCIAL INFORMATION

CORPORATE HEADQUARTERS
One Community Place
P.O. Box 989
Bluefield, Virginia
24605-0989
(540) 326-9000


STOCK REGISTRAR AND TRANSFER AGENT

First Community Bank, N. A.
Trust and Financial Services Division
P. O. Box 950
Bluefield, West Virginia
24701-0950
(304) 325-7151


FORM 10-K

The Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders upon request to the Senior Vice President-Finance of First Community Bancshares, Inc.

FINANCIAL CONTACT

Robert L. Schumacher
Senior Vice President-Finance
First Community Bancshares, Inc.
P. O. Box 989
Bluefield, Virginia
24605-0989
(540) 326-9000

INTERNET ACCESS

Website: www.fcbinc.com
E-Mail: fcbcorp@aol.com

[LOGO]
FIRST COMMUNITY BANK

YOUR FIRST FINANCIAL RESOURCE.







First Community Bancshares, Inc.
One Community Place o Bluefield, VA 24605
(540) 326-9000  o  www.fcbinc.com