Form 10-K, Exhibit 13
period 2001-12-31
FIRST COMMUNITY BANCSHARES INC /NV/
filed 2002-03-26
CIK 859070

                                                                      EXHIBIT 13

                                                FIRST COMMUNITY BANCSHARES, INC.
                                                              2001 ANNUAL REPORT



                                                     [FIRST COMMUNITY BANK LOGO]

[GRAPHIC]
intranet
branch acquisitions
electronic trust access
high-end check imaging
database consolidation
branch capture
resource-fcb online banking

Financial Highlights

(Amount in Thousands. Except Percent and Per Share Data)        2001           2000           1999
                                                            ----------     ----------     ----------
EARNINGS AND DIVIDENDS
Net income from recurring operations                        $   19,266     $   17,166     $   15,748
Net income as reported                                          19,134         17,063         16,852
Basic and diluted earnings per share (1)                          1.92           1.78           1.75
Cash earnings per share (1),(2)                                   2.05           1.96           1.93
Cash dividends per share (1)                                      0.89           0.86           0.80
Return on average equity                                         14.80%         15.70%         16.23%
Return on average assets                                          1.49%          1.51%          1.62%

(1) All share and per share data have been adjusted for a 10% stock dividend declared February 19, 2002, and payable March 28, 2002, to shareholders of record March 1, 2002.

(2) Cash earnings per share represent earnings per share adjusted for noncash charges for amortization of goodwill and other intangibles.

BALANCE SHEET DATA AT YEAR-END

Total Assets                                          $1,478,235        $1,218,017        $1,088,162
Earning Assets                                         1,366,168         1,117,910           996,366
Deposits                                               1,078,260           899,903           833,258
Securities sold under agreements to repurchase            79,262            46,179            41,062
Stockholders' equity                                     133,041           120,682           103,488

[PHOTO OF LILLY, MENDEZ, BUZZO]

PICTURED FROM LEFT TO RIGHT:

E. STEPHEN LILLY
Chief Operating Officer,
First Community Bancshares, Inc.,
SVP and COO
First Community Bank, N. A.

JOHN M. MENDEZ
President and CEO,
First Community
Bancshares, Inc.

ROBERT L. BUZZO
President,
First Community Bank, N. A.
Vice President and Secretary,
First Community Bancshares, Inc.



Contents
Message to Stockholders                            1
Management's Discussion and Analysis
  Introduction                                     4
  Stock Dividend                                   5
  Recent Acquisitions                              5
  Summary Financial Results                        5
  Five-Year Selected Financial Data                8
  Common Stock and Dividends                       9
  Net Interest Margin                              9
  Net Interest Income                             10
  Provision for Loan Losses                       11
  Non-interest Income                             11
  Non-interest Expense                            13
  Franchise Map                                   15
  Income Tax Expense                              16
  Securities Held to Maturity                     16
  Securities Available for Sale                   16
  Loan Portfolio                                  17
  Allowance for Loan Losses                       18
  Non-performing Assets                           19
  Deposits                                        20
  Short-Term Borrowings                           20
  Other Indebtedness                              20
  Stockholders' Equity                            21
  Trust and Investment
     Management Services                          21
  Liquidity                                       21
  Interest Rate Sensitivity, Interest Rate Risk
     and Asset/Liability Management               21
  Bankers Insurance                               23
  Recent Legislation                              24
Consolidated Financial Statements                 26
Report of Independent Auditors                    61
Report on Management's Responsibilities           62
Board of Directors                                63
Locations & Other Information                     65

Message to Stockholders

      Our recently completed 2001 fiscal year was marked by a number of achievements, and record performance. Record deposit growth, record earnings performance, new highs in asset quality, expansion of our branch network and record levels of total resources are but a few of the milestones achieved by our company this past year. These accomplishments are further magnified when viewed in light of declining interest rates, a weakening economy and uncertain markets.

      Financial results in 2001 resulted in another record year. Net income of $19.1 million represented a $2 million or 12% increase over our 2000 results. Current year earnings improved on the strength of an 8.25% increase in net interest income and a 62.3% increase in non-interest revenues, including a $4.9 million increase in mortgage origination revenues.

      Adjusted for a 10% stock dividend to be distributed on March 28, 2002, to shareholders of record March 1, 2002, basic and diluted earnings per share increased to $1.92, up from $1.78 in 2000, an increase of 7.9%.

      Return on assets was 1.49% in 2001, compared with 1.51% for 2000. Return on equity for 2001 was 14.8% versus 15.7% in 2000. Investor returns remained strong in 2001 with the 12% increase in net income; however, large increases in capital, derived from retained earnings, business combinations and comprehensive income on improving market values on available for sale securities resulted in a slight decline in return on equity.

      Deposit growth in 2001 was its strongest in years, with a 19.8% increase in total customer deposits. This growth to $1.1 billion in deposits is attributable, in part, to the branch acquisitions in the fourth quarter, but also reflects significant growth in existing markets as the company restructured its product set for improved marketability and initiated marketing campaigns designed to bolster the Company's image and reach a broader base of retail customers. Combined with growth in equity and other financing sources, total assets grew by more than 21% for the year. Combined with the previous year's double-digit growth rate, total assets reached $1.5 billion at year-end 2001.

     During 2001 First Community Bancshares, Inc. was able to achieve these record operating results while, at the same time, investing heavily for the future. Capital spending for facilities, technologies and equipment and for programs benefiting future periods totaled more than $3 million as the company continued its investment in technology, new branches, information systems, marketing programs and human resources. Technology investments were in the form of digital communications equipment and a company-wide frame relay network to speed communications and information transfer. Technology investment also included the acquisition and development of Resource - FCB Online Banking(R) for delivery of banking services via the Internet. Investment in new branches includes our new Athens, West

[PHOTO OF MENDEZ]

JOHN MENDEZ,
President & CEO

[BAR GRAPH]
Basic and Diluted Earnings per share

 97        98        99        00        01
----      ----      ----      ----      ----
1.55      1.35      1.75      1.78      1.92

[BAR GRAPH]
                           97             98             99             00             01
                         -------        -------        -------        -------        -------
Total Assets             1,042.3        1,054.0        1,088.2        1,218.0        1,478.2

Earning assets             955.3          971.9          996.4        1,118.0        1,366.2
  (Amounts in millions)

Virginia, branch which will serve additional portions of Mercer County and the acquisition of land for the upcoming development of new branches in Bluefield and Emporia, Virginia, and in Princeton, West Virginia. Investment in marketing programs includes the development of the company's new tagline, "Your First Financial Resource," and its promotion through an extensive advertising campaign focusing on the employees and customers of First Community Bank. In 2001, we began a program of branch development designed to improve the service level and increase access within our markets. In addition to our new Athens, West Virginia branch, we have acquired land for the construction of our new branches in Bluefield, Virginia and Princeton, West Virginia. We also acquired land in Emporia, Virginia where we will construct a new main office location to upgrade our existing branch network in Greensville County. As we continue development in these areas, we are also exploring opportunities in Virginia, West Virginia and North Carolina. Our goal is to continue to be close to our customer, building on existing relationships and increasing market penetration.

     In 2001, we expanded the company by adding three new divisions. The acquisition of branches from BB&T and F&M resulted in the formation of our Southside, Virginia, and Alleghany County banking divisions and the start-up of wholesale mortgage operations in Richmond, Virginia, greatly expanded our reach and volume in the mortgage banking line of business. The combined work of our retail and wholesale mortgage divisions resulted in total mortgage origination volume of over $500 million. The mortgage operations proved very important to our company during 2001 as it contributed $1.3 million in net earnings for the year. Expectations for the two new banking divisions in Virginia are high as we believe these areas will be significant contributors for the upcoming year.

     Results in our new Raleigh County market were quite good in 2001. The new branches exceeded financial objectives set for its first year of operation. Pretax earnings for Raleigh County operations were just over $1.3 million and total resources in this market grew from $56.2 million at acquisition to $70 million at year-end 2001, an increase of 24.5%.

     Improvement in asset quality was an important part of our financial success in 2001. Attention to this critical element of our business resulted in maintenance of total delinquencies at 1.6% and a reduction in non-accrual loans to .40%. Total non-performing loans were .55% at year-end and were further reduced to another all-time low of .42% following the resolution of a $1.1 million ninety-day delinquency in January 2002. Improvement in asset quality through year-end brought our coverage ratio (loan loss reserves divided by non-performing loans) to 280%, up from 186% at year-end 2000. While the company has shown great improvement in asset quality in 2001, our efforts in this area will not diminish.


2    FCB ANNUAL REPORT 2001

     The market for First Community Bancshares, Inc. stock improved greatly this year with our NASDAQ(R) listing and the institution of our invest or relations program in late 2000. At December 31, 2001, our stock closed at $29.47, ($26.79 adjusted for the 10% stock dividend), up from $17.75, ($16.14 adjusted for the stock dividend), per share at year-end 2000. This represents a 66% increase in market value for the year and a multiple of 15.4 times our last twelve months' earnings, very much in line with other comparably sized financial institutions. The company is now regularly followed by two regional brokerage firms and is listed in a number of quarterly financial institution reviews. This increased visibility and the NASDAQ(R) listing makes investing in our stock more convenient and attracts a wider base of investment. With the increase in our market capitalization to over $260 million at mid-year, our company was added to the Russell 3000 index and this too has significantly increased interest in our company and has enhanced trading volume and liquidity for our stock.

     As we write this report, we are finalizing testing of our new Internet-based banking product known as Resource - FCB Online Banking(R). With this Internet product accessed through www.fcbresource.com we have added another convenient point of access for our retail and business customers. We are quite excited about this new delivery channel and its 24-hour a day availability. Combined with our recent product alignment, new product development and consolidation of databases, customers throughout our banking network will have immediate access to current financial information and their accounts as well as bill payment services and discount brokerage. We would like to take this opportunity to thank the hundreds of employees throughout our organization who continue to produce record results year after year. We are extremely fortunate to have such a dedicated and capable team of professional bankers, managers, technicians and support personnel. Without them it would be impossible to achieve such consistently high results.

     We also thank you for your support as a customer and investor and we pledge our continued commitment to quality service and strategies to make First Community Bank and First Community Bancshares, Inc. a leader in financial services as well as a valued investment. Our annual meeting of Stockholders is scheduled for April 16, 2002, at Fincastle Country Club in Bluefield, Virginia, at 3:00 p.m. We look forward to reporting to you on these and other activities of the Company.

Sincerely,

/S/ JOHN M. MENDEZ

John M. Mendez, President & Chief Executive Officer

[BAR CHART]

Dividends per share

 97        98        99        00        01
----      ----      ----      ----      ----
0.75      0.76      0.80      0.86      0.89

Management's
Discussion and
Analysis of Financial
Condition and
Results of
Operations

INTRODUCTION

     This discussion should be read in conjunction with the consolidated financial statements, notes and tables included throughout this report and the First Community Bancshares, Inc. (the "Company" or "First Community") Annual Report on Form 10-K. All statements other than statements of historical fact included in this Annual Report, including statements in the Letter to Shareholders and in Management's Discussion and Analysis of Financial Conditions and Results of Operations are, or maybe deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to growth, share of revenues and earnings per share growth and statements expressing general optimism about future operating results -- are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as to conditions of the date when made.

     Many factors could cause the Company's actual results to differ materially from the results contemplated by the forward-looking statements. Some factors, which could negatively affect the results, include: (1) general economic conditions, either nationally or within the Company's markets, could be less favorable than expected, (2) changes in market interest rates could affect interest margins and profitability, (3) competitive pressures could be greater than anticipated, (4) legal or accounting changes could affect the Company's results, (5) acquisition cost savings may not be realized or the anticipated income may not be achieved, and (6) adverse changes could occur in the securities and investments markets. The foregoing list of important factors is not all inclusive.

     Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company

[GRAPHIC]            Throughout this text, we have featured some of the internal projects that were initiated by First Community Bank to ensure continued customer satisfaction and to build on our promising future. First Community
              Bank's 2001 fiscal year was marked by a number of achievements and record-breaking performance.


4    FCB ANNUAL REPORT 2001
and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company under takes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     First Community is a multi-state holding company headquartered in Bluefield, Virginia. With total resources of $1.48 billion at December 31, 2001, First Community through its banking subsidiary First Community Bank, N. A. ("FCBNA" or "Bank"), provides financial, mortgage brokerage and origination and trust services to individuals and commercial customers through 38 full-service banking locations in West Virginia, Virginia and North Carolina as well as eleven mortgage brokerage facilities operated by United First Mortgage, Inc. ("UFM"). UFM is a wholly-owned subsidiary of FCBNA.

STOCK DIVIDEND

     On February 19, 2002, the Company declared a 10% stock dividend payable on March 28,2002, to stockholders of record March 1, 2002. All share and per share amounts, with the exception of market pricing of the Company's stock, within this Management's Discussion and Analysis have been retroactively adjusted to give effect to the stock dividend payable.

RECENT ACQUISITIONS

     On December 7, 2001, the Company completed the acquisition of four branch facilities of Branch Banking and Trust Company of Virginia (BB&T) and F&M Bank - Southern Virginia (F&M) located in Clifton Forge, Emporia and Drakes Branch, Virginia. The completion of this transaction resulted in the addition of $77 million in cash and securities, an additional $114 million in deposits and added $31 million to the loan portfolio.

SUMMARY FINANCIAL RESULTS

     Net income for 2001 was $19.1 million, up $2.0 million from $17.1 million in 2000 and up $2.2 million from 1999 net income of $16.9 million. Adjusted for a 10% stock dividend in 2002, basic and diluted earnings per share also increased to a record level of $1.92 per share, up from $1.78 and $1.75 in 2000 and 1999, respectively. This represents an increase of 7.9% compared to 2000. Cash earnings per share for 2001 were $2.05, up from $1.96 in 2000 and $1.93 in 1999. Cash earnings per share represent earnings per share (EPS) adjusted for non-cash charges such as amortization of goodwill and other intangibles.

     The increase in net income between 2000 and 2001 of $2.0 million or 12.1% was driven by a $7.8 million increase in non-interest income and a $3.8 million increase in net interest income. The improvement in net interest income was the

                                  [BAR CHART]

Net income
 (Amount in millions)
 97        98        99        00        01
----      ----      ----      ----      ----
15.1      13.1      16.9      17.1      19.1


[PHOTO OF BUILDING]

Corporate Center

This strategic location has resulted in more effective communication and better execution of our strategies, which provides functional consistency for our entire company.

"Moving our Corporate Center to our new facility in Bluefield, VA, has helped create a stronger central organization which better supports our bank branches."

                                                 -  John Mendez, President & CEO
result of continued strong loan demand as indicated by the 7.4% increase in loans outstanding, excluding loans acquired from the BB&T and F&M branches in December 2001. In addition, increased mortgage banking activity stemming from the lower interest rate environment during 2001, caused loans held for sale at December 31, 2001, to increase by 466.4% from December 31, 2000. As a result of these increases, interest and fees on loans outpaced those of the preceding year, increasing $7.1 million from $68.4 million in 2000 to $75.5 million in 2001. Total loans outstanding, net of unearned income, including loans held for sale, reached a record level of $970.0 million at December 31, 2001.

     The Company's cost of funds experienced a $3.0 million dollar increase over 2000 as the level of deposits and borrowings also increased. Interest expense was managed through the use of a combination of retail deposits, Federal Home Loan Bank borrowings, and active product pricing and marketing strategies. Consistent with the rate environment, the rate paid on interest-bearing liabilities declined by 22 basis points to 4.21% while the yield on earning assets declined 58 basis points to 8.13%, resulting in a net yield of 4.55% for the year compared to 4.86% in 2000.

     The current year operating costs include depreciation and certain expenses which reflect a substantial investment in the future of the Company as over $3 million was invested in technology upgrades, image campaigns and marketing programs. Operating expense for 2001 increased by $7.0 million from $31.0 million reported for 2000 to $38.0 million in 2001. The cost increases included the increased operating costs at UFM related to the substantial increase in the volume of loans originated and sold, the full-year impact of Citizens Southern Bank, Inc. acquired in the fourth quarter of 2000, additional banking facilities including the new Athens, West Virginia, branch and the four branches acquired from BB&T and F&M.

     The increase in net income between 1999 and 2000 was driven by a $2.3 million or 5.3% increase in net interest income and a $1.8 million increase in noninterest income. Additionally, when excluding the impact of a $1.8 million pre-tax non-recurring gain recognized in 1999, net earnings on an operational basis were up by 9% or approximately $1.4 million in 2000 over 1999. The improvement in net-interest income was the result of strong loan volume and controlled interest cost. Interest and fees on loans increased from $58.0 million in 1999 to $68.4 million in 2000, a $10.4 million, or 17.9% increase. Alternatively, the cost of funds increased $7.1 million over 1999. Consistent with the rate environment experienced during 1999, the rate



[PHOTO OF BANE, LILLY, MILLS]

EDP Steering Committee

EDP Steering has been a driving force for technological improvements and enhancements. It creates a timely and efficient implementation of well developed strategic plans, while guaranteeing that customer impact guides all change.

Pictured from left to right: William Bane, E. Stephen Lilly, Gary Mills.



6    FCB ANNUAL REPORT 2001
paid on interest-bearing liabilities increased 43 basis points to 4.43% while the yield on earning assets increased 27 basis points to 8.71%, leaving a net yield of 4.86% for 2000 compared to 5.03% in 1999.

     The Company's key profitability ratios of Return on Average Assets (ROA) and Return on Average Equity (ROE) continue to reflect the strong earnings performance of the Company and substantially exceeded the average of the Company's national peers at 1.08% and 12.97%, respectively. ROA, which measures the Company's stewardship of assets, was at 1.49%, compared to 1.51% in 2000 and 1.62% in 1999. ROE for the Company remained strong in 2001 at 14.80%, compared to 15.70% in 2000 and 16.23% in 1999. The declining trend in ROE reflects the substantial growth in capital as a result of earnings, the Citizens Southern acquisition, and a $6.3 million addition to average accumulated other comprehensive income on the Company's Available for Sale (AFS) securities portfolio. The improved mark-to-market on AFS securities is the principal reason for the 90 basis point decline in ROE between 2000 and 2001.

[BAR CHART]

Return on average equity
 97             98             99             00             01
-----          -----          -----          -----          -----
16.05          13.02          16.23          15.70          14.80

[BAR CHART]

Return on average assets
 97             98             99             00             01
----           ----           ----           ----           ----
1.59           1.24           1.62           1.51           1.49


[PHOTO OF CLARK, ASBURY, STUTTS, BAKER.]

Items Processing Center

First Community's state-of-the-art image capture processing center has significantly reduced the bank's overhead. Our Items Processing Center not only provides increased capacity, but also provides the flexibility that allows customization of the product offering.

Pictured from left to right: Peggy Clark, Charles Asbury, GarryStutts, Mike
Baker.

FIVE-YEAR SELECTED FINANCIAL DATA

(Amounts in Thousands, Except Percent and
  Per Share Data)                                    2001             2000             1999             1998             1997
                                                  ----------       ----------       ----------       ----------       ----------
BALANCE SHEET SUMMARY (at end of period):
Loans, net of unearned income                     $  904,496       $  811,256       $  704,096       $  611,493       $  671,817
Loans held for sale                                   65,532           11,570              N/A              N/A              N/A
Allowance for loan losses                             13,952           12,303           11,900           11,404           11,406
Securities                                           395,891          283,298          290,873          277,210          270,969
Total assets                                       1,478,235        1,218,017        1,088,162        1,053,988        1,042,304
Deposits                                           1,078,260          899,903          833,258          875,996          853,507
Other indebtedness                                   145,320          138,015           10,218           18,176           24,330
Stockholders' equity                                 133,041          120,682          103,488          101,719           97,842

SUMMARY OF EARNINGS:
Total interest income                                 92,829           85,958           76,492           81,213           75,834
Total interest expense                                42,409           39,379           32,250           38,128           32,890
Provision for loan losses                              5,134            3,986            2,893            6,250            4,963
Non-interest income                                   20,275           12,492           10,732           11,182            8,661
Non-interest expense                                  38,025           30,968           27,457           28,752           24,672
Income tax expense                                     8,402            7,054            7,722            6,164            6,876
Net income                                            19,134           17,063           16,852           13,101           15,094

PER SHARE DATA:
Basic and diluted earnings per common share             1.92             1.78             1.75             1.35             1.55
Cash earnings per share (1)                             2.05             1.96             1.93             1.54             1.68
Cash dividends                                          0.89             0.86             0.80             0.76             0.75
Book value at year-end                                 13.39            12.14            10.78            10.55            10.07

SELECTED RATIOS:
Return on average assets                          %     1.49       %     1.51       %     1.62       %     1.24       %     1.59
Return on average equity                               14.80            15.70            16.23            13.02            16.05
Dividend payout                                        46.23            48.72            45.83            56.38            48.54
Average equity to average assets                       10.05             9.64             9.96             9.50             9.90
Risk based capital to risk adjusted assets             12.10            12.93            13.22            13.25            11.96
Leverage ratio                                          7.93             8.37             8.25             7.37             6.96

(1) Cash earnings per share represent earnings per share adjusted for non-cash charges for goodwill and other amortization intangibles.



[PHOTO OF DIANA COULTHARD, JOE KEATLEY.]

Trust and Financial Services

Our Trust and Financial Services Division has remained up-to-date with modern technologies and increased productivity by combining electronic forms capability with workflow control in our trust accounting system. Customers can be assured of daily account evaluations and access to their account information at any time through the Internet.

Pictured from left to right: Diana Coulthard, Joe Keatley.


8    FCB ANNUAL REPORT 2001

                                                                      EXHIBIT 13

COMMON STOCK AND DIVIDENDS

      The Company's common stock has historically traded in the over-the-counter market; however, on March 1, 2001, the Company began trading on the NASDAQ(R) Small-Cap Market under the symbol FCBC. On December 31, 2001, First Community's year-end common stock price was $29.47, a 66% increase over the $17.75 closing price on December 31, 2000.

      Book value per common share was $13.39 at December 31, 2001, compared with $12.14 at December 31, 2000, and $10.78 at the close of 1999. The year-end market price for First Community common stock of $29.47 represents 220% of the Company's book value as of the close of the year and reflects total market capitalization of $292.8 million. Utilizing the year-end market price and 2001 basic earnings per share, First Community common stock closed the year trading at a price/earnings multiple of 15.4 times basic earnings per share.

      Dividends for 2001 totaled $.89 per share, up $.03 or 3.49% from the $.86 paid in 2000. The 2001 dividends resulted in a cash yield on the year-end market value of 3.02%. Total dividends paid for the current and prior year, totaled $8.9 and $8.3 million, respectively.

NET INTEREST MARGIN

      Net interest margin measures net interest income as a percentage of average earning assets. In 2001, the net interest margin was 4.55% for the year, below the 4.86% and 5.03% levels attained in 2000 and 1999, respectively. The current year's decrease was due in large part to the general decline in the interest rate

STOCK PERFORMANCE

                                    BID
                             ------------------        BOOK VALUE      CASH DIVIDENDS
                             HIGH           LOW        PER SHARE         PER SHARE
2001                       --------      --------      --------         --------
FIRST QUARTER              $  18.88      $  17.13      $  12.64         $   0.21
SECOND QUARTER                30.00         17.85         12.85             0.21
THIRD QUARTER                 33.80         29.75         13.33             0.21
FOURTH QUARTER                31.60         23.75         13.39             0.26
                                                                        --------
                                                                        $   0.89

2000
First Quarter              $  21.00      $  17.25      $  10.93         $   0.20
Second Quarter                18.88         15.00         11.14             0.21
Third Quarter                 16.13         15.00         11.54             0.21
Fourth Quarter                17.00         14.00         12.14             0.24
                                                                        --------
                                                                        $   0.86

[PHOTO OF TRISH MALCOMB, DOUG KENNEDY, BEVERLEY NEAL, DONNA CLAY]

PRODUCT ALIGNMENT

FCB's product alignment project followed the creation of a customized product set designed to meet all customers' needs. This project enhanced the development of company-wide marketing campaigns.

Pictured from left to right: Trish Malcomb, Doug Kennedy, Beverly Neal, Donna Clay.

[BAR GRAPH]

Net interest margin (%)

 97     98     99     00     01
----   ----   ----   ----   ----
5.25   4.81   5.03   4.86   4.55


environment during 2001 and associated reductions in loan and investment yields. Average loans, which include loans held for sale, increased $95.3 million in volume and resulted in an additional $7.1 million in interest and fees on loans despite the previously referenced decline in asset yield. The increase in average loan and security volume was partially off set by a reduction in yield on the underlying assets and, as a result, total interest income increased $6.9 million. Volume increases also led to increases in interest on total deposits of $1.2 million and interest expense on short-term borrowings of $1.9 million. Short-term borrowings, including retail repurchase agreements with existing bank customers and FHLB advances, increased $66.9 million, however, with a corresponding 22 basis point decline in the cost of these sources. In 2001, significant increases in the loan portfolio were funded with a combination of increased deposits and short-term borrowings. The FHLB provides a moderately priced funding source and is a significant component of the Company's funding and liquidity plans.

NET INTEREST INCOME

      The primary source of the Company's earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and short-term borrowings represent the major portion of interest-bearing liabilities.

      On a tax equivalent basis, net interest income increased $4.1 million, or 8.3% in 2001 compared to $2.2 million, or 4.6% in 2000 and $1.3 million, or 2.7% in 1999. The increase in 2001 was the net result of a $6.4 million dollar increase due to the volume of interest-earning assets and interest-bearing liabilities and a $2.3 million decrease due to changes in rates on these assets and liabilities. The increase in net interest income in 2001 was primarily due to a $161.1 million or 15.7% increase in average earning assets over 2000. Also 2000 net interest income was boosted by a similar $78.1 million or 8.25% increase in average earning assets experienced over the previous corresponding level in 1999. The current year increase in average earning assets was the result of a $136.8 million increase in average total loans, an $8.5 million increase in average investment securities and a $16.1 million increase in other interest-bearing assets. The 2000 increase in average earning assets of $78.1 million was primarily the result of a $110.2 million increase in average loans with an offsetting $19.8 million decrease in average investment securities and a $12.3 million decrease in average interest-bearing balances with banks and fed funds sold. The net yield on earning assets was 8.13% in

[PHOTO OF BRENDA ROSE, PAM HINKLE, AMY HALL, ESTHER FULFORD]

DATABASE MERGER

FCB's database merger verification team played an important role in the merging of our customers' account records and information. This project enhanced efficiency while providing seamless customer service.

Pictured from left to right: Brenda Rose, Pam Hinkle (seated), Amy Hall, Esther Fulford.

[GRAPHIC OF CD ROM DRIVE]

10 FCB Annual Report 2001

2001, compared to 8.71% in 2000, while the cost of funds was 4.21% in 2001, compared to 4.43% in 2000.

      Average interest-bearing liabilities increased $118.9 million in 2001, which is largely attributable to increases in deposits of $79.4 million. Reflected in the increase in average interest-bearing liabilities was a $76.4 million increase in interest-bearing deposits and a $42.5 million increase in short-term borrowings and other indebtedness. Additionally, there was a $17.6 million increase in average non-interest bearing demand deposits compared to the prior year.

      The acquisition of Citizens Southern Bank in late 2000 accounted for approximately $43 million of the 2001 average interest-bearing deposit gain but was supplemented by double-digit internal growth in deposits within existing markets in West Virginia. Stronger internal growth is attributable to the Company's restructured deposit set, new products and enhanced marketing campaigns. The branch acquisitions in late 2001 contributed approximately $2.1 million in average earning assets for the current year.

PROVISION FOR LOAN LOSSES

      The provision for loan losses was $5.1 million in 2001, $4.0 million in 2000 and $2.9 million in 1999. The provision and underlying allowance for loan losses is quantified through a series of objective measures, economic indications, and estimated levels of anticipated losses within various loan types that portray inherent weaknesses.

      The current year provision of $5.1 million increased by $1.1 million from 2000 in response to current economic conditions that suggest, through statistically compiled industry analysis, an increase in national charge-off trends. Additionally, due to the substantial increase in loan volume, allowance for loan losses was increased through provisions to maintain reserves at levels reflecting historical loss rates. The 2000 provision for loan losses of $4.0 million was elevated in comparison to 1999, primarily due to adjustments to the net realizable value of two commercial accounts that were in various stages of resolution, as well as, substantial increases in outstanding loan balances at December 31, 2000, in comparison to the volume of loans outstanding at December 31, 1999. See further discussion under "Allowance For Loan Losses" on Page 18.

NON-INTEREST INCOME

      Non-interest income primarily consists of fiduciary income on trust services, service charges on deposit accounts and income derived from the origination and sale of mortgages. The largest contributors to the current year increase in non-interest income were the origination and sale

[BAR CHART]

Tax equivalent net interest income
(Amounts in thousands)

  97         98         99         00         01
------     ------     ------     ------     ------
45,700     46,426     47,676     49,870     54,001


[PHOTO OF JAMES HEATH]

WIDE AREA NETWORK

FCB's major infrastructure upgrade facilitates faster, more secure and efficient communications. This implementation has provided us with better management of our technical resources via a central control.


[GRAPHIC OF KEYBOARD]

[BAR CHART]

Fiduciary revenues
(Amounts in thousands)

 97        98        99        00        01
-----     -----     -----     -----     -----
1,678     1,682     2,092     1,804     1,815


of mortgages through United First Mortgage, Inc. and the effective utilization of the Company's new and restructured deposit product set, including "Overdraft Honor(TM)". UFM, acquired in the latter part of 1999 and in the second full year of operations as a subsidiary of First Community's banking subsidiary, generated a $4.9 million increase in other income in comparison to the prior year. Non-interest income totaled $20.3 million in 2001, a $7.8 million increase or 62.3% over the $12.5 million recognized in 2000 and a $9.6 million or 88.9% increase over the 1999 total of $10.7 million. Additionally, the increase in service charges on deposit accounts, primarily attributed to the "Overdraft Honor(TM)" deposit account program, generated an additional $2.0 million in non-interest income in 2001.

      The increase in total non-interest income in 2000 of $1.8 million in comparison to 1999 was driven by the impact of the fee income generated by UFM. UFM added an additional $3.4 million in revenues in 2000 versus 1999. When excluding the impact of the aforementioned $1.8 million gain recorded in 1999, recurring non-interest revenues increased by $3.6 million or 33.6% during 2000.

      Fiduciary income totaled $1.8 million in both 2001 and 2000 versus $2.1 million in 1999. The level of trust and estate revenues remained consistent in 2001 even though the total market value of the assets managed declined in conjunction with weaker valuations in the broad equity markets. The primary reason for the variance between 2001 and 2000 revenues versus 1999 was the difference in the number and size of estates administered in the respective years. The volume of revenue generated from sources such as trust estate and asset management services is highly dependent upon the corresponding assets under management and can be cyclical in nature. Trust revenues, as described above, are comprised of fees for asset management and estate settlement. Expenses associated with the operation of the Trust and Financial Services Division are included in non-interest expense.

      Service charges on deposit accounts are one of the largest sources of noninterest income. Service charge income totaled $5.97 million in 2001, an increase of $1.96 million or 48.9% over 2000. The current year increase is largely attributed to a program developed for well managed demand deposit accounts, "Overdraft Honor(TM)," that allows the customer greater flexibility in managing overdrafts to their accounts. As a result of this program, approximately $4.6 million in deposit account charges were recorded in 2001 in contrast to the $2.6 million recorded in 2000. The aforementioned deposit account program was introduced in the latter part of 2000 and is the

[PHOTO OF Brian Broyles]

AS400 UPGRADE

The AS400 upgrade increases our ability to support growth of the FCB franchise. By taking advantage of the system's advanced capabilities, the door is left open for other beneficial technologies.


[GRAPHIC OF MAINFRAME CPU]

12 FCB Annual Report 2001
primary reason for the recognition of $4.0 million in service charges on deposit accounts recorded in 2000, an increase of $0.4 million, or 10.0% from 1999.

    Other service charges, commissions and fees increased slightly by $74,000 in 2001 versus 2000. This increase was primarily a result of the increasing customer base serviced due to both acquisitions of new branches and a general increase in customer accounts experienced at existing bank branches. Other service charges, commissions and fees increased by $0.3 million or 24.3% in 2000 versus 1999.

NON-INTEREST EXPENSE

      Non-interest expenses consist of salaries and benefits, occupancy, equipment and all other operating expense incurred by the Company. Non-interest expense totaled $38.0 million in 2001, compared with $31.0 million and $27.5 million in 2000 and 1999, respectively. The increase in non-interest expense in 2001 of $7.0 million relates, in part, to the increase in operational costs experienced by UFM as a result of the substantial increase in production and the addition of new branches during the year. Operating costs at UFM increased by $3.1 million over the prior year. This increase is largely related to the variable operating cost of commissions and brokerage fees incurred in connection with the increase in production levels. Additionally, operating cost increases were experienced in relation to the full-year operations of new branches acquired in the Citizens Southern Bank acquisition (approximately $0.9 million), as well as the opening of the new branch in Athens, West Virginia ($168,000), and the acquisition of four branches from BB&T and F&M in December 2001. Other increases include the cost of consolidating the Company's customer databases and substantial marketing campaigns undertaken in 2001. The $3.5 million increase in non-interest expense in 2000 relates largely to the impact of a full year's operation of UFM, acquired in September 1999, and the two months of operation of Citizens. UFM and Citizens contributed additional operating costs of $3.8 million and $144,000, respectively, in comparison to the 1999 year. During 2000, reductions of approximately $440,000 were achieved in the existing banking operations through the utilization of newer equipment and cost reductions achieved due to the sale of a portion of other real estate owned and under-utilized banking facilities.

      Salaries and employee benefits increased $3.8 million, or 23.6%, between 2000 and 2001, and $2.9 million in comparing 2000 to 1999. The current year increase relates largely to the expenses of UFM operations and its significant increase in production in 2001. Salary and

RESOURCE-FCB ONLINE BANKING

With the Resource-FCB Online Banking, customers can take advantage of fast, convenient banking anytime and anywhere they choose. First Community Bank's online banking service utilizes image technology to provide more feature functionality than most competing products.

[GRAPHIC OF LAPTOP]

NET OVERHEAD RATIO (%)

 97       98       99       00       01
----     ----     ----     ----     ----
1.84     2.06     1.96     1.64     1.39


benefit costs increased by $1.9 million as a result of these increases in production levels during the current year. The addition of the Citizens' branches, which added $625,000 in salary and benefit cost to the current year as a result of the first full year of operations of these facilities as well as a general increase in staffing levels of the bank to support the growth of the Company. During 2000, the effect of the full year of operations of UFM and three months of operations of Citizens added an additional $2.7 million and $90,000, respectively, in additional personnel cost.

      Occupancy expense increased $133,000 or 5.4% between 2000 and 2001 and $350,000 or 16.4% between 1999 and 2000. The current year increase relates to the full year maintenance of the additional branch facilities of Citizens as well as a general level of increased maintenance cost throughout the banking facilities of FCBNA ($85,000) and UFM ($45,000). The $350,000 increase between 1999 and 2000 is primarily attributed to the acquisition of UFM in 1999 which resulted in an increase of $270,000. The prior year also was impacted by two months of operations of Citizens and existing facility cost increases of approximately $80,000.

      Furniture and equipment cost increased $116,000 or 6.8% as the Company continued to invest in the development of its technology infrastructure. The prior year costs declined by $45,000 in comparison to 1999. Both years reflect the reduced maintenance cost on newer equipment that has been added over the last several years and new technology utilized in check processing.

      The Company's net overhead ratio (non-interest expense less non-interest income excluding security gains and non-recurring gains divided by average earning assets) is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned is realized as net income. The net overhead ratios for 2001, 2000 and 1999 were 1.39%, 1.64% and 1.96%, respectively. Improvements in 2001 and 2000 ratios reflect substantial increases in non-interest revenues associated with UFM and the Company's restructured product set.

     The Company's efficiency ratio also measures management's ability to control costs and maximize net revenues. The efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income plus non-interest income (all non-recurring items and amortization of intangibles are excluded). The efficiency ratios for 2001, 2000 and 1999 were 47.8%, 45.8% and 44.2%, respectively. The increase in the current and prior year is reflective of the higher operating costs incurred by UFM in the development of a

[PHOTO OF DAWN WILLIAMS]

BRANCH CAPTURE

First Community Bank's branch capture has allowed for acquisitions that are not geographically contiguous to our existing branches. Branch capture makes it possible for FCB to operationally assimilate acquisitions using the technology and capacity of image processing systems. This technology provides FCB with limitless expansion potential, and gives us the opportunity to target geographical areas that better fit our growth strategy.

Pictured: Dawn Williams

14   FCB Annual Report 2001

                              [FCB FRANCHISE MAP]



FCB FRANCHISE MAP

With 38 full service banking facilities strategically located in West Virginia, Virginia and North Carolina, along with 10 mortgage-brokerage facilities operated by United First Mortgage, Inc., headquartered in Richmond, VA. FCB positions itself as the first financial resource for more and more customers everyday.

new wholesale division which began production in the latter part of 2000, as well as the Bank's addition of new branch facilities, including the Citizens branches acquired in the latter part of 2000, the BB&T and F&M branches acquired in December 2001, and the recently constructed branch facility in Athens, West Virginia.

INCOME TAX EXPENSE

      Income tax expense totaled $8.4 million in 2001, compared with $7.1 million in 2000 and $7.8 million in 1999. The $1.3 million increase between 2000 and 2001 is reflective of the higher level of pre-tax earnings and the earnings contribution from UFM. Pre-tax earnings increased $3.7 million between 2000 and 2001. The slight decrease in the prior year is reflective of an increased level of tax-exempt earnings generated from state and municipal bonds within the Company's investment portfolio. This change is reflective of the general increase in the sector distribution of investments into tax-exempt municipal securities and the development of tax strategies that have enabled further reductions in taxable earnings.

      The major difference between the statutory tax rate and the effective tax rate (income tax expense divided by pre-tax book income) results from income not taxable for Federal income tax purposes. The primary category of non-taxable income is that of state and municipal securities and industrial revenue bonds and tax-free loans. The effective tax rate for 2001 was 30.5% as compared with 29.3% for 2000 and 31.6% in 1999.

SECURITIES HELD TO MATURITY

      Investment securities held to maturity are comprised largely of U.S. Agency obligations and state and municipal bonds. U.S. Agency obligations include securities issued by various government corporations and agencies, including Federal Home Loan Bank (FHLB), Federal National Mortgage Association
(FNMA), Government National Mortgage Association (GNMA), and Federal Home Loan Mortgage Corporation (FHLMC).

      Obligations of state and political subdivisions, which represent the largest portion of the held to maturity portfolio, totaled $39.8 million at December 31, 2001. These are comprised of high-grade municipal securities generally carrying AAA bond ratings, most of which also carry credit enhancement insurance by major insurers of investment obligations. The average final maturity of the investment portfolio increased from 8.92 years in 2000 to 9.79 years in 2001 with the tax equivalent yield increasing from 8.54% at year-end 2000 to 8.59% at the close of 2001. The average maturity of the investment portfolio, based on market assumptions for prepayment, is reduced to 4.2 years and 4.5 years at December 2001 and 2000, respectively.

      The held to maturity investment portfolio of $41.9 million decreased by $33.9 million between 2000 and 2001. This decrease is primarily the result of the reclassification of $32.5 million of securities previously accounted for in the held to maturity portfolio to the available for sale portfolio at market value, as permitted upon adopting Financial Accounting Standards Board (FASB) Statement 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. The net cash flow generated by the portfolio during 2001 was invested in new loans as a result of the higher level of loan demand experienced in the current year.

SECURITIES AVAILABLE FOR SALE

      Securities available for sale are used as part of management's asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, for liquidity needs and other factors. These securities are recorded at market value.

      At December 31, 2001, the Company had $354.0 million in securities available for sale, compared with $207.6 million at year-end 2000, an increase of $146.4 million or 70.5%. The increase in the portfolio was due primarily to the purchase of $232.1 million and the FAS 133 reclassification of $32.5 million from the held to


16 FCB Annual Report 2001
maturity portfolio as discussed earlier. These increases were offset by maturities, calls and mortgage-backed security principal payments and prepayments of $102.5 million, and sales of $18.7 million.

      The fair value of securities available for sale exceeded book value at year-end 2001 by $1.2 million. The increase in the fair value of the securities available for sale is a direct result of the inverse relationship between existing market rates and the pricing of the securities. When market rates decrease, as they did in 2001, for similar instruments that are currently in the portfolio, the corresponding price of the security rises and an opposite effect occurs as rates rise. The tax equivalent purchase yield on securities available for sale, which was relatively unchanged in the current year, was 6.52% in 2001 and 6.54% in 2000.

      The average final maturity of the available for sale portfolio was 14.8 years and 11.5 years at December 31, 2001, and 2000, respectively. The increase in average final maturity was the result of a $232 million investment in securities to achieve higher tax equivalent yields in response to the declining interest rate environment. The securities purchased consisted of callable agencies (78%), municipals (14%) and corporate notes (8%). The lives and average maturities of these longer-term securities are expected to be substantially shorter because of callability and prepayment provisions. The average maturity, based on market assumptions for prepayment, changes to 5.4 years and 4.0 years, respectively, at December 31, 2001 and 2000.

LOAN PORTFOLIO

LOANS HELD FOR SALE

      Loans held for sale were $65.5 million at December 31, 2001, compared with $11.6 million at December 31, 2000, an increase of $53.9 million, or 466.40%. The increase is due to a substantial increase in mortgage refinance activity prompted by the lower interest rate environment during 2001. Loans originated for sale during the current year were $563.0 million versus $106.2 million in 2000.

LOANS HELD FOR INVESTMENT

      The held for investment loan portfolio is geographically diversified among loan types and industry segments. Commercial and commercial real estate loans represent 46.6% of the total portfolio. During 2001, commercial real estate loans increased by $37.1 million to $260 million comprising 28.7% of total loans. Commercial loans experienced the largest dollar and percentage growth, increasing by $75.3 million and representing 17.9% of total loans. The combined commercial and commercial real estate sectors increased by $112.4 million, or 36.3% in

[2000 & 2001 PIE CHART]

                                                        2000                2001
Real Estate-Commercial                                    27%               28.7%
Real Estate-Construction                                 8.9%                8.6%
Real Estate-Residential                                 37.1%               29.5%
Commercial, Financial & Agricultural                    10.6%               17.9%
Loans to Individuals                                    16.4%               15.3%

2001. Real estate construction loans, which comprised 8.6% of the portfolio, grew $4.3 million. This category includes both residential and commercial construction with the increase attributable to a number of development projects. Additionally, consumer loans increased by $2.7 million, or 2.1%, from $134.3 million at December 31, 2000, to $137.1 million at the close of 2001. Consumer loans represented 15.3% and 16.6% of the portfolio at the close of 2001 and 2000, respectively. Residential real estate loans increased by $27.4 million, or 9.0% in 2001 and represented 29.5% of the total portfolio at the end of 2001.

      Loans held for investment, net of unearned income, were $904.5 million at December 31, 2001. The increase of $93.2 million represents 11.5% growth from the $811.3 million level at December 31, 2000. The fourth quarter acquisition of four branches from BB&T and F&M accounted for $31.0 million of this growth. The addition of these loans did not materially affect the distribution of loan product types within the portfolio. First Community continues to place a strategic emphasis on relationship management and development. This style has continued to result in substantial increases in the total loan portfolio.

      The total loan to deposit ratio, a measure of the volume of loans supported by the customer deposit base, declined slightly, in comparison, from the prior year level of 91% to 90% at December 31, 2001. The decrease in the loan to deposit ratio is reflective of the $147.2 million increase in the loan portfolio (including loans held for sale) coupled with a larger and offsetting increase in deposits of $178.4 million. In addition to the previously mentioned increase in loans as a result of the recent branch acquisitions completed in the fourth quarter of 2001, a similar but larger increase in deposits was achieved in this acquisition of $113.5 million in deposits. The additional deposits and loans acquired in the branch acquisition accounted for approximately 12.6% and 3.8% of the total annual increase in deposits and loans held for investment respectively.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is maintained at a level sufficient to absorb probable loan losses inherent in the loan portfolio. The allowance is increased by charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged off. The provision for loan losses is calculated to bring the reserve to a level which, according to a systematic process of measurement, is reflective of the required amount needed to absorb probable losses inherent in the loan portfolio.

      Management performs quarterly assessments to determine the appropriate level of allowance. Differences between actual loan loss experience and estimates are reflected through adjustments that are made by either increasing or decreasing the loss provision based upon current measurement criteria. Commercial, consumer and mortgage loan portfolios are separated for purposes of determining the allowance. The specific components of the allowance include allocations to individual commercial credits and allocations to the remaining non-homogeneous and homogeneous pools of loans. Management's allocations are based on judgment of qualitative and quantitative factors about both the macro and micro economic conditions reflected within the portfolio of loans and the economy as a whole. Factors considered in this evaluation include, but are not necessarily limited to, probable losses from loan and other credit arrangements, the general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, trends in portfolio volume, maturity, composition, delinquencies and non-accruals. The current economic climate and impacts of the events of September 11, 2001, have resulted in the need for enhanced portfolio scrutiny in certain sectors of the portfolio and, as a result, the necessity for a higher level of the allowance for loan losses.

18 FCB Annual Report 2001

                                                                      Exhibit 13


                                                                                               DECEMBER 31,
NON-PERFORMING ASSETS                                                    2001         2000         1999         1998        1997
                                                                      ---------    ---------    ---------    ---------   ---------
(Amounts in Thousands)
Non-accrual Loans                                                     $   3,633    $   5,397    $   7,889    $   7,763   $   9,988
Loans 90 Days or more Past Due                                            1,351        1,208        1,259          377       4,391
Other Real Estate Owned                                                   3,029        2,406        1,950        3,547       1,472
                                                                      ---------    ---------    ---------    ---------   ---------
                                                                      $   8,013        9,011       11,098       11,687      15,851

Non-performing loans as a percentage of total loans                   %     0.6    %     0.8    %     1.3    %     1.3   %     2.1
Non-performing assets as a percentage of total loans
     and other real estate owned                                            0.9          1.1          1.6          1.9         2.4
Allowance for loan losses as a percentage of non-performing loans         279.9        186.3        130.1        140.1        79.3
Allowance for loan losses as a percentage of non-performing assets    %   174.1    %   136.5    %   107.2    %    97.6   %    72.0

As the fourth quarter progressed, with reports of business reductions and large-scale layoffs, it became apparent that the general model for quantifying the adequacy of the allowance required adjustment to reflect recessionary pressures and economic uncertainty. As a result of this review, the allowance for loan losses increased by approximately $1.6 million as of December 31, 2001, compared to December 31, 2000. Included in this increase was $0.5 million designated for loans acquired in the branch acquisition completed in the fourth quarter of 2001. While management has attributed the allowance for loan losses to various portfolio segments, the allowance is available for the entire portfolio.

      The allowance for loan losses represents 280% of non-performing loans at year-end 2001 versus 186% and 130% at December 31, 2000, and 1999, respectively. When other real estate is combined with non-performing loans, the allowance equals 174% of non-performing assets at the end of 2001 versus 137% and 107% at December 31, 2000 and 1999, respectively.

      Net charge-offs were $4.0 million in 2001, compared with $4.6 million in 2000 and $2.4 million in 1999, respectively. The $0.6 million decrease in net charge-offs in 2001 is principally attributable to a commercial loan charge-off in 2000 relating to the foreclosure of a residential land development loan in Beckley, West Virginia, as well as the write-down of a commercial loan in 2000 to reflect the estimated current market value at that time of the real estate securing the loan (a vacant convenience store) and surrounding property. A subsequent, but smaller, write-down of this loan was effected again in late 2001, based on the lack of resolution of the asset at the previously adjusted carrying value. The current year decrease in net charge-offs was achieved despite the substantial increase in the size of the loan portfolio. Net charge-offs for 1999 are reflective of the volume of loans outstanding during that year and the level of charge-off activity experienced.

NON-PERFORMING ASSETS

      Non-performing assets include loans on which interest accruals have ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. Total non-performing assets were $8.0 million at December 31, 2001 compared to $9.0 million at December 31, 2000. The levels of non-performing assets for the last five years are presented in the table above.

      Non-performing assets decreased $998,000 between 2000 and 2001, led primarily by a $1.8 million or 32.7% decline in non-accrual loans; however, this decline was partially offset by an increase of $623,000 in other real estate owned and an increase of $143,000 in loans 90 days past due. The decrease in non-accrual loans resulted from the resolution or liquidation of a number of commercial loan relationships as well as the write-down of a commercial loan to reflect the net realizable value of the asset. Additionally, loans past due over 90 days increased by only $143,000 despite the substantial increases in the loan portfolio over the past two years.

DEPOSITS

      Total deposits at December 31, 2001, increased $178.4 million or 19.8% when compared to December 31, 2000. Approximately $113.5 million of the increase related to deposits acquired through the branch acquisitions of Clifton Forge, Emporia and Drakes Branch, Virginia, on December 7, 2001. Not considering the acquisition, deposits increased for the year by $64.7 million. The Company utilized short-term advances from the Federal Home Loan Bank to supplement the funding needs of the Company throughout 2000 and 2001. In 2001, the average rate paid on interest bearing liabilities was 4.21%, down from the 4.43% in 2000.

      Average deposits increased to $939.8 million for 2001 versus $845.8 million in 2000, an increase of 11.1%, reflecting the effectiveness of new product offerings and marketing campaigns introduced during the year as well as a full year's impact in 2001 of the deposits from Citizens Southern which was acquired in October 2000. Average savings deposits decreased slightly by $3.7 million while time deposits increased by $66.5 million. Average interest-bearing demand and noninterest bearing demand deposits increased by $13.7 million and $17.7 million, respectively. Also affecting the general increase in average deposits were the branch acquisitions completed in the fourth quarter of 2001.

SHORT-TERM BORROWINGS

      The Company's short-term borrowings consist primarily of overnight Federal Funds purchased from the FHLB and securities sold under agreements to repurchase. This category of funding is a source of moderately priced short-term funds. Short-term borrowings increased on average approximately $3.6 million in comparison to the prior year. The increase in average short-term borrowings in 2001, along with the increase in average deposits of $94.0 million was accompanied by an offsetting increase in total loans as these funds were used to finance the loan portfolio growth. The price sensitivity of funding cost is managed by the Company's "Product Group", which monitors product and pricing initiatives including, among other things, the management of the overall cost of funds to assist in maintaining an acceptable net interest margin, and to act as a resource in developing new products and establishing pricing guidelines.

OTHER INDEBTEDNESS

      FHLB borrowings and other indebtedness, which represent long-term advances from the FHLB, and structured term borrowings from the FHLB increased by $10.0 million in 2001. The increase is attributable to the substantial loan growth experienced throughout the current year. Fixed rate FHLB advances and applicable interest rates were $10.0 million (4.30%), $8.0 million (5.95%) and $2.0 million (6.27%) maturing in 12/2002, 9/2003 and 9/2008, respectively. Additional borrowings, which represent indebtedness of approximately $125.0 million, are comprised of structured term convertible advances from the FHLB with final maturities between two and ten years. These convertible advances are callable by the FHLB based upon predefined factors in quarterly increments after a lockout period that may substantially shorten the lives of these instruments. The callability of these instruments is controlled by and at the option of the FHLB. The convertible advance with the earliest maturity ($25.0 million) occurs in June 2002, while the remainder ($100.0 million) matures in 2010.


20       FCB ANNUAL REPORT 2001

STOCKHOLDERS' EQUITY

      Risk-based capital ratios are a measure of the Company's capital adequacy. At December 31, 2001, the Company's Tier 1 capital ratio was 10.82% compared with 11.68% in 2000. Federal regulatory agencies use risk-based capital ratios and the leverage ratio to measure the capital adequacy of banking institutions. Risk-based capital guidelines, risk weight balance sheet assets, and off-balance sheet commitments are used in determining capital adequacy. The Company's total risk-based capital-to-asset ratio was 12.10% at the close of 2001 compared with 12.93% in 2000. Both of these ratios are well above the current minimum level of 8% prescribed for bank holding companies as depicted on Page 52 of the footnotes to the financial statements.

      The leverage ratio is the measurement of total tangible equity to total assets. The Company's leverage ratio at December 31, 2001 was 7.93% versus 8.37% at December 31, 2000, both of which are well above the minimum levels prescribed by the Federal Reserve as depicted on Page 52 of the footnotes to the financial statements.

TRUST AND INVESTMENT MANAGEMENT SERVICES

      As part of its community banking services, the Company offers trust management and estate administration services through its Trust and Financial Services Division (Trust Division). The Trust Division reported market value of assets under management of $486 million and $495 million at December 31, 2001, and 2000, respectively. The Trust Division manages intervivos trusts and trusts under will, develops and administers employee benefit plans and individual retirement plans and manages and settles estates. Fiduciary fees for these services are charged on a schedule related to the size, nature and complexity of the account.

      The Trust Division employs 17 professionals and support staff with a wide variety of estate and financial planning, investing and plan administration skills. Trust Division operating expenses totaled $1.3 million in 2001 and $1.4 million in 2000. These costs are comprised primarily of salaries and related benefits, investment services, asset custody fees and the cost of information processing systems. The Trust Division is located within the Company's banking offices in Bluefield, West Virginia. Services and trust development activities to other branch locations and primary markets are provided as an extension of this Bluefield location.

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

      Total liquidity of $526.9 million at December 31, 2001, is comprised of the following: cash on hand and deposits with other financial institutions of $47.8 million; securities available for sale of $354.0 million; investment securities held to maturity due within one year of $1.0 million; and Federal Home Loan Bank credit availability of $124.1 million.

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

      In order to mitigate the effect of changes in the general level of interest rates, the Company manages repricing opportunities and thus, its interest rate sensitivity. The Bank seeks to control its interest rate risk
(IRR) exposure to insulate net interest income and net earnings from fluctuations in the general level of interest rates. To measure its exposure to IRR, quarterly simulations of NII are performed using financial models that project NII through a range of possible interest rate environments including rising, declining, most likely and flat rate scenarios. The results of these simulations indicate the existence and severity of IRR in each of those rate environments based upon the current balance sheet position, assumptions as to changes in the volume and mix of interest-earning assets and interest-paying liabilities and management's estimate of yields attained in those future rate environments and rates that will be paid on various deposit instruments and borrowings. Specific strategies for management of IRR have included shortening the amortized maturity of new fixed-rate loans, increasing the volume of adjustable rate loans to reduce the average maturity of the Bank's interest-earning assets and monitoring the term structure of liabilities to maintain a balanced mix of maturity and repricing structures to mitigate the potential exposure. The simulation model used by the Company captures all earning assets, interest-bearing liabilities and all off balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook. Based upon the latest simulation, the Company believes that it is slightly biased toward an asset sensitive position. Absent adequate management, asset sensitive positions can negatively impact net interest income in a falling rate environment or, alternatively, positively impact net interest income in a rising rate environment.

      The Company has established policy limits for tolerance of interest rate risk that allow for no more than a 10% reduction in projected net interest income based on quarterly income simulations. The most recent simulation indicates that current exposure to interest rate risk is within the Company's defined policy limits.

      The following table summarizes the impact on NII and the Market Value of Equity (MVE) as of December 31, 2001, and 2000, respectively, of immediate and sustained rate shocks in the interest rate environment of plus and minus 100 and 200 basis points from the flat rate simulation. The results of the rate shock analysis depicted below differ from the results in quarterly simulations, in that all changes are assumed to take effect immediately; whereas, in the quarterly income simulations, changes in interest rates take place over a 24-month horizon simulating a more likely scenario for a changing rate environment. This table, which illustrates the prospective effects of hypothetical interest rate changes, is based upon numerous assumptions including relative and estimated levels of key interest rates over a twelve-month time period. This type of modeling technique, although useful,


22     FCB ANNUAL REPORT 2001

RATE SHOCK ANALYSIS


(AMOUNTS IN THOUSANDS)                            2001
                                              ------------------------------------------------------------
INCREASE (DECREASE) IN                        NET INTEREST        %           MARKET  VALUE            %
INTEREST RATES (BASIS POINTS)                    INCOME         CHANGE          OF EQUITY           CHANGE
200                                            $  1,950            3.5             (4,674)           (3.3)
100                                               1,059            1.9             (1,338)           (1.0)
(100)                                              (907)          (1.6)               637             0.5
(200)                                            (3,692)          (6.6)             1,396             1.0

                                                2000
                                              ------------------------------------------------------------
Increase (Decrease) in                        Net Interest       %             Market  Value           %
Interest Rates (Basis Points)                   Income         Change            of Equity          Change
200                                            $    98           0.2               (12,496)           (9.8)
100                                                698           1.5                (6,275)           (4.9)
(100)                                           (2,301)         (4.8)                1,113             0.9
(200)                                           (4,354)         (9.1)                2,675             2.1


does not take into account all strategies that management might undertake in response to a sudden and sustained rate shock as depicted. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, deposit or early withdrawals and product preference changes, and other internal/external variables.

      When comparing the impact of the rate shock analysis between 2001 and 2000, the 2001 changes in net interest income reflect the impact of the change in the balance sheet composition of assets and liabilities and as the structure moved toward greater asset sensitivity. Much of the change in balance sheet composition is attributed to the declining interest rate environment and the increased level of asset prepayments; whereas, the prior year interest rate environment was almost an inverse relationship, which reflected increasing rates throughout the year and corresponding lower prepayment levels. The inverse relationship is also displayed, to a certain degree, in the variances in projected net interest income and MVE for 2001 and 2000. Consequently, the hypothetical changes in interest rates have a larger effect on net interest income and the market value of equity in the prior year. The Company began to experience a shift in the balance sheet toward asset sensitivity in 2000, which was attributed to the reduced life of certain assets and the control measures taken in prior years, which continued throughout 2001, to reduce deposit cost and identify opportunities for product and net interest income enhancement. As a result, the deposit repricing led to a reduction in customer deposits during 1999, a corresponding increased reliance on non-core funding sources and an increase in the overall duration of equity. Since 1999, the overall duration of the balance sheet has declined and the mix of assets and liabilities is more closely matched; however, the Company continues to use short-term borrowing sources, including the FHLB as a means of funding asset growth and satisfying liquidity needs.

BANKERS INSURANCE

      To further enhance its community banking services, the Company in 1999 purchased an equity interest (currently 3.62%) in a company, which has now become known as Bankers Insurance, L.L.C. (Bankers Insurance). Bankers Insurance, a limited liability company, was formed through a consortium of banks with physical presence in Virginia, West Virginia, North Carolina, Tennessee and Maryland. The pool of capital developed was utilized to purchase five insurance agencies to date. These acquisitions are enabling the participating banks to collectively enter the property, casualty, life and health insurance sales market. With 14 office locations, Bankers Insurance is the fourth largest insurance agency in Virginia. Insurance products are now available in the bank's branches through referrals to Bankers Insurance. The Company believes that through its extensive network of bank branches and its thousands of customer relationships, it will be in a position to market significant volumes of insurance, particularly property and casualty insurance for homes and automobiles. The Company's entry into the insurance line of business is designed to provide new sources of fee revenue and further solidify the financial relationship between the company and its present customers.

RECENT LEGISLATION

UPDATE ON THE GRAMM-LEACH-BLILEY ACT OF 1999

      The Gramm-Leach-Bliley Act of 1999 (The Act) added important new consumer protections related to financial privacy. The law, which modernized financial services by allowing commercial banks, securities firms and insurance industries to compete with each other, also requires banks and other financial institutions to create and disclose privacy policies to their customers.

      These policies, which institutions began mailing in 2001, spell out how each bank collects, uses and safeguards customer information. Banks which share information with an unaffiliated company, in some cases, must offer customers the right to "opt out." The policies explain how to opt out by providing a response form or special phone number consumers may call.

      The protection of personal identifying information is an ongoing challenge for consumers, the government and the private sector. Like other businesses, banks are using technologies to make their products and services more convenient than ever. At the same time, banks are working to ensure their policies and practices are in sync with our customers' expectations of privacy.

      Additionally, The Act also protects consumers by directing regulators to establish standards that ensure the security and confidentiality of customer information; prohibit the transfer of credit card or other account numbers to third-party marketers; and outlawing pretext calling (which involves information brokers calling banks to obtain customer information with the intent to defraud the bank or customer).

      The Act also authorizes the establishment of Financial Holding Companies and Financial Subsidiaries which are eligible to engage in activities that are "financial in nature or incidental to financial in nature," or activities that are "complementary to financial activities." In addition, the Act blesses as "financial in nature" the acquisition of interests in, and control of, any company, "whether financial or not," through securities underwriting, merchant banking, or insurance company investments. In the case of securities affiliates, the investment must be part of a bona fide underwriting or merchant or investment banking activity, including investment activities engaged in for the purpose of appreciation and ultimate resale or disposition of investment. In the case of insurance companies, the portfolio investment must be made in the ordinary course of business of the insurance company in accordance with relevant state law governing such investments. The Act authorizes the Federal Reserve Board to determine, for bank holding company affiliates, what activities are financial in nature or incidental to financial in nature, or complementary to a financial activity. To date, First Community has not opted to qualify as a financial holding company and has not initiated any new financial subsidiaries.


24       FCB ANNUAL REPORT 2001

      First Community, as well as the industry, supported these provisions in The Act and remains committed to continuing its tradition of safeguarding confidential financial information.

BASEL COMMITTEE CAPITAL ACCORD

      The Basel Committee continues to work toward the development of the "New Basel Accord." The Accord provides the conceptual framework for assessing capital adequacy in a bank through three mutually reinforcing "pillars". The pillars address the adequate capitalization of a bank through risk assessment capital charges for risk inherent in the balance sheet and off balance sheet positions held, the strength of the control environment operated by the institution and market discipline of the bank to adequately disclose the risk and capital positions of the bank in such a way that these positions are more transparent.

      The proposed implementation of the Basel Committee's new Capital Accord (final document anticipated in 2002) is not until 2005. However, financial institutions affected by the Accord are preparing to make systems and process changes much sooner. The Accord is intended to provide banks with incentives to evolve toward an advanced Internal Risk Based framework while ensuring that banking organizations remain competitive and adequately capitalized. However, the proposals are complex and are not fully developed; therefore, the full impact of this legislation is not entirely understood at this time but will be studied in great detail to understand the necessary preplanning and implementation concerns and their overall impact. Additionally, continued consultations and lobbying relating to the issues are anticipated as well as are subsequent proposals from the Basel Committee.

ANTI-TERRORISM LEGISLATION AND DEVELOPMENTS AS A RESULT OF SEPTEMBER 11, 2001

      Although there were a number of rules and proposals that were introduced subsequent to September 11, 2001, two that have a significant impact upon the banking industry include House Resolutions (H.R.) 3004 and 3162. Banks strongly support the legislative developments embodied within H.R. 3004, the "Financial Anti-Terrorism Act of 2001" that intensifies efforts to thwart money laundering and terrorist financing activities. The Nation's war on terrorism has had a major impact on the urgency placed on understanding and knowing customers. Importantly, H.R. 3004 extends the reach of current laws applicable to banks to other sectors of the financial system. In order to assist identification of certain transactions, the Federal Bureau of Investigation has developed a new model, which is intended to spot suspicious activity and money laundering schemes. Rule 3162 entitled "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, "or the USA Patriot Act, has a number of provisions including enhanced domestic security against terrorism, enhanced surveillance procedures, an act entitled "International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001," provisions for protecting the borders, removing obstacles to investigating terrorism, providing for victims of terrorism and their families, the requirement for increased information sharing for critical infrastructure protection, strengthening the criminal laws against terrorism and improved intelligence, among other provisions.

CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets                                                 27
Consolidated Statements of Income                                           28
Consolidated Statements of Cash Flow                                        29
Consolidated Statements of Stockholders' Equity                             31
Notes to Consolidated Financial Statements                                  32
Report of Independent Auditors                                              61
Report on Management's Responsibilities                                     62


26       FCB ANNUAL REPORT 2001

CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED
BALANCE SHEETS

(Amounts in Thousands, Except Share Data)


                                                                                                 DECEMBER 31,
                                                                                            2001                2000
                                                                                        -----------         -----------
ASSETS
Cash and due from banks                                                                 $    47,566         $    38,457
Interest-bearing balances - Federal Home Loan Bank                                              249              11,786
Securities available for sale (amortized cost of $352,759, 2001; $210,126, 2000)            354,007             207,562
Securities held to maturity (market value, $43,393, 2001; $78,030, 2000)                     41,884              75,736
Loans held for sale                                                                          65,532              11,570
Loans held for investment, net of unearned income                                           904,496             811,256
     Less allowance for loan losses                                                          13,952              12,303
                                                                                        -----------         -----------
Net loans held for investment                                                               890,544             798,953
Premises and equipment                                                                       21,713              18,786
Other real estate owned                                                                       3,029               2,406
Interest receivable                                                                           8,765               9,261
Other assets                                                                                 18,468              19,299
Intangible assets                                                                            26,478              24,201
                                                                                        -----------         -----------
      TOTAL  ASSETS                                                                     $ 1,478,235         $ 1,218,017
                                                                                        ===========         ===========
LIABILITIES
Deposits
     Non-interest-bearing deposits                                                      $   161,346         $   128,584
     Interest-bearing deposits                                                              916,914             771,319
                                                                                        -----------         -----------
      TOTAL DEPOSITS                                                                      1,078,260             899,903
Interest, taxes and other liabilities                                                        15,852              13,238
Federal funds  purchased                                                                     26,500                  --
Securities sold under agreements to repurchase                                               79,262              46,179
FHLB borrowings and other indebtedness                                                      145,320             138,015
                                                                                        -----------         -----------
      TOTAL LIABILITIES                                                                   1,345,194           1,097,335
                                                                                        -----------         -----------
STOCKHOLDERS' EQUITY
Common stock, $1 par value; 15,000,000 shares authorized in 2001 and 2000;
     9,955,425 shares issued in 2001 and 9,052,112 in 2000; and 9,936,442 and
     9,040,370 shares outstanding in 2001 and 2000, respectively                              9,955               9,052
Additional paid-in capital                                                                   60,189              35,273
Retained earnings                                                                            62,566              78,097
Treasury stock, at cost                                                                        (424)               (202)
Accumulated other comprehensive income (loss)                                                   755              (1,538)
                                                                                        -----------         -----------
      TOTAL STOCKHOLDERS' EQUITY                                                            133,041             120,682
                                                                                        -----------         -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 1,478,235         $ 1,218,017
                                                                                        ===========         ===========


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Share and Per Share Data)


                                                                              YEARS ENDED DECEMBER 31,
                                                                     2001              2000              1999
                                                                 ----------        ----------        ----------
INTEREST  INCOME
Interest and fees on loans held for investment                   $   72,582        $   68,132        $   57,978
Interest on loans held for sale                                       2,956               281                58
Interest on securities-taxable                                       10,259            11,543            11,882
Interest on securities-nontaxable                                     6,190             5,575             5,689
Interest on federal funds sold and deposits in banks                    842               427               885
                                                                 ----------        ----------        ----------
      TOTAL INTEREST INCOME                                          92,829            85,958            76,492
                                                                 ----------        ----------        ----------
INTEREST  EXPENSE
Interest on deposits                                                 31,884            30,718            29,137
Interest on short-term borrowings                                     9,913             8,045             2,332
Interest on other indebtedness                                          612               616               781
                                                                 ----------        ----------        ----------
      TOTAL INTEREST  EXPENSE                                        42,409            39,379            32,250
                                                                 ----------        ----------        ----------
      NET INTEREST INCOME                                            50,420            46,579            44,242
                                                                 ----------        ----------        ----------
Provision for loan losses                                             5,134             3,986             2,893
                                                                 ----------        ----------        ----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            45,286            42,593            41,349
                                                                 ----------        ----------        ----------
NON-INTEREST INCOME
Fiduciary income                                                      1,815             1,804             2,092
Service charges on deposit accounts                                   5,966             4,007             3,640
Other service charges, commissions and fees                           1,435             1,361             1,095
Mortgage banking income                                               9,582             4,651             1,204
Net securities gains                                                    181                 1                --
Other operating income                                                1,296               668             2,701
                                                                 ----------        ----------        ----------
      TOTAL NON-INTEREST INCOME                                      20,275            12,492            10,732
                                                                 ----------        ----------        ----------
NON-INTEREST EXPENSE
Salaries  and employee benefits                                      19,830            16,046            13,132
Occupancy expense of bank premises                                    2,615             2,482             2,128
Furniture and equipment expense                                       1,814             1,698             1,743
Goodwill and core deposit amortization                                2,285             2,154             2,049
Other operating expense                                              11,481             8,588             8,405
                                                                 ----------        ----------        ----------
      TOTAL NON-INTEREST EXPENSE                                     38,025            30,968            27,457
                                                                 ----------        ----------        ----------
Income before income taxes                                           27,536            24,117            24,624
Income tax expense                                                    8,402             7,054             7,772
                                                                 ----------        ----------        ----------
      NET INCOME                                                 $   19,134        $   17,063        $   16,852
                                                                 ==========        ==========        ==========
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING                         9,944,310         9,607,217         9,642,830
                                                                 ==========        ==========        ==========
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING                       9,980,919         9,607,217         9,642,830
                                                                 ==========        ==========        ==========
BASIC AND DILUTED EARNINGS PER COMMON SHARE                      $     1.92        $     1.78        $     1.75
                                                                 ==========        ==========        ==========


See Notes to Consolidated Financial Statements.


28       FCB ANNUAL REPORT 2001

CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts in Thousands)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                              2001              2000              1999
                                                                           ---------         ---------         ---------
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income                                                                 $  19,134         $  17,063         $  16,852
Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
       Provision for loan losses                                               5,134             3,986             2,893
       Depreciation of premises and equipment                                  1,490             1,396             1,413
       Amortization of intangibles                                             2,119             2,156             2,020
       Net investment amortization and accretion                                 485               233               483
       Net gain on the sale of assets                                         (7,659)           (2,517)             (832)
       Mortgage loans originated for sale                                   (563,018)         (106,169)               --
       Proceeds from sale of mortgage loans                                  516,812           100,148                --
       Decrease (increase) in interest receivable                                874              (861)           (1,060)
       (Increase) decrease in other assets                                      (175)            8,454            (3,668)
       Increase (decrease) in other liabilities                                2,728                66              (754)
       Other, net                                                                (17)             (296)               80
                                                                           ---------         ---------         ---------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                          (22,093)           23,659            17,427
                                                                           ---------         ---------         ---------

INVESTING ACTIVITIES
Cash flows from investing activities:
Proceeds from sales of securities available for sale                          18,907             2,163             8,203
Proceeds from maturities and calls of securities available for sale          102,458            17,849            30,881
Proceeds from maturities and calls of investment securities                    1,602             3,016             5,278
Purchase of securities available for sale                                   (232,056)           (4,591)          (69,611)
Net increase in loans made to customers                                      (67,115)          (66,918)          (87,986)
Purchase of bank-owned life insurance                                             --            (4,100)               --
Cash provided by (used in) branch acquisitions, net                           77,021             3,065            (1,417)
Purchase of premises and equipment                                            (3,462)           (1,019)           (2,222)
Proceeds from sale of equipment                                                  127               466                82
                                                                           ---------         ---------         ---------
NET CASH USED IN INVESTING ACTIVITIES                                       (102,518)          (50,069)         (116,792)
                                                                           ---------         ---------         ---------

(Amounts in Thousands)

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                2001                 2000                  1999
                                                                             ----------------------------------------------------
FINANCING ACTIVITIES
Cash flows from financing activities:
Net increase (decrease) in demand and savings deposits                       $  36,144             $ (7,755)            $ (23,154)
Net increase (decrease) in time deposits                                        28,625               22,731               (19,579)
Net increase in short-term debt                                                 66,902               35,126                80,082
Repayment of long-term debt                                                        (14)                 (39)               (7,993)
Acquisition of treasury stock                                                     (599)              (2,869)               (1,542)
Cash paid in lieu of fractional shares                                              --                   --                   (18)
Dividends paid                                                                  (8,875)              (8,338)               (7,730)
                                                                             ---------             --------             ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                      122,183               38,856                20,066
                                                                             ---------             --------             ---------

CASH AND CASH EQUIVALENTS
Net (decrease) increase in cash and cash equivalents                            (2,428)              12,446               (79,299)
Cash and cash equivalents at beginning of year                                  50,243               37,797               117,096
                                                                             ---------             --------             ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $  47,815             $ 50,243             $  37,797
                                                                             =========             ========             =========


See Notes to Consolidated Financial Statements.


30      FCB ANNUAL REPORT 2001

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Amounts in Thousands, Except Share and Per Share Information)


                                                                                                            Accumulated
                                                                                                              Other
                                                                                                              Compre-
                                                               Additional                       Unallocated   hensive
                                                       Common    Paid-in   Retained   Treasury     ESOP       Income
                                                       Stock     Capital   Earnings     Stock      Shares     (Loss)       Total
                                                      -------   --------   --------    -------    -------    --------    ---------
BALANCE DECEMBER 31, 1998                             $ 8,992   $ 34,306   $ 60,250    $(1,403)   $(1,664)   $  1,238    $ 101,719
Comprehensive income:
      Net income                                           --         --     16,852         --         --          --       16,852
      Other comprehensive income
        Unrealized holding losses on securities
          available for sale, net of tax                   --         --         --         --         --      (6,711)      (6,711)
        Less reclassification adjustment for
          gains realized in net income, net of tax         --         --         --         --         --          --           --
                                                      -------   --------   --------    -------    -------    --------    ---------
          Comprehensive income                             --         --     16,852         --         --      (6,711)      10,141
Common dividends declared ($.80 per share)                 --         --     (7,730)        --         --          --       (7,730)
Purchase 71,589 treasury shares at $21.54 per share        --         --         --     (1,542)        --          --       (1,542)
Allocation of ESOP shares                                  --        (42)        --         --        942          --          900
                                                      -------   --------   --------    -------    -------    --------    ---------
BALANCE DECEMBER 31, 1999                               8,992     34,264     69,372     (2,945)      (722)     (5,473)     103,488
Comprehensive income:
      Net income                                           --         --     17,063         --         --          --       17,063
      Other comprehensive income
        Unrealized holding gains on securities
          available for sale, net of tax                   --         --         --         --         --       3,935        3,935
        Less reclassification adjustment for
          gains realized in net income, net of tax         --         --         --         --         --          --           --
                                                      -------   --------   --------    -------    -------    --------    ---------
          Comprehensive income                             --         --     17,063                    --       3,935       20,998
Common dividends declared ($.86 per share)                 --         --     (8,338)        --         --          --       (8,338)
Retirement of treasury shares                            (374)    (5,238)        --      5,612         --          --           --
Issuance of common stock                                  434      6,343         --         --         --          --        6,777
Purchase 145,682 treasury shares at $19.70 per share       --         --         --     (2,869)        --          --       (2,869)
Allocation of ESOP shares                                  --        (96)        --         --        722          --          626
                                                      -------   --------   --------    -------    -------    --------    ---------
BALANCE DECEMBER 31, 2000                               9,052     35,273     78,097       (202)        --      (1,538)     120,682
COMPREHENSIVE INCOME:
     NET INCOME                                            --         --     19,134         --         --          --       19,134
     OTHER COMPREHENSIVE INCOME
       UNREALIZED HOLDING GAINS ON SECURITIES
         AVAILABLE FOR SALE, NET OF TAX                    --         --         --         --         --       2,402        2,402
       LESS RECLASSIFICATION ADJUSTMENT FOR
         GAINS REALIZED IN NET INCOME, NET OF TAX          --         --         --         --         --        (109)        (109)
                                                      -------   --------   --------    -------    -------    --------    ---------
          COMPREHENSIVE INCOME                             --         --     19,134         --         --       2,293       21,427
COMMON DIVIDENDS DECLARED ($.89 PER SHARE)                 --         --     (8,875)        --         --          --       (8,875)
PURCHASE 27,036 TREASURY SHARES AT $22.17 PER SHARE        --         --         --       (599)        --          --         (599)
ALLOCATION OF ESOP SHARES                                  --         29         --        377         --          --          406
EFFECT OF 10% STOCK DIVIDEND                              903     24,887    (25,790)        --         --          --           --
                                                      -------   --------   --------    -------    -------    --------    ---------
BALANCE DECEMBER 31, 2001                             $ 9,955   $ 60,189   $ 62,566    $  (424)   $    --    $    755    $ 133,041
                                                      =======   ========   ========    =======    =======    ========    =========


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accounting and reporting policies of First Community Bancshares, Inc. ("First Community" or the "Company") and subsidiary conform to accounting principles generally accepted in the United States and to predominant practices within the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets. Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation. Subsequent to year-end, a 10% stock dividend was declared on February 19, 2002 for distribution on March 28, 2002 to shareholders of record March 1, 2002. As a result of the stock dividend, all per share amounts except stock prices have been retroactively adjusted in accordance with generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of First Community include the accounts of its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing balances on deposit with the Federal Home Loan Bank that are available for immediate withdrawal. Interest and income taxes paid were as follows:

                                         2001            2000            1999
                                       ---------------------------------------
                                                (Amounts in Thousands)
Interest                               $42,968         $37,526         $33,175
Income taxes                             6,945           7,206           8,195

Pursuant to agreements with the Federal Reserve Bank, the Company maintains a cash balance of approximately $1.0 million in lieu of charges for check clearing and other services.

SECURITIES AVAILABLE FOR SALE

Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at estimated fair value. Unrealized appreciation or depreciation in fair value above or below amortized cost is included in stockholders' equity net of income taxes which is entitled "Other Comprehensive Income." Premiums and discounts are amortized to expense or accreted to income over the life of the security. Gain or loss on sale is based on the specific identification method.

SECURITIES HELD TO MATURITY

Investments in debt securities that management has the ability and intent to hold to maturity are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities. Gain or loss on the call or maturity of investment securities, if any, is recorded


32      FCB ANNUAL REPORT 2001
based on the specific identification method. At December 31, 2001 and 2000, no securities were held for trading purposes and no trading account was maintained.

LOANS HELD FOR SALE AND DERIVATIVE FINANCIAL INVESTMENTS

Loans held for sale primarily consist of one to four family residential loans originated for sale in the secondary market and are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on sales of loans held for sale are included in mortgage banking income in the Consolidated Statements of Income.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Statement 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending upon the nature of the hedge, changes in the fair value of derivatives are either offset against the changes in the fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. As required, the Company adopted Statement 133 on January 1, 2001. Because of the limited use of derivatives on January 1, 2001, the adoption did not have a material impact on the Company's financial statements.

For loans to be sold, the Company enters into forward commitments or derivatives to manage the risk inherent in interest rate lock commitments made to potential borrowers. The inventory of loans and loan commitments (both retail and wholesale) are hedged to protect the Company from unusual fluctuations in the cash flows derived upon settlement of the loans with secondary market purchasers, and consequently, to achieve a desired margin upon delivery. The hedge transactions are used for risk mitigation and are not for trading purposes. The derivative financial instruments derived from these hedging transactions are recorded at fair value in the Consolidated Balance Sheets and the changes in fair value are reflected in the Consolidated Statements of Income. For the year ended December 31, 2001, the net accumulated derivative expense reflected in the Consolidated Statements of Income was $1.2 million.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level to absorb probable losses inherent in the loan portfolio. The Company consistently applies a monthly review process to continually evaluate loans for changes in credit risk. This process serves as the primary means by which the Company evaluates the adequacy of the allowance for loan losses. The Company's recorded allowance for loan losses is comprised of two components that relate to: i) the allowance allocated to specifically identified loan relationships that are on nonaccrual status, 90 days past due or more and loans with elements of credit weakness and ii) an allowance allocated to the remaining loans, grouped by similar characteristics, based on historical loss factors.

The allowance is allocated to specific loans to cover loan relationships identified with significant cash flow weakness and for which a collateral deficiency may be present. The reserves established under the specific reserve method are judged based upon the borrower's estimated cash flow and projected liquidation value of related collateral. The allowance is allocated to pools of loans based on historical loss experience to cover the homogeneous and nonhomogeneous loans not individually evaluated. Pools of loans are grouped by specific category and risk characteristics. To determine the amount of allowance needed for each loan category, an estimated loss percentage is developed based upon historical loss experience. The calculated percentage is used to determine the estimated allowance excluding any relationships specifically identified and evaluated. While allocations are made to specific loans and classifications within the various categories of loans, the reserve is available for all loan losses. In developing the allowance for loan losses, the Company also considers various inherent risk factors, such as current economic conditions, the level of delinquencies and nonaccrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, and any concentration of credits in certain industries or geographic areas.

The allowance for loan losses related to impaired loans is based upon the discounted cash flows or fair value of collateral when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. The impaired status of all loans designated as nonaccrual or which have been classified as "substandard" or "doubtful" is evaluated through the Company's loan review process. Certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans, are evaluated for impairment on an aggregate basis in accordance with the Company's policy.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives. Maintenance and repairs are charged to current operations while improvements are capitalized. Disposition gains and losses are reflected in current operations. Long-lived assets to be disposed of and certain intangibles are evaluated for impairment.

INCOME RECOGNITION

Accrual of interest on loans is based generally on the daily amount of principal outstanding. It is the Company's policy to discontinue the accrual of interest on loans based on the payment status and evaluation of the related collateral and the financial strength of the borrower. The accrual of interest income is normally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the loan is well secured and in process of collection. When interest accruals are discontinued, interest accrued and not collected in the current year is reversed and interest accrued and not collected from prior years is charged to the reserve for possible loan losses. Consumer revolving credit loans that become 180 days past due are automatically charged to the allowance for loan losses.

LOAN FEE INCOME

Loan origination and underwriting fees are recorded as a reduction of direct costs associated with loan processing, including salaries, review of legal documents,


34      FCB ANNUAL REPORT 2001
obtainment of appraisals, and other direct costs. Fees in excess of those related direct costs are deferred and amortized over the life of the related loan. Loan commitment fees are deferred and amortized over the related commitment period.

OTHER REAL ESTATE OWNED

Other real estate owned and acquired through foreclosure is stated at the lower of cost or fair value less estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the reserve for possible loan losses. Expenses incurred in connection with operating the properties, subsequent write-downs and gains or losses upon sale are included in other noninterest income and expense.

UNALLOCATED ESOP SHARES

The cost of unallocated employee stock ownership plan shares was included as a component of stockholders' equity. The plan shares were allocated to participant accounts over a period not to exceed seven years based upon relative employee compensation.

STOCK OPTIONS

The Company has a stock option plan for certain executives and directors accounted for under the intrinsic value method. Because the exercise price of the Company's employee/director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

INTANGIBLE ASSETS

The excess of the cost of an acquisition over the fair value of the net assets acquired is recorded as goodwill and amortized on a straight-line basis over varying periods of 15 to 20 years. The unamortized balance of goodwill was $25,349,000 and $23,794,000 at December 31, 2001 and 2000, respectively. A portion of the cost of purchased subsidiaries has been allocated to values associated with the future earnings potential of acquired deposits and is being amortized over the estimated lives of the deposits, ranging from seven to ten years. The unamortized balance of identified intangibles associated with acquired deposits was $1,128,000 and $407,000 at December 31, 2001 and 2000, respectively.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement 141, Business Combinations, and Statement 142, Goodwill and Other Intangible Assets. Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting. Use of the pooling-of-interests method is no longer permitted. While Statement 141 will impact the way in which future business combinations are accounted for, it had no effect on the Company's financial position or results of operations.

Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. This change is intended to provide investors with greater transparency regarding the economic value of goodwill and its impact on earnings. The amortization of goodwill, except for the portion of goodwill recorded and amortized in accordance with FASB Statement 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, ceases upon adoption of Statement 142 on January 1, 2002. During 2002, the Company will perform the required impairment tests of goodwill and indefinite lived intangible assets in accordance with the new standard. Application of the nonamortization provisions of Statement 142 will result in the elimination of goodwill amortization. Net income and basic and diluted earnings per share would have been $20.6 million, or $2.07 basic and $2.06 diluted earnings per share for the year ended December 31, 2001. Since management has not completed an impairment analysis, the potential for impairment cannot currently be determined.

RECENT ACCOUNTING DEVELOPMENTS

In August 2001, the FASB issued Statement 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002 with earlier application encouraged. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Implementation of Statement 143 is not expected to have a material impact on the Company's financial position or results of operations.

In October 2001, the FASB issued Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that is applicable to financial statements issued for fiscal years beginning after December 15, 2001 (January 2002 for calendar year-end companies). The FASB's new rules on asset impairment supersede FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to Be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. Implementation of Statement 144 is not expected to have a material impact on the Company's financial position or results of operations.

INCOME TAXES

Deferred income taxes, which are included in other assets, are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The components of other comprehensive income have been computed using a 40% effective tax rate.

EARNINGS PER SHARE

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average shares outstanding increased by the dilutive effect of stock options. The incremental shares for dilutive earnings per share related to the stock options were 36,609 in 2001. There was no such dilutive effect for 2000 and 1999.

NOTE 2. STOCK DIVIDEND

On February 19, 2002, the Company's Board of Directors authorized a 10% stock dividend to shareholders of record March 1, 2002. Average shares outstanding and per share amounts included in the consolidated financial statements have been adjusted to give effect to the stock dividend.

NOTE 3. MERGER AND ACQUISITIONS

On December 7, 2001, the Company completed the acquisition of several branches of Branch Banking and Trust Company of Virginia ("BB&T") and F& M Bank--Southern Virginia ("F&M") located in Clifton Forge, Emporia, and Drakes Branch, Virginia. The total consideration paid of $3.6 million resulted in an intangible


36      FCB ANNUAL REPORT 2001
asset of approximately $3.8 million. The consummation of this transaction resulted in $77 million in cash, an additional $114 million in deposits to the Bank, and $31 million in additional loans.

On October 31, 2000, First Community Bank, N. A. ("FCBNA"), the Company's wholly-owned banking subsidiary, acquired 100% of the common stock of Citizens Southern Bank, Inc., ("Citizens"), headquartered in Beckley, West Virginia. Upon acquisition, Citizens, formerly a state-chartered bank, had assets of approximately $67.8 million with two offices located in Beckley, West Virginia. Pursuant to the Agreement, the Company exchanged 1.74 shares of the Company's common stock for each of Citizens' 250,000 common shares. The total consideration paid resulted in an intangible asset of approximately $3.3 million. The acquisition was accounted for under the purchase method of accounting. Accordingly, results of operations of Citizens are included in the consolidated results from the date of acquisition. Had Citizens been included in the Company's results for the entire year of 2000, results would not have been materially different than those reported herein.

NOTE 4. SECURITIES AVAILABLE FOR SALE

As of December 31, the amortized cost and estimated fair value of securities classified as available for sale are as follows:

                                                                            2001
                                             --------------------------------------------------------------------
                                             AMORTIZED         UNREALIZED          UNREALIZED               FAIR
                                               COST               GAINS              LOSSES                VALUE
U.S. Government agency securities            $195,689             $  981             $  (467)             $196,203
States and political subdivisions              97,683              1,230              (1,464)               97,449
Other securities                               59,387              1,022                 (54)               60,355
                                             --------             ------             -------              --------
     TOTAL                                   $352,759             $3,233             $(1,985)             $354,007
                                             ========             ======             =======              ========


                                                                          2000
                                             --------------------------------------------------------------------
                                            Amortized          Unrealized          Unrealized              Fair
                                               Cost               Gains               Losses               Value
U.S. Government agency securities            $135,459             $  194             $(1,496)             $134,157
States and political subdivisions              34,664                565                (581)               34,648
Other securities                               40,003                323              (1,569)               38,757
                                             --------             ------             -------              --------
     TOTAL                                   $210,126             $1,082             $(3,646)             $207,562
                                             ========             ======             =======              ========

Securities available for sale with estimated fair values of $180,086,000 and $156,389,000 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

As a condition to membership in the Federal Home Loan Bank ("FHLB") system, FCBNA is required to subscribe to a minimum level of stock in the FHLB of Atlanta. At December 31, 2001, FCBNA owned approximately $8.6 million in stock which is classified as available for sale.

The amortized cost and estimated fair value of securities available for sale by contractual maturity, at December 31, 2001, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. During 2001, sales of securities available for sale resulted in gains of $209,000 and losses of $28,000; there were no sales of securities available for sale during 2000 and 1999.

                                                        U.S.            STATES                                             TAX
                                                     GOVERNMENT           AND                                           EQUIVALENT
                                                      AGENCIES &       POLITICAL         OTHER                           PURCHASE
                                                    CORPORATIONS      SUBDIVISIONS     SECURITIES          TOTAL           YIELD
----------------------------------------------------------------------------------------------------------------------------------
                                                                                  (AMOUNTS IN THOUSANDS)
AMORTIZED COST
Maturity:
     Within one year                                  $     --          $   846          $    --          $    846          8.38%
     After one year through five years                  21,388           20,646           23,162            65,196          6.11%
     After five years through ten years                 53,662           19,601           23,403            96,666          6.46%
     After ten years                                   120,639           56,590           12,822           190,051          6.68%
                                                      --------          -------          -------          --------
       TOTAL AMORTIZED COST                           $195,689          $97,683          $59,387          $352,759            --
                                                      ========          =======          =======          ========
Tax equivalent purchase yield                             5.84%            8.25%            5.91%             6.52%           --

Average maturity (in years)                              17.31            12.39            10.48             14.80            --
FAIR VALUE
Maturity:
     Within one year                                  $     --          $   858          $    --          $    858            --
     After one year through five years                  21,395           21,194           23,540            66,129            --
     After five years through ten years                 53,842           20,064           23,454            97,360            --
     After ten years                                   120,966           55,333           13,361           189,660            --
                                                      --------          -------          -------          --------
       TOTAL FAIR VALUE                               $196,203          $97,449          $60,355          $354,007            --
                                                      ========          =======          =======          ========


38      FCB Annual Report 2001

 NOTE 5. SECURITIES HELD TO MATURITY

The following table presents amortized cost and approximate fair values of investment securities held to maturity at December 31:

                                                                      2001
                                          --------------------------------------------------------
                                        AMORTIZED        UNREALIZED        UNREALIZED        FAIR
                                          COST             GAINS             LOSSES          VALUE
                                          ----             -----             ------          -----
                                                         (AMOUNTS IN THOUSANDS)
U.S. Government agency securities         $   743          $   16          $    --          $   759
States and political subdivisions          39,768           1,487               --           41,255
Other securities                            1,373               6               --            1,379
                                          -------          ------          -------          -------
     TOTAL                                $41,884          $1,509          $    --          $43,393
                                          =======          ======          =======          =======

                                                                     2000
                                         --------------------------------------------------------

                                         Amortized       Unrealized     Unrealized         Fair
                                           Cost            Gains          Losses           Value
                                           ----            -----          ------           -----
                                                          (Amounts in Thousands)
U.S. Government agency securities         $ 2,103          $    5          $(14)          $ 2,094
States and political subdivisions          72,264           2,298            --            74,562
Other securities                            1,369               6            (1)            1,374
                                          -------          ------          ----           -------
     TOTAL                                $75,736          $2,309          $(15)          $78,030
                                          =======          ======          ====           =======

Various investment securities classified as held to maturity with an amortized cost of approximately $4,439,000 and $6,804,000 were pledged at December 31, 2001 and 2000, respectively, to secure public deposits and for other purposes required by law.

As permitted upon adopting Statement 133 on January 1, 2001, the Company transferred securities with a carrying value of $31,954,000 from held to maturity to available for sale. At the date of transfer, these securities had an unrealized gain of approximately $792,000.

The following table presents maturities of investments by type on both an amortized cost and estimated fair value basis at December 31, 2001:

                                                U.S.          STATES
                                             GOVERNMENT         AND                                                TAX
                                             AGENCIES &      POLITICAL         OTHER                             PURCHASE
                                            CORPORATIONS   SUBDIVISIONS      SECURITIES            TOTAL           YIELD
                                            ------------   ------------      ----------            -----           -----
                                                                           (AMOUNTS IN THOUSANDS)
AMORTIZED COST
Maturity:
   Within one year                             $ --           $    --           $  998           $   998           8.07%
   After one year through five years            562             4,011               75             4,648           8.22%
   After five years through ten years           181            12,561              300            13,042           8.60%
   After ten years                               --            23,196               --            23,196           8.69%
                                               ----           -------           ------           -------
     TOTAL AMORTIZED COST                      $743           $39,768           $1,373           $41,884             --
                                               ====           =======           ======           =======
Tax equivalent purchase yield                  6.22%             8.67%            7.67%             8.59%            --
Average maturity (in years)                    3.14             10.18             2.00              9.79             --
FAIR VALUE
Maturity:
   Within one year                             $ --           $    --           $1,004           $ 1,004             --
   After one year through five years            569             4,254               75             4,898             --
   After five years through ten years           190            13,045              300            13,535             --
   After ten years                               --            23,956               --            23,956             --
                                               ----           -------           ------           -------
     TOTAL FAIR VALUE                          $759           $41,255           $1,379           $43,393             --
                                               ====           =======           ======           =======

NOTE 6. LOANS

Loans consist of the following at December 31:

                                                                               2001              2000
                                                                             --------          --------
                                                                               (Amounts in Thousands)
 Real estate-commercial                                                      $259,717          $222,571
 Real estate-construction                                                      77,402            73,087
 Real estate-residential                                                      267,139           293,732
 Commercial, financial and agricultural                                       162,173            86,887
 Loans to individuals for household and other consumer expenditures           137,104           134,330
 All other loans                                                                  961               649
                                                                              --------          --------
                                                                              $904,496          $811,256
                                                                              ========          ========


40  FCB ANNUAL REPORT 2001

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 2001.

Financial instruments whose contract amounts represent credit risk at December 31, 2001 are commitments to extend credit (including availability of lines of credit) - $88.4 million, and standby letters of credit and financial guarantees written - $6.8 million. At December 31, 2001, FCBNA's subsidiary, United First Mortgage, Inc. ("UFM"), had commitments to originate loans of $32.2 million.

Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management's credit evaluation and underwriting guidelines for the particular loan. The total commitments outstanding at December 31, 2001 are summarized in the following table.

                                                                            2001
                                                               ----------------------------------
                                                                 AMOUNT                 RATE
                                                                    (AMOUNTS IN THOUSANDS)
Real estate-commercial (fixed)                                 $  6,084            6.00 -- 11.00%
Real estate-commercial (variable)                                22,371            4.41 -- 10.00%
Real estate-construction (fixed)                                 12,930            3.91 -- 10.50%
Real estate-construction (variable)                               5,538            4.30 --  9.00%
Real estate-residential (fixed)                                  35,890*           6.25 -- 18.00%
Real estate-residential (variable)                               12,894            4.25 -- 14.00%
Commercial, financial, agricultural (fixed)                      10,642            3.93 -- 18.00%
Commercial, financial, agricultural (variable)                   15,219            4.63 -- 10.50%
Loans to individuals for household and other consumer
 expenditures (fixed)                                             4,863            4.15 -- 18.50%
Loans to individuals for household and other consumer
  expenditures (variable)                                           953            4.25 -- 14.50%
                                                               --------
TOTAL                                                          $127,384
                                                               ========

*    Includes $32.2 million in loan commitments by UFM

Management analyzes the loan portfolio regularly for concentrations of credit risk, including concentrations in specific industries and geographic location. At December 31, 2001, commercial real estate loans comprised 43% of the total loan portfolio. Commercial loans include loans to small to mid-size industrial, commercial and service companies that include but are not limited to coal mining companies, manufacturers, automobile dealers, and retail and wholesale merchants. Commercial real estate projects represent several different sectors of the commercial real estate market, including residential land development, apartment building operators, commercial real estate lessors, and hotel/motel developers. Management believes that concentration risk from these loans is minimal, as these loans are geographically diverse and are generally located in economically strong metropolitan markets in Virginia and North Carolina. Additionally, strict underwriting standards requiring comprehensive reviews and independent evaluations are performed on virtually all commercial loans by Credit Administration and Loan Committees prior to approval. Updates to these loan reviews are done periodically on a semiannual or annual basis depending on the size of the loan relationship.

The majority of the loans in the current portfolio, other than commercial and commercial real estate, were made and collateralized in West Virginia, Virginia, North Carolina and the surrounding mid-Atlantic area. Although sections of the West Virginia and Southwestern Virginia economies are closely related to natural resource production, they are supplemented by service industries. The current economies of the Company's markets are seen as relatively stable and are not seen as highly subject to


42  FCB ANNUAL REPORT 2001
volatile economic change. The Company's presence in three states, West Virginia, Virginia, and North Carolina, provides additional diversification against geographic concentrations of credit risk.

In the normal course of business, the banking subsidiary of the Company has made loans to directors and executive officers of the Company and its subsidiary. All loans and commitments made to such officers and directors and to companies in which they are officers, or have significant ownership interest, have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate dollar amount of such loans was $7.8 million and $10.2 million at December 31, 2001 and 2000, respectively. Advances and repayments of these loans during 2001 were $1.2 million and $3.6 million, respectively.

NOTE 7. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:

                                          2001               2000               1999
                                        --------           --------           --------
                                                     (Amounts in Thousands)
Balance, January 1                      $ 12,303           $ 11,900           $ 11,404
Recoveries credited to reserve               911                902                610
Provision for loan losses                  5,134              3,986              2,893
Acquisition balance                          484              1,051                 --
                                        --------           --------           --------
                                          18,832             17,839             14,907
Loans charged-off                         (4,880)            (5,536)            (3,007)
                                        --------           --------           --------
Balance, December 31                    $ 13,952           $ 12,303           $ 11,900
                                        ========           ========           ========

The following table presents the Company's investment in loans considered to be impaired and related information on those impaired loans:

                                                                          2001       2000
                                                                          ----       ----
                                                                       (Amounts in Thousands)
Recorded investment in loans considered to be impaired                     $5,129    $2,795
Loans considered to be impaired that were on a nonaccrual basis             1,229     2,795
Allowance for loan losses related to loans considered to be impaired        1,310       419
Average recorded investment in impaired loans                               5,674     3,001
Total interest income recognized on impaired loans                            255        15

During 2001, 2000 and 1999, $2,116,000, $2,530,000 and $1,667,000 of assets were acquired through foreclosure and transferred to real estate owned.

NOTE 8. PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                                          2001             2000
                                                         -------          -------
                                                           (Amounts in Thousands)
Land                                                     $ 7,123          $ 5,807
Bank premises                                             22,258           20,703
Equipment                                                 15,831           15,199
                                                         -------          -------
                                                          45,212           41,709
Less: accumulated depreciation and amortization           23,499           22,923
                                                         -------          -------
      TOTAL                                               21,713           18,786
                                                         =======          =======

NOTE 9. OTHER INDEBTEDNESS

Other indebtedness includes structured term borrowings from the FHLB of $135,000,000 in the form of convertible and callable advances of $125,000,000 and noncallable advances of $10,000,000. The callable advances may be called based on predefined factors in quarterly increments after a lockout period, which may substantially shorten the lives of these instruments. If these advances are called, the debt may be paid in full, converted to another FHLB credit product or converted to an adjustable rate advance. Contractual maturities are $35,000,000 in 2002 and $100,000,000 in 2010. The weighted average rate for this debt is 5.86%.

The Company's banking subsidiary is a member of the FHLB which provides credit in the form of short-term and long-term advances collateralized by various mortgage assets. At December 31, 2001, credit availability with the FHLB totaled approximately $124.1 million. Advances from the FHLB are secured by stock in the FHLB of Atlanta, qualifying first mortgage loans of $382.7 million, mortgage-backed securities, and certain other investment securities. The FHLB advances are subject to restrictions or penalties in the event of prepayment.

Additional indebtedness consists of term borrowings with the FHLB of $10,000,000 as of December 31, 2001 and 2000. This debt has a weighted average interest rate of 6.01% and $8,000,000 matures in 2003, while $2,000,000 matures in 2008. Other various debt obligations of the Company approximated $320,000 at December 31, 2001 and $3,015,000 at December 31, 2000.


44  FCB ANNUAL REPORT 2001

NOTE 10. DEPOSITS

At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

                          (In Thousands)
2002                         $476,725
2003                           69,806
2004                           13,155
2005                           15,115
2006 and thereafter            15,589
                             --------
                             $590,390
                             ========

Time deposits, including Certificates of Deposit issued in denominations of $100,000 or more, amounted to $173.0 million and $136.6 million at December 31, 2001 and 2000, respectively. Interest expense on these certificates was $6.7 million, $6.5 million, and $5.4 million for 2001, 2000, and 1999, respectively.

At December 31, 2001, the scheduled maturities of certificates of deposit of $100,000 or more are as follows:

                                (In Thousands)
Three Months or Less               $ 51,729
Over Three to Six Months             52,867
Over Six to Twelve Months            23,943
Over Twelve Months                   44,503
                                   --------
   TOTAL                           $173,042
                                   ========

NOTE 11. INCOME TAXES

                                                     YEARS ENDED DECEMBER 31,
                                               2001            2000            1999
                                              ------          ------          ------
INCOME TAXES ARE AS FOLLOWS:                         (Amounts in Thousands)
   Income exclusive of securities gains       $8,330          $7,053          $7,772
   Net securities gains                           72               1              --
                                              ------          ------          ------
                                              $8,402          $7,054          $7,772
                                              ======          ======          ======

                                                       YEARS ENDED DECEMBER 31,
                                             2001              2000              1999
                                            -------           -------           -------
INCOME TAX PROVISIONS CONSIST OF:                       (Amounts in Thousands)
    Current tax expense                     $ 8,734           $ 7,150           $ 8,324
    Deferred tax (benefit) expense             (332)              (96)             (552)
                                            -------           -------           -------
                                            $ 8,402           $ 7,054           $ 7,772
                                            =======           =======           =======

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts deducted for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax assets as of December 31, 2001 and 2000 are as follows:

                                                       2001       2000
                                                      ------     ------
                                                    (Amounts in Thousands)
DEFERRED TAX ASSETS:
  Allowance  for loan losses                          $5,514     $4,834
  Unrealized losses on assets                            203        161
  Deferred compensation                                  916        908
  Deferred insurance premiums                            256        253
  Other                                                  148         --
  Unrealized loss on securities available for sale        --      1,025
                                                      ------     ------
    Total deferred tax assets                         $7,037     $7,181
                                                      ======     ======

DEFERRED TAX LIABILITIES:
  Intangible and purchase accounting adjustments      $  601     $  970
  Fixed assets                                           267        287
  Deferred loan fees                                     397         93
  Unrealized gain on securities available for sale       494         --
  Other                                                1,145        962
                                                      ------     ------
    Total deferred tax liabilities                     2,904      2,312
                                                      ------     ------
    Net deferred tax assets                           $4,133     $4,869
                                                      ======     ======

The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                               2001        2000       1999
                                                             -------     -------     -------

Tax at statutory rate                                          35.00%    35.00 %     35.00 %
(Reductions) increase resulting from:
  Tax-exempt interest on investment securities and loans       (7.31)%     (7.77)%  (7.90)%
  State income taxes, net of federal benefit                    2.55 %      2.36 %   2.62 %
  Amortization of purchase accounting adjustments               1.57 %      1.90 %   1.80 %
  Other, net                                                   (1.30)%     (2.19)%   0.08 %
                                                             -------     -------     -------
Effective tax rate                                           30.51 %     29.30 %     31.60 %
                                                             =======     =======     =======


46  FCB ANNUAL REPORT 2001

NOTE 12. EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP PLAN

The Company maintains an Employee Stock Ownership and Savings Plan ("KSOP"). Coverage under the plan is provided to all employees meeting minimum eligibility requirements. Annual contributions to the stock portion of the plan are made at the discretion of the Board of Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense recognized by the Company related to the Employee Stock Ownership Plan was $948,000, $992,000 and $918,000 in 2001, 2000 and 1999, respectively.

EMPLOYEE SAVINGS PLAN

The Company provides a 401(k) Savings feature within the KSOP that is available to substantially all employees meeting minimum eligibility requirements. The cost of Company contributions under the Savings Plan component of the KSOP was $216,000, $66,000, and $149,000 in 2001, 2000 and 1999, respectively. The
Company's matching contributions are at the discretion of the Board up to 100% of elective deferrals of no more than 6% of compensation. The Company matching rate was 50% for 2001, and 25% for 2000 and 1999.

EMPLOYEE WELFARE PLAN

The Company provides various medical, dental, vision, life, accidental death and dismemberment and long-term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long-term disability coverage are automatic). The health plan is managed by a third party administrator ("TPA"). Monthly employer and employee contributions are made to the trust, against which the TPA processes and pays claims. Stop loss insurance coverage limits the Company's funding requirements and risk of loss to $50,000 and $1.9 million for individual and aggregate claims, respectively. Total cost incurred under the plan was $1.5 million, $1.20 million, and $0.95 million in 2001, 2000 and 1999, respectively.

The Company has a post-retirement obligation for a certain group of retirees that relates to benefits received prior to 1993. The obligation, which approximated $186,000 and $224,000 at December 31, 2001 and 2000, is being amortized over the average remaining life expectancy of the retirees. Amortization expense approximated $37,000 in 2001, 2000 and 1999.

DEFERRED COMPENSATION PLANS

The banking subsidiary of the Company has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing at retirement or death. The liability at December 31, 2001 and 2000 was approximately $750,000 and $790,000, respectively. The expenses associated with this plan for 2001, 2000 and 1999 were $91,000, $138,000 and $76,000, respectively. The obligation is based upon the present value of the expected payments and estimated life expectancies.

EXECUTIVE RETENTION PLAN

The Company maintains an Executive Retention Plan for key members of senior management. This Plan provides for a benefit at normal retirement (age 65) targeted at 35% of final compensation projected at an assumed 3% salary progression rate. Benefits under the Plan become payable at age 62. Actual benefits payable under the Retention Plan are dependant on an indexed retirement benefit formula which accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company. Additionally, during 2001, the Company entered into a similar retirement plan arrangement as described below with nonemployee board members of the Company.

The Company funded the contracts through the purchase of bank-owned life insurance, (BOLI), which is anticipated to fully fund the projected benefit payout after retirement. The total amount invested in BOLI for the Executive Retention Plan during 2000 and the corresponding cash surrender value at December 31, 2001 was $4.1 million and $4.5 million, respectively. The associated obligation expense incurred in connection with the Plan was $156,000 and $193,000 for 2001 and 2000, respectively. The income derived from policy appreciation was $240,000 and $184,000 in 2001 and 2000, respectively. A portion of the pre-existing life insurance contracts were reallocated and used to fund the newly created Director Supplemental Retirement Plan referenced below.

In connection with the Executive Retention Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the "Agreements") with the individuals covered under the Plan. Under the Agreements, the Company shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the plan participants under life insurance contracts referenced in the Plan. The Company as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies.

The Plan also contain provisions for change of control, as defined, which allow the participants to retain benefits, subject to certain conditions, under the Plan in the event of a change in control. Because the Executive Retention Plan was designed to retain the future services of key executives, no benefits are payable under the Plan in the event of voluntary termination prior to retirement as defined within the Plan.

DIRECTORS SUPPLEMENTAL
RETIREMENT PLAN

In 2001, the Company established a Directors Supplemental Retirement Plan for its non-employee Directors. This Plan provides for a benefit upon retirement from service on the Board at specified ages depending upon length of service or death. Benefits under the Plan become payable at age 70, 75, and 78 depending upon the individual director's age and original date of election to the Board. Actual benefits payable under the Plan are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company.

In connection with the Directors Supplemental Retirement Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the "Agreements") with the directors covered under the Plan. Under the Agreements, the Company shares 80% of death benefits (after recovery of cash


48  FCB ANNUAL REPORT 2001
surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the Retention Plan. The Company, as owner of the policies retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies. Because the Plan was designed to retain the future services of Board members, no benefits are payable under the Plan in the event of voluntary or involuntary termination prior to retirement age as defined in the Plan document.

The Plan also contains provisions for change of control, as defined, which allow the Directors to retain benefits under the Plan in the event of a termination of service, other than for cause, during the 12 months prior to a change in control or anytime thereafter, unless the Director voluntarily terminates his service within 90 days following the change in control.

The Plan expense associated with the Directors Supplemental Retirement Plan for 2001 was $32,000.

STOCK OPTIONS

In 1999, the Company instituted a Stock Option Plan to encourage and facilitate investment in the common stock of the Company by key executives and to assist in the long-term retention of service by those executives. The Plan covers key executives as determined by the Company's Board of Directors from time to time. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 302,500 (adjusted for the 10% stock dividend) shares. The options granted under the Plan represent the rights to acquire the option shares with deemed grant dates of January 1 for each year beginning with the initial year granted and the following four anniversaries. All stock options granted pursuant to the Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value (as defined by the Plan) of the Company's common stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the Plan are exercisable for a period of five years after the date of the grantee's retirement (provided retirement occurs at or after age 62), and at disability, or death. If employment is terminated other than by retirement, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.

In the fourth quarter of 2001, the Company also granted stock options to nonemployee directors. The Director Option Plan was implemented to facilitate and encourage investment in the common stock of the Company by nonemployee directors whose efforts, solely as a director, are expected to contribute to the Company's future growth and continued success. The options granted pursuant to the Plan are exercisable at the earlier of 10 years from the date of grant or two years after the optionee ceases to serve as a director of the Corporation. Options not exercised within the appropriate time shall expire and be deemed cancelled. The Plan covers nonemployee directors as determined by the Company's Board of Directors. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 99,000 (adjusted for the 10% stock dividend) shares.

Pro forma disclosure information regarding net income and earnings per share is determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions: i) risk-free interest rate of 5.15%, 6.00% and 6.25% for 2001, 2000 and 1999, respectively; ii) a dividend yield of 3.40%, 5.21% and 4.50% for 2001, 2000 and 1999, respectively; iii) volatility factors for the expected market price of the Company's common stock of 31.2%, 26.1% and 32.8% for 2001, 2000 and 1999, respectively; and iv) a weighted-average expected life of the option of 12.2, 13.7 and 14.8 years, for 2001, 2000 and 1999, respectively.

The effect of option shares on earnings per share relates to the dilutive effect of the underlying options outstanding. To the extent the granted exercise share price is less than the current market price, ("in the money"), there is an economic incentive for the shares to be exercised and an increase in the dilution effect on earnings per share.

Pro forma net income and earnings per share for the years ended December 31 would have been estimated as follows:

                                      2001             2000       1999
                                      ----             ----       ----
                                  (Amounts in Thousands Except Per Share Data)
Net income                           $18,933         $17,063     $16,852
Basic earnings per share             $  1.90         $  1.78     $  1.75
Fully diluted earnings per share     $  1.90         $  1.78     $  1.75

A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:

                                            2001                    2000                      1999
                                            ----                    ----                      ----
                                              WEIGHTED-                 Weighted-                  Weighted-
                                    OPTION    AVERAGE        Option      Average       Option      Average
                                    SHARES  EXERCISE PRICE   Shares   Exercise Price   Shares    Exercise Price
Outstanding, beginning of year      84,451     $19.69        59,968       $21.78        59,968       $21.78
Granted                            120,601      17.90        59,968        17.60            --           --
Exercised                               --         --            --           --            --           --
Forfeited                            2,750      15.33        35,484        19.69            --           --
                                   -------     ------       -------       ------       -------       ------
Outstanding, end of year           202,302     $18.65        84,451       $19.69        59,968       $21.78
                                   =======     ======       =======       ======       =======       ======

Exercisable at end of year          49,500     $23.91            --       $   --            --       $   --
Weighted-average fair value of
  options granted during the year  $  5.28                  $  2.97       $              $4.06       $


50  FCB ANNUAL REPORT 2001

The range of exercise prices for options outstanding as of December 31, 2001 was $15.33 to $23.91 and the estimate of the weighted-average remaining contractual life of all options is 12.21 years. The weighted average exercise price and the life of the exercisable options at year-end are $23.91 and five years, respectively. These options pertain to the nonemployee director option plan implemented in the current year.

NOTE 13. LITIGATION

In the normal course of business, the Company is a defendant in various legal actions and asserted claims most of which involve lending and collection activities. While the Company and legal counsel are unable to assess the ultimate outcome of each of these matters with certainty, they are of the belief that the resolution of these actions should not have a material adverse affect on the financial position of the Company.

NOTE 14. REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

The primary source of funds for dividends paid by the Company is dividends received from its subsidiary bank. Dividends paid by the subsidiary bank are subject to restrictions by banking regulations. The most restrictive provision of the regulations requires approval by the Office of the Comptroller of the Currency if dividends declared in any year exceed the year's net income, as defined, plus retained net profit of the two preceding years. At December 31, 2001, subsidiary accumulated earnings available for distribution as dividends to the Company without prior approval were $27.9 million plus earnings for the period up to the dividend date.

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

Quantitative measures established by regulation to ensure capital adequacy require First Community Bancshares, Inc. and the Bank to maintain minimum amounts and ratios (set forth in the following table on page 52 for total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2001, the Company and banking subsidiary met all capital adequacy requirements to which they are subject.

As of December 31, 2001 and 2000, the most recent notifications from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the institution's category.

                                                                         DECEMBER 31, 2001
                                                                         -----------------
                                                                                                    TO BE WELL
                                                                                                    CAPITALIZED
                                                                                                    UNDER PROMPT
                                                                              FOR CAPITAL            CORRECTIVE
                                                                               ADEQUACY                ACTION
                                                        ACTUAL                  PURPOSES             PROVISIONS
                                                        ------                  --------             ----------
                                                 AMOUNT         RATIO     AMOUNT        RATIO   AMOUNT         RATIO
TOTAL CAPITAL TO RISK-WEIGHED ASSETS
First Community Bancshares, Inc.                $118,296        12.10%    78,234        8.00%       N/A          N/A
First Community Bank, N. A                       106,957        10.98%    77,933        8.00%    97,417        10.00%
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
First Community Bancshares, Inc.                $105,809        10.82%    39,117        4.00%       N/A          N/A
First Community Bank, N. A                        94,753         9.73%    38,967        4.00%    58,450         6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE)
First Community Bancshares, Inc.                $105,809         7.93%    53,398        4.00%       N/A          N/A
First Community Bank, N. A                        94,753         7.13%    53,170        4.00%    66,462         5.00%

                                                                         December 31, 2000
                                                                         -----------------
                                                                                                    To Be Well
                                                                                                    Capitalized
                                                                                                    Under Prompt
                                                                             For Capital            Corrective
                                                                              Adequacy                Action
                                                        Actual                Purposes               Provisions
                                                        ------                --------               ----------
                                                 Amount        Ratio     Amount       Ratio     Amount        Ratio
TOTAL CAPITAL TO RISK-WEIGHED ASSETS
First Community Bancshares, Inc.                $108,535        12.93%    67,162        8.00%       N/A          N/A
First Community Bank, N. A                        96,717        11.57%    66,858        8.00%    83,573        10.00%
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
First Community Bancshares, Inc.                $ 98,019        11.68%    33,581        4.00%       N/A          N/A
First Community Bank, N. A                        86,247        10.32%    33,429        4.00%    50,144         6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE)
First Community Bancshares, Inc.                $ 98,019         8.37%    46,827        4.00%       N/A          N/A
First Community Bank, N. A                        86,247         7.39%    46,684        4.00%    58,354         5.00%


52  FCB ANNUAL REPORT 2001

NOTE 15. OTHER OPERATING EXPENSES

Included in other operating expenses are certain functional costs, the total of which exceeds one percent of combined interest income and noninterest income. Following are such costs for the years indicated:

                                      YEARS ENDED DECEMBER 31,
                                      2001     2000     1999
                                      ----     ----     ----
                                        (Amounts in Thousands)
 Advertising and public relations    $1,223     $ *     $ *
 Other service fees                   1,261       *       *

*    Cost did not exceed the one percent requirement for the reported period.

NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practical to estimate the value. FASB Statement 107 defines a financial instrument as cash, evidence of ownership in an entity, or a contract that conveys or imposes on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

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

                                                                             2001                      2000
                                                                             ----                      ----
                                                                   CARRYING        FAIR       Carrying       Fair
                                                                    AMOUNT        VALUE        Amount        Value
                                                                                  (Amounts in Thousands)
ASSETS:
     Cash and due from banks                                        $ 47,815     $ 47,815     $ 50,243     $ 50,243
     Securities available for sale                                   354,007      354,007      207,562      207,562
     Securities held to maturity                                      41,884       43,393       75,736       78,030
     Derivative financial instruments                                    480          480           --           --
     Loans held for sale                                              65,532       65,532       11,570       11,570
     Loans held for investment (net of allowance for loan loss)      890,544      905,361      798,953      806,751
     Interest receivable                                               8,765        8,765        9,261        9,261

LIABILITIES:
     Demand deposits                                                 161,347      161,347      128,584      128,584
     Interest-bearing demand deposits                                183,685      183,685      137,763      137,763
     Savings deposits                                                142,839      142,839      131,039      131,039
     Time deposits                                                   590,390      593,548      502,517      499,961
     Federal funds purchased                                          26,500       26,500           --           --
     Securities sold under agreements to repurchase                   79,262       79,524       46,179       46,179
     Interest, taxes and other obligations                            15,852       15,852       13,238       13,238
     Other indebtedness                                              145,320      155,104      138,015      142,368

FINANCIAL INSTRUMENTS WITH BOOK VALUE EQUAL TO FAIR VALUE

The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest, taxes and other liabilities are considered to be equal to fair value as a result of the short-term nature of these items.

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


54  FCB ANNUAL REPORT 2001

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are recorded at estimated fair value based upon current market pricing for similar instruments.

LOANS

The estimated value of loans held for investment is measured based upon discounted future cash flows and using the current rates for similar loans. Loans held for sale are recorded at lower of cost or estimated fair value. The fair value of loans held for sale is determined based upon the market sales price of similar loans.

DEPOSITS AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

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

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information related to First Community Bancshares, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, 2000 and 1999 is as follows:

CONDENSED BALANCE SHEETS

                                                        DECEMBER 31,
                                                     2001             2000
                                                  --------------------------
                                                  (Amounts in Thousands)
ASSETS
Cash                                              $   5,820       $   8,515
Investment in subsidiary                            121,679         108,722
Other assets                                          6,056           3,746
                                                  ---------       ---------
  Total Assets                                    $ 133,555       $ 120,983
                                                  =========       =========

Liabilities
Other liabilities                                 $     514       $     301

STOCKHOLDERS' EQUITY
Common stock                                          9,955           9,052
Additional paid-in capital                           60,189          35,273
Retained earnings                                    62,566          78,097
Treasury stock                                         (424)           (202)
Accumulated other comprehensive income                  755          (1,538)
                                                  ---------       ---------
  Total Stockholders' Equity                        133,041         120,682
                                                  ---------       ---------
  Total Liabilities and Stockholders' Equity      $ 133,555       $ 120,983
                                                  =========       =========


CONDENSED STATEMENTS OF INCOME

                                                                   December 31,
                                                        2001           2000           1999
                                                    ----------------------------------------
                                                           (Amounts in Thousands,
                                                           Except   Per Share Data)

Cash dividends received from subsidiary banks       $  8,500       $  7,000       $  6,500
Other Income                                             338            339            275
Operating expense                                       (559)          (278)          (468)
                                                    --------       --------       --------
                                                       8,279          7,061          6,307
Income tax benefit (expense)                              72            (18)            62
Equity in undistributed earnings of subsidiary        10,783         10,020         10,483
                                                    --------       --------       --------
Net Income                                          $ 19,134       $ 17,063       $ 16,852
                                                    ========       ========       ========
Basic and diluted earnings per share                $   1.92       $   1.78       $   1.75
                                                    ========       ========       ========


56 PCB Annual Report 2001

CONDENSED STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDING DECEMBER 31,
                                                                    2001            2000           1999
                                                                  ----------------------------------------
                                                                         (Amounts in Thousands)
Cash flows from operating activities:
Net income                                                        $ 19,134       $ 17,063       $ 16,852
Adjustments to reconcile net income to net cash provided
by operating activities:
  Equity in undistributed earnings of subsidiary                   (10,783)       (10,020)       (10,483)
  Decrease in other assets                                              85            132            118
  Gain on sale of assets                                                (9)             -              -
  Increase in other liabilities                                        621            138             51
                                                                  --------       --------       --------
Net cash provided by operating activities                            9,048          7,313          6,538
                                                                  --------       --------       --------

Cash flows from investing activities:
Purchase of securities available for sale                           (2,855)        (1,038)             -
Proceeds from sale of securities available for sale                    586             26              -
Proceeds from investment in subsidiary                                   -              -         24,719
                                                                  --------       --------       --------
Net cash (used in) provided by investing activities                 (2,269)        (1,012)        24,719
                                                                  --------       --------       --------

Cash flows from financing activities:
Repayment of long-term debt                                              -              -         (9,378)
Acquisition of treasury stock                                         (599)        (2,869)        (1,542)
Dividends paid                                                      (8,875)        (8,338)        (7,730)
                                                                  --------       --------       --------
Net cash used in financing activities                               (9,474)       (11,207)       (18,650)
                                                                  --------       --------       --------
Net (decrease) increase in cash and cash equivalents                (2,695)        (4,906)        12,607
Cash and cash equivalents at beginning of year                       8,515         13,421            814
                                                                  --------       --------       --------
Cash and cash equivalents at end of year                          $  5,820       $  8,515       $ 13,421
                                                                  ========       ========       ========


NOTE 18. SEGMENT INFORMATION

         The Company operates two business segments: community banking and mortgage banking. These segments are primarily identified by the products services offered and the channels which they are offered. The banking segment consists of or full-service banks that offer customers through traditional banking products and services community through various delivery channels. The Company's mortgage banking segment consists of mortgage brokerage facilities that originate, acquire, and sell mortgage products. The accounting policies for each of the business segments are the same as those of the Company described in Note 1. Information for 2001 and 2000 for each of the segments is included below. Information for the mortgage banking segment is not material for years prior to 2000 and the consolidated financial information for 1999, as reported, is reflective of the community banking segment.

                                                                           DECEMBER 31, 2001
                                             -----------------------------------------------------------------------------
                                               COMMUNITY       MORTGAGE
                                                BANKING         BANKING         PARENT        ELIMINATIONS        TOTAL
                                                                           (AMOUNTS IN THOUSANDS)
Net interest income                          $   49,379      $      462      $      315       $      264       $   50,420
Provision for loan losses                         5,134               -               -                -            5,134
                                             ----------      ----------      ----------       ----------       ----------
Net interest income after provision
 for loan losses                                 44,245             462             315              264           45,286
Other income                                     10,839           9,582              16             (162)          20,275
Other expenses                                   29,285           8,086             552              102           38,025
                                             ----------      ----------      ----------       ----------       ----------
Income (loss) before income taxes                25,799           1,958            (221)               -           27,536
Income tax expense (benefit)                      7,806             669             (73)               -            8,402
                                             ----------      ----------      ----------       ----------       ----------
Net income                                   $   17,993      $    1,289      $     (148)         $     -       $   19,134
                                             ==========      ==========      ==========       ==========       ==========
Average assets                               $1,365,164      $   45,271      $  128,732       $ (252,853)      $1,286,314
                                             ==========      ==========      ==========       ==========       ==========


                                                                           DECEMBER 31, 2000
                                             ----------------------------------------------------------------------------
                                               COMMUNITY       MORTGAGE
                                                BANKING         BANKING         PARENT        ELIMINATIONS        TOTAL
                                                                           (AMOUNTS IN THOUSANDS)
Net interest income                          $   45,969      $       65      $      339       $      206       $   46,579
Provision for loan losses                         3,986               -               -                -            3,986
                                             ----------      ----------      ----------       ----------       ----------
Net interest income after provision
 for loan losses                                 41,983              65             339              206           42,593
Other income                                      7,911           4,651               -              (70)          12,492
Other expenses                                   25,560           4,994             278              136           30,968
                                             ----------      ----------      ----------       ----------       ----------
Income (loss) before income taxes                24,334            (278)             61                -           24,117
Income tax expense (benefit)                      7,122             (86)             18                -            7,054
                                             ----------      ----------      ----------       ----------       ----------
Net income                                   $   17,212      $     (192)     $       43          $     -       $   17,063
                                             ==========      ==========      ==========       ==========       ==========
Average assets                               $1,124,304      $    7,024      $  108,133       $ (111,782)      $1,127,679
                                             ==========      ==========      ==========       ==========       ==========


58  FBC Annual Report 2001

NOTE 19.SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

FIRST COMMUNITY BANCSHARES, INC. - QUARTERLY EARNINGS SUMMARY

Quarterly earnings for the years ended December 31, 2001 and 2000 are as follows:


                                                                                       2001
                                                                  ----------------------------------------------
                                                                   MARCH 31    JUNE 30      SEPT 30       DEC 31
                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                                   $22,901      $23,135      $23,390      $23,403
Interest expense                                                   10,986       10,882       10,580        9,961
                                                                  -------      -------      -------      -------
Net interest income                                                11,915       12,253       12,810       13,442
Provision for loan losses                                             747          985        1,282        2,120
                                                                  -------      -------      -------      -------
Net interest income after provision for possible loan losses       11,168       11,268       11,528       11,322
Other income                                                        4,218        5,003        5,486        5,568
Other expenses                                                      8,953        9,628        9,703        9,741
                                                                  -------      -------      -------      -------
Income before income taxes                                          6,433        6,643        7,311        7,149
Income taxes                                                        1,977        2,034        2,311        2,080
                                                                  -------      -------      -------      -------
Net income                                                        $ 4,456      $ 4,609      $ 5,000      $ 5,069
                                                                  =======      =======      =======      =======

Per share:
  Basic and diluted earnings                                      $  0.45      $  0.46      $  0.50      $  0.51
  Dividends                                                       $  0.21      $  0.21      $  0.21      $  0.26
Weighted average basic shares outstanding                           9,945        9,948        9,944        9,940
Weighted average diluted shares outstanding                         9,952        9,967       10,003        9,992

                                                                                      2000
                                                                  -----------------------------------------------
                                                                   March 31    June 30       Sept 30      Dec 31
                                                                  (Amounts in Thousands, Except Per Share Data)

Interest income                                                   $20,375      $21,069      $21,632      $22,882
Interest expense                                                    8,905        9,362       10,032       11,080
                                                                  -------      -------      -------      -------
Net interest income                                                11,470       11,707       11,600       11,802
Provision for loan losses                                             662        1,218          842        1,264
                                                                  -------      -------      -------      -------
Net interest income after provision for possible loan losses       10,808       10,489       10,758       10,538
Other income                                                        2,764        3,276        3,054        3,398
Other expenses                                                      8,176        7,479        7,691        7,622
                                                                  -------      -------      -------      -------
Income before income taxes                                          5,396        6,286        6,121        6,314
Income taxes                                                        1,718        1,957        1,836        1,543
                                                                  -------      -------      -------      -------
Net income                                                        $ 3,678      $ 4,329      $ 4,285      $ 4,771
                                                                  =======      =======      =======      =======

Per share:
  Basic and diluted earnings                                      $  0.38         0.45         0.46         0.49
  Dividends                                                       $  0.20         0.21         0.21         0.24
Weighted average basic and diluted shares outstanding               9,587        9,533        9,512        9,797

60 FCB Annual Report 2001

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of First Community Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of First Community Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flow and changes in stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of income, cash flow and changes in stockholders' equity for the year ended December 31, 1999, were audited by other auditors whose report dated January 28, 2000, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Community Bancshares, Inc. and subsidiary at December 31, 2001 and 2000, and the consolidated results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst and Young LLP


Charleston, West Virginia
February 8, 2002

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

Our independent auditors, Ernst & Young LLP are engaged to audit, and render an opinion on, the fairness of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Our independent auditors obtain an understanding of our internal accounting control systems, review selected transactions and carry out other auditing procedures before expressing their opinion on our consolidated financial statements.

The Board of Directors has appointed an Audit Committee, composed of outside directors, that periodically meets with the independent auditors, bank examiners, management and internal auditors to review the work of each. The independent auditors, bank examiners and the Company's internal auditors have free access to meet with the Audit Committee without management's presence.

                                                       /s/ John Mendez
                                             ----------------------------------
                                                                  John M. Mendez
                                             President & Chief Executive Officer

                                                       /s/ Kenneth P. Mulkey
                                             ----------------------------------
                                                               Kenneth P. Mulkey
                                                  Acting Chief Financial Officer

                                                       /s/ Robert L. Schumacher
                                             ----------------------------------
                                                           Robert  L. Schumacher
                                                  Senior Vice President, Finance


62 FCB Annual Report 2001

BOARD OF DIRECTORS

BOARD OF DIRECTORS,
FIRST COMMUNITY BANCSHARES, INC.

SAM CLARK
Agent, State Farm Insurance
Owner, Country Junction Company, Inc.

ALLEN T. HAMNER
Professor of Chemistry, West Virginia Wesleyan
College; Member Executive Committee and
Audit Committee


B. W. HARVEY
President, Highlands Real Estate Management, Inc.
Member Executive Committee and Audit Committee


I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins, Attorneys at Law

JOHN M. MENDEZ
President and Chief Executive Officer, First
Community Bancshares, Inc.; Executive Vice
President, First Community Bank, N. A.

A. A. MODENA
Past Executive Vice President and Secretary, First
Community Bancshares, Inc.; Past President &
Chief Executive Officer, The Flat Top National Bank of Bluefield; Member Executive Committee

ROBERT E. PERKINSON, JR.
Past Vice President-Operations, MAPCO Coal, Inc.-
Virginia Region; Member Audit Committee

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.
Chairman, First Community Bancshares, Inc.
Member Executive Committee and Audit Committee


WILLIAM P. STAFFORD II
Attorney at Law, Brewster, Morhous, Cameron,
Mullins, Caruth, Moore, Kersey & Stafford, PLLC
Member Executive Committee


W. W. TINDER, JR.
Chairman of the Board and Chief Executive Officer,
Tinder Enterprises, Inc.; CEO, Tinco Leasing
Corporation (Real Estate Holdings); Member
Executive Committee

OFFICERS,
FIRST COMMUNITY BANCSHARES, INC.

JOHN M. MENDEZ
President and Chief Executive Officer

ROBERT L. SCHUMACHER
Senior Vice President-Finance


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

K. A. AMMAR, JR.
President and Chief Executive Officer,
Ammar's Inc. and Magic Mart

DR. JAMES P. BAILEY
Veterinarian, Veterinary Associates, Inc.
Chairman, First Community Bank, N. A.

W. C. BLANKENSHIP, JR.
Agent, State Farm Insurance

D. L. BOWLING, JR.
President, True Energy, Inc.

JUANITA G. BRYAN
Homemaker

ROBERT L. BUZZO
Vice President and Secretary,
First Community Bancshares, Inc.
President, First Community Bank, N. A.

SAM CLARK
Agent, State Farm Insurance
Owner, Country Junction Company, Inc.

C. WILLIAM DAVIS
Attorney at Law, Richardson & Davis

ALLEN T. HAMNER, PH.D.
Professor of Chemistry,
West Virginia Wesleyan College

B. W. HARVEY
President, Highlands Real Estate Management, Inc.

I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins, Attorneys at Law

JOHN M. MENDEZ
President and Chief Executive Officer, First
Community Bancshares, Inc.; Executive Vice
President, First Community Bank, N. A.

A. A. MODENA
Past Executive Vice President and Secretary,
First Community Bancshares, Inc.
Past President and Chief Executive Officer,
The Flat Top National Bank of Bluefield

ROBERT E. PERKINSON, JR.
Past Vice President--Operations, MAPCO Coal, Inc.--
Virginia Region

CLYDE B. RATLIFF
President, Gasco Drilling, Inc.


RICHARD G. RUNDLE
Attorney at Law, Rundle and Rundle, LC

WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.

WILLIAM P. STAFFORD, II
Attorney at Law, Brewster, Morhous, Cameron,
Mullins, Caruth, Moore, Kersey & Stafford, PLLC

W. W. TINDER, JR.
Chairman and Chief Executive Officer,
Tinder Enterprises, Inc.

DALE F. WOODY
President, Woody Lumber Company


64 FCB Annual Report 2001

LOCATIONS & Other Information

FIRST COMMUNITY BANK, N. A.
(A NATIONAL ASSOCIATION-MEMBER FDIC)

1001 Mercer Street Princeton, West Virginia 24740-5939 (304) 487-9000 or (304) 327-5175 Pine Plaza Branch (304) 431-2225

211 Federal Street
Bluefield, West Virginia 24701-0950
(304) 325-7151
Mercer Mall Branch (304) 327-0431

Blue Prince Road, Green Valley
Bluefield, West Virginia 24701-6160
(304) 325-3641


Highway 52, Bluewell
Bluefield, West Virginia 24701-3068
(304) 589-3301


101 Vermillion Street
Athens, West Virginia 24712
(304) 384-9010


Corner of Bank & Cedar Streets
Pineville, West Virginia 24874-0249
(304) 732-7011
East Pineville Branch (304) 732-7011

Mullens Shopping Plaza
Route 54
Mullens, West Virginia 25882
(304) 294-0700

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

Railroad and White Avenue
Richwood, West Virginia 26261
(304) 846-2641

874 Broad Street
Summersville, West Virginia 26651
(304) 872-4402

Route 20 & Williams River Road
Cowen, West Virginia 26206
(304) 226-5924

Route 55, Red Oak Plaza
Craigsville, West Virginia 26205
(304) 742-5101

111 Citizens Drive
Beckley, West Virginia 25801-2970
(304) 252-9400

50 Brookshire Lane
Beckley, West Virginia 25801-6765
(304) 254-9041

511 Main Street
Clifton Forge, Virginia 24422
(540) 862-4251

643 E. Riverside Drive
Tazewell, Virginia 24651
(276) 988-5577

302 Washington Square
Richlands, Virginia 24641
(276) 964-7454

Chase Street & Alley 7
Clintwood, Virginia 24228
(276) 926-4671

747 Fort Chiswell Road
Max Meadows, Virginia 24360
(276) 637-3122

8044 Main Street
Pound, Virginia 24279
(276) 796-5431

910 East Main Street
Wytheville, Virginia 24382
(276) 228-1901

101 Brookfall Dairy Road
Elkin, North Carolina 28621
(336) 835-2265

5519 Mountain View Road
Hays, North Carolina 28635
(336) 696-2265

57 N. Main Street
Sparta, North Carolina 28675
(336) 372-2265

150 N. Center Street
Taylorsville, North Carolina 28681
(828) 632-2265

4677 Main Street
Drakes Branch, Virginia 23937
(434) 568-3301

401 Halifax Street
Emporia, Virginia 23847
(434) 634-6555

431 South Main Street
Emporia, Virginia 23847-2313
(434) 634-8866

UNITED FIRST MORTGAGE, INC.
(A WHOLLY-OWNED SUBSIDIARY OF
FIRST COMMUNITY BANK, N. A.)

1503 Santa Rosa Road, Suite 109
P. O. Box K-177
Richmond, Virginia 23288
(804) 282-5631


FINANCIAL INFORMATION
CORPORATE HEADQUARTERS

One Community Place
P.O. Box 989
Bluefield, Virginia 24605-0989
Phone: (276) 326-9000
Fax: (276) 326-9010

STOCK REGISTRAR AND TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572
(800) 368-5948

FORM 10-K
The Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to shareholders upon request to the Senior Vice President-Finance of First Community Bancshares, Inc.


FINANCIAL CONTACT
Robert L. Schumacher
Senior Vice President-Finance
First Community Bancshares, Inc.
P. O. Box 989
Bluefield, Virginia 24605-0989
(276) 326-9000


INTERNET ACCESS
Website: www.fcbinc.com
E-mail: ir@fcbinc.com


66 FBC Annual Report 2001

NOTES

NOTES




68 FCB Annual Report 2001

[BLANK]

                       [FIRST COMMUNITY BANK BACK COVER]