Form 10-K, Exhibit 13
period 2002-12-31
FIRST COMMUNITY BANCSHARES INC /NV/
filed 2003-03-25
CIK 859070

                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 13


                    (FIRST COMMUNITY BANCSHARES, INC. LOGO)


First Community Bancshares, Inc.
2002 Annual Report


                                    (GRAPH)

Diluted Earnings Per Share ($)
98                        1.35
99                        1.75
00                        1.78
01                        1.92
02                        2.48

FINANCIAL HIGHLIGHTS                                                CONTENTS
(Amounts in Thousands, Except Percent and Per Share Data)               Message to Stockholders                              1
                                                                        Introduction                                         5

2002 ANNUAL REPORT

EARNINGS AND DIVIDENDS

                                  2002       2001       2000            Management's Discussion and Analysis                 6
Net income                      $24,719    $19,134    $17,063           Application of Critical Accounting Policies          7
Basic earnings per share           2.49       1.92       1.78           Recent and Pending Acquisitions                     10
Diluted earnings per share         2.48       1.92       1.78           Summary Financial Results                           12
Cash dividends per share           1.00       .089       .086           Five-Year Selected Financial Data                   15
Return on average equity          17.16%    14.80%      15.70%          Common Stock and Dividends                          16
Return on average assets           1.68%     1.49%       1.51%          Results of Operations                               18
                                                                        Balance Sheet Discussion                            26
BALANCE SHEET DATA                                                      Liquidity                                           33
AT YEAR-END                                                             Interest Rate Sensitivity, Interest Rate Risk and
                                                                        Asset/Liability Management                          34
                                 2002        2001         2000          Trust and Investment Management Services            37
Total Assets                 $1,524,363   $1,478,235   $1,218,017       Recent Legislation                                  37
Deposits                      1,139,727    1,078,260      899,903       Consolidated Financial Statements                   40
Securities sold under                                                   Report of Independent Auditors                      74
agreements to repurchase         91,877       79,262       46,179       Report of Management Responsibilities               75
FHLB borrowings                                                         Board of Directors                                  76
and other indebtedness          124,357      145,320      138,015       Locations & Other Information                       78
Stockholders' equity            152,462      133,041      120,682

A MESSAGE TO OUR FRIENDS AND
STOCKHOLDERS

DEAR STOCKHOLDERS AND FRIENDS,

We, at First Community Bancshares, Inc., are very pleased to provide this annual report on the operations of the Company for 2002. It has been an eventful year, full of many new projects geared toward growth of the Company and the establishment of First Community as a regional provider of financial services. We consider ourselves very fortunate that we have been able to post another year of record earnings while continuing to build and invest in resources for development and growth. In the following summary, we will discuss our financial performance for the year along with recent announcements and many of the projects that are part of our strategic plan for growth and expansion of services.

At the forefront of our recently completed year, were the strong operating results. Earnings for 2002 not only set new records, but increased by more than 29% over the preceding year. Net income for 2002 was $24.7 million, an increase of $5.6 million over the $19.1 million record posted in 2001. The $5.6 million increase includes a $1.9 million (net of tax) reduction in goodwill amortization as a result of the required adoption of Financial Accounting Standards 142 and
147. In addition, record results for 2002 were principally achieved through an increase in net interest income of $10.8 million. The increase in net interest income is the result of meticulous management of asset yields and cost of funds throughout a year of historic lows in prevailing short-term interest rates and prime loan rates. Interest rate forecasts early in 2002 indicated a possible 50 to 75 basis point increase in short-term interest rates by year-end 2002. However, in response to continued weakness in the U.S. economy, the Federal Reserve Open Market Committee continued an accommodative stance and further lowered the federal funds rate by another 50 basis points in November 2002. The continuation of lower

                                     GROWTH
                         CONTINUING TO BUILD AND INVEST
                     IN RESOURCES FOR GROWTH AND DEVELOPMENT

interest rates constrained margins, to a degree, as deposit rates reached historic lows and yields on loans continued to drop as a result of repricing of adjustable rate loans and the attainment of lower yields on new loan production. Despite this unforeseen interest rate environment, we were able to increase net interest margin from 4.55% in 2001 to 4.76% for the full year 2002. Management of rates offered through our product group and growth in average loans held for investment and held for sale were important factors in the improvement in net interest margin for the year.

(PHOTO)
JOHN M. MENDEZ
President and CEO
First Community Bancshares, Inc.

                                    (GRAPH)

   Net Income ($)
(Amounts in millions)
98               13.1
99               16.9
00               17.1
01               19.1
02               24.7

STOCKHOLDERS
     MESSAGE (CONTINUED)



Non-interest income growth was concentrated in the $1.1 million increase in deposit service charge revenue which stems from continued growth in deposits and refinement in the Company's product set and service charge structure. Partially offsetting this increase was a $500,000 drop in other operating revenues and a $572,000 decrease in securities gains and losses. During 2002, the Company recorded a $576,000 write-down on the impairment of a municipal bond issue which led to this decrease in securities gains. Low interest rates on fifteen and thirty-year mortgages, which were available throughout the year, resulted in residential mortgage loan originations through the Company's mortgage subsidiary of over $790.0 million in 2002, up from $621.0 million in 2001. Despite the higher volume of loan originations, net income from mortgage banking fell short of the preceding year as a result of higher hedge costs, primarily in the third quarter. Overall, non-interest revenues were unchanged from the preceding year at $20.3 million.

Basic and diluted earnings per share ("EPS") for 2002 reached $2.49 and $2.48, respectively, and compared with $1.92 per share basic and diluted in 2001, an increase of 29% year over year on a diluted basis. The adoption of the new goodwill accounting standards in 2002 added $0.19 per share to diluted EPS. Without the effect of the new standards, diluted EPS increased 18.0% in 2002 versus 2001. Return on equity in 2002 climbed to 17.16%, up from 14.80% in 2001. The improvement in return on equity came as a result of improved leverage from acquisitions in late 2001 as well as growth in net interest income and operational improvements which impacted net income. Return on average assets also improved significantly, increasing from 1.49% in 2001 to 1.68% for the current year. Based on our year-end closing stock price of $30.76, 2002 earnings per share produce a price/earnings multiple of 12.4X. Our common stock price also experienced significant price appreciation during 2002, increasing from $26.79 (year-end 2001 adjusted for the March 2002 10% stock dividend) to $30.76 at December 31, 2002. Total cash dividends paid in 2002 of $9.93 million also resulted in a 3.7% cash return on the opening market value of First Community common stock and combined with current year price appreciation, resulted in an 18.5% total return on investment for 2002.

In 2002, we opened five new full-service branches. In August, we opened our new West Atlantic branch in Emporia, Virginia. This replaced our Halifax Street location, which did not offer drive-up banking and had limited parking and other facilities. In November, we opened our new Ridgeview branch in Bluefield, Virginia. We believe that this new facility will significantly enhance our service to both our Tazewell County, Virginia, and Mercer County, West Virginia, customers. And on November 30, 2002, we completed the acquisition of Bank of Greenville, which added three branches in Monroe and Summers Counties in West Virginia.

                                    (GRAPH)

  Total Assets ($)
(Amounts in millions)
98            1,054.0
99            1,088.2
00            1,218.0
01            1,478.2
02            1,524.4

The branch additions are only part of your Company's plan to expand the scope of its operations and provide a full array of financial services, in a community bank setting, to a larger market which encompasses a large portion of the Mid-Atlantic region. We plan to continue this expansion through the addition of de novo branches, small bank affiliations and acquisition of financial service providers. A major milestone in this strategy was achieved in January 2003 when we announced the signing of a definitive agreement for the acquisition of The CommonWealth Bank in Richmond, Virginia. CommonWealth is a $134 million bank operating four branches within the Richmond metro market. This acquisition will supplement our Southside, Virginia operations and establish a strong base of operations in eastern Virginia. We are very excited about the addition of CommonWealth and its fine staff of financial professionals. Subject to regulatory approvals and the affirmative vote of CommonWealth stockholders, we expect to close on this transaction in the second quarter of 2003.

On the North Carolina front, we are pleased to announce that we have completed the acquisition of our first of two branch properties in Winston-Salem, North Carolina with plans to open these new full service banking facilities in the second quarter of 2003. This continues our expansion in North Carolina and provides our first locations within the Piedmont/Triad area.

In the area of expanded financial services, we are pleased to announce our recent acquisition of Stone Capital Management, Inc., a registered investment advisory firm providing financial advisory and wealth management services to individual investors. Stone Capital is based in Beckley, West Virginia with current assets under management of over $94 million. Future plans include the expansion of these services to other First Community markets under the Stone Capital brand as well as the extension of asset management services, through Stone Capital, to customers of the First Community Bank Trust and Financial Services Division. The addition of Stone Capital is coupled with the recent recruitment of our new Senior Vice President of Trust and Financial Services who comes to us with superior qualifications and background. Mike Earle, who received his MBA from George Washington University, is also an attorney and Certified Financial Planner with over twenty years of experience in trust management, equity investing and business valuation services. These new resources significantly improve our financial advisory capabilities.

Great strides have been made in the past year in the area of asset quality with significant reductions in ninety-day past due loans and non-accrual loans. These two areas of non-performing assets have been reduced to very modest levels and are well below our peer group averages, indicating a higher level of asset quality when benchmarked against commercial banks of similar size. Total non-performing assets to total assets were reduced to 0.41% at year-end 2002, down from 0.58% at December 31, 2001. Asset quality is evident not only in non-performing asset measures but also in loan delinquencies, which are at their lowest level in the history of the Company. Loans past due thirty days or more to total loans were 1.18% at year-end 2002, including ninety-day and non-accrual loans. This compares favorably with 1.53% at year-end 2001. Each of these measures ranks your Company very high among commercial banks in terms of asset quality. In 2002 we recruited some very talented and experienced staff members who have enhanced administrative controls over the credit portfolio and sharpened policy and standards for the production and administration of both commercial and consumer loans.

In July of last year Congress passed sweeping legislation known as the Sarbanes-Oxley Act of 2002. This legislation is intended to improve the quality of financial reporting, increase corporate accountability for financial reporting, improve corporate governance and reform the accounting profession in areas of attestation services, all with the objective of restoring investor confidence in public company accounting and financial reporting. First Community Bancshares has a strong record of producing quality financial reports and integrity in corporate governance. Despite our Company's existing commitment to excellence in these areas,

STOCKHOLDERS
     MESSAGE (CONTINUED)



we have redoubled our efforts to ensure the continued confidence of you, our stockholders, and the investing public at large. Since the passage of the act, we have further formalized our financial reporting processes with the formation of our Financial Reporting and Disclosure Committee, which is an integral part of our financial report review process. This committee further enhances the integrity of the financial reporting process through formalized assessment of accounting policies and evaluation of financial disclosures. We have also formed our Business Trends Committee, which meets monthly to consider and evaluate trends and business conditions, and ensure important disclosures are communicated through the organization and considered for disclosure where appropriate. These new controls are in addition to the many existing controls and processes already employed by our Company to ensure the accuracy and fair presentation of financial information that we publish on a quarterly and annual basis. Portions of this annual report are dedicated to these new processes, the audit committee and the people who work very hard to ensure quality financial reporting.

Once again, we thank you for your commitment to the success of our Company, whether as a customer of First Community Bank, as one of our dedicated employees or as an investor and shareholder. We are indeed grateful for the opportunity to provide quality financial services and to serve as custodians of the many resources of this growing company.

Sincerely,

/s/ JOHN M. MENDEZ

John M. Mendez
President and Chief Executive Officer


                                    (GRAPH)

Non-performing Assets ($)
 (Amounts in millions)
98                 11.687
99                 11.098
00                  9.011
01                  8.013
02                  6.021

(PHOTO)

INTRODUCTION



The 2002 annual report reflects another record year in the history of First Community Bancshares, Inc. As we grow and prosper, the basic tenets of our philosophy remain the same. Our commitment to serve the financial needs of our customers guides our path as we continue our efforts to be Your First Financial Resource.

Our shareholders, customers and employees depend on us to be trustworthy. We guard our corporate reputation and strive to earn and keep the trust of our stakeholders. We believe that mutual trust results in strong and stable relationships and creates satisfied shareholders, loyal customers and proud employees.

Our commitment to the communities we serve remains strong. Good corporate citizenship and corporate integrity go hand in hand with our efforts to continue to build a financially strong company that provides service to our communities and employment opportunities for our friends and neighbors. We strive to meet the responsibility inherent in the name First Community Bank.

This report features the Board of Directors and the committees who provide the oversight that ensures we are true to our values and honor our commitment to our shareholders, customers and employees. These directors and officers provide the guidance for ethical business practices so necessary to maintain our corporate integrity. We trust that you will find it reassuring to learn about the people who attest to the accuracy of the information you receive in this annual report.


(PHOTO)
ROBERT L. BUZZO
Vice President and Secretary
First Community Bancshares, Inc.
President
First Community Bank, N. A.

(PHOTO)
E. STEPHEN LILLY
Chief Operating Officer
First Community Bancshares, Inc.
Senior Vice President and COO
First Community Bank, N. A.

(PHOTO)
ROBERT L. SCHUMACHER
Chief Financial Officer
First Community Bancshares, Inc.
Senior Vice President-Finance
First Community Bank, N. A.

MANAGEMENT'S
     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



(PHOTO)

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included throughout this report and the First Community Bancshares, Inc., (the "Company" or "First Community") Annual Report on Form 10-K. All statements other than statements of historical fact included in this Annual Report, including statements in the Message to Stockholders and in Management's Discussion and Analysis of Financial Condition and Results of Operations are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future -- including statements relating to growth, share of revenues and earnings per share growth and statements expressing general optimism about future operating results -- are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made.

Many factors could cause the Company's actual results to differ materially from the results contemplated by the forward-looking statements. Some factors, which could negatively affect the results, include: (1) general economic conditions, either nationally or within the Company's markets, could be less favorable than expected, (2) changes in market interest rates could affect interest margins and profitability, (3) competitive pressures could be greater than anticipated, (4) legal or accounting changes could affect the Company's results, (5) acquisition cost savings may not be realized or the anticipated income may not be achieved, and (6) adverse changes could occur in the securities and investments markets. The foregoing list of important factors is not exclusive.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

First Community is a multi-state holding company headquartered in Bluefield, Virginia. With total assets of $1.52 billion at December 31, 2002, First Community through its banking subsidiary, First Community Bank, N. A. ("FCBNA" or "Bank"), provides financial, mortgage brokerage and origination and trust services to individuals and commercial customers through 41 full-service banking locations in West Virginia, Virginia and North Carolina as well as eleven mortgage brokerage facilities operated by United First Mortgage, Inc. ("UFM".) UFM is a wholly owned subsidiary of FCBNA. FCBNA also operates Stone Capital Management, Inc. ("Stone Capital"), an investment advisory firm, with offices in Beckley, West Virginia.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

First Community's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. First Community's financial position and results of operations are affected by management's application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in First Community's consolidated financial position and/or consolidated results of operations.

Estimates, assumptions and judgments are necessary principally when assets and liabilities are required to be recorded at estimated fair value, when a decline in the value of an asset carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded based upon the probability of occurrence of a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal modeling techniques and/or appraisal estimates.

First Community's accounting policies are fundamental to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. The following is a summary of First Community's more subjective and complex "critical accounting policies." In addition, the disclosures presented in the Notes to the Consolidated Financial Statements and in management's discussion and analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the valuation of loans held for sale and the valuation of derivative instruments utilized in hedging activity to be the accounting areas that require the most subjective or complex judgments.


                                    (PHOTO)

STABILITY
     THROUGH MANAGEMENT


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established and maintained at all levels that management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management's evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, the opinions of our regulators, changes in the size and composition of the loan portfolio and industry information. Also included in management's estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. These events may include, but are not limited to, a general slowdown in the economy, fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting specific geographical areas in which First Community conducts business. The loan portfolio also represents the largest asset type on the consolidated balance sheet.

As more fully described in Notes 1 and 6 to the Consolidated Financial Statements and in the discussion included in the Allowance for Loan Losses section of management's discussion and analysis, the Company determines the allowance for loan losses by making specific allocations to impaired loans and loan pools that exhibit inherent weaknesses and various credit risk factors. Allocations to loan pools are developed giving weight to risk ratings, historical loss trends and management's judgment concerning those trends and other relevant factors. These factors may include, among others, actual versus estimated losses, regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation, and the impact of government regulations. The level of consumer and residential mortgage loan allowance is maintained at a total portfolio level based on a review of historical loss percentages and other qualitative factors including concentrations, industry specific factors and economic conditions.

LOANS HELD FOR SALE
DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company's mortgage subsidiary, UFM, originates, acquires, and sells residential mortgage products on a servicing released basis into the secondary market. Currently, UFM originates all loans with the positive intent to sell. Loans held for sale are stated at the lower of cost or market ("LOCOM"). The LOCOM analysis on pools of homogeneous loans is applied on a net aggregate basis. Interest income with respect to loans held for sale is accrued on the principal amount outstanding. LOCOM valuation techniques applicable to loans held for sale are based on estimated market price indications for similar loans. Pricing estimates are established by participating mortgage purchasers and prevailing economic conditions. The majority of the loans held for sale have predetermined pricing indications. However, loans which have yet to be committed to an individual investor ($6.7 million at December 31, 2002) are evaluated for necessary write-downs. The applicable market for these loans at year-end was $6.9 million and as such, no write-down was necessary.

UFM provides a distribution outlet for the sale of loans produced by UFM's wholesale and retail operations. UFM originates residential mortgage loans through its production offices located in eastern Virginia and sells the majority of its loans through pooled commitments to national investors. In addition, UFM acquires loans from a network of wholesale brokers for subsequent resale to these national investors as well. The loans held for sale portfolio at December 31, 2002, was $66.4 million compared to $65.5 million at December 31, 2001.

Risks associated with this lending function include interest rate risk, which is mitigated through the utilization of financial instruments (commonly referred to as derivatives) to assist in offsetting the effect of changing interest rates. The Company accounts for these instruments in accordance with Financial Accounting Standards Board ("FASB") Statement No. 133 "Accounting for Derivative Instruments and Hedging Activity" as amended by Statements No. 137 and No. 138. These Statements established accounting and reporting standards for derivative instruments and for hedging activities. UFM uses forward mortgage contracts (short position sales) to manage interest rate risk in the pipeline of loans and interest rate lock commitments ("RLCs") from the point of the loan commitment to the subsequent sale to outside investors. As a result of the timing from origination to sale, and the likelihood of changing interest rates, forward commitments are placed with counter-parties to substantially lock the expected margin on the sale of the loan. The forward commitment to sell the security is considered to be a derivative and, as such, is recorded on the Consolidated Balance Sheets at fair value, and the changes in fair value are reflected in the Consolidated Statements of Income.

The RLCs (representing forward commitments to fund loans which will be held for sale) are also considered derivatives and are valued at estimated fair market value based on prevailing interest rates, expected servicing release premiums and the assumed probability of closing (pull-through). The assumption of a given pull-through percentage also enters into the determination of the volume of forward contracts. Pull-through assumptions are continually monitored for changes in the interest rate environment and characteristics of the pool of RLCs. Differences between pull-through assumptions and actual pull-through could result in a mismatch in the volume of forward contracts corresponding to RLCs and lead to volatility in margins on the loan products ultimately delivered.

At December 31, 2002, the Company's mortgage subsidiary held an investment in forward mortgage contracts with a notional value of $75 million. These contracts hedge interest rate risk associated with RLCs and closed loans not allocated to a forward commitment. Adjustment of the forward mortgage contracts to fair value resulted in a $700,000 write-down at December 31, 2002, while the adjustment to market value on RLCs yielded a $1.8 million increase over the prior year. The market valuation of RLCs at December 31, 2002 assumes 68.4% RLC pull-through. If actual pull-through in succeeding months proves to be more or less than 68%, the full market value of RLCs may or may not be realized and/or the valuation of RLCs may change. The valuation of RLCs is considered critical because of the impact of borrower behavior and the impact that this behavior pattern will have on the pull-through ratio during times of significant rate volatility. Customer behavior is modeled by a mathematical tool based upon historical pull-through experience; however, substantial volatility can be and was experienced in 2002, as a result of the continued decline in mortgage rates experienced in the latter half of 2002 and, as a result, daily pull-through varied significantly over this time period. For the year ending December 31, 2002, the Company incurred $8.1 million in the cost of forward mortgage derivative contracts to originate and sell $791.8 million in loans in comparison to the prior year where $621.6 million in loans were sold with underlying forward mortgage contracts that cost $1.6 million. The significant increase in hedging cost demonstrates the potential volatility to earnings and the sensitivity to pull-through assumptions.

                                    (PHOTO)
             Partnerships like this are built on trust, Kay Bayless
              of Princeton, West Virginia, and John Bowling of FCB.

EXPANSION


RECENT AND PENDING ACQUISITIONS

On November 30, 2002, the Company acquired Monroe Financial, Inc. and its banking subsidiary, Bank of Greenville, at a cost of $1.96 million. Bank of Greenville's three branch facilities, Greenville and Lindside in Monroe County, West Virginia, and Hinton in Summers County, West Virginia, were simultaneously merged with and into the Bank. The completion of this transaction resulted in the addition of $29.8 million in assets, including $17.4 million in loans and added an additional $28.0 million in deposits to the Bank. The excess of the fair market value of the net assets acquired over purchase price of $1.27 million was reallocated to the non-financial assets acquired.

On January 27, 2003, the Company announced the signing of a definitive merger agreement pursuant to which the Bank will acquire The CommonWealth Bank, a Virginia-chartered commercial bank ("CommonWealth Bank"), for total consideration of approximately $25.0 million. Under the terms of the merger agreement, each share of CommonWealth Bank common stock issued and outstanding immediately prior to the merger shall become and be converted into the right to receive either $30.50 in cash or a number of whole shares of the Company's common stock as determined by dividing $30.50 by the average closing price of the Company's common stock during a specified period preceding the merger agreement, plus cash in lieu of any fractional share interest. The cash/stock allocation is subject to procedures set forth in the merger, as amended, which permits CommonWealth shareholders to elect to have up to 50% of their outstanding shares converted into the right to receive cash. The merger is expected to close during the second quarter of 2003, pending the receipt of all requisite regulatory approvals and the approval of CommonWealth Bank's shareholders. At December 31, 2002, CommonWealth Bank had total assets of $134.1 million, net loans of $106.2 million and total deposits of $107.3 million.

In January 2003, the Bank completed the acquisition of Stone Capital Management, Inc. This acquisition will expand the Bank's operations to include a broader range of financial services, including wealth management, asset allocation, financial planning and investment advice. Stone Capital at December 31, 2002, had total assets of $94 million under management. Stone Capital will continue to operate under its name in conjunction with First Community's Trust and Financial Services Division.


                                    (PHOTO)

               "We're broadening our base and geographic reach as
                we take a stronger foothold in Virginia and North Carolina," said President and CEO, John M. Mendez pictured with Robert L. Buzzo,
                       Robert L. Schumacher and E. Stephen Lilly.

Monroe Financial, Inc.        Bank of Greenville     The CommonWealth Bank

Stone Capital Management

                                     (MAP)

COMMITMENT TO
     EXCELLENCE

SUMMARY FINANCIAL RESULTS

Net income for 2002 was $24.7 million, up $5.6 million from $19.1 million in 2001 and up $7.6 million from 2000 net income of $17.1 million. Basic and diluted earnings per share for 2002 were $2.49 and $2.48, respectively, up from basic and diluted earnings per share of $1.92 each and $1.78 each in 2001 and 2000, respectively. The change in basic earnings per share to $2.49 represents an increase of 29.7% compared to $1.92 per share in 2001. Due to the adoption of a new accounting standard on January 1, 2002, and the application of another new accounting standard retroactively applied to January 1, 2002, the Company discontinued the amortization of goodwill, subject to annual impairment testing. On a comparative basis, without goodwill amortization, the prior year basic and diluted earnings per share would have been $2.11. On a fully comparative basis without goodwill amortization, the current year income increased 18% per dilutive share. The most significant factors contributing to the increase in net income were a $10.8 million increase in net interest income, a $926,000 decrease in the provision for loan losses due to improvement in overall loan quality, and a $2.15 million reduction in goodwill amortization due to the adoption of Financial Accounting Standards Board ("FASB") Statements No. 142 and 147 in 2002. These factors were partially offset by an increase of approximately $3.4 million in salaries and benefits and a $2.3 million increase in other operating expenses.

The improvement in net interest income was largely the result of an increase in average earning assets of $180.3 million. The yield on these assets decreased 81 basis points between 2001 and 2002, but was offset by a 118 basis point decrease in the cost of interest-bearing liabilities. The impact of these rate and volume changes was an increase in the net interest rate spread from 3.91% to 4.29% for the year 2002, a 38 basis point increase between 2001 and 2002. The Company's tax equivalent net interest margin of 4.76% for 2002 reflects an increase of 21 basis points compared to 2001 when the tax equivalent yield was 4.55%. Interest expense was managed through the use of a combination of retail deposits, Federal Home Loan Bank borrowings, and active product pricing and marketing strategies in the low rate environment.

The Company's key profitability ratios of Return on Average Assets (ROA) and Return on Average Equity (ROE) compare favorably with the average of the Company's national peer ratios of 1.19% and 13.74%, respectively, based on the September 2002 Bank Holding Company Performance Report. ROA, which measures the Company's stewardship of assets, was at 1.68%, compared to 1.49% in 2001 and 1.51% in 2000. ROE for the Company increased to 17.16% in 2002, compared to 14.80% in 2001 and 15.70% in 2000. ROE was impacted positively by increases in the current year earnings and an increase in the Company's leverage position.

                                  NEIGHBORHOOD
                SERVICE IS OUR HIGHEST PRIORITY AT ALL LOCATIONS

                                    (PHOTO)

Raymond Hall of FCB serves local companies like Artistic Woodworkers of Bluewell, West Virginia.

With the adoption of FASB Statement No. 142, the Company ceased amortization of certain goodwill beginning January 1, 2002, as required by the Statement, and with the adoption of Statement 147 in October 2002, amortization of remaining goodwill associated with branch acquisitions was discontinued. Cessation of such amortization decreased goodwill expense in 2002 by $2.15 million compared to 2001. This resulted in an additional $1.9 million in after tax net income, or $0.19 per share, in comparison to the prior year.

Non-interest income for 2002 which primarily consists of fiduciary earnings, service charges on deposit accounts and mortgage banking income, remained fairly consistent with the prior year as a result of continued strength in mortgage banking and consistent earnings derived from deposit account charges. Service charges on deposit accounts increased through growth in accounts and improved usage of deposit programs. The level of total non-interest income in 2002 in comparison to the prior year was maintained despite a securities write-down of $576,000 as more fully described under "Results of Operations -- Non-interest Income."

Operating expense for 2002, which included salaries and benefits, increased by $4.3 million from $38.0 million reported for 2001 to $42.3 million in 2002. The cost increases reflect the increased commission payments at UFM related to the substantial increase in the volume of loans originated and sold, the full year impact of four branches acquired in the fourth quarter of 2001, and additional banking facilities opened in Athens, West Virginia, and Emporia and Bluefield, Virginia.

RESULTS

SUMMARY FINANCIAL RESULTS CONTINUED

The increase in net income between 2000 and 2001 of $2.0 million or 12.1% was driven by a $7.8 million increase in non-interest income and a $3.8 million increase in net interest income. The improvement in net interest income was the result of continued strong loan demand as indicated by the 7.4% increase in loans outstanding, excluding loans acquired through branch acquisitions in December 2001. In addition, increased mortgage banking activity stemming from the lower interest rate environment during 2001 caused loans held for sale at December 31, 2001 to, increase by 466.4%. As a result of the change in the volume of loans, interest and fees on loans outpaced the preceding year, increasing $7.1 million from $68.4 million in 2000 to $75.5 million in 2001.

In 2001, the Company's cost of funds experienced a $3.0 million dollar increase over 2000, as the level of deposits and borrowings also increased. The rate paid on interest-bearing liabilities declined by 22 basis points to 4.21% while the yield on earning assets declined 58 basis points to 8.13%, resulting in a tax equivalent net interest margin of 4.55% for the year compared to 4.86% in 2000.

Operating costs in 2001 included depreciation and certain expenses which reflected a substantial investment in the future of the Company as over $3.0 million was invested in technology upgrades, image campaigns and marketing programs. Operating expense for 2001 increased by $7.0 million from $31.0 million for 2000 to $38.0 million in 2001. This increase included the increased operating costs at UFM related to the substantial increase in the volume of loans originated and sold, the full year impact of Citizens Southern Bank which was acquired in the fourth quarter of 2000, additional banking facilities including the new Athens, West Virginia, branch and the four branches acquired in December 2001.


                                    (PHOTO)

                                   Earning the respect from customers.
             Glenn Hawkins, owner of Hawkins Supply and Fertilizer, of Emporia, Virginia, and Cheryl Allen of FCB discuss business.

Return on Average Equity (%)
98                     13.02
99                     16.23
00                     15.70
01                     14.80
02                     17.16

                                  PERFORMANCE
                       RETURN ON AVERAGE EQUITY OF 17.16%

 FIVE-YEAR SELECTED FINANCIAL DATA
  (Amounts in Thousands, Except Percent and Per Share Data)

                                                   2002         2001         2000         1999        1998
                                               ----------   ----------   ----------   ----------   ----------
BALANCE SHEET SUMMARY (at end of period):
Loans, net of unearned income                  $  927,621      904,496      811,256      704,096      611,493
Loans held for sale                                66,364       65,532       11,570          N/A          N/A
Allowance for loan losses                          14,410       13,952       12,303       11,900       11,404
Securities                                        341,899      395,891      283,298      290,873      277,210
Total assets                                    1,524,363    1,478,235    1,218,017    1,088,162    1,053,988
Deposits                                        1,139,727    1,078,260      899,903      833,258      875,996
Other indebtedness                                124,357      145,320      138,015       10,218       18,176
Stockholders' equity                              152,462      133,041      120,682      103,488      101,719
SUMMARY OF EARNINGS:
Total interest income                          $   96,204       92,829       85,958       76,492       81,213
Total interest expense                             35,008       42,409       39,379       32,250       38,128
Provision for loan losses                           4,208        5,134        3,986        2,893        6,250
Non-interest income                                20,049       20,275       12,492       10,732       11,182
Non-interest expense                               42,269       38,025       30,968       27,457       28,752
Income tax expense                                 10,049        8,402        7,054        7,722        6,164
Net income                                         24,719       19,134       17,063       16,852       13,101
PER SHARE DATA:
Basic earnings per common share               $      2.49         1.92         1.78         1.75         1.35
Diluted earnings per common share                    2.48         1.92         1.78         1.75         1.35
Cash dividends                                       1.00         0.89         0.86         0.80         0.76
Book value at year-end                              15.42        13.39        12.14        10.78        10.55
SELECTED RATIOS:
Return on average assets                      %      1.68         1.49         1.51         1.62         1.24
Return on average equity                            17.16        14.80        15.70        16.23        13.02
Dividend payout                                     40.16        46.35        48.31        45.71        56.30
Average equity to average assets                     9.79        10.05         9.64         9.96         9.50
Risk-based capital to risk-adjusted assets          13.33        12.10        12.93        13.22        13.25
Leverage ratio                                       8.10         7.93         8.37         8.25         7.37

SHAREHOLDER VALUE

COMMON STOCK AND DIVIDENDS

The Company's common stock trades on the NASDAQ Small-Cap Market under the symbol FCBC. On December 31, 2002, First Community's year-end common stock price was $30.76, a 14.8% increase over the $26.79 closing price on December 31, 2001.

Book value per common share was $15.42 at December 31, 2002, compared with $13.39 at December 31, 2001, and $12.14 at the close of 2000. The year-end market price for First Community common stock of $30.76 represents 199.5% of the Company's book value as of the close of the year and reflects total market capitalization of $304.2 million. Utilizing the year-end market price and 2002 diluted earnings per share, First Community common stock closed the year trading at a price/earnings multiple of 12.4 times diluted earnings per share.

Cash dividends for 2002 totaled $1.00 per share, up $0.11 or 12.36% from the $0.89 paid in 2001. The 2002 dividends resulted in a cash yield on the year-end market value of 3.25%. Total dividends paid for the current and prior year totaled $9.9 million and $8.9 million, respectively.


                                    (GRAPH)

Dividends Per Share ($)
98                 0.76
99                 0.80
00                 0.86
01                 0.89
02                 1.00


                                                     FIRST COMMUNITY BANK, N. A.
                                                              BOARD OF DIRECTORS

                                                                      Front Row:
                                  Sam Clark, I. Norris Kantor, W.W. Tinder, Jr.,
                                 B.W. Harvey, Dale F. Woody and Juanita G. Bryan

                                                                     Second Row:
                            Richard G. Rundle, Robert L. Buzzo, K.A. Ammar, Jr.,
                         John M. Mendez, William P. Stafford and Allen T. Hamner

                                                                           Back:
                                 James P. Bailey, A.A. Modena, Clyde B. Ratliff, Robert E. Perkinson, Jr., D.L. Bowling, Jr. and
                                                         William P. Stafford, II



                                            Book
                          Bid               Value    Cash Dividend
                    High        Low       Per Share    Per Share
                  --------    --------    ---------  -------------
2002
First Quarter     $  30.75    $  25.36    $  13.67     $   0.25
Second Quarter       33.00       28.00       14.50         0.25
Third Quarter        33.10       28.00       15.10         0.25
Fourth Quarter       33.33       29.17       15.42         0.25
                                                       --------
                                                       $   1.00
                                                       ========

2001
First Quarter     $  18.88    $  17.13    $  12.64     $   0.21
Second Quarter       30.00       17.85       12.85         0.21
Third Quarter        33.80       29.75       13.33         0.21
Fourth Quarter       31.60       23.75       13.39         0.26
                                                       --------
                                                       $   0.89
                                                       ========


                                    (PHOTO)

RESULTS OF
     OPERATIONS


NET INTEREST MARGIN

Net interest margin measures net interest income as a percentage of average earning assets. In 2002, the net interest margin was 4.76% for the year, above the 4.55% and slightly below the 4.86% levels attained in 2001 and 2000, respectively. The current year's increase was due in large part to the combined effect of a $180.3 million increase in average earning assets, and a general decline in the cost of funds, which was partially offset by a decline in the yield on earning assets. The associated reductions in loan and investment yields were the result of the declining interest rate environment experienced beginning in 2001 and continuing into 2002.

Average loans, which include loans held for sale, increased $89.0 million in volume, which resulted in an increase of $400,000 in interest and fees on loans, on a tax equivalent basis, despite the decline in the yield on total loans from 8.56% to 7.82%. Average investment securities available for sale increased $91.0 million over 2001, producing an additional $3.8 million in interest revenue while the yield declined from 6.57% in 2001 to 5.92% by year-end 2002. The slight increase in yield on investment securities held to maturity was offset by a decrease in the average balance to $41.0 million in 2002 as compared to the average balance of $42.2 million in 2001, resulting in a $70,000 decrease in interest income on such investment securities. The increase in average loan and security volume was partially offset by a reduction in yield on the underlying assets. Total tax equivalent interest income increased $3.6 million. Despite volume increases in average interest-bearing deposits of $131.3 million, the Company experienced an overall decrease in interest on total deposits of $6.5 million due to the decline in the cost of funds. Short-term borrowings, including retail repurchase agreements with existing bank customers and Federal Home Loan Bank ("FHLB") advances increased $17.5 million and experienced an 85 basis point decline in the cost of these funding sources. In 2002, significant increases in the loan portfolio were funded with a combination of increased deposits and short-term borrowings.

                                    (GRAPH)

Net Interest Margin (%)
98                 4.81
99                 5.03
00                 4.86
01                 4.55
02                 4.76

NET INTEREST INCOME

The primary source of the Company's earnings is net interest income, the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities while deposits and short-term borrowings represent the major portion of interest-bearing liabilities.

On a tax equivalent basis, net interest income increased $11.1 million, or 20.5% in 2002 compared to an increase of $4.1 million, or 8.3% in 2001, in each case, over the prior year. The increase in 2002 was the net result of an $8.7 million increase due to the higher volume of interest-earning assets and interest-bearing liabilities and a $2.4 million increase due to changes in rates on these assets and liabilities. The increase in net interest income in 2002 was primarily due to a $180.3 million or 15.2% increase in average earning assets over 2001. The increase in 2002 average earning assets was the result of an $89.0 million increase in average total loans, an $89.8 million increase in average investment securities and a $3.2 million increase in other interest yielding deposits. The cost of all interest bearing liabilities decreased to 3.03% in 2002, compared to 4.21% in 2001.

Average interest-bearing liabilities increased $148.7 million in 2002, which included a $131.3 million increase in interest-bearing deposits, a $26.1 increase in fed funds purchased and repurchase agreements and an $8.7 million decrease in short-term borrowings and other indebtedness. Additionally, there was a $22.6 million increase in average non-interest bearing demand deposits compared to the prior year. The acquisition of Bank of Greenville in the fourth quarter of 2002 accounted for only $2.0 million of the average interest-bearing deposit balance increase in 2002 while the branch acquisitions in the fourth quarter of 2001 accounted for approximately $94.0 million.

The increase in net interest income in 2001 was primarily due to a $161.1 million or 15.7% increase in average earning assets over 2000. The 2001 increase in average earning assets was the result of a $137.4 million increase in average total loans, an $8.5 million increase in average investment securities and a $15.8 million increase in average interest-bearing deposits. The net yield on earning assets was 8.13% in 2001, compared to 8.71% in 2000, while the cost of funds was 4.21% in 2001, compared to 4.43% in 2000.

Average interest-bearing liabilities increased $118.8 million in 2001, which is largely attributable to increases in deposits of $76.4 million and a $42.3 million increase in short-term borrowings and other indebtedness. Additionally, there was a $17.6 million increase in average non-interest bearing demand deposits compared to the prior year.

                                    (GRAPH)

Tax Equivalent Net Interest Income ($)
      (Amounts in thousands)
98                              46,426
99                              47,676
00                              49,870
01                              54,001
02                              65,056

OBJECTIVE
     MEASUREMENTS

PROVISION FOR LOAN LOSSES

The provision for loan losses was $4.2 million in 2002, $5.1 million in 2001 and $4.0 million in 2000. The provision and underlying allowance for loan losses is quantified through a series of objective measurements, evaluation of economic indications and estimation of levels of probable losses within the population of loans that portray inherent weaknesses.

The current year provision of $4.2 million decreased by more than $900,000 from 2001 in response to continuing improvements in asset quality in the current year and only modest growth in the loan portfolio year over year. The decline in the provision is consistent with the noted improvements in all categories of non-performing loans and other real estate owned. The 2001 provision of $5.1 million was elevated in comparison to 2000 in response to usual consumer charge-offs in 2001 coupled with larger charge-offs of commercial credits as the Company pursued workout and resolution of two commercial loans in non-accrual status. See the further discussion under "Balance Sheet Discussion -- Allowance for Loan Losses."

(PHOTO)
SAMUEL L. ELMORE
Senior Vice President
and Chief Credit Officer
First Community Bank, N. A.

NON-INTEREST INCOME

Non-interest income primarily consists of fiduciary income on trust services, service charges on deposit accounts and income derived from the origination and sale of mortgages. Non-interest income totaled $20.1 million in 2002, which is substantially unchanged from the $20.3 million recognized in 2001 and a $7.60 million or 60.5% increase over the 2000 total of $12.5 million.

The current year reflects a net increase in the level of service charges on deposit accounts of $1.1 million or an 18.3% increase. The prior year also reflected increases over 2000 in this category of non-interest revenues of $2.0 million, or 48.9%. The increases in both 2002 and 2001 can be largely attributed to a program developed for well managed demand deposit accounts, OverdraftHonor(R), that allows the customer greater flexibility in managing overdrafts to their accounts. As a result of this program, approximately $5.4 million in deposit account charges were recorded in 2002 in contrast to the $4.6 million recorded in 2001. The aforementioned deposit account program was introduced in the latter part of 2000 and is the primary reason for the increase to $7.1 million in service charges on deposit accounts recorded in 2002.

The Company's mortgage banking segment recognized $9.4 million in mortgage banking income in 2002, which is primarily comprised of origination fees, gains on loan sales, and hedging costs on mortgage derivative commitments. All loans are sold servicing released. The level of mortgage banking income declined slightly from the prior year level of $9.6 million. The decrease, despite increased loan applications, is attributable to lower margins recognized on loan sales in the third and fourth quarters of 2002. The reduction in margin is attributable to lower than anticipated pull-through rates (closings versus commitments) as mortgage rates fell to record lows and the earnings on a portion of the loan commitments outstanding were not realized. Higher than anticipated hedging cost reduced the margin on loan sales by approximately $1.1 million in 2002 due to the increased cost of mortgage derivative commitments used to hedge the price volatility of loan commitments. The inability of the mortgage company's hedge model to accurately predict loan fallout percentages experienced in the third and early in the fourth quarter 2002 resulted in higher than predicted fallout. This fallout was due to loan applicants who "opted out" of the mortgage company's process prior to closing and, instead, reapplied elsewhere or simply waited on the sidelines for more declines in mortgage rates, as they continued to decline to historically unprecedented lows. The hedge model, which predicted the need to invest at a specified level based upon historic information, failed to predict the sudden increase in fallout, and in turn, hedge volume was elevated when measured against the loan commitments which ultimately closed.

UFM originated and sold $791.8 million in loans during 2002 in comparison to the prior year's volume of $621.6 million. The corresponding sale of loans resulted in gross gains on sales during 2002 and 2001 of $12.9 million and $7.5 million, respectively. Elevated hedge costs in 2002 and increased expense associated with the higher volume of origination resulted in a drop in mortgage banking pre-tax earnings from $2.0 million in 2001 to $798,000 in 2002. Pretax earnings for 2002 were further reduced by a $400,000 payment to a former mortgage company executive to acquire a non-compete agreement on his termination of employment.

In the third quarter of 2002, management implemented various procedures to better manage the mortgage division, loan pipeline and hedging process, including the establishment of a committee to oversee risk management activities of UFM. Committee members meet weekly to measure the ongoing effectiveness of the mortgage delivery and hedging process. In addition, daily monitoring is performed to determine that the adequate level of hedge is carried commensurate with the volume of loans hedged and the implied volatility of the market for mortgage securities.

FIDUCIARY INCOME

Fiduciary income continued at the $1.8 million level again in 2002 as it did in 2001 and 2000. The level of trust and estate revenues remained relatively consistent in 2002 even though the total market value of the assets managed declined during 2002. The volume of revenue generated from sources such as trust, estate and asset management services is highly dependent upon the corresponding assets under management and can be cyclical in nature. Trust revenues, as described above, are comprised of fees for asset management and estate settlement. Expenses associated with the operation of the Trust and Financial Services Division are included in non-interest expense.

                                                       (continued on next page)

                                    (GRAPH)

Fiduciary Revenues ($)
(Amounts in thousands)
98               1,682
99               2,092
00               1,804
01               1,815
02               1,773

TRUST


FIDUCIARY CONTINUED

Other service charges, commissions and fees of approximately $1.4 million also remained relatively consistent in 2002, 2001 and 2000. These fees are dependent upon customer behaviors and usage of the various products and services of the Company and are transaction oriented revenues. Other service charges, commissions and fees declined by $55,000 in 2002 compared to 2001 and increased by $74,000 in 2001 versus 2000. Revenues in this category include, among others, commissions on sales of credit life insurance, sales of checking supplies, ATM surcharge revenues and safe deposit box rents.

During 2002, the Company experienced a net loss from available for sale securities of approximately $390,000. The loss resulted from an other-than-temporary write-down of a municipal issue within the portfolio of $576,000 and losses from the sale of securities of $313,000. These losses were partially offset by gains resulting from securities sold and called of $496,000. During 2001, a net gain of $181,000 was realized as a result of the sale of available for sale securities with gains of $209,000 and losses of $28,000.

The increase in total non-interest income in 2001 of $7.8 million in comparison to 2000 was driven by the impact of loan origination income generated by UFM, adding an additional $4.9 million in revenues in 2001 versus 2000, while the OverdraftHonor(R) deposit account program generated an additional $2.0 million in non-interest income in 2001.

NON-INTEREST EXPENSE

Non-interest expense consists of salaries and benefits, occupancy, equipment and all other operating expense incurred by the Company. Non-interest expense totaled $42.3 million in 2002, compared with $38.0 million and $31.0 million in 2001 and 2000, respectively. The increase in non-interest expense in 2002 of $4.3 million is primarily attributable to a $3.4 million increase in salaries and benefits, $1.0 million of which was due to the acquisition of the four branches in the fourth quarter of 2001, along with a $700,000 increase in salaries and commissions in the mortgage operations of UFM (primarily attributable to increased loan production) and a general increase in salaries as staffing needs at several locations were satisfied in order to support added corporate services and continued branch growth. In addition, the combined impact of increases in other non-interest expense categories of $800,000 is attributable to increased operating expenses from the branch acquisitions ($380,000), increased operations of UFM ($820,000) and additional increases of $1.6 million in other non-interest expense categories including costs associated with occupancy and facilities maintenance, data communications and marketing campaigns. These expenses were offset by the decline and goodwill amortization of $2.0 million.

The $7.1 million increase in non-interest expense in 2001 relates largely to the impact of the operation of UFM of $3.1 million over the prior year because of substantial increases in loan production and the addition of new branches during 2001. Additional operating cost increases were experienced in 2001 due to the full year's operations of Citizens Southern Bank, which was acquired in the fourth quarter of 2000 and the new branch acquisitions in December 2001. Other increases in 2001 included the cost of consolidating the Company's customer databases and the undertaking of substantial marketing campaigns.

Occupancy expense increased $259,000 or 9.9% between 2001 and 2002, and $133,000 or 5.4% between 2000 and 2001. The current year's increase primarily consists of $160,000 related to the full year's occupancy costs of the branch facilities purchased in fourth quarter 2001, and additional costs of $70,000 associated with UFM. The $133,000 increase between 2000 and 2001 was also largely due to a full year's operations of branch facilities added through the Citizens Southern acquisition as well as a general level of increased maintenance costs throughout the Company.

With the adoption of FASB Statement No. 142, the Company ceased amortization of certain goodwill beginning January 1, 2002, as required by the Statement and with the adoption of Statement 147 in October 2002, amortization of remaining goodwill associated with branch acquisitions was discontinued. Cessation of such amortization decreased goodwill expense in 2002 by $2.15 million compared to 2001. This resulted in an additional $1.9 million in after tax net income in comparison to the prior year.

Other operating expense also increased by $2.3 million in 2002 compared to 2001. These accounts include increases in other operating costs associated with UFM of $700,000 (tied to increased loan production and the payment of a $400,000 non-compete fee to the retiring president of UFM in connection with his departure). Other increased expenses, largely due to the acquisition of the new branches, included an increase in telephone and data communications expense of $237,000, an increase in ATM service fees of $162,000 and an increase in courier and travel expense of $214,000. Advertising expense was also up $114,000 in comparison to last year due to ad campaigns for new products and branch promotions. A litigation settlement led to reimbursement of legal costs which reduced legal fees by $150,000 in 2001. The increase in other operating expense in 2001 compared to 2000 of $2.9 million was largely impacted by the substantial increase in loan volume and the corresponding cost associated with the implementation of the wholesale loan origination program at UFM ($1.1 million) and other increases in advertising, ATM fees, correspondent bank fees and data processing costs relative to the increased infrastructure, size and needs of the Company.

                                    (PHOTO)

Financial collaboration with attorneys Meade Snyder and Jim Snyder of Clifton Forge, Virginia and R. Mason Cauthorn of FCB.

STEWARDSHIP

OVERHEAD AND EFFICIENCY RATIOS

The Company's net overhead ratio (non-interest expense less non-interest income excluding security gains and non-recurring gains divided by average earning assets) is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned is realized as net income. The net overhead ratios for 2002, 2001 and 2000 were 1.48%, 1.39% and 1.64%, respectively. Improvement in the 2001 ratio reflected substantial increases in non-interest revenues associated with UFM and the Company's restructured product set. The slight increase in the overhead ratio for 2002 reflects the relative stability of non-interest income coupled with the increased salaries and benefits associated with the first full year of operations of various branches, the increased costs associated with commissions paid at UFM and a one-time charge of $400,000 representing the cost of a non-compete agreement with UFM's retiring president.

The Company's efficiency ratio also measures management's ability to control costs and maximize net revenues. The efficiency ratio is computed by dividing non-interest expense by the sum of net interest income plus non-interest income (all non-recurring items and amortization of intangibles are excluded). The efficiency ratios for 2002, 2001 and 2000 were 51.0%, 47.8% and 45.8%, respectively. Increases in the current and prior year are reflective of the higher operating costs incurred by UFM in the development of its wholesale division which began production in the latter part of 2000 as well as the Bank's addition of new branch facilities from the branch acquisitions completed in December 2001, the fourth quarter 2001 branch facility constructed in Athens, West Virginia, plus the addition of new Emporia and Bluefield, Virginia, branches in 2002.

                                    (GRAPH)

Net Overhead Ratio (%)
98                2.06
99                1.96
00                1.64
01                1.39
02                1.48


                                   INTEGRITY
                        THROUGH SOLID BUSINESS PRACTICES

INCOME TAX EXPENSE

Income tax expense totaled $10.0 million in 2002, compared with $8.4 million in 2001 and $7.1 million in 2000. The $1.6 million increase in 2002 is reflective of the higher level of pre-tax earnings in 2002 as is the $1.3 million increase between 2000 and 2001. Pre-tax earnings increased $7.2 million between 2001 and 2002, including $6.8 million in tax-exempt earnings generated from state and municipal bonds within the Company's investment portfolio and lower levels of state income tax.

The major difference between the statutory tax rate and the effective tax rate (income tax expense divided by pre-tax income) results from income not taxable for federal income tax purposes. The primary category of non-taxable income is that of state and municipal securities and industrial revenue bonds and tax-free loans. The effective tax rate for 2002 was 28.9% compared with 30.5% for 2001 and 29.3% in 2000. The reduction in the Company's effective tax rate in 2002 was partially attributable to the cessation of amortization of non-deductible goodwill.

                                    (PHOTO)

FIRST COMMUNITY
BANCSHARES, INC.
BOARD OF DIRECTORS

Front Row:
B.W. Harvey,
Sam Clark,
William P. Stafford,
W.W. Tinder, Jr.
and I. Norris Kantor

Second Row:
John M. Mendez,
Robert E. Perkinson, Jr.
and Allen T. Hamner

Third Row:
William P. Stafford, II
and A.A. Modena

BALANCE SHEET
     DISCUSSION

SECURITIES HELD TO MATURITY

Investment securities held to maturity are comprised largely of U.S. Agency obligations and state and municipal bonds. Obligations of States and Political Subdivisions represent the largest portion of the held to maturity portfolio and totaled $40.3 million at December 31, 2002. These are comprised of high-grade municipal securities generally carrying AAA bond ratings, most of which also carry credit enhancement insurance by major insurers of investment obligations.

The average final maturity of the investment portfolio decreased from 9.79 years in 2001 to 9.06 years in 2002 with the tax equivalent yield increasing from 8.59% at year-end 2001 to 8.62% at the close of 2002. The average maturity of the investment portfolio, based on market assumptions for prepayment, is reduced to 3.3 years and 4.2 years at December 2002 and 2001, respectively. The average maturity data differs from final maturity data because of the use of assumptions as to anticipated prepayments.

SECURITIES AVAILABLE FOR SALE

At December 31, 2002, the Company had $300.9 million in securities available for sale, compared with $354.0 million at year-end 2001, a decrease of $53.1 million or 15.0%. During the year, $41.5 million in securities were purchased. However, these increases were offset by maturities, calls, and mortgage-backed security principal payments and prepayments of $94.8 million and sales of $15.9 million.

The fair value of securities available for sale exceeded book value at year-end 2002 by $11.3 million. The increase in the fair value of the securities available for sale is a result of the decline in market rates for comparable securities. When market rates decrease, as they did in 2002, the prices of the securities in the Company's portfolio rise. The tax equivalent purchase yield on securities available for sale was 6.32% in 2002 and 6.52% in 2001.

The average final maturity of the available for sale portfolio was 13.5 years and 14.8 years at December 31, 2002, and 2001, respectively. The decrease in average final maturity was the result of the $94.8 million in calls, principal payments and prepayments that occurred as a result of the declining interest rate environment. The average maturity of the portfolio, based on market assumptions for prepayment, was 2.9 years and 5.4 years, respectively, at December 31, 2002, and 2001, substantially shorter than the average final maturity.

Securities available for sale are used as part of management's asset/liability strategy. These securities may be sold in response to changes in interest rates, changes in prepayment risk, for liquidity needs and other factors. These securities are carried at market value.

                                    (PHOTO)

LOAN PORTFOLIO

Loans Held for Sale: Loans held for sale were $66.4 million at December 31, 2002, compared with $65.5 million at December 31, 2001, an increase of just under $1.0 million, or 1.4%. Secondary market loan demand remains strong as a result of the favorable interest rate environment for borrowers. At December 31, 2002, refinance applications represented approximately 85% of the total volume of loan commitments outstanding at year-end. Loans originated for sale and funded during the current year were $791.8 million versus $621.6 million in 2001.

                                  (PIE CHART)

2002
Real Estate - Commercial                  30.80%
Real Estate - Construction                 7.80%
Real Estate - Residential                 39.30%
Commercial, Financial & Agricultural        8.0%
Loans to Individuals                      14.10%


                                  (PIE CHART)

2001
Real Estate - Commercial                  28.70%
Real Estate - Construction                 8.60%
Real Estate - Residential                 36.80%
Commercial, Financial & Agricultural       10.7%
Loans to Individuals                      15.20%




Loans Held for Investment: Loans held for investment net of unearned income, were $927.6 million at December 31, 2002. The increase of $23.1 million represents 2.6% growth from the $904.5 million level at December 31, 2001. The fourth quarter acquisition of The Bank of Greenville accounted for $17.4 million of this growth. The addition of these loans did not materially affect the distribution of loan product types within the portfolio.

The held for investment loan portfolio is geographically diversified among loan types and industry segments. Commercial and commercial real estate loans represent 38.8% of the total portfolio. During 2002, commercial real estate loans increased by $26.1 million to $285.8 million and comprised 30.8% of total loans. Commercial loans decreased by $22.5 million to $74.2 million and represented 8.00% of total loans. The decline in commercial loans was partially the result of the payoff of several large commercial loans. The combined commercial and commercial real estate sectors increased by only $3.7 million, or 1.03% in 2002. Real estate construction loans, which amounted to $72.3 million, and comprised 7.8% of the portfolio, decreased by $5.1 million in 2002. This category includes both residential and commercial construction with the decrease attributable to completion of a number of development projects during 2002. Additionally, consumer loans decreased by $6.6 million, or 4.8%, to $130.5 million at the close of 2002. Consumer loans represented 14.1% of the portfolio at the close of 2002. Residential real estate loans amounted to $364.1 million, an increase of $31.4 million, or 9.4% in 2002 and represented 39.3% of the total portfolio at the end of 2002. This increase is the result of lower residential mortgage rates during 2002 and the acquisition of Bank of Greenville.

STANDARDS



The total loans held for investment to deposit ratio, a measure of the volume of loans supported by the customer deposit base, declined to 81.4% at December 31, 2002, from the prior year level of 83.9%. The decrease in the loan to deposit ratio is reflective of the $23.1 million increase in the loan portfolio (excluding loans held for sale) coupled with a larger and offsetting increase in deposits of $61.5 million. As a result of the Greenville acquisition completed in the fourth quarter of 2002, the Company also acquired $28.0 million in deposits. The additional deposits and loans acquired in the acquisition accounted for approximately 45.6% and 75.3%, respectively, of the total annual increase in deposits and loans held for investment, respectively.

Slower growth in the loan portfolio in 2002 reflects the highly competitive environment for both commercial and residential lending as customers continually seek refinance opportunities. Slower economic conditions in some of the Company's lending markets have also resulted in fewer requests for new credit and greater competition from competing banks and non-bank lenders.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level sufficient to absorb probable loan losses inherent in the loan portfolio. The allowance is increased by charges to earnings in the form of provisions for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged off. The provision for loan losses is calculated to bring the reserve to a level, which, according to a systematic process of measurement, is reflective of the required amount needed to absorb probable losses.

Management performs monthly assessments to determine the appropriate level of allowance. Differences between actual loan loss experience and estimates are reflected through adjustments that are made by either increasing or decreasing the loss provision based upon current measurement criteria.

Commercial, consumer and mortgage loan portfolios are evaluated separately for purposes of determining the allowance. The specific components of the allowance include allocations to individual commercial credits and allocations to the remaining non-homogeneous and homogeneous pools of loans. Management's allocations are based on judgment of qualitative and quantitative factors about both the macro and micro economic conditions reflected within the portfolio of loans and the economy as a whole. Factors considered in this evaluation include, but are not necessarily limited to, probable losses from loan and other credit arrangements, general economic conditions, changes in credit concentrations or pledged collateral, historical loan loss experience, and trends in portfolio volume, maturity, composition, delinquencies, and non-accruals. While management has attributed the allowance for loan losses to various portfolio segments, the allowance is available for the entire portfolio. The allowance for loan losses represents 455% of non-performing loans at year-end 2002 versus 280% and 186% at December 31, 2001, and 2000, respectively. When other real estate is combined with non-performing loans, the allowance equals 239% of non-performing assets at the end of 2002 versus 174% and 137% at December 31, 2001, and 2000, respectively.

Net loan charge-offs were $4.1 million in 2002, compared with $4.0 million in 2001 and $4.6 million in 2000, respectively. The level of charge-offs has remained relatively constant over the three-year period, although two commercial loan relationships resulted in spikes in charge-offs within the commercial loan category. In 2000, the Company charged off $373,000 on a convenience store and gasoline retailer along with a $586,000 charge-off on a golf course residential development. These two relationships represented 20% of net charge-offs in 2000. In 2001, the Company charged off an additional $1.2 million (30% of total charge-offs) on the convenience store loans as it intensified its attempts to market the underlying collateral. Excluding these larger commercial charge-offs, a noticeable decrease in consumer charge-offs was realized in 2001 with a reversal in 2002 as consumer charge-offs rose through the third quarter and then moderated late in the year.

NON-PERFORMING ASSETS

Non-performing assets include loans on which interest accruals have ceased, loans contractually past due 90 days or more and still accruing interest, and other real estate owned (OREO) pursuant to foreclosure proceedings. The levels of non-performing assets for the last five years are presented in the table on page 30.

Total non-performing assets were $6.0 million at December 31, 2002, compared to $8.0 million at December 31, 2001. Non-performing assets decreased $2.0 million between 2001 and 2002. Every component of non-performing assets improved,led by a $1.3 million or 93.3% decline in loans 90 days or more past due, which are still accruing. In addition, other real estate owned decreased $174,000, or 5.7% and non-accrual loans decreased $558,000, or 15.4% compared to 2001. The decrease in non-accrual loans resulted from the resolution of a number of loan relationships through payment, repossession, or foreclosure and write-down of the loan balances to reflect the net realizable value of the assets. The decrease in loans 90 days or more past due is a result of movement of these credits to non-accrual status and a more aggressive approach in collecting loans 90 days or more past due.

                              DEDICATED TO SERVICE

                                    (PHOTO)

Helping others to help the community.
(Pictured from left to right) Sam Elmore, Jim Shannon, President of the Beaver Volunteer
Fire Department, Hazel Burroughs, J.P. Morgan,
Brenda Troitino, Larry Raines and Susie Webb

EVALUATION

 NON-PERFORMING ASSETS

                                                                                           DECEMBER 31,
                                                                       2002       2001        2000      1999       1998
(Amounts in Thousands)
Non-accrual Loans                                                    $ 3,075      3,633      5,397      7,889      7,763
Loans 90 Days or more Past Due                                            91      1,351      1,208      1,259        377
Other Real Estate Owned                                                2,855      3,029      2,406      1,950      3,547
                                                                     $ 6,021      8,013      9,011     11,098     11,687
Nonperforming loans as a percentage of total loans                   %   0.3        0.6        0.8        1.3        1.3
Nonperforming assets as a percentage of total loans
and other real estate owned                                          %   0.6        0.9        1.1        1.6        1.9
Allowance for loan losses as a percentage of nonperforming loans     % 455.1      279.9      186.3      130.1      140.1
Allowance for loan losses as a percentage of nonperforming assets    % 239.3      174.1      136.5      107.2       97.6

Certain loans included in the non-accrual and 90 day past due categories have been written down to the estimated realizable value or have been assigned specific reserves within the allowance for loan losses based upon management's estimate of loss upon ultimate resolution.

During 2002, 2001 and 2000, $2,168,000, $2,116,000 and $2,530,000 of assets were acquired through foreclosure and transferred to other real estate owned.

In addition to non-performing loans reflected in the foregoing table, the Company has identified certain performing loans as impaired based upon management's evaluation of credit strength, projected ability to repay in accordance with the contractual terms of the loans and varying degrees of dependence on the sale of related collateral for liquidation of the loans. These loans were current under loan terms and were classified as performing at year-end 2002.

The following table presents the Company's investment in loans considered to be impaired and related information on those impaired loans:

 IMPAIRED LOANS

                                                                           2002          2001
                                                                         (Amount in Thousands)
Recorded investment in loans considered to be impaired                   $ 8,980         5,129
Loans considered to be impaired that were on a non-accrual basis         $ 1,238         1,229
Allowance for loan losses related to loans considered to be impaired       3,907         1,310
Average recorded investment in impaired loans                              9,176         5,674
Total interest income recognized on impaired loans                           512           255


In the fourth quarter of 2002, the Company added two loan relationships to this list of impaired loans. The first is a $5.0 million loan secured by a hotel property which has suffered declines in levels of occupancy. The allowance for loan losses related to this loan was $1.7 million at December 31, 2002. The second relationship is a group of loans totaling $1.16 million related to a dairy farm whose performance declined in conjunction with a drop in milk prices. The allowance for loan losses related to this group of loans at year-end was $1.06 million. This group of loans subsequently became uncollectable and resulted in a $1.06 million charge off during the first quarter of 2003. As of the date of this report, management continues its efforts to determine the level of collateral available and priority of liens which will determine the possibility of any recovery. Due to questions raised regarding the priority of lien status and the rights to certain escrowed proceeds, no value was assigned to certain collateral and escrowed funds in arriving at the related allowance and charge off.

The Company has considered all impaired loans in the evaluation of the adequacy of the allowance for loan losses at December 31, 2002.

DEPOSITS

Total deposits at December 31, 2002, increased $61.5 million or 5.7% when compared to December 31, 2001. Approximately $28 million of the increase related to deposits acquired through Bank of Greenville acquisition in November 2002. Without considering the acquisition, deposits increased for the year by $33.5 million. The Company utilized short-term advances from the FHLB to supplement the funding needs of the Company throughout 2001 and 2002. In 2002, the average rate paid on interest bearing liabilities was 3.03%, down from the 4.21% in 2001.

Average deposits increased to $1.1 billion for 2002 versus $939.8 million in 2001, an increase of 16.4%, reflecting the effectiveness of new product offerings and marketing campaigns introduced during the year as well as a full year's impact of the deposits obtained in the December 2001 branch acquisitions. Average savings deposits increased by $38.6 million while time deposits increased by $48.6 million. Average interest-bearing demand and non-interest bearing demand deposits increased by $44.1 million and $22.6 million, respectively.

SHORT-TERM BORROWINGS

The Company's short-term borrowings consist primarily of overnight Federal Funds purchased from the FHLB and securities sold under agreements to repurchase. This category of funding is a source of moderately priced short-term funds. Short-term borrowings increased on average approximately $17.5 million in comparison to the prior year. The increase in average short-term borrowings in 2002, along with the increase in average deposits of $153.9 million, was accompanied by an offsetting increase in total loans as these funds were used to finance the average loans held for investment portfolio growth ($73.4 million) and the average increase in available for sale securities ($91.0 million). The price sensitivity of funding cost is managed by the Company's "Product Group", which monitors product and pricing initiatives including, among other things, the management of the overall cost of funds to assist in maintaining an acceptable net interest margin, and to act as a resource in developing new products and establishing pricing guidelines.

                                    (PHOTO)

CAPITALIZATION
     AND LEVERAGE


OTHER INDEBTEDNESS

FHLB borrowings and other indebtedness, which includes long-term advances from the FHLB and structured term borrowings from the FHLB, decreased by $21.0 million in 2002 due primarily to a $25.0 million maturity in June 2002. Fixed rate FHLB term advances and applicable interest rates were $8.0 million (5.95%) and $2.0 million (6.27%), maturing in September 2003 and September 2008, respectively. Additional borrowings of $100.0 million are comprised of structured term convertible advances from the FHLB with final maturities in 2010. These convertible advances are callable by the FHLB based upon predefined factors in quarterly increments after a lockout period that may substantially shorten the lives of these instruments. The callability of these instruments is controlled by and at the option of the FHLB. Additionally, UFM has entered into a loan purchase agreement with Countrywide Credit ("Countrywide") whereby Countrywide will pre-fund certain loans anticipated to be purchased by Countrywide Home Loans, Inc. This borrowing arrangement by UFM with Countrywide resulted in additional borrowings at December 31, 2002, of $14.3 million at a floating rate of one month LIBOR plus 200 basis points, or approximately 3.42% at December 31, 2002.

STOCKHOLDERS' EQUITY

Risk-based capital ratios are a measure of the Company's capital adequacy. At December 31, 2002, the Company's Tier I capital ratio was 12.06% compared with 10.82% in 2001. Federal regulatory agencies use risk-based capital ratios and the leverage ratio to measure the capital adequacy of banking institutions. Risk-based capital guidelines, risk weight balance sheet assets, and off-balance sheet commitments are used in determining capital adequacy. The Company's total risk-based capital-to-asset ratio was 13.33% at the close of 2002 compared with 12.10% in 2001. Both of these ratios are well above the current minimum level of 8% prescribed for bank holding companies. The leverage ratio is the measurement of total tangible equity to total assets. The Company's leverage ratio at December 31, 2002, was 8.10% versus 7.93% at December 31, 2001, both of which are well above the minimum levels prescribed by the Federal Reserve. (See Note 13 of the Notes to Consolidated Financial Statements.)

                                    (GRAPH)

Stockholders' Equity ($)
 (Amounts in thousands)
98               101,719
99               103,488
00               120,682
01               133,041
02               152,462

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

Total liquidity of $619.2 million at December 31, 2002, is comprised of the following: cash on hand and deposits with other financial institutions of $124.6 million; securities available for sale of $300.9 million; securities held to maturity due within one year of $138,000; and Federal Home Loan Bank credit availability of $193.6 million.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally used to pay down short-term borrowings. On a longer-term basis, the Company maintains a strategy of investing in various securities, mortgage-backed obligations and loans. The Company uses sources of funds primarily to meet ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of securities. At December 31, 2002, approved loan commitments outstanding amounted to $104.9 million. Certificates of deposit scheduled to mature in one year or less totaled $392.8 million and FHLB borrowings that are scheduled to mature within the same period amounted to $8.0 million. Management believes that the Company has adequate resources to fund outstanding commitments and could either adjust rates on certificates of deposit in order to retain or attract deposits in changing interest rate environments or replace such deposits with advances from the FHLB or other funds providers if it proved to be cost effective to do so.

                                    (PHOTO)

The strength of customer service.
Ricky Hamm of Sparta, North Carolina
with Tom Gentry of FCB.

                                   COMMUNITY
                    LENDING A HAND THROUGHOUT THE COMMUNITY

RISK ASSESSMENT

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

The Company's primary component of operational revenue, NII, is subject to variation as a result of changes in interest rate environments in conjunction with unbalanced repricing opportunities on earning assets and interest-bearing liabilities. Interest rate risk has four primary components including repricing risk, basis risk, yield curve risk and option risk. Repricing risk occurs when earning assets and paying liabilities reprice at differing times as interest rates change. Basis risk occurs when the underlying rates on the assets and liabilities the institution holds change at different levels or in varying degrees. Yield curve risk is the risk of adverse consequences as a result of unequal changes in the spread between two or more rates for different maturities for the same instrument. Lastly, option risk is due to "embedded options" often called put or call options given or sold to holders of financial instruments.

In order to mitigate the effect of changes in the general level of interest rates, the Company manages repricing opportunities and thus, its interest rate sensitivity. The Bank seeks to control its interest rate risk (IRR) exposure to insulate net interest income and net earnings from fluctuations in the general level of interest rates. To measure its exposure to IRR, quarterly simulations of NII are performed using financial models that project NII through a range of possible interest rate environments including rising, declining, most likely and flat rate scenarios. The results of these simulations indicate the existence and severity of IRR in each of those rate environments based upon the current balance sheet position, assumptions as to changes in the volume and mix of interest-earning assets and interest-paying liabilities and management's estimate of yields to be attained in those future rate environments and rates that will be paid on various deposit instruments and borrowings. Specific strategies for management of IRR have included shortening the amortized maturity of new fixed-rate loans, increasing the volume of adjustable rate loans to reduce the average maturity of the Bank's interest-earning assets and monitoring the term structure of liabilities to maintain a balanced mix of maturity and repricing structures to mitigate the potential exposure. The simulation model used by the Company captures all earning assets, interest bearing liabilities and all off-balance sheet financial instruments and combines the various factors affecting rate sensitivity into an earnings outlook. Based upon the latest simulation, the Company believes that it is biased toward an asset sensitive position. Absent adequate management, asset sensitive positions can negatively impact net interest income in a falling rate environment or, alternatively, positively impact net interest income in a rising rate environment.

The Company has established policy limits for tolerance of interest rate risk that allow for no more than a 10% reduction in projected NII based on quarterly income simulations. The most recent simulation indicates that current exposure to interest rate risk is within the Company's defined policy limits.

The following table summarizes the impact on NII and the Market Value of Equity
(MVE) as of December 31, 2002, and 2001, respectively, of immediate and sustained rate shocks in the interest rate environment of plus and minus 100 and 200 basis points from the flat rate simulation. The results of the rate shock analysis depicted below differ from the results in quarterly simulations, in that all changes are assumed to take effect immediately; whereas, in the quarterly income simulations, changes in interest rates are assumed to take place over a 24-month horizon simulating a more likely scenario for a changing rate environment. This table, which illustrates the prospective effects of hypothetical interest rate changes, is based upon numerous assumptions including relative and estimated levels of key interest rates over a twelve-month time period. This type of modeling technique, although useful, does not take into account all strategies that management might undertake in response to a sudden and sustained rate shock as depicted. Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables.

(Amount in Thousands)
                                      2002
-----------------------------------------------------------------------------------
Increase (Decrease) in
Interest Rates                  Net Interest       %        Market Value        %
(Basis Points)                     Income        Change      of Equity       Change
                                ------------     ------     ------------     ------
 200                             $  4,466          7.1       $ (8,709)       (5.5)
 100                                2,387          3.8         (3,882)       (2.5)
(100)                              (2,018)        (3.2)         4,885         3.1
(200)                              (6,756)       (10.8)        12,468         7.9


(Amount in Thousands)
                                      2001
-----------------------------------------------------------------------------------
Increase (Decrease) in
Interest Rates                  Net Interest       %        Market Value        %
(Basis Points)                     Income        Change      of Equity       Change
                                ------------     ------     ------------     ------
 200                             $  1,950          3.5       $ (4,674)        (3.3)
 100                                1,059          1.9         (1,338)        (1.0)
(100)                                (907)        (1.6)           637          0.5
(200)                              (3,692)        (6.6)         1,396          1.0

When comparing the impact of the rate shock analysis between 2002 and 2001, the 2002 changes in NII reflect the impact of the change in the balance sheet composition of assets and liabilities and as the profile moved toward greater asset sensitivity. The change is the result of the heightened asset prepayment levels experienced in light of the declining interest rate environment beginning in 2001 and continuing with a 50 basis point decline in the targeted fed funds rate in November 2002. Much of the change in balance sheet composition is attributed to the declining interest rate environment and the level of asset prepayments.

The asset sensitivity is reflected in the increased liquidity of $91.2 million (Federal Funds sold and interest-bearing balances held with other banks). The Company began to experience a shift in the balance sheet toward asset sensitivity in 2000 which was attributed to the reduced lives of certain assets and the control measures taken in prior years, and continuing throughout 2002, to reduce deposit cost and identify opportunities for product and net interest income enhancement. The following tables present contractual cash obligations and commercial commitments as of December 31, 2002.


                                                                             PAYMENT DUE PERIOD
                                                           --------------------------------------------------------
                                                            LESS THAN        TWO TO       FOUR TO         AFTER
                                               TOTAL        ONE YEAR      THREE YEARS    FIVE YEARS     FIVE YEARS
                                            -----------    -----------    -----------    -----------    -----------
                                                                   (Amount in Thousands)
Contractual cash obligations:
Certificates of deposit                     $   593,088    $   392,821    $   145,472    $    15,102    $    39,693
FHLB advances                                   110,000          8,000             --             --        102,000
Note Payable                                     14,357         14,322             35             --             --
                                            -----------    -----------    -----------    -----------    -----------
         Total contractual cash
         obligations                        $   717,445    $   415,143    $   145,507    $    15,102    $   141,693
                                            ===========    ===========    ===========    ===========    ===========

                                                                   AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                           --------------------------------------------------------
                                                            LESS THAN        TWO TO       FOUR TO         AFTER
                                               TOTAL        ONE YEAR      THREE YEARS    FIVE YEARS     FIVE YEARS
                                            -----------    -----------    -----------    -----------    -----------
                                                                   (Amount in Thousands)
Commitments:
Commercial lines of credit                  $    39,645    $    34,600    $     3,508    $       767    $       770
Consumer lines of credit                         24,547         10,435            926          1,274         11,912
Undispersed portion of loans in process           8,835          8,835             --             --             --
Letters of credit                                 6,023          4,277          1,652             20             74
                                            -----------    -----------    -----------    -----------    -----------
        Total commitments                   $    79,050    $    58,147    $     6,086    $     2,061    $    12,756
                                            ===========    ===========    ===========    ===========    ===========

Lines of credit with no stated maturity date are included in commitments for less than one year.

TRUST

TRUST AND INVESTMENT MANAGEMENT SERVICES

As part of its banking services, the Company offers trust management and estate administration services through its Trust and Financial Services Division (Trust Division). The Trust Division reported market value of assets under management of $433 million and $486 million at December 31, 2002, and 2001, respectively. The Trust Division manages intervivos trusts and trusts under will, develops and administers employee benefit plans and individual retirement plans and manages and settles estates. Fiduciary fees for these services are charged on a schedule related to the size, nature and complexity of the account.

The Trust Division employs 18 professionals and support staff with a wide variety of estate and financial planning, investing and plan administration skills. The Trust Division is located within the Company's banking offices in Bluefield, West Virginia. Services and trust development activities to other branch locations and primary markets are offered through the Bluefield-based division.

RECENT LEGISLATION

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 ("Act"). The stated goals of the Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The proposed changes are intended to allow stockholders to more easily and efficiently monitor the performance of companies and directors.

The Act generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("Exchange Act"). Given the extensive SEC role in implementing rules relating to many of the Act's new requirements, the final scope of these requirements remains to be determined.

The Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

This Act addresses, among other matters: audit committees; certification of financial statements by the chief executive officer and the chief financial officer; the forfeiture of bonuses and profits made by directors and senior officers in the twelve-month period covered by restated financial statements; a prohibition on insider trading during pension plan black-out periods; disclosure of off-balance sheet transactions; a prohibition on personal loans to directors and officers (excluding Federally insured financial institutions); expedited filing requirements for stock transaction reports by officers and directors; disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; "real time" filing of periodic reports; the formation of a public accounting oversight board; auditor independence; and various increased criminal penalties for violations of securities laws.

GOVERNANCE

RECENT LEGISLATION CONTINUED

At the September 2002 Board of Directors' meeting, within one month of the passage of the Act, the Board of Directors of First Community approved a series of actions to strengthen and improve its already strong corporate governance practices. Included in those actions was the establishment of a new Financial Reporting and Disclosure Committee (the "FRDC"), which was appointed to evaluate and monitor the continued effectiveness of the design and operation of disclosure controls in order to meet the objectives of adequate disclosure as it impacts the full and fair presentation of the Company's financial statements. The FRDC consists of key members of senior management as official and ex officio members. SEC counsel participates in the committee on an advisory basis to provide technical and legal guidance on matters of technical preparation, form of periodic reporting and general advice on compliance with securities laws. Independent accountants also attend FRDC meetings to provide technical assistance and advice on matters of financial reporting and to assist in interpretation and application of financial accounting standards. The committee also includes the Chairman of the Audit Committee of the Board of Directors to ensure independent thought and board perspective. The FRDC meets a minimum of quarterly, but typically more frequently and its process culminates in the pre-Audit Committee review of the interim (10-Q) and annual financial statements (10-K).

The FRDC complements the Company's longstanding committee structure and process, which has consistently proven an invaluable tool for communication of disclosure information. Every key element of operation is subject to oversight by a committee to ensure proper administration, risk management and an upstreaming of critical management information and disclosures to finance and control, executive management and the board of directors. The FRDC agenda is designed to capture information from all segments of the business though reports from senior managers and committee chairmen. In addition to the FRDC, the Company also implemented the Business Trends and Current Events Committee (BTCE), which is designed to draw out items of risk, exposure and possible disclosure which might exist and be known at lower levels within the Company, but not necessarily be known to executive management and those who prepare financial statements or make significant decisions regarding disclosures within the financial statements. The BTCE meets monthly and its membership covers all areas of the Company from both an operational and geographic perspective. Although many of the items for discussion at the FRDC and BTCE were already considered in the preparation of financial statements and appropriately disclosed, these new processes are considered valuable in further discussion of these items and should provide a valuable forum for future evaluation of disclosure items and selection of accounting policies.

It is believed that the addition of these new processes has brought with it a broader and more in depth analysis to the Company's already effective and detailed disclosure process. These more recent additions to the process are expected to enhance the Company's overall disclosure control environment.

                                    (PHOTO)

ASSURANCE

                                    (PHOTO)

                         AUDIT COMMITTEE:
    Allen T. Hamner, William P. Stafford,
Robert E. Perkinson, Jr. and B.W. Harvey.


                                    (PHOTO)

FINANCIAL REPORTING AND
DISCLOSURE COMMITTEE:
Kenneth P. Mulkey,
E. Stephen Lilly,
Robert L. Schumacher,
Robert L. Buzzo,
John M. Mendez,
Timothy D. Velie,
and Allen T. Hamner.

CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets                                                   41
Consolidated Statements of Income                                             42
Consolidated Statements of Cash Flow                                          43
Consolidated Statements of Changes in Stockholders' Equity                    44
Notes to Consolidated Financial Statements                                    46
Report of Independent Auditors                                                74
Report of Management's Responsibilities                                       75

CONSOLIDATED FINANCIAL STATEMENTS

 CONSOLIDATED BALANCE SHEETS
  (Amounts in Thousands, Except Share Data)

                                                                                           DECEMBER 31,
                                                                                       2002           2001
                                                                                   ------------    ------------
ASSETS
Cash and due from banks                                                            $     33,364    $     47,566
Interest-bearing deposits with banks                                                     88,064             249
Federal funds sold                                                                        3,157              --
                                                                                   ------------    ------------
    Total cash and cash equivalents                                                     124,585          47,815
Securities available for sale (amortized cost of $289,616, 2002; $352,759, 2001)        300,885         354,007
Securities held to maturity (fair value, $43,342, 2002; $43,393, 2001)                   41,014          41,884
Loans held for sale                                                                      66,364          65,532
Loans held for investment, net of unearned income                                       927,621         904,496
    Less allowance for loan losses                                                       14,410          13,952
                                                                                   ------------    ------------
Net loans held for investment                                                           913,211         890,544
Premises and equipment                                                                   25,078          21,713
Other real estate owned                                                                   2,855           3,029
Interest receivable                                                                       7,897           8,765
Other assets                                                                             15,391          18,468
Goodwill                                                                                 25,758          25,347
Other intangible assets                                                                   1,325           1,131
                                                                                   ------------    ------------
        TOTAL ASSETS                                                               $  1,524,363    $  1,478,235
                                                                                   ============    ============

LIABILITIES
Deposits:
    Non-interest-bearing                                                           $    165,557    $    161,346
    Interest-bearing                                                                    974,170         916,914
                                                                                   ------------    ------------
        TOTAL DEPOSITS                                                                1,139,727       1,078,260
Interest, taxes and other liabilities                                                    15,940          15,852
Federal funds purchased                                                                      --          26,500
Securities sold under agreements to repurchase                                           91,877          79,262
FHLB borrowings and other indebtedness                                                  124,357         145,320
                                                                                   ------------    ------------
        TOTAL LIABILITIES                                                          $  1,371,901    $  1,345,194
                                                                                   ------------    ------------

STOCKHOLDERS' EQUITY
Common stock, $1 par value; 15,000,000 shares authorized in 2002 and 2001; 9,956,714 shares issued in 2002 and 9,955,425 in 2001;
  9,888,482 and 9,936,442 shares outstanding in 2002 and 2001                             9,957           9,955
Additional paid-in capital                                                               58,642          60,189
Retained earnings                                                                        79,084          62,566
Treasury stock, at cost                                                                  (1,982)           (424)
Accumulated other comprehensive income                                                    6,761             755
                                                                                   ------------    ------------
    TOTAL STOCKHOLDERS' EQUITY                                                          152,462         133,041
                                                                                   ------------    ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $  1,524,363    $  1,478,235
                                                                                   ============    ============



See Notes to Consolidated Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENTS OF INCOME
  (Amounts in Thousands, Except Share and Per Share Data)



                                                                         YEARS ENDED DECEMBER 31,
                                                                    2002            2001           2000
                                                            ------------    ------------   ------------
INTEREST INCOME
Interest and fees on loans held for investment              $     72,415    $     72,582   $     68,132
Interest on loans held for sale                                    3,584           2,956            281
Interest on securities-taxable                                    13,001          10,259         11,543
Interest on securities-nontaxable                                  6,819           6,190          5,575
Interest on federal funds sold and deposits in banks                 385             842            427
                                                            ------------    ------------   ------------
      TOTAL INTEREST INCOME                                       96,204          92,829         85,958
                                                            ------------    ------------   ------------

INTEREST EXPENSE
Interest on deposits                                              25,366          31,884         30,718
Interest on short-term borrowings                                  9,035           9,913          8,045
Interest on other indebtedness                                       607             612            616
                                                            ------------    ------------   ------------
      TOTAL INTEREST EXPENSE                                      35,008          42,409         39,379
                                                            ------------    ------------   ------------
      NET INTEREST INCOME                                         61,196          50,420         46,579
                                                            ------------    ------------   ------------
Provision for loan losses                                          4,208           5,134          3,986
                                                            ------------    ------------   ------------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         56,988          45,286         42,593
                                                            ------------    ------------   ------------

NON-INTEREST INCOME
Fiduciary income                                                   1,773           1,815          1,804
Service charges on deposit accounts                                7,056           5,966          4,007
Other service charges, commissions and fees                        1,380           1,435          1,361
Mortgage banking income                                            9,435           9,582          4,651
Net securities (losses) gains                                       (391)            181              1
Other operating income                                               796           1,296            668
                                                            ------------    ------------   ------------
      TOTAL NON-INTEREST INCOME                                   20,049          20,275         12,492
                                                            ------------    ------------   ------------

NON-INTEREST EXPENSE
Salaries and employee benefits                                    23,267          19,830         16,046
Occupancy expense of bank premises                                 2,874           2,615          2,482
Furniture and equipment expense                                    2,082           1,814          1,698
Goodwill and core deposit amortization                               245           2,285          2,154
Other operating expense                                           13,801          11,481          8,588
                                                            ------------    ------------   ------------
      TOTAL NON-INTEREST EXPENSE                                  42,269          38,025         30,968
                                                            ------------    ------------   ------------
Income before income taxes                                        34,768          27,536         24,117
Income tax expense                                                10,049           8,402          7,054
                                                            ------------    ------------   ------------
      NET INCOME                                            $     24,719    $     19,134   $     17,063
                                                            ============    ============   ============
WEIGHTED AVERAGE BASIC SHARES OUTSTANDING                      9,924,636       9,944,310      9,607,217
                                                            ------------    ------------   ------------
WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING                    9,973,129       9,980,919      9,607,217
                                                            ============    ============   ============
BASIC EARNINGS PER COMMON SHARE                             $       2.49    $       1.92   $       1.78
                                                            ------------    ------------   ------------
DILUTED EARNINGS PER COMMON SHARE                           $       2.48    $       1.92   $       1.78
                                                            ============    ============   ============

See Notes to Consolidated Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENTS OF CASH FLOW
  (Amounts in Thousands)



                                                                                YEARS ENDED DECEMBER 31,
                                                                              2002            2001            2000
                                                                      ------------    ------------    ------------
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income                                                            $     24,719    $     19,134    $     17,063
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
      Provision for loan losses                                              4,208           5,134           3,986
      Depreciation of premises and equipment                                 1,630           1,490           1,396
      Amortization of intangibles                                               32           2,119           2,156
      Net investment amortization and accretion                              1,467             485             233
      Net gain on the sale of assets                                       (11,669)         (7,659)         (2,517)
      Mortgage loans originated for sale                                  (737,101)       (563,018)       (106,169)
      Proceeds from sale of mortgage loans                                 749,039         516,812         100,148
      Decrease (increase) in interest receivable                             1,082             874            (861)
      (Increase) decrease in other assets                                   (1,810)           (175)          8,454
      Increase in other liabilities                                            410           2,728              66
      Other, net                                                               163             (17)           (296)
                                                                      ------------    ------------    ------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                         32,170         (22,093)         23,659
                                                                      ------------    ------------    ------------

INVESTING ACTIVITIES
Cash flows from investing activities:
Proceeds from sales of securities available for sale                        15,871          18,907           2,163
Proceeds from maturities and calls of securities available for sale         94,815         102,458          17,849
Proceeds from maturities and calls of held to maturity securities            1,754           1,602           3,016
Purchase of securities available for sale                                  (41,527)       (232,056)         (4,591)
Net increase in loans made to customers                                     (9,300)        (67,115)        (66,918)
Purchase of bank-owned life insurance                                           --              --          (4,100)
Cash provided by acquisitions, net                                           1,982          77,021           3,065
Purchase of premises and equipment                                          (5,545)         (3,462)         (1,019)
Proceeds from sale of equipment                                                 --             127             466
                                                                      ------------    ------------    ------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                         58,050        (102,518)        (50,069)
                                                                      ------------    ------------    ------------

FINANCING ACTIVITIES
Cash flows from financing activities:
Net increase (decrease) in demand and savings deposits                      52,874          36,144          (7,755)
Net (decrease) increase in time deposits                                   (19,059)         28,625          22,731
Net (decrease) increase in short-term debt                                 (34,734)         66,902          35,126
Repayment of long-term debt                                                   (114)            (14)            (39)
Acquisition of treasury stock                                               (2,491)           (599)         (2,869)
Dividends paid                                                              (9,926)         (8,875)         (8,338)
                                                                      ------------    ------------    ------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                        (13,450)        122,183          38,856
                                                                      ------------    ------------    ------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents                        76,770          (2,428)         12,446
Cash and cash equivalents at beginning of year                              47,815          50,243          37,797
                                                                      ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $    124,585    $     47,815    $     50,243
                                                                      ============    ============    ============


See Notes to Consolidated Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  (Amounts in Thousands, Except Share and Per Share Information)


                                                                                                           ACCUMULATED
                                                                                                                 OTHER
                                                                                                               COMPRE-
                                                        ADDITIONAL                            UNALLOCATED      HENSIVE
                                               COMMON      PAID-IN     RETAINED     TREASURY         ESOP       INCOME
                                                STOCK      CAPITAL     EARNINGS        STOCK       SHARES       (LOSS)        TOTAL
                                            ---------   ----------    ---------    ---------  -----------  -----------    ---------

BALANCE DECEMBER 31, 1999                   $   8,992    $  34,264    $  69,372    $  (2,945)   $    (722)   $  (5,473)   $ 103,488
Comprehensive income:
   Net income                                      --           --       17,063           --           --           --       17,063
   Other comprehensive income
       Unrealized gains on securities
        available for sale, net of tax             --           --           --           --           --        3,935        3,935
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Comprehensive income                         --           --       17,063           --           --        3,935       20,998
Common dividends declared
  ($.86 per share)                                 --           --       (8,338)          --           --           --       (8,338)
Retirement of treasury shares                    (374)      (5,238)          --        5,612           --           --           --
Issuance of common stock                          434        6,343           --           --           --           --        6,777
Purchase 145,682 treasury shares at
  $19.70 per share                                 --           --           --       (2,869)          --           --       (2,869)
Allocation of ESOP shares                          --          (96)          --           --          722           --          626
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE DECEMBER 31, 2000                       9,052       35,273       78,097         (202)          --       (1,538)     120,682
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Comprehensive income:
   Net income                                      --           --       19,134           --           --           --       19,134
   Other comprehensive income
       Unrealized gains on securities
          available for sale, net of tax           --           --           --           --           --        2,402        2,402
       Less reclassification adjustment
        for gains realized in net income,
        net of tax                                 --           --           --           --           --         (109)        (109)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Comprehensive income                         --           --       19,134           --           --        2,293       21,427
Common dividends declared
  ($.89 per share)                                 --           --       (8,875)          --           --           --       (8,875)
Purchase 27,036 treasury shares at
  $22.17 per share                                 --           --           --         (599)          --           --         (599)
Issuance of ESOP shares                            --           29           --          377           --           --          406
Effect of 10% stock dividend                      903       24,887      (25,790)          --           --           --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE DECEMBER 31, 2001                       9,955       60,189       62,566         (424)          --          755      133,041
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Comprehensive income:
   Net income                                      --           --       24,719           --           --           --       24,719
   Other comprehensive income
       Unrealized gains on securities
        available for sale, net of tax             --           --           --           --           --        5,770        5,770
       Less reclassification adjustment
        for gains realized in net income,
        net of tax                                 --           --           --           --           --          236          236
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
   Comprehensive income                            --           --       24,719           --           --        6,006       30,725


                                  (continued)

CONSOLIDATED FINANCIAL STATEMENTS

  (Amounts in Thousands, Except Share and Per Share Information)


                                                                                                        ACCUMULATED
                                                                                                              OTHER
                                                                                                            COMPRE-
                                                  ADDITIONAL                               UNALLOCATED      HENSIVE
                                         COMMON      PAID-IN      RETAINED      TREASURY          ESOP       INCOME
                                          STOCK      CAPITAL      EARNINGS         STOCK        SHARES       (LOSS)        TOTAL
                                     ----------   ----------    ----------    ----------   -----------  -----------   ----------

Common dividends declared
  ($1.00 per share)                          --           --        (9,926)           --            --           --       (9,926)
Purchase 85,844 treasury shares at
  $29.00 per share                           --           --            --        (2,491)           --           --       (2,491)
Issuance of 5,500 shares under
  stock option plan                          --           42                         155                                     197
Issuance of ESOP shares                      --          140            --           792            --           --          932
Fractional share adjustment for
  10% dividend                                2       (1,729)        1,725           (14)           --           --          (16)
                                     ----------   ----------    ----------    ----------    ----------   ----------   ----------
BALANCE DECEMBER 31, 2002            $    9,957   $   58,642    $   79,084    $   (1,982)   $       --   $    6,761   $  152,462
                                     ==========   ==========    ==========    ==========    ==========   ==========   ==========

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accounting and reporting policies of First Community Bancshares, Inc. ("First Community" or the "Company") and subsidiary conform to accounting principles generally accepted in the United States and to predominant practices within the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Assets held in an agency or fiduciary capacity are not assets of the Company and are not included in the accompanying consolidated balance sheets. Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of First Community include the accounts of all wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks, time deposits with other banks, federal funds sold, and interest-bearing balances on deposit with the Federal Home Loan Bank that are available for immediate withdrawal. Interest and income taxes paid were as follows:


                  2002        2001        2000
                --------    --------    --------
                     (Amounts in Thousands)

Interest        $ 36,273    $ 42,968    $ 37,526
Income taxes       9,523       6,945       7,206


Pursuant to agreements with the Federal Reserve Bank, the Company maintains a cash balance of approximately $661,000 in lieu of charges for check clearing and other services.

TRADING SECURITIES

At December 31, 2002 and 2001, no securities were held for trading purposes and no trading account was maintained.

SECURITIES AVAILABLE FOR SALE

Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at estimated fair value. Unrealized appreciation or depreciation in fair value above or below amortized cost is included in stockholders' equity net of income taxes and is entitled "Other Comprehensive Income." Premiums and discounts are amortized to expense or accreted to income over the life of the security. Gain or loss on sale is based on the specific identification method. Other than temporary losses on available for sale securities are in net securities losses and gains.

SECURITIES HELD TO MATURITY

Investments in debt securities that management has the ability and intent to hold to maturity are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities. Gain or loss on the call or maturity of investment securities, if any, is recorded based on the specific identification method.

LOANS HELD FOR SALE AND DERIVATIVE FINANCIAL INVESTMENTS

Loans held for sale primarily consist of one to four family residential loans originated for sale in the secondary market and carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on sales of loans held for sale are included in mortgage banking income in the Consolidated Statements of Income.

For loans to be sold, the Company enters into forward commitments or derivatives to manage the risk inherent in interest rate lock commitments made to potential borrowers. The inventory of loans and loan commitments (both retail and wholesale) is hedged to protect the Company from interest rate risk and any corresponding fluctuation in cash flows derived upon settlement of the loans with secondary market purchasers, and consequently, to achieve a desired margin upon delivery. The hedge transactions are used for risk mitigation and are not for trading purposes. The derivative financial instruments derived from these hedging transactions are recorded at fair value in Other Assets and Liabilities on the Consolidated Balance Sheets and the changes in fair value are reflected in Mortgage Banking Income on the Consolidated Statements of Income. For the year ended December 31, 2002 the net derivative expense reflected in the Consolidated Statements of Income, was $6.9 million which is comprised of a $700,000 decline in the fair value of the forward mortgage contracts, an $8.1 million loss on the contract settlements, and a gain of $1.9 million on rate lock commitments. Forward mortgage contracts are settled at fair value upon expiration of the contract and result in either the payment or receipt or funds. UFM's accumulated net derivative position was $1.7 million and $480,000 as of December 31, 2002 and 2001, respectively.

Loans transferred to the held for sale classification are transferred at fair value. Any write-down recorded at the point of transfer is charged to the allowance for loan losses. Subsequent write-downs in fair value are recorded in non-interest expense while further appreciation in fair value is not recorded. During the fourth quarter of 2002, the Company transferred $6.0 million in loans held for investment to loans held for sale and recognized a write-down through the allowance for loan losses of $246,000.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio. The Company consistently applies a monthly review process to continually evaluate loans for changes in credit risk. This process serves as the primary means by which the Company evaluates the adequacy of the allowance for loan losses. The allowance is maintained by making specific allocations to impaired loans and loan pools that exhibit inherent weaknesses and various credit risk factors. Allocations to loan pools are developed giving weight to risk ratings, historical loss trends and management's judgment concerning those trends and other relevant factors.

The allowance is allocated to specific loans to cover loan relationships identified with significant cash flow weaknesses and for which a collateral deficiency may be present. The allowance established under the specific reserve method is based upon the borrower's estimated cash flow and projected liquidation value of related collateral. The allowance is allocated to pools of loans based on historical loss experience to cover the homogeneous and nonhomogeneous loans not individually evaluated. Pools of loans are grouped by specific category and risk characteristics. To determine the amount of allowance needed for each loan category, an estimated loss percentage is developed based upon historical loss experience. The historical loss experience is weighted for various risk factors including macro and micro economic conditions, qualitative assessments relative to the composition of the loan portfolio, the level of delinquencies and non-accrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, and any concentration of credits in certain industries or geographic areas. The calculated percentage is used to determine the estimated allowance excluding any relationships specifically identified and evaluated. While allocations are made to specific loans and classifications within the various categories of loans, the reserve is available for all loan losses.

The allowance for loan losses related to impaired loans is based upon the discounted estimated cash flows or fair value of collateral when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans, are evaluated for impairment on an aggregate basis in accordance with the Company's policy.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives. Maintenance and repairs are charged to current operations while improvements that extend the economic useful life of the underlying asset are capitalized. Disposition gains and losses are reflected in current operations. In addition, in accordance with Statement of Financial Accounting Standards ("FAS") No. 144, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that any material excess of the carrying value over the fair value be recorded as an impairment loss.

LOAN INTEREST INCOME RECOGNITION

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

OTHER REAL ESTATE OWNED

Other real estate owned and acquired through foreclosure is stated at the lower of cost or fair value less estimated costs to sell. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Expenses incurred in connection with operating the properties, subsequent write-downs and gains or losses upon sale are included in other non-interest income and expense.

STOCK OPTIONS

The Company has a stock option plan for certain executives and directors accounted for under the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") 25. Because the exercise price of the Company's employee/director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2002, the FASB issued FAS 148, "Accounting for Stock-Based Compensation." This new standard provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation. In addition, the Statement amends the disclosure requirements of FAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the underlying effect of the method used on reported results until exercised.

The effect of option shares on earnings per share relates to the dilutive effect of the underlying options outstanding. To the extent the granted exercise share price is less than the current market price, ("in the money"), there is an economic incentive for the shares to be exercised and an increase in the dilution effect on earnings per share.

Assuming use of the fair value method of accounting for stock options, pro forma net income and earnings per share for the years ended December 31 would have been estimated as follows:

                                                                                    2002            2001             2000
                                                                                 ----------      ----------      ----------
                                                                                (Amounts in Thousands, Except Per Share Data)


Net income as reported                                                           $   24,719      $   19,134      $   17,063
Less: Total stock-based employee compensation expense determined
    under fair value based method for all awards, net of related tax effects           (163)           (310)            (37)
                                                                                 ----------      ----------      ----------
                                                                                 $   24,556      $   18,824      $   17,026
                                                                                 ==========      ==========      ==========

Earnings per share:
Basic as reported                                                                $     2.49      $     1.92      $     1.78
Basic pro forma                                                                  $     2.47      $     1.89      $     1.77

Diluted as reported                                                              $     2.48      $     1.92      $     1.78
Diluted pro forma                                                                $     2.46      $     1.89      $     1.77


The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model using the following assumptions: i) risk-free interest rate of 5.15%, 5.12% and 6.00% for 2002, 2001 and 2000, respectively;
ii) a dividend yield of 3.20%, 3.40% and 5.21% for 2002, 2001 and 2000, respectively; iii) volatility factors for the expected market price of the Company's common stock of 24.5%, 31.2% and 26.1% for 2002, 2001 and 2000, respectively; and iv) a weighted-average expected life of the option of 10.4,
12.2 and 13.7 years, for 2002, 2001 and 2000, respectively.

INTANGIBLE ASSETS

The excess of the cost of an acquisition over the fair value of the net assets acquired is recorded as goodwill. The net carrying amount of goodwill was $25.8 million and $25.3 million at December 31, 2002 and 2001, respectively. The net carrying amount of goodwill at December 31, 2002 and 2001 related to the mortgage banking segment was $1.8 million and $1.0 million, respectively, while the net carrying amount of goodwill related to the community banking segment at December 31, 2002 and 2001 was $24.0 million and $24.3 million, respectively. A portion of the purchase price in certain transactions has been allocated to values associated with the future earnings potential of acquired deposits and is being amortized over the estimated lives of the deposits, ranging from seven to ten years while the weighted average remaining life of these core deposits is approximately 3.8 years. As of December 31, 2002 and 2001, the balance of acquired core deposits was $2.9 million and $2.6 million, respectively, while the corresponding accumulated amortization was $1.2 million and $1.5 million, respectively. The current year acquisition of Monroe added an additional $441,000 in deposit intangible. The net unamortized balance of identified intangibles associated with acquired deposits was $1.3 million and $1.1 million at December 31, 2002 and 2001, respectively. Amortization expense of intangibles for each of the next five years is approximately $200,000 annually.

On January 1, 2002, the Company adopted FAS 142 which required that goodwill resulting from business acquisitions (as defined) no longer be amortized to earnings, but instead be reviewed for impairment. Accordingly, the Company ceased the amortization of goodwill on January 1, 2002. FASB Statement 142 required a transitional impairment test to be applied to all goodwill and other indefinite-lived intangible assets within the first six months after adoption. The impairment test involved identifying separate reporting units based on the reporting structure of the Corporation, then assigning all assets and liabilities, including goodwill, to these units. Goodwill is assigned based on the reporting unit benefiting from the factors that gave rise to the goodwill. Each reporting segment (community and mortgage banking) is then tested for goodwill impairment by comparing the fair value of the unit with its book value, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. However, if the book value of the reporting unit is greater than its determined fair value, goodwill impairment may exist and further testing is required to determine the amount, if any, of the actual impairment loss. Through the results of impairment tests, management has concluded that the current value placed on goodwill is not impaired and no impairment losses were recorded for 2002 or prior years.

In October 2002, the FASB issued FAS No. 147, "Acquisitions of Certain Financial Institutions." This new Standard which became effective upon issuance provides interpretive guidance on the application of the purchase method to acquisitions of financial institutions, and requires companies to cease amortization of goodwill related to certain branch acquisitions. In addition, this Statement amends FASB Statement No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

The effect of the application of the non-amortization provisions of FAS Statements 142 and 147 on net income and earnings per share is presented below.


                                                                                             YEARS ENDED
                                                                             DECEMBER 31, 2001            December 31, 2000
                                                                             -----------------            -----------------
                                                                              (Amounts in Thousands, Except Per Share Data)

Reported net income                                                             $   19,134                    $   17,063

Add back goodwill amortization, net of tax, subject to FAS 142 & 147                 1,875                         1,778
                                                                                ----------                    ----------
Adjusted net income                                                             $   21,009                    $   18,841
                                                                                ==========                    ==========

Basic and diluted earnings per share                                            $     1.92                    $     1.78
Add back goodwill amortization, net of tax, subject to FAS 142 & 147                  0.19                          0.19
                                                                                ----------                    ----------
Adjusted basic and diluted earnings per share                                   $     2.11                    $     1.97
                                                                                ==========                    ==========

RECENT ACCOUNTING DEVELOPMENTS

FAS 149, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," which is anticipated to be issued in March 2003, establishes standards for issuers' classification as liabilities in the Statement of Financial Position for certain equity linked contracts tied to the issuers' shares. Implementation of FAS 149 is not anticipated to have a material impact on the Company's financial position or results of operation. In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The Company does not anticipate the requirements of FIN 46 to have a material impact on results of operations, financial position, or liquidity.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of FAS 5, "Accounting for Contingencies", relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying value that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in a special purpose entity, and guarantees of a company's own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under FAS 133, a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance rather than price. The disclosure requirements of FIN 45 are effective for the Company as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The Company does not expect the requirements of FIN 45 to have a material impact on results of operations, financial position, or liquidity.

In June 2002, the FASB issued FAS No 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement is effective for exit or disposal activities initiated after December 31, 2002. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EIFT) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Management is currently evaluating the impact of this standard. However, it+is not anticipated to have a material impact on the results of operations, financial position or liquidity. In April 2002, the FASB issued FAS 145, which updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The statement rescinds FAS 4 and FAS 64, which required net gains or losses from the extinguishment of debt to be classified as an extraordinary item in the income statement. These gains and losses will now be classified as extraordinary only if the item is material and both unusual and infrequent in nature. The changes required by FAS 145 are not expected to have a material impact on results of operations, financial position, or liquidity of the Company.

In August 2001, the FASB issued FAS 143, Accounting for Asset Retirement Obligations. FAS 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. The standard is effective for the Company beginning January 1, 2003, and its adoption is not expected to have a material impact on results of operations, financial position, or liquidity.

INCOME TAXES

The Company and its subsidiary file a consolidated federal income tax return. The provision for income tax expense and the underlying effective rate is determined based upon a combination of the enacted statutory federal and state rates and reduced or increased by any corresponding nontaxable income or nondeductible expenses, respectively.

Deferred income taxes, which are included in other assets, are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The book versus tax basis difference is created by the timing of expense and/or income recognition required for financial accounting reporting purposes as opposed to what is required statutorily by enacted federal and state tax laws, as well as differences assigned to the underlying asset and liability values at acquisition. Deferred taxes are also applied to the unrealized appreciation or depreciation on available for sale securities recorded in Other Comprehensive Income in the Stockholders' Equity section of the Consolidated Balance Sheet.

EARNINGS PER SHARE

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average shares outstanding increased by the dilutive effect of stock options. Basic and diluted net income per common share calculations follow:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                      2002             2001               2000
                                                 ------------      ------------      ------------
                                                  (Amounts in Thousands, Except Per Share Data)

Basic:
Net income                                       $     24,719      $     19,134      $     17,063
Weighted average shares outstanding                 9,924,636         9,944,310         9,607,217
Earnings per share -- basic                      $       2.49      $       1.92      $       1.78
Diluted:
Net income                                       $     24,719      $     19,134      $     17,063
Weighted average shares outstanding                 9,924,636         9,944,310         9,607,217
Dilutive shares for stock options                      48,493            36,609                --
Weighted average dilutive shares outstanding        9,973,129         9,980,919         9,607,217
Earnings per share -- dilutive                   $       2.48      $       1.92      $       1.78

NOTE 2. MERGER AND ACQUISITIONS

On November 30, 2002, the Company acquired Monroe Financial, Inc. ("Monroe"), and its banking subsidiary, The Bank of Greenville ("Greenville") for $1.96 million cash. Greenville's three branch facilities in Greenville and Lindside in Monroe County, West Virginia and Hinton in Summers County, West Virginia, were simultaneously merged with and into First Community Bank, N. A. ("FCBNA" or the "Bank"). The completion of this transaction resulted in the addition of $29.8 million in assets including $16.5 million to the loan portfolio, and an additional $28.0 million in deposits to the Bank.

NOTE 3. SECURITIES AVAILABLE FOR SALE

As of December 31, the amortized cost and estimated fair value of securities classified as available for sale are as follows:

                                                               2002
                                      --------------------------------------------------------
                                       AMORTIZED     UNREALIZED     UNREALIZED         FAIR
                                         COST           GAINS         LOSSES           VALUE
                                      ----------     ----------     ----------      ----------
                                                       (AMOUNTS IN THOUSANDS)

U.S. government agency securities     $  138,981     $    5,006     $       --      $  143,987
States and political subdivisions         93,587          2,739           (620)         95,706
Other securities                          57,048          4,144             --          61,192
                                      ----------     ----------     ----------      ----------
  TOTAL                               $  289,616     $   11,889     $     (620)     $  300,885
                                      ==========     ==========     ==========      ==========


                                                               2001
                                      --------------------------------------------------------
                                       Amortized     Unrealized     Unrealized         Fair
                                         Cost           Gains         Losses           Value
                                      ----------     ----------     ----------      ----------
                                                       (Amounts in Thousands)

U.S. government agency securities     $  195,689     $      981     $     (467)     $  196,203
States and political subdivisions         97,683          1,230         (1,464)         97,449
Other securities                          59,387          1,022            (54)         60,355
                                      ----------     ----------     ----------      ----------
  TOTAL                               $  352,759     $    3,233     $   (1,985)     $  354,007
                                      ==========     ==========     ==========      ==========


Securities available for sale with estimated fair values of $207,391,813 and $180,086,000 at December 31, 2002 and 2001, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

As a condition to membership in the Federal Home Loan Bank ("FHLB") system, FCBNA is required to subscribe to a minimum level of stock in the FHLB of Atlanta. At December 31, 2002, FCBNA owned approximately $6.3 million in stock which is classified as available for sale.

The amortized cost and estimated fair value of securities available for sale by contractual maturity, at December 31, 2002, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Included in the amounts below are securities that were acquired in the November 30, 2002 acquisition of The Bank of Greenville. The book and estimated market value of these securities are $7.6 million and $7.7 million, respectively, at December 31, 2002. During 2002, the Company experienced a net loss from available for sale securities of $393,000. Gross losses resulted from an other-than-temporary write-down of a municipal issue within the portfolio of $576,000 and losses from the sale of securities of $313,000. These losses were offset by gross gains resulting from securities sold and called of $496,000. During 2001, a net gain of $181,000 was recognized as a result of the sale of available for sale securities with gains of $209,000 and losses of $28,000.

                                                                          December 31, 2002
                                           --------------------------------------------------------------------------
                                               U.S.          States                                           Tax
                                            Government         and                                         Equivalent
                                            Agencies &      Political         Other                         Purchase
                                           Corporations    Subdivisions     Securities        Total           Yield
                                           ------------    ------------    ------------    ------------    ----------
                                                                       (Amounts in Thousands)
Amortized Cost
Maturity:
  Within one year                          $         --    $        500    $         --    $        500       7.72%
  After one year through five years               1,910          18,537          26,106          46,553       6.68%
  After five years through ten years             37,669          14,247          20,295          72,211       6.17%
  After ten years                                99,402          60,303          10,647         170,352       6.28%
                                           ------------    ------------    ------------    ------------
    Total amortized cost                   $    138,981    $     93,587    $     57,048    $    289,616
                                           ============    ============    ============    ============
Tax equivalent purchase yield                      5.49%           8.02%           5.56%           6.32%
Average maturity (in years)                       16.15           12.39            8.75           13.48

Fair Value
Maturity:
  Within one year                          $         --    $        504    $         --    $        504
  After one year through five years               1,944          18,983          28,046          48,973
  After five years through ten years             39,020          14,653          22,142          75,815
  After ten years                               103,023          61,566          11,004         175,593
                                           ------------    ------------    ------------    ------------
    TOTAL FAIR VALUE                       $    143,987    $     95,706    $     61,192    $    300,885
                                           ============    ============    ============    ============


NOTE 4. SECURITIES HELD TO MATURITY

The following table presents amortized cost and approximate fair values of investment securities held to maturity at December 31:

                                                               2002
                                      -------------------------------------------------------
                                       AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                         COST           GAINS         LOSSES         VALUE
                                      ----------     ----------     ----------     ----------
                                                      (AMOUNTS IN THOUSANDS)

U.S. government agency securities     $      336     $        8     $       --     $      344
States and political subdivisions         40,303          2,320             --         42,623
Other securities                             375             --             --            375
                                      ----------     ----------     ----------     ----------
  TOTAL                               $   41,014     $    2,328     $       --     $   43,342
                                      ==========     ==========     ==========     ==========


                                                               2001
                                      -------------------------------------------------------
                                       Amortized     Unrealized     Unrealized        Fair
                                         Cost           Gains         Losses         Value
                                      ----------     ----------     ----------     ----------
                                                      (Amounts in Thousands)

U.S. government agency securities     $      743     $       16     $       --     $      759
States and political subdivisions         39,768          1,487             --         41,255
Other securities                           1,373              6             --          1,379
                                      ----------     ----------     ----------     ----------
  TOTAL                               $   41,884     $    1,509     $       --     $   43,393
                                      ==========     ==========     ==========     ==========


                                               U.S.           States                                           Tax
                                            Government         and                                          Equivalent
                                            Agencies &      Political         Other                          Purchase
                                           Corporations    Subdivisions     Securities        Total            Yield
                                           ------------    ------------    ------------    ------------     ----------
                                                                     (Amounts in Thousands)
Amortized Cost
Maturity:
  Within one year                          $         63    $         --    $         75    $        138         5.78%
  After one year through five years                  98           4,594              --           4,692         8.50%
  After five years through ten years                175          15,663             300          16,138         8.58%
  After ten years                                    --          20,046              --          20,046         8.70%
                                           ------------    ------------    ------------    ------------
    Total amortized cost                   $        336    $     40,303    $        375    $     41,014
                                           ============    ============    ============    ============
Tax equivalent purchase yield                      5.08%           8.67%           6.60%           8.62%
Average maturity (in years)                        4.43            9.14            4.79            9.06

Fair Value
Maturity:
  Within one year                          $         64    $         --    $         75    $        139
  After one year through five years                  99           4,935              --           5,034
  After five years through ten years                181          16,525             300          17,006
  After ten years                                    --          21,163              --          21,163
                                           ------------    ------------    ------------    ------------
    Total fair value                       $        344    $     42,623    $        375    $     43,342
                                           ============    ============    ============    ============

Various investment securities classified as held to maturity with an amortized cost of approximately $4,454,299 and $4,439,000 were pledged at December 31, 2002 and 2001, respectively, to secure public deposits and for other purposes required by law.

NOTE 5. LOANS

Loans consist of the following at December 31:

                                         2002          2001
                                       --------     --------
                                       (Amounts in Thousands)

Real estate-commercial                 $285,847     $259,717
Real estate-construction                 72,275       77,402
Real estate-residential                 364,065      332,671
Commercial, financial
  and agricultural                       74,186       96,641
Loans to individuals for household
  and other consumer expenditures       130,522      137,104
All other loans                             726          961
                                       --------     --------
                                       $927,621     $904,496
                                       ========     ========

FCBNA is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding at December 31, 2002.

Financial instruments whose contract amounts represent credit risk at December 31, 2002 are commitments to extend credit (including availability of lines of credit) - $64.2 million, and standby letters of credit and financial guarantees written - $6.0 million. At December 31, 2002, FCBNA's subsidiary, United First Mortgage, Inc. (UFM), had commitments to originate loans of $120.2 million.

Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company is based on management's credit evaluation and underwriting guidelines for the particular loan. The total commitments outstanding at December 31, 2002 are summarized in the following table:

                                                                                              2002
                                                                                  ---------------------------
                                                                                   NOTIONAL
                                                                                    AMOUNT          RATE
                                                                                  ---------     -------------
                                                                                     (AMOUNTS IN THOUSANDS)
Real estate-commercial (fixed)                                                    $   5,573     3.38 - 10.50%
Real estate-commercial (variable)                                                    10,349     2.25 -  9.50%
Real estate-construction (fixed)                                                      4,904     4.40 - 10.50%
Real estate-construction (variable)                                                   8,349     4.25 -  9.00%
Real estate-residential (fixed)                                                       4,211     5.75 - 18.00%
Real estate-residential (variable)                                                   14,099     3.75 - 12.00%
Commercial, financial, agricultural (fixed)                                           1,689     4.00 - 18.00%
Commercial, financial, agricultural (variable)                                       14,739     2.25 - 10.50%
Loans to individuals for household and other consumer expenditures (fixed)            4,537     3.70 - 18.50%
Loans to individuals for household and other consumer expenditures (variable)         1,765     4.25 - 14.50%
                                                                                  ---------
     TOTAL                                                                        $  70,215
                                                                                  =========

Management analyzes the loan portfolio regularly for concentrations of credit risk, including concentrations in specific industries and geographic location. At December 31, 2002, commercial real estate loans comprised 30.8% of the total loan portfolio. Commercial loans include loans to small to mid-size industrial, commercial and service companies that include but are not limited to coal mining companies, manufacturers, automobile dealers, and retail and wholesale merchants. Commercial real estate projects represent several different sectors of the commercial real estate market, including residential land development, apartment building operators, commercial real estate lessors, and hotel/motel developers. Underwriting standards require comprehensive reviews and independent evaluations be performed on credits exceeding predefined market limits on commercial loans. Updates to these loan reviews are done periodically or on an annual basis depending on the size of the loan relationship.

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

In the normal course of business, FCBNA has made loans to directors and executive officers of the Company and its subsidiary. All loans and commitments made to such officers and directors and to companies in which they are officers, or have significant ownership interest, have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The aggregate dollar amount of such loans was $6.0 million and $7.8 million at December 31, 2002 and 2001, respectively. Advances and repayments of these loans during 2002 were $1.9 million and $3.7 million, respectively.

NOTE 6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:

                                     2002          2001          2000
                                   --------      --------      --------
                                           (Amounts in Thousands)
Balance, January 1                 $ 13,952      $ 12,303      $ 11,900
Provision for loan losses             4,208         5,134         3,986
Acquisition balance                     395           484         1,051
Loans charged off                    (4,868)       (4,880)       (5,536)
Recoveries credited to reserve          723           911           902
                                   --------      --------      --------
   Net charge-offs                   (4,145)       (3,969)       (4,634)
                                   --------      --------      --------
Balance, December 31               $ 14,410      $ 13,952      $ 12,303
                                   ========      ========      ========

The following table presents the Company's investment in loans considered to be impaired and related information on those impaired loans:

                                                                           2002         2001
                                                                         --------     --------
                                                                         (Amounts in Thousands)

Recorded investment in loans considered to be impaired                   $  8,980     $  5,129
Loans considered to be impaired that were on a non-accrual basis            1,238        1,229
Allowance for loan losses related to loans considered to be impaired        3,907        1,310
Average recorded investment in impaired loans                               9,176        5,674
Total interest income recognized on impaired loans                            512          255

During 2002, 2001 and 2000, $2,168,000, $2,116,000, and $2,530,000 of assets were acquired through foreclosure and transferred to other real estate owned.

NOTE 7. PREMISES AND EQUIPMENT
Premises and equipment are comprised of the following as of December 31:

                                                                           2002         2001
                                                                         --------     --------
                                                                         (Amounts in Thousands)

Land                                                                     $  7,648     $  7,123
Bank premises                                                              24,317       22,258
Equipment                                                                  16,832       15,831
                                                                         --------     --------
                                                                           48,797       45,212
Less: accumulated depreciation and amortization                            23,719       23,499
                                                                         --------     --------
    TOTAL                                                                $ 25,078     $ 21,713
                                                                         ========     ========


NOTE 8. OTHER INDEBTEDNESS

Other indebtedness includes structured term borrowings from the FHLB of $100 million and $125 million at December 31, 2002 and 2001, respectively, in the form of convertible and callable advances. The callable advances may be called, based on predefined factors, in quarterly increments that may substantially shorten the lives of these instruments. If these advances are called, the debt may be paid in full, converted to another FHLB credit product or converted to an adjustable rate advance. The contractual maturity of these borrowings is 2010 and the weighted average rate is 5.83% at December 31, 2002. At December 31, 2001, the Company also held a non-callable term advance of $10.0 million which matured in December 2002.

FCBNA is a member of the FHLB which provides credit in the form of short-term and long-term advances collateralized by various mortgage assets. At December 31, 2002, credit availability with the FHLB totaled approximately $193.6 million. Advances from the FHLB are secured by stock in the FHLB of Atlanta, qualifying first mortgage loans of $331.0 million, mortgage-backed securities, and certain other investment securities. The FHLB advances are subject to restrictions or penalties in the event of prepayment.

Other indebtedness also includes term borrowings with the FHLB of $10 million as of December 31, 2002 and 2001. This debt has a weighted average interest rate of 6.01% and $8 million matures in 2003, while $2 million matures in 2008. Other various debt obligations of the Company, excluding the borrowings of UFM mentioned below, approximated $50,000 at December 31, 2002 and $320,000 at December 31, 2001.

In late 2002, the Bank's mortgage subsidiary, UFM, entered into a loan purchase agreement with Countrywide Warehouse Lending

("Countrywide") whereby Countrywide will pre-fund certain loans anticipated to be purchased by Countrywide Home Loans, Inc.~This financing arrangement by UFM with Countrywide resulted~in additional borrowings at December 31, 2002 of $14.3 million at~a floating rate of one month LIBOR plus 200 basis points or 3.42%~at December 31, 2002. UFM's net worth of $4.2 million at~December 31, 2002 was $300,000 deficient of Countrywide's minimum net worth requirement. Subsequent to year-end, UFM received a letter of forbearance from Countrywide, cured the deficiency, ceased continuance of this credit facility and ultimately requested the return of all related collateral.


NOTE 9. DEPOSITS

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

                                        (Amounts in Thousands)
2003                                       $ 392,821
2004                                          97,079
2005                                          48,393
2006                                          15,102
2007 and thereafter                           39,693
                                           ---------
                                           $ 593,088
                                           =========


Time deposits, including certificates of deposit issued in denominations of $100,000 or more, amounted to $176.8 million and $173.0 million at December 31, 2002 and 2001, respectively. Interest expense on these certificates was $6.1 million, $6.7 million, and $6.5 million for 2002, 2001, and 2000, respectively.

                                      (Amounts in Thousands)
Three Months or Less                             $   39,653
Over Three to Six Months                             37,998
Over Six to Twelve Months                            45,048
Over Twelve Months                                   54,068
                                                 ----------
   TOTAL                                         $  176,767
                                                 ==========



NOTE 10. INCOME TAXES

                                                    YEARS ENDED DECEMBER 31,
                                                2002           2001        2000
                                              ---------      --------    --------
                                                     (Amounts in Thousands)
INCOME TAXES ARE AS FOLLOWS:
  Income exclusive of securities gains        $  10,205      $  8,330    $  7,053
  Net securities (losses) gains                    (156)           72           1
                                              ---------      --------    --------
                                              $  10,049      $  8,402    $  7,054
                                              =========      ========    ========


                                                   YEARS ENDED DECEMBER 31,
                                                2002           2001        2000
                                              ---------      --------    --------
                                                     (Amounts in Thousands)
INCOME TAX PROVISIONS CONSISTS OF:
  Current tax expense                         $   9,056      $  8,734    $  7,150
  Deferred tax expense (benefit)                    993          (332)        (96)
                                              ---------      --------    --------
                                              $  10,049      $  8,402    $  7,054
                                              =========      ========    ========

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting versus tax purposes. The tax effects of significant items comprising the Company's net deferred tax assets as of December 31, 2002 and 2001 are as follows:


                                                     2002          2001
                                                   --------      --------
                                                   (Amounts in Thousands)
DEFERRED TAX ASSETS:
    Allowance for loan losses                      $  5,644      $  5,514
    Unrealized losses on assets                         214           203
    Deferred compensation                               979           916
    Deferred insurance premiums                         222           256
    Other                                               739           148
                                                   --------      --------
         Total deferred tax assets                 $  7,798      $  7,037
                                                   --------      --------

DEFERRED TAX LIABILITIES:
    Intangible assets                              $  1,537      $    601
    Fixed assets                                        701           267
    Deferred loan fees                                  346           397
    Unrealized gain on securities
      available for sale                              4,507           494
    Other                                             1,636         1,145
                                                   --------      --------
       Total deferred tax liabilities                 8,727         2,904
                                                   --------      --------
       Net deferred tax (liabilities) assets       $   (929)     $  4,133
                                                   ========      ========


The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:


                                                               YEARS ENDED DECEMBER 31,
                                                          2002           2001           2000
                                                        --------       --------       --------
 Tax at statutory rate                                    35.00%         35.00%         35.00%
(Reduction) increase resulting from:
    Tax-exempt interest on investment securities
       and loans                                          (6.42)%        (7.31)%        (7.77)%
    State income taxes, net of federal benefit             1.82%          2.55%          2.36%
    Amortization of goodwill                                  -%          1.57%          1.90%
    Other, net                                            (1.50)%        (1.30)%        (2.19)%
                                                        --------       --------       --------
Effective tax rate                                        28.90%         30.51%         29.30%
                                                        ========       ========       ========

NOTE 11. EMPLOYEE BENEFITS

EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

The Company maintains an Employee Stock Ownership and Savings Plan ("KSOP"). Coverage under the plan is provided to all employees meeting minimum eligibility requirements.

EMPLOYER STOCK FUND:

Annual contributions to the stock portion of the plan are made at the discretion of the Board of Directors, and are allocated to plan participants on the basis of relative compensation. Substantially all plan assets are invested in common stock of the Company. Total expense recognized by the Company related to the Employer Stock Fund within the KSOP was $675,000, $948,000 and $992,000 in 2002, 2001 and 2000, respectively.

EMPLOYEE SAVINGS PLAN:

The Company provides a 401(k) Savings feature within the KSOP that is available to substantially all employees meeting minimum eligibility requirements. The cost of Company contributions under the Savings Plan component of the KSOP was $563,000, $216,000, and $66,000 in 2002, 2001 and 2000, respectively. The
Company's matching contributions are at the discretion of the Board up to 100% of elective deferrals of no more than 6% of compensation. The Company matching rate was 100% for 2002, 50% for 2001, and 25% for 2000.

EMPLOYEE WELFARE PLAN

The Company provides various medical, dental, vision, life, accidental death and dismemberment and long-term disability insurance benefits to all full-time employees who elect coverage under this program (basic life, accidental death and dismemberment, and long-term disability coverage are automatic). The health plan is managed by a third party administrator ("TPA"). Monthly employer and employee contributions are made to a tax-exempt employer benefits trust, against which the TPA processes and pays claims. Stop loss insurance coverage limits the Company's funding requirements and risk of loss to $50,000 and $1.95 million for individual and aggregate claims, respectively. Total Company expenses under the plan were $1.9 million, $1.4 million, and $1.4 million in 2002, 2001 and 2000, respectively.

The Company has a post-retirement obligation for a group of retirees that relates to benefits received prior to 1993. The obligation, which approximated $122,000 and $135,000 at December 31, 2002 and 2001, respectively, is being amortized over the average remaining life expectancy of the retirees. Amortization expense approximated $(13,000), $26,000 and $45,000 in 2002, 2001 and 2000, respectively. The current year decline in amortization expense was the result of the reduction in the number of participants involved in the remaining pool of former employees and the corresponding reduction in the present value of the benefit obligation.

DEFERRED COMPENSATION PLAN

FCBNA has deferred compensation agreements with certain current and former officers providing for benefit payments over various periods commencing at retirement or death. The liability at December 31, 2002 and 2001 was approximately $700,000 and $750,000, respectively. The annual expenses associated with this plan for 2002 and 2001 were $91,000 and $138,000 for 2000. The obligation is based upon the present value of the expected payments and estimated life expectancies.

The Company maintains life insurance contracts on the lives of certain of the officers covered under this plan. Proceeds derived from death benefits are intended to provide reimbursement of plan benefits paid over the post employment lives of the participants. Premiums on the insurance contracts are currently paid through policy dividends on the cash surrender values of $598,000 and $594,000 at December 31, 2002 and 2001, respectively.

EXECUTIVE RETENTION PLAN

The Company maintains an Executive Retention Plan for key members of senior management. This Plan provides for a benefit at normal retirement (age 62) targeted at 35% of final compensation projected at an assumed 3% salary progression rate. Benefits under the Plan become payable at age 62. Actual benefits payable under the Retention Plan are dependent on an indexed retirement benefit formula which accrues benefits equal to the aggregate after-tax income of associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company. Additionally, during 2001, the Company entered into a similar retirement plan arrangement as described below with non-employee board members of the Company.

The Company funded the contracts through the purchase of bank-owned life insurance, ("BOLI"), which is anticipated to fully fund the projected benefit payout after retirement. The total amount invested in BOLI for the Executive Retention Plan during 2000 and the corresponding cash surrender value at December 31, 2002 was $4.1 million and $4.7 million, respectively. The associated obligation expense incurred in connection with the Executive Plan was $177,000, $156,000 and $193,000 for 2002, 2001 and 2000, respectively. The income derived from policy appreciation was $157,000, $240,000 and $184,000 in 2002, 2001 and 2000, respectively. A portion of the pre-existing life insurance contracts on non-vested terminating executives was reallocated and used to fund the newly created Director Supplemental Retirement Plan referenced below.

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

The Plan also contains provisions for change of control, as defined, which allow the participants to retain benefits, subject to certain conditions, under the Plan in the event of a change in control.

Benefits under the Executive Plan vest 25% after five years, 50% after ten years, 75% after 15 years and 5% per year thereafter, with vesting accelerated to 100% upon attainment of age 62, irrespective of years of service under the Plan.

DIRECTORS SUPPLEMENTAL RETIREMENT PLAN

In the fourth quarter of 2001, the Company established a Directors Supplemental Retirement Plan for its non-employee Directors. This Plan provides for a benefit upon retirement from service on the Board at specified ages depending upon length of service or death. Benefits under the Plan become payable at age 70, 75, and 78 depending upon the individual director's age and original date of election to the Board. Actual benefits payable under the Plan are dependent on an indexed retirement benefit formula that accrues benefits equal to the aggregate after-tax income associated life insurance contracts less the Company's tax-effected cost of funds for that plan year. Benefits under the Plan are dependent on the performance of the insurance contracts and are not guaranteed by the Company.

In connection with the Directors Supplemental Retirement Plan, the Company has also entered into Life Insurance Endorsement Method Split Dollar Agreements (the "Agreements") with certain directors covered under the Plan. Under the Agreements, the Company shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts referenced in the Retention Plan. The Company, as owner of the policies, retains a 20% interest in life proceeds and a 100% interest in the cash surrender value of the policies. Because the Plan was designed to retain the future services of Board members, no benefits are payable under the Plan in the event of involuntary or involuntary termination prior to retirement age as defined in the Plan document.

The Plan also contains provisions for change of control, as defined, which allow the Directors to retain benefits under the Plan in the event of a termination of service, other than for cause, during the

12 months prior to a change in control or anytime thereafter, unless the Director voluntarily terminates his service within 90 days following the change in control.

The Plan expenses associated with the Directors Supplemental Retirement Plan for 2002 and 2001 were $217,000 and $32,000, respectively. The level of expense in the prior year is reflective of the fourth quarter 2001 implementation of the Plan.

STOCK OPTIONS

In 1999, the Company instituted a Stock Option Plan to encourage and facilitate investment in the common stock of the Company by key executives and to assist in the long-term retention of service by those executives. The Plan covers key executives as determined by the Company's Board of Directors from time to time. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 302,500 (adjusted for the 10% stock dividend paid in 2002 ) shares. The options granted under the Plan represent the rights to acquire the option shares with deemed grant dates of January 1 for each year beginning with the initial year granted and the following four anniversaries. All stock options granted pursuant to the Plan vest ratably on the first through the seventh anniversary dates of the deemed grant date. The option price of each stock option is equal to the fair market value (as defined by the Plan) of the Company's common stock on the date of each deemed grant during the five-year grant period. Vested stock options granted pursuant to the Plan are exercisable for a period of five years after the date of the grantee's retirement (provided retirement occurs at or after age 62), and at disability, or death. If employment is terminated other than by retirement, disability, or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period will be deemed cancelled.

In the fourth quarter of 2001, the Company also granted stock options to non-employee directors. The Director Option Plan was implemented to facilitate and encourage investment in the common stock of the Company by non-employee directors whose efforts, solely as directors, are expected to contribute to the Company's future growth and continued success. The options granted pursuant to the Plan expire at the earlier of 10 years from the date of grant or two years after the optionee ceases to serve as a director of the Company. Options not exercised within the appropriate time shall expire and be deemed cancelled. The Plan covers non-employee directors as determined by the Company's Board of Directors. Options under the Plan were granted in the form of non-statutory stock options with the aggregate number of shares of common stock available for grant under the Plan set at 99,000 (adjusted for the 10% stock dividend) shares.

A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:


                                                     2002                           2001                           2000
                                           --------------------------    ---------------------------     --------------------------
                                                         WEIGHTED-                      Weighted-                      Weighted-
                                           OPTION         AVERAGE         Option         Average         Option         Average
                                           SHARES      EXERCISE PRICE     Shares      Exercise Price     Shares      Exercise Price
                                          --------     --------------    --------     --------------     -------     --------------
Outstanding, beginning of year             202,302     $        18.65      84,451     $        19.69      59,968     $        21.78
Granted                                     68,351              27.12     120,601              17.90      59,968              17.60
Exercised                                    5,500              23.91          --                 --          --                 --
Forfeited                                       --                 --       2,750              15.33      35,485              19.69
                                          --------     --------------   ---------     --------------    --------     --------------
Outstanding, end of year                   265,153     $        21.18     202,302     $        18.65      84,451     $        19.69
                                          ========     ==============   =========     ==============    ========     ==============
Exercisable at end of year                  44,000     $        23.91      49,500     $        23.91          --     $           --
Weighted-average fair value of
  options granted during the year         $   7.31                       $   5.28                        $  2.97

For options with exercise prices ranging from $15.33 to $23.91 the number of options outstanding is 196,802, the weighted-average exercise price and the weighted-average remaining estimated life of the options outstanding are $19.12 and approximately 10 years, respectively , while the number and weighted-average exercise price of options currently exercisable is 44,000 and $23.91.

For options with the exercise price of $27.12, the number and the remaining estimated life were 68,351 and approximately 13 years, while none of the options are currently exercisable.

NOTE 12. LITIGATION, COMMITMENTS AND CONTINGENCIES

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

The Company conducts mortgage banking operations through UFM, a wholly-owned subsidiary of FCBNA. The majority of loans originated by UFM are sold to larger national investors on a service released basis. Loans are sold under Loan Sales Agreements which contain various repurchase provisions. These repurchase provisions give rise to a contingent liability for loans which could subsequently be submitted to UFM for repurchase. The principal events which could result in a repurchase obligation are i.) the discovery of fraud or material inaccuracies in a sold loan file, and ii.) a default on the first payment due after a loan is sold to the investor, coupled with a ninety-day delinquency in the first year of the life of the loan. Other events and variations of these events could result in a loan repurchase under terms of other Loan Sales Agreements. The volume of contingent loan repurchases is dependent on the quality of loan underwriting and systems employed by UFM for quality control in the production of mortgage loans. To date, only two such loans totaling $250,000 have been considered for repurchase. Accordingly, loan repurchases have not had a material adverse effect on the financial position, results of operations or cash flows of UFM or the Company.

UFM also originates government guaranteed FHA and VA loans that are also sold to third-party investors. The department of Housing and Urban Development ("HUD") periodically audits loan files of government guaranteed loans and may require UFM to execute indemnification agreements on loans which do not meet certain predefined underwriting guidelines. To date, UFM has been required to execute only three such indemnification agreements for defaults which may occur over the five-year period following the indemnification and no losses have occurred under such agreements. Accordingly, loan indemnifications have not had a material adverse effect on the financial position, results of operations or cash flows of UFM or the Company.

UFM is subject to net worth requirements issued by HUD. Failure to meet these minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions that, if undertaken, could have a direct material effect on UFM's operations. UFM was in compliance with HUD's $1.0 million minimum net worth requirement at December 31, 2002 and 2001. UFM's tangible net worth was $4.2 million at December 31, 2002, which exceeded the HUD requirement.

NOTE 13. REGULATORY CAPITAL REQUIREMENTS AND RESTRICTIONS

The primary source of funds for dividends paid by the Company is dividends received from FCBNA. Dividends paid by FCBNA are subject to restrictions by banking regulations. The most restrictive provision of the regulations requires approval by the Office of the Comptroller of the Currency if dividends declared in any year exceed the year's net income, as defined, plus retained net profit of the two preceding years. During 2003, subsidiary accumulated earnings available for distribution as dividends to the Company without prior approval are $22.0 million plus net income for the interim period through the date of dividend declaration.

The Company and FCBNA are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, which applies only to the Bank, the Bank must meet specific capital guidelines that involve quantitative measures of the entity's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The entity's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and FCBNA to maintain minimum amounts and ratios for total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2002, the Company and banking subsidiary met all capital adequacy requirements to which they are subject.

As of December 31, 2002 and 2001, the most recent notifications from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since those notifications that management believes have changed the institution's category.


                                                                          DECEMBER 31, 2002
                                             -----------------------------------------------------------------------------
                                                                                                          TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                                FOR CAPITAL             PROMPT CORRECTIVE
                                                       ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                             ----------------------       ---------------------       --------------------
                                               AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT       RATIO
                                             ----------     -------       ---------     -------       ---------    -------
                                                                          (AMOUNTS IN THOUSANDS)
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS
First Community Bancshares, Inc.             $  131,097       13.33%      $  78,671       8.00%       $     N/A       N/A
First Community Bank, N. A.                     119,434       12.20%         78,344       8.00%           97,930    10.00%
                                             ----------     -------       ---------     -------       ---------    -------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
First Community Bancshares, Inc.             $  118,618       12.06%      $  39,336       4.00%       $     N/A       N/A
First Community Bank, N. A.                     107,164       10.94%         39,172       4.00%           58,758     6.00%
                                             ----------     -------       ---------     -------       ---------    -------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE)
First Community Bancshares, Inc.             $  118,618        8.10%      $  58,581       4.00%       $     N/A       N/A
First Community Bank, N. A.                     107,164        7.35%         58,344       4.00%           72,930     5.00%
                                             ----------     -------       ---------     -------       ---------    -------

                                                                          December 31, 2001
                                             -----------------------------------------------------------------------------
                                                                                                          To Be Well
                                                                                                        Capitalized Under
                                                                                For Capital             Prompt Corrective
                                                       Actual                Adequacy Purposes          Action Provisions
                                             ----------------------       ---------------------       --------------------
                                               Amount        Ratio         Amount        Ratio         Amount       Ratio
                                             ----------     -------       ---------     -------       ---------    -------
                                                                          (Amounts in Thousands)
TOTAL CAPITAL TO RISK-WEIGHTED ASSETS
First Community Bancshares, Inc.             $  118,296       12.10%      $  78,234        8.00%      $     N/A        N/A
First Community Bank, N. A.                     106,957       10.98%         77,933        8.00%         97,417      10.00%
                                             ----------     -------       ---------     -------       ---------    -------
TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
First Community Bancshares, Inc.             $  105,809       10.82%      $  39,117       4.00%       $     N/A        N/A
First Community Bank, N. A.                      94,753        9.73%         38,967       4.00%          58,450       6.00%
                                             ----------     -------       ---------     -------       ---------    -------
TIER 1 CAPITAL TO AVERAGE ASSETS (LEVERAGE)
First Community Bancshares, Inc.             $  105,809        7.93%      $  53,398       4.00%       $     N/A        N/A
First Community Bank, N. A.                      94,753        7.13%         53,170       4.00%          66,462       5.00%
                                             ----------     -------       ---------     -------       ---------    -------

The tangible common equity ratio excludes goodwill and other intangible assets from both the numerator and denominator.

Tier 1 capital consists of total equity plus qualifying capital securities and minority interests, less unrealized gains and losses accumulated in other comprehensive income, certain intangible assets, and adjustments related to the valuation of mortgage servicing assets and certain equity investments in non-financial companies (principal investments).

Total risk-based capital is comprised of Tier 1 capital plus qualifying subordinated debt and allowance for loan losses and a portion of unrealized gains on certain equity securities.

Both the Tier 1 and the total risk-based capital ratios are computed by dividing the respective capital amounts by risk-weighted assets, as defined.

The leverage ratio reflects Tier 1 capital divided by average total assets for the period. Average assets used in the calculation exclude certain intangible and mortgage servicing assets.

NOTE 14. OTHER OPERATING EXPENSES

Included in other operating expenses are certain costs, the total of which exceeds one percent of combined interest income and non-interest income. Following are such costs for the years indicated:


                                               YEARS ENDED DECEMBER 31,

                                             2002       2001       2000
                                           --------   --------   --------
                                                 (Amounts in Thousands)
Advertising and public relations           $  1,347   $  1,223   $      *
Other service fees                         $  1,547   $  1,261   $      *
Telephone and data communications          $  1,207   $      *   $      *

* Cost did not exceed the one percent requirement for the reported period.

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity, or contracts that convey or impose on an entity the contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

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

                                                               2002                      2001
                                                      -------------------------------------------------
                                                      CARRYING                    Carrying
                                                       AMOUNT      FAIR VALUE      Amount    Fair Value
                                                      --------     ----------     --------   ----------
                                                                  (Amounts in Thousands)
Assets:
   Cash and cash equivalents                          $124,585     $  124,585     $ 47,815   $   47,815
   Securities available for sale                       300,885        300,885      354,007      354,007
   Securities held to maturity                          41,014         43,342       41,884       43,393
   Derivative financial instruments                      1,677          1,677          480          480
   Loans held for sale                                  66,364         67,503       65,532       66,787
   Loans held for investment                           913,211        933,691      890,544      905,361
   Interest receivable                                   7,897          7,897        8,765        8,765
Liabilities:
   Demand deposits                                     165,557        165,557      161,346      161,346
   Interest-bearing demand deposits                    200,296        200,296      183,685      183,685
   Savings deposits                                    180,786        180,786      142,839      142,839
   Time deposits                                       593,088        604,313      590,390      593,548
   Federal funds purchased                                  --             --       26,500       26,500
   Securities sold under agreements to repurchase       91,877         92,112       79,262       79,524
   Interest, taxes and other obligations                15,940         15,940       15,852       15,852
   Other indebtedness                                  124,357        141,496      145,320      155,104

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

SECURITIES HELD TO MATURITY

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

DEPOSITS AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with FAS No. 107. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

OTHER INDEBTEDNESS

Fair value has been estimated based on interest rates currently available to the Company for borrowings with similar characteristics and maturities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL
GUARANTEES

The amount of off-balance sheet commitments to extend credit, standby letters of credit, and financial guarantees is considered equal to fair value. Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the given value of the commitment.

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information related to First Community Bancshares, Inc. as of December 31, 2002 and 2001, and for each of the years ended December 31, 2002, 2001 and 2000 is as follows:

CONDENSED BALANCE SHEETS

                                                                                          DECEMBER 31
                                                                                       2002         2001
                                                                                 ---------           ---------
                                                                                     (Amounts in Thousands)
ASSETS
Cash                                                                             $   6,129           $   5,820
Investment in subsidiary                                                           140,767             121,679
Other assets                                                                         6,220               6,056
                                                                                 ---------           ---------
    Total assets                                                                 $ 153,116           $ 133,555
                                                                                 =========           =========
LIABILITIES
Other liabilities                                                                $     654           $     514
STOCKHOLDERS' EQUITY
Common stock                                                                         9,957               9,955
Additional paid-in capital                                                          58,642              60,189
Retained earnings                                                                   79,084              62,566
Treasury stock                                                                      (1,982)               (424)
Accumulated other comprehensive income                                               6,761                 755
                                                                                 ---------           ---------
    Total stockholders' equity                                                     152,462             133,041
                                                                                 ---------           ---------
    Total liabilities and stockholders' equity                                   $ 153,116           $ 133,555
                                                                                 =========           =========


CONDENSED STATEMENTS OF INCOME

                                                                                                DECEMBER 31,
                                                                                       2002           2001          2000
                                                                                 -----------    -----------     ----------
                                                                               (Amounts in Thousands, Except Per Share Data)

Cash dividends received from subsidiary bank                                     $    11,500    $     8,500     $    7,000
                                                                                 -----------    -----------     ----------
Other income                                                                             650            331            339
Operating expense                                                                       (759)          (552)          (278)
                                                                                 -----------    -----------     ----------
                                                                                      11,391          8,279          7,061
Income tax benefit                                                                       311             72            (18)
Equity in undistributed earnings of subsidiary                                        13,017         10,783         10,020
                                                                                 -----------    -----------     ----------
Net income                                                                       $    24,719    $    19,134     $   17,063
                                                                                 -----------    -----------     ----------
Basic earnings per share                                                         $      2.49    $      1.92     $     1.78
                                                                                 -----------    -----------     ----------
Diluted earnings per share                                                       $      2.48    $      1.92     $     1.78
                                                                                 ===========    ===========     ==========

CONDENSED STATEMENTS OF CASH FLOWS




                                                                    YEARS ENDING DECEMBER 31,
                                                                2002           2001            2000
                                                           ------------    ------------    ------------
                                                                      (Amounts in Thousands)


CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $     24,719    $     19,134    $     17,063
Adjustments to reconcile net income to net cash provided
by operating activities:
  Equity in undistributed earnings of subsidiary                (13,017)        (10,783)        (10,020)
  (Decrease) increase in other assets                              (138)             85             132
  Gain on sale of assets                                           (375)             (9)             --
  Increase in other liabilities                                   1,169             621             138
  Other, net                                                        185              --              --
                                                           ------------    ------------    ------------
Net cash provided by operating activities                        12,543           9,048           7,313
                                                           ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available for sale                        (1,671)         (2,855)         (1,038)
Proceeds from sale of securities available for sale               1,954             586              26
                                                           ------------    ------------    ------------
Net cash provided by(used in) investing activities                  283          (2,269)         (1,012)
                                                           ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt                                        (100)             --              --
Acquisition of treasury stock                                    (2,491)           (599)         (2,869)
Dividends paid                                                   (9,926)         (8,875)         (8,338)
                                                           ------------    ------------    ------------
Net cash used in financing activities                           (12,517)         (9,474)        (11,207)
                                                           ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents                309          (2,695)         (4,906)
Cash and cash equivalents at beginning of year                    5,820           8,515          13,421
                                                           ------------    ------------    ------------
Cash and cash equivalents at end of year                   $      6,129    $      5,820    $      8,515
                                                           ============    ============    ============


NOTE 17. SEGMENT INFORMATION

The Company operates two business segments: community banking and mortgage banking. These segments are primarily identified by the products or services offered and the channels through which they are offered. The community banking segment consists of the Company's full-service bank which offers customers traditional banking products and services through various delivery channels. The mortgage banking segment consists of mortgage brokerage facilities that originate, acquire, and sell mortgage products. The accounting policies for each of the business segments are the same as those of the Company described in Note 1.

Information for each of the segments is included below:





                                                                                   DECEMBER 31, 2002
                                                        ---------------------------------------------------------------------------
                                                         COMMUNITY       MORTGAGE
                                                          BANKING         BANKING         PARENT       ELIMINATIONS        TOTAL
                                                        ------------   ------------    ------------    ------------    ------------
                                                                                   (AMOUNTS IN THOUSANDS)

Net interest income                                     $     59,998   $        915    $        268    $         15    $     61,196
Provision for loan losses                                      4,208             --              --              --           4,208
                                                        ------------   ------------    ------------    ------------    ------------
Net interest income after provision for loan losses           55,790            915             268              15          56,988
Other income                                                  10,075          9,435             382             157          20,049
Other expenses                                                31,786          9,552             759             172          42,269
                                                        ------------   ------------    ------------    ------------    ------------
Income (loss) before income taxes                             34,079            798            (109)             --          34,768
Income tax expense (benefit)                                  10,051            309            (311)             --          10,049
                                                        ------------   ------------    ------------    ------------    ------------
Net income                                              $     24,028   $        489    $        202    $         --    $     24,719
                                                        ============   ============    ============    ============    ============
Average assets                                          $  1,467,969   $     62,457    $    143,356    $   (201,538)   $  1,472,244
                                                        ============   ============    ============    ============    ============



                                                                                     December 31, 2001
                                                        ---------------------------------------------------------------------------
                                                         Community       Mortgage
                                                          Banking         Banking        Parent        Eliminations        Total
                                                        ------------   ------------    ------------    ------------    ------------
                                                                                   (Amounts in Thousands)


Net interest income                                     $     49,379   $        462    $        315    $        264    $     50,420
Provision for loan losses                                      5,134             --              --              --           5,134
                                                        ------------   ------------    ------------    ------------    ------------
Net interest income after provision for loan losses           44,245            462             315             264          45,286
Other income                                                  10,839          9,582              16            (162)         20,275
Other expenses                                                29,285          8,086             552             102          38,025
                                                        ------------   ------------    ------------    ------------    ------------
Income (loss) before income taxes                             25,799          1,958            (221)             --          27,536
Income tax expense (benefit)                                   7,805            669             (72)             --           8,402
                                                        ------------   ------------    ------------    ------------    ------------
Net income                                              $     17,994   $      1,289    $       (149)   $         --    $     19,134
                                                        ============   ============    ============    ============    ============
Average assets                                          $  1,365,164   $     45,271    $    128,732    $   (252,853)   $  1,286,314
                                                        ============   ============    ============    ============    ============



                                                                                    December 31, 2000
                                                        ---------------------------------------------------------------------------
                                                          Community       Mortgage
                                                           Banking        Banking         Parent       Eliminations       Total
                                                        ------------   ------------    ------------    ------------    ------------
                                                                                  (Amounts in Thousands)



Net interest income                                     $     45,969   $         65    $        339    $        206    $     46,579
Provision for loan losses                                      3,986             --              --              --           3,986
                                                        ------------   ------------    ------------    ------------    ------------
Net interest income after provision for loan losses           41,983             65             339             206          42,593
Other income                                                   7,911          4,651              --             (70)         12,492
Other expenses                                                25,560          4,994             278             136          30,968
                                                        ------------   ------------    ------------    ------------    ------------
Income (loss) before income taxes                             24,334           (278)             61              --          24,117
Income tax expense (benefit)                                   7,122            (86)             18              --           7,054
                                                        ------------   ------------    ------------    ------------    ------------
Net income                                              $     17,212   $       (192)   $         43    $         --    $     17,063
                                                        ============   ============    ============    ============    ============
Average assets                                          $  1,124,304   $      7,024    $    108,133    $   (111,782)   $  1,127,679
                                                        ============   ============    ============    ============    ============

NOTE 18. SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

Quarterly earnings for the years ended December 31, 2002 and 2001 are as follows:



                                                                       FIRST COMMUNITY BANCSHARES, INC.
                                                                         QUARTERLY EARNINGS SUMMARY

                                                                                   2002
                                                            MARCH 31       JUNE 30        SEPT. 30        DEC. 31
                                                          ------------   ------------   ------------    -----------
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                           $     24,043   $     24,179   $     24,451   $     23,531
Interest expense                                                 9,570          9,007          8,440          7,991
                                                          ------------   ------------   ------------    -----------
Net interest income                                             14,473         15,172         16,011         15,540
Provision for loan losses                                          937          1,022          1,302            947
                                                          ------------   ------------   ------------    -----------
Net interest income after provision for loan losses             13,536         14,150         14,709         14,593
Other income                                                     5,677          4,955          4,975          4,833
Securities gains (losses)                                          177              9             22           (599)
Other expenses                                                  10,609         10,446         10,251         10,963
                                                          ------------   ------------   ------------    -----------
Income before income taxes                                       8,781          8,668          9,455          7,864
Income taxes                                                     2,464          2,630          2,869          2,086
                                                          ------------   ------------   ------------    -----------
Net income                                                       6,317          6,038          6,586   $      5,778
                                                                                                       ------------
FAS147 goodwill amortization                                       139            142            143              *
                                                          ------------   ------------   ------------
Net income as previously reported                         $      6,178   $      5,896   $      6,443              *
                                                          ============   ============    ===========
Per share:
 Basic earnings                                           $       0.64   $       0.61   $       0.66    $       0.58
 Diluted                                                  $       0.64   $       0.61   $       0.66    $       0.57
 Earnings per share as previously reported                $       0.62   $       0.59   $       0.65    $          *
 Dividends                                                $       0.25   $       0.25   $       0.25    $       0.25
Weighted-average basic shares outstanding                        9,933          9,945          9,928           9,893
                                                          ============   ============   ============    ============
Weighted-average diluted shares outstanding                      9,978          9,994          9,978           9,945
                                                          ============   ============   ============    ============

                                                                              FIRST COMMUNITY BANCSHARES, INC.
                                                                                QUARTERLY EARNINGS SUMMARY

                                                                                           2001
                                                                     March 31      June 30      Sept. 30     Dec. 31
                                                                    ----------   ----------    ----------   ----------
                                                                      (Amounts in Thousands, Except  Per Share Data)

Interest income                                                     $   22,901   $   23,135    $   23,390   $   23,403
Interest expense                                                        10,986       10,882        10,580        9,961
                                                                    ----------   ----------    ----------   ----------
Net interest income                                                     11,915       12,253        12,810       13,442
Provision for loan losses                                                  747          985         1,282        2,120
                                                                    ----------   ----------    ----------   ----------
Net interest income after provision for loan losses                     11,168       11,268        11,528       11,322
Other income                                                             4,167        5,010         5,333        5,584
Securities gains (losses)                                                   51           (7)          153          (16)
Other expenses                                                           8,953        9,628         9,703        9,741
                                                                    ----------   ----------    ----------   ----------
Income before income taxes                                               6,433        6,643         7,311        7,149
Income taxes                                                             1,977        2,034         2,311        2,080
                                                                    ----------   ----------    ----------   ----------
Net income as reported                                                   4,456        4,609         5,000        5,069
FAS142 & 147 goodwill amortization                                         458          464           468          485
                                                                    ----------   ----------    ----------   ----------

Adjusted net income                                                 $    4,914   $    5,073    $    5,468   $    5,554
                                                                    ----------   ----------    ----------   ----------

Per share:

   Basic earnings and diluted                                       $     0.45   $     0.46    $     0.50   $     0.51
   Basic & diluted earnings per share adjusted for FAS142 & 147     $     0.49   $     0.51    $     0.55   $     0.56
   Dividends                                                        $     0.21   $     0.21    $     0.21   $     0.26
Weighted-average basic shares outstanding                                9,945        9,948         9,944        9,940
                                                                    ==========   ==========    ==========   ==========
Weighted-average diluted shares outstanding                              9,952        9,967        10,003        9,992
                                                                    ==========   ==========    ==========   ==========

* Goodwill amortization on branch acquisitions ceased October 1, 2002 in accordance with FAS147. Goodwill amortization on all other purchase business combinations ceased on January 1, 2002.

REPORT OF INDEPENDENT AUDITORS

   TO THE BOARD OF DIRECTORS
   OF FIRST COMMUNITY BANCSHARES, INC.


We have audited the accompanying consolidated balance sheets of First Community Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Community Bancshares, Inc. and subsidiary at December 31, 2002 and 2001, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill as required by Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, and Statement No. 147, Acquisitions of Certain Financial Institutions.

/s/ ERNST & YOUNG LLP

Charleston, West Virginia
January 27, 2003

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

Our independent auditors, Ernst & Young LLP, are engaged to audit, and render an opinion on, the fairness of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Our independent auditors obtain an understanding of our internal accounting control systems, review selected transactions and carry out other auditing procedures before expressing their opinion on our consolidated financial statements.

The Board of Directors has appointed an Audit Committee, composed of outside directors, that periodically meets with the independent auditors, bank examiners, management and internal auditors to review the work of each. The independent auditors, bank examiners and the Company's internal auditors have free access to meet with the Audit Committee without management's presence.

/s/ JOHN M. MENDEZ

John M. Mendez, President & Chief Executive Officer


/s/ KENNETH P. MULKEY

Kenneth P. Mulkey, Controller


/s/ ROBERT L. SCHUMACHER

Robert L. Schumacher, Chief Financial Officer

  BOARD OF DIRECTORS                        OFFICERS
  FIRST COMMUNITY BANCSHARES, INC.          FIRST COMMUNITY BANCSHARES, INC.

SAM CLARK (Emeritus)                      John M. Mendez
Agent, State Farm Insurance               President and Chief Executive Officer
Owner, Country Junction Company, Inc.

                                          ROBERT L. SCHUMACHER
ALLEN T. HAMNER                           Chief Financial Officer
Professor of Chemistry, West Virginia
Wesleyan College; Member Executive
Committee and Chairman, Audit Committee   ROBERT L. BUZZO
                                          Vice President and Secretary

B. W. HARVEY
President, Highlands Real Estate          E. STEPHEN LILLY
Management, Inc.; Member Executive        Chief Operating Officer
Committee and Audit Committee

                                          KENNETH P. MULKEY
I. NORRIS KANTOR                          Controller
Partner, Katz, Kantor & Perkins,
Attorneys-at-Law


JOHN M. MENDEZ
President and Chief Executive Officer,
First Community Bancshares, Inc.;
Executive Vice President, First Community
Bank, N. A.; Member Executive Committee


A. A. MODENA
Past Executive Vice President and Secretary,
First Community Bancshares, Inc.;
Past President & Chief Executive Officer,
The Flat Top National Bank of Bluefield;
Member Executive Committee


ROBERT E. PERKINSON, JR.
Past Vice President - Operations,
MAPCO Coal, Inc. - Virginia Region;
Vice Chairman, Audit Committee


WILLIAM P. STAFFORD
President, Princeton Machinery Service, Inc.;
Chairman, First Community Bancshares, Inc.;
Member Executive Committee and
Audit Committee


WILLIAM P. STAFFORD, II
Attorney-at-Law, Brewster, Morhous,
Cameron, Mullins, Caruth, Moore, Kersey &
Stafford, PLLC; Member Executive Committee


W. W. TINDER, JR.
Chairman of the Board and Chief Executive
Officer, Tinder Enterprises, Inc.;
CEO, Tinco Leasing Corporation (Real Estate
Holdings); Member Executive Committee

  BOARD OF DIRECTORS

  FIRST COMMUNITY BANK, N. A.

K. A. AMMAR, JR.                                         A. A. MODENA
President and Chief Executive Officer,                   Past Executive Vice President and Secretary,
Ammar's Inc. and Magic Mart                              First Community Bancshares, Inc.;
                                                         Past President and Chief Executive Officer,
                                                         The Flat Top National Bank of Bluefield
DR. JAMES P. BAILEY
Veterinarian, Veterinary Associates, Inc.
Chairman Emeritus,                                       ROBERT E. PERKINSON, JR.
First Community Bank, N. A.                              Past Vice President - Operations,
                                                         MAPCO Coal, Inc. - Virginia Region

W. C. BLANKENSHIP, JR.
Agent, State Farm Insurance                              CLYDE B. RATLIFF
                                                         President, Gasco Drilling, Inc.

D. L. BOWLING, JR.
President, True Energy, Inc.                             RICHARD G. RUNDLE
                                                         Attorney-at-Law, Rundle and Rundle, LC

JUANITA G. BRYAN
Homemaker                                                WILLIAM P. STAFFORD
                                                         President, Princeton Machinery Service, Inc.

ROBERT L. BUZZO
Vice President and Secretary,                            WILLIAM P. STAFFORD, II
First Community Bancshares, Inc.                         Attorney at Law, Brewster,
President, First Community Bank, N. A.                   Morhous, Cameron, Mullins, Caruth, Moore,
                                                         Kersey & Stafford, PLLC

SAM CLARK
Agent, State Farm Insurance                              W. W. TINDER, JR.
Owner, Country Junction Company, Inc.                    Chairman and Chief Executive Officer,
                                                         Tinder Enterprises, Inc.

C. WILLIAM DAVIS
Attorney-at-Law, Richardson & Davis                      DALE F. WOODY
                                                         President, Woody Lumber Company

ALLEN T. HAMNER, PH.D.
Professor of Chemistry,
West Virginia Wesleyan College


B. W. HARVEY
President, Highlands Real Estate
Management, Inc.; Chairman, First
Community Bank, N. A.


I. NORRIS KANTOR
Partner, Katz, Kantor & Perkins,
Attorneys-at-Law


JOHN M. MENDEZ
President and Chief Executive Officer, First
Community Bancshares, Inc.; Executive Vice
President, First Community Bank, N. A.

LOCATIONS & Other Information



   First Community Bank, N. A.


1001 Mercer Street                       Main Street                            302 Washington Square
Princeton, West Virginia                 Rowlesburg, West Virginia 26425        Richlands, Virginia 24641
24740-5939                               (304) 454-2431                         (276) 964-7454
(304) 487-9000 or (304) 327-5175
Pine Plaza Branch (304) 431-2225         16 West Main Street                    Chase Street & Alley 7
                                         Richwood, West Virginia 26261          Clintwood, Virginia 24228
211 Federal Street                       (304) 846-2641                         (276) 926-4671
Bluefield, West Virginia 24701-0950
(304) 325-7151                           Railroad and White Avenue              747 Fort Chiswell Road
Mercer Mall Branch (304) 327-0431        Richwood, West Virginia 26261          Max Meadows, Virginia 24360
                                         (304) 846-2641                         (276) 637-3122
Blue Prince Road, Green Valley
Bluefield, West Virginia 24701-6160      874 Broad Street                       8044 Main Street
(304) 325-3641                           Summersville, West Virginia 26651      Pound, Virginia 24279
                                         (304) 872-4402                         (276) 796-5431
Highway 52
Bluefield, West Virginia 24701-3068      Route 20 & Williams River Road         910 East Main Street
(304) 589-3301                           Cowen, West Virginia 26206             Wytheville, Virginia 24382
                                         (304) 226-5924                         (276) 228-1901
101 Vermillion Street
Athens, West Virginia 24712              Route 55, Red Oak Plaza                431 South Main Street
(304) 384-9010                           Craigsville, West Virginia 26205       Emporia, Virginia 23847-2313
                                         (304) 742-5101                         (434) 634-8866
Corner of Bank & Cedar Streets
Pineville, West Virginia 24874-0249      111 Citizens Drive                     4677 Main Street
(304) 732-7011                           Beckley, West Virginia 25801-2970      Drakes Branch, Virginia 23937
East Pineville Branch                    (304) 252-9400                         (434) 568-3301
(304) 732-7011
                                         50 Brookshire Lane                     125 West Atlantic Street
Mullens Shopping Plaza                   Beckley, West Virginia 25801-6765      Emporia, Virginia 23847
Route 54                                 (304) 254-9041                         (434) 634-6555
Mullens, West Virginia 25882
(304) 294-0700                           119 Main Street                        511 Main Street
                                         Greenville, West Virginia 24945        Clifton Forge, Virginia 24422
Route 10, Cook Parkway                   (304) 832-6265                         (540) 862-4251
Oceana, West Virginia 24870-1680
(304) 682-8244                           298 Stokes Drive                       101 Brookfall Dairy Road
                                         Hinton, West Virginia 25951            Elkin, North Carolina 28621
2 West Main Street                       (304) 466-5502                         (336) 835-2265
Buckhannon, West Virginia 26201-0280
(304) 472-1112                           U. S. 219 North                        5519 Mountain View Road
                                         Lindside, West Virginia 24951          Hays, North Carolina 28635
100 Market Street                        (304) 753-4311                         (336) 696-2265
Man, West Virginia 25635
(304) 583-6525                           101 Sanders Lane                       57 N. Main Street
                                         Bluefield, Virginia 24605              Sparta, North Carolina 28675
Corner of Main & Latrobe Streets         (276) 322-5487                         (336) 372-2265
Grafton, West Virginia 26354-0278
(304) 265-1111                           643 E. Riverside Drive                 150 N. Center Street
                                         Tazewell, Virginia 24651               Taylorsville, North Carolina 28681
216 Lincoln Street                       (276) 988-5577                         (828) 632-2265
Grafton, West Virginia 26354-1442
(304) 265-5111

   Subsidiaries of First Community Bank, N. A.                   Financial Information
UNITED FIRST MORTGAGE, INC.                                    CORPORATE HEADQUARTERS
(A WHOLLY OWNED SUBSIDIARY OF FIRST COMMUNITY BANK, N. A.)     One Community Place
1503 Santa Rosa Road, Suite 109                                P.O. Box 989
P. O. Box K-177                                                Bluefield, Virginia 24605-0989
Richmond, Virginia 23288                                       (276) 326-9000
(804) 282-5631                                                 (276) 326-9010 Fax

STONE CAPITAL MANAGEMENT, INC.
(A WHOLLY OWNED SUBSIDIARY OF FIRST COMMUNITY BANK, N. A.)     STOCK REGISTRAR AND TRANSFER AGENT
207 Brookshire Lane                                            Registrar and Transfer Company
Beckley, West Virginia 25801                                   10 Commerce Drive
(304) 256-3982                                                 Cranford, New Jersey 07016-3572
                                                               (800) 368-5948


                                                               FORM 10-K
                                                               The Annual Report on Form 10-K, filed with the Securities and
                                                               Exchange Commission, is available to shareholders upon request to the Chief Financial Officer of First Community Bancshares, Inc.
                                                               or through the Company's website listed below.


                                                               FINANCIAL CONTACT
                                                               Robert L. Schumacher
                                                               Chief Financial Officer
                                                               First Community Bancshares, Inc.
                                                               P. O. Box 989
                                                               Bluefield, Virginia 24605-0989
                                                               Phone: (276) 326-9000

                                                               INTERNET ACCESS
                                                               Website: www.fcbinc.com
                                                               E-mail: ir@fcbinc.com
                                                               Website: www.fcbresource.com
                                                               E-mail: marketing@fcbinc.com


NOTES

                    (FIRST COMMUNITY BANCSHARES, INC. LOGO)

                        First Community Bancshares, Inc.
                        One Community Place
                        Bluefield, VA 24605
                        276-326-9000
                        www.fcbinc.com